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As filed with the Securities and Exchange Commission on May 2, 2006

Registration No. 333-132757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Micron Technology, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	75-1618004 (I.R.S. Employer Identification Number)

8000 S. Federal Way
Boise, Idaho 83716-9632
(208) 368-4000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

W.G. Stover, Jr.
Vice President of Finance and Chief Financial Officer
8000 S. Federal Way
Boise, Idaho 83716-9632
(208) 368-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Roderic W. Lewis, Esq. Vice President of Legal Affairs, General Counsel and Corporate Secretary Micron Technology, Inc. 8000 South Federal Way Boise, Idaho 83716 (208) 368-4000	Kenton J. King, Esq. Celeste E. Greene, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Suite 1100 Palo Alto, California 94301 (650) 470-4500	Eric S. Whitaker, Esq. Executive Vice President, General Counsel and Corporate Secretary Lexar Media, Inc. 47300 Bayside Parkway Fremont, California 94538 (510) 413-1200	Dennis R. DeBroeck, Esq. Daniel J. Winnike, Esq. Scott J. Leichtner, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

        Approximate date of commencement of proposed sale of the securities to the public:    Upon completion of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

To Lexar stockholders:

        You are cordially invited to attend a special meeting of Lexar stockholders to be held on June 2, 2006, at 8:00 a.m., local time. At the special meeting, Lexar stockholders will be asked to adopt the Agreement and Plan of Merger that Lexar entered into on March 8, 2006, with Micron Technology, Inc., or Micron, and March 2006 Merger Corp., a newly formed, wholly owned subsidiary of Micron. If the merger agreement is adopted, and the other conditions in the merger agreement are satisfied or waived, March 2006 Merger Corp. will merge with and into Lexar, and Lexar will become a wholly owned subsidiary of Micron. Upon completion of the merger, each outstanding share of Lexar common stock will be converted into the right to receive 0.5625 of a share of Micron common stock. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either Lexar or Micron before the merger is consummated. Micron common stock is listed on the New York Stock Exchange under the trading symbol "MU." On May 1, 2006, the closing sale price of Micron common stock was $16.74.

        Lexar's board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, Lexar's board of directors has unanimously determined that the merger is fair to, and in the best interests of, Lexar and its stockholders and declared the merger to be advisable. The Lexar board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement. In reaching its determination, the Lexar board of directors considered a number of factors described more fully in the accompanying proxy statement/prospectus.

        Your vote is very important.    Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Lexar common stock entitled to vote at the special meeting, a failure to vote will have the same effect as a vote "against" the merger. Each of our executive officers and directors and two affiliated entities of one of our directors have entered into an agreement with Micron to vote all shares of our common stock held by him, her or it in favor of the adoption of the merger agreement. As of the record date, these executive officers, directors and affiliated entities owned or controlled approximately 6.4% of the outstanding shares of our common stock. Please use this opportunity to take part in Lexar's affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope, or vote by telephone or via the Internet using the instructions on the proxy card before the meeting so that your shares will be represented at the meeting. This will help to ensure the presence of a quorum at the meeting. Returning the proxy card, or voting by telephone or via the Internet does not deprive you of your right to attend the meeting and to vote your shares in person.

        If you have any questions about the proposed merger or about how to vote your shares, please call Lexar's proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-456-3427.

        The accompanying proxy statement/prospectus explains the merger agreement and proposed merger in detail and provides specific information concerning the special meeting. Please review this document carefully. In particular, you should carefully consider the matters discussed under "Risk Factors" beginning on page 23 of the accompanying proxy statement/prospectus.

        Thank you for your cooperation and continued support.

Sincerely,
Eric B. Stang President, Chief Executive Officer and Chairman of the Board Directors

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Micron common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May 2, 2006, and is first being mailed to
Lexar's stockholders on or about May 4, 2006.

Lexar Media, Inc.
47300 Bayside Parkway
Fremont, California 94538

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on June 2, 2006

To Lexar stockholders:

        You are cordially invited to attend a special meeting of stockholders of Lexar Media, Inc. to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on June 2, 2006 at 8:00 a.m., local time.

        At the meeting, you will be asked to consider and vote upon the following matters:

          1.     To adopt the Agreement and Plan of Merger, dated as of March 8, 2006, by and among Micron Technology, Inc., March 2006 Merger Corp., a newly formed, wholly owned subsidiary of Micron, and Lexar (which proposal we refer to in this proxy statement/prospectus as Proposal No. 1); and

          2.     To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement (which proposal we refer to in this proxy statement/prospectus as Proposal No. 2).

        These proposals are more fully described in the attached proxy statement/prospectus, which we urge you to read very carefully. Only stockholders of record at the close of business on April 28, 2006, are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. At the close of business on the record date, there were 82,688,092 shares of Lexar common stock outstanding and entitled to vote.

        Your vote is very important, regardless of the number of shares you own. The affirmative vote of the holders of a majority of the voting power of the shares of Lexar common stock outstanding on the record date for the special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting is required to approve Proposal No. 2 regarding granting discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

        Lexar's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

        All Lexar stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope or vote using the telephone or via the Internet before the special meeting so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement. If you fail to return your proxy card or if you mark the "abstain" box on the proxy card or voting instruction card, the effect will be a vote "against" adopting the merger agreement, and if you fail to return your proxy card your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors
Very truly yours,
Eric S. Whitaker Executive Vice President, General Counsel and Corporate Secretary

Fremont, California
May 2, 2006

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER	1
SUMMARY	7
The Merger and the Merger Agreement	7
Parties to the Merger	7
Special Meeting of Stockholders of Lexar	8
Risk Factors	9
Recommendation of the Lexar Board of Directors	9
Lexar's Reasons for the Merger	9
Opinion of Lexar's Financial Advisor Regarding the Merger	11
Lexar's Directors and Executive Officers Have Interests in the Merger	11
What Is Needed to Complete the Merger	11
Lexar Is Prohibited from Soliciting Other Offers	12
Change of Board Recommendation	12
Micron and Lexar May Terminate the Merger Agreement under Specified Circumstances	12
Lexar May Be Required to Pay a Termination Fee under Specified Circumstances	13
Formation of IP LLC and Transfer of Patents, Patent Applications and Draft Applications	13
The Patent Cross-License Agreement	13
Material United States Federal Income Tax Consequences of the Merger	14
Accounting Treatment of the Merger	14
The Merger Is Subject to Antitrust Laws	14
Micron Will List Shares of Micron Common Stock on the New York Stock Exchange	14
No Appraisal Rights	14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MICRON	15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LEXAR	17
COMPARATIVE HISTORICAL PER SHARE DATA	18
COMPARATIVE PER SHARE MARKET PRICE DATA	19
RECENT DEVELOPMENTS	20
Litigation Related to the Merger	20
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	21
RISK FACTORS	23
Risks Related to the Merger	23
Risks Related to Micron	28
Risks Related to Lexar	37
THE SPECIAL MEETING OF STOCKHOLDERS OF LEXAR	61
PROPOSAL NO. 1—THE MERGER	64
Background of the Merger	64
Lexar's Reasons for the Merger and Recommendation of Lexar's Board	77
Opinion of Lexar's Financial Advisor	84
Micron's Reasons for the Merger	90
Interests of Lexar's Directors and Executive Officers in the Merger	91
Material United States Federal Income Tax Consequences of the Merger	96
Accounting Treatment of the Merger	97
Effect of the Merger on Lexar Stock Option Plans and Employee Stock Purchase Plan	98
Regulatory Filings and Approvals Required to Complete the Merger	99
Listing of Shares of Micron Common Stock Issued in the Merger on the New York Stock Exchange	99
Delisting and Deregistration of Lexar Common Stock After the Merger	99
Restrictions on Sales of Shares of Micron Common Stock Received in the Merger	99
No Appraisal Rights	100
THE MERGER AGREEMENT	101
THE VOTING AGREEMENTS	119
THE PATENT CROSS-LICENSE AGREEMENT	121
MATERIAL CONTACTS BETWEEN MICRON AND LEXAR PRIOR TO THE MERGER	122
DESCRIPTION OF MICRON CAPITAL STOCK	123

i

COMPARISON OF RIGHTS OF HOLDERS OF MICRON COMMON STOCK AND LEXAR COMMON STOCK	125
PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING	131
FUTURE LEXAR STOCKHOLDER PROPOSALS	132
LEGAL MATTERS	133
EXPERTS	133
WHERE YOU CAN FIND MORE INFORMATION	133
ANNEX A—Agreement and Plan of Merger	A-1
ANNEX B—Form of Voting Agreement between Micron and certain stockholders of Lexar	B-1
ANNEX C—Opinion of Deutsche Bank Securities Inc.	C-1
ANNEX D—Patent Cross-License Agreement	D-1
ANNEX E—Complaints	E-1

ii

        This proxy statement/prospectus incorporates important business and financial information about Micron and Lexar from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

        Micron will provide you with copies of this information relating to Micron (excluding all exhibits unless Micron has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716
Attention: General Counsel
(208) 368-4000

        Lexar will provide you with copies of this information relating to Lexar (excluding all exhibits unless Lexar has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Lexar Media, Inc.
47300 Bayside Parkway
Fremont, California 94538
Attention: Chief Financial Officer
(510) 413-1200

        In order to receive the documents before the special meeting of Lexar stockholders, you must make your requests no later than May 25, 2006.

iii

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

General Questions and Answers

        The following is important information in a question-and-answer format regarding the special meeting and this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Micron Technology, Inc. has agreed to acquire Lexar Media, Inc. under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 101 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

  In order to complete the merger, Lexar stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the shares of Lexar common stock outstanding on the record date for the special meeting and all other conditions to the merger must be satisfied or waived. Lexar will hold a special meeting of its stockholders to obtain this stockholder approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Lexar common stock without attending the special meeting. Stockholders of Micron are not required to approve the merger, the issuance of shares of Micron common stock in the merger or any matter relating to the merger, and accordingly, Micron will not hold a meeting of its stockholders in connection with the merger.

Q:
What is the merger?

A:
The merger is a proposed business combination between Micron and Lexar where a wholly owned subsidiary of Micron will merge with and into Lexar, with Lexar surviving the merger and becoming a wholly owned subsidiary of Micron immediately following the merger. The shares of Micron common stock to be issued to Lexar stockholders in connection with the merger are expected to represent approximately 6.9% of the outstanding shares of Micron common stock immediately following the consummation of the merger, based on the number of shares of Micron common stock outstanding on April 28, 2006, assuming that no Lexar or Micron stock options are exercised after April 28, 2006, and prior to the consummation of the merger. For a more complete description of the merger, please see the section entitled "Proposal No. 1—The Merger" beginning on page 64 of this proxy statement/prospectus.

Q:
Why are Micron and Lexar proposing the merger?

A:
Micron and Lexar believe that combining the strengths of the two companies is in the best interests of each company and their respective stockholders and customers. The merger is designed to combine Micron's technology and manufacturing leadership in NAND Flash memory with Lexar's leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business. With Lexar integrated into Micron, Micron expects the combined company to:

•
Better serve the flash storage requirements of consumer electronics and enterprise customers by making use of Micron's NAND designs, technology, manufacturing capability and distribution channels;

•
Better align Lexar's cost structure with prevailing business conditions and increase Lexar's development and go-to-market scale to compete more effectively; and

•
Achieve significant cost synergies and become better positioned to satisfy customer needs and establish faster growth, especially in the emerging mobile handset business.

  Please see the sections entitled "Proposal No. 1—The Merger—Lexar's Reasons for the Merger and Recommendation of Lexar's Board" beginning on page 77 of this proxy statement/prospectus for the numerous factors considered by the board of directors of Lexar in recommending that Lexar stockholders vote "FOR" the proposal to adopt the merger agreement. Please see the section entitled "Proposal No. 1—The Merger—Micron's Reasons for the Merger" beginning on page 90 of this proxy statement/prospectus for Micron's reasons for the merger.

Q:
How does Lexar's board of directors recommend that stockholders vote?

A:
After careful consideration, Lexar's board of directors approved the merger agreement and the merger and unanimously determined that the merger is fair to, and in the best interests of, Lexar and its stockholders and declared the merger to be advisable. Accordingly, Lexar's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement. To review the background of the merger and Lexar's board of directors' reasons for recommending the merger in greater detail, see the sections entitled "Proposal No. 1—The Merger—Background of the Merger" and "Proposal No. 1—The Merger—Lexar's Reasons for the Merger and Recommendation of Lexar's Board" beginning on pages 64 and 77 of this proxy statement/prospectus.

Q:
What will I receive in the merger?

A:
If the merger agreement is adopted by Lexar's stockholders, the other conditions to the merger are satisfied or waived and the merger is completed, you will receive 0.5625 of a share of Micron common stock for each share of Lexar common stock that you own. You will not receive fractional shares of Micron common stock. Instead, you will receive the cash value, without interest, of any fractional share of Micron common stock that you would otherwise be entitled to receive. The cash value will be determined based on the average closing price for Micron common stock for the 10 trading day period ending on the trading day immediately before the day the merger closes. Accordingly, if you own 100 shares of Lexar common stock, you will receive 56 shares of Micron common stock in exchange for your shares of Lexar common stock and cash for the remaining 0.25 of a share of Micron common stock.

  The number of shares of Micron common stock to be issued for each share of Lexar common stock is fixed and will not be adjusted based upon changes in the value of Lexar common stock or Micron common stock. As a result, the value of the shares of Micron common stock you will receive in the merger will not be known before the completion of the merger, and will fluctuate as the market price of Micron's common stock fluctuates.

  After the merger closes, Micron will arrange for a letter of transmittal to be sent to each Lexar stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q:
What will happen to Lexar's outstanding options in the merger?

A:
At the effective time of the merger, Micron will assume any outstanding option to purchase shares of Lexar common stock with a per share exercise price less than or equal to $9.00 that is held by either an employee of Lexar or any of its subsidiaries as of the effective time of the merger or a former employee of Lexar who terminated his or her employment within 90 days prior to the effective time of the merger. Each option assumed by Micron will be subject to, and exercisable and vested upon, the same terms and conditions as under the Lexar stock option plans and the applicable option and other related agreements issued pursuant to such plans, except that: (i) 25%

  of the shares subject to outstanding stock options that are unvested at the effective time of the merger will accelerate and become immediately exercisable, (ii) each assumed option will be exercisable for a number of shares of Micron common stock equal to the number of shares of Lexar common stock subject to such option immediately prior to the effective time of the merger, multiplied by 0.5625, rounded down to the nearest whole number and (iii) the exercise price per share of Micron common stock subject to any assumed option will equal the exercise price per share of Lexar common stock subject to such option in effect immediately prior to the effective time of the merger, divided by 0.5625, rounded up to the nearest whole cent. The exercise price per share for shares of Micron common stock under each assumed option will equal the exercise price for the Lexar common stock under the option divided by 0.5625, rounded up to the nearest whole cent. All other outstanding options to purchase shares of Lexar common stock that are unexpired, unexercised and outstanding immediately prior to the effective time of the merger will be terminated upon the effective time of the merger and the holders of such options will be entitled to receive an amount of cash equal to the product of (i) the number of shares of Lexar common stock subject to such option and (ii) the excess, if any, of $9.00 over the per share exercise price of such option immediately prior to the effective time of the merger. For more information regarding the treatment of options held by Lexar's directors and executive officers in the merger, see "Proposal No. 1—The Merger—Interests of Lexar's Directors and Executive Officers in the Merger" beginning on page 91 of this proxy statement/prospectus.

Q:
How will the merger affect my participation in the Lexar employee stock purchase plan?

A:
Lexar will terminate the Lexar employee stock purchase plan immediately before the merger is completed, and any purchase period then in effect will be shortened to the end of the business day immediately prior to the day the merger closes. Lexar will make adjustments under the Lexar employee stock purchase plan to reflect the shortened purchase period. Each outstanding share purchased during the shortened purchase period will be converted into the right to receive 0.5625 of a share of Micron common stock in the merger as described above.

Q:
What should I do now?

A:
After carefully reading this proxy statement/prospectus, including its annexes, Micron and Lexar urge you to respond by voting your shares through one of the following means:

•
by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided;

•
via telephone, using the toll-free number listed on each proxy card or voting instruction card (if your bank, broker or nominee makes telephone voting available);

•
via the Internet, at the address provided on each proxy card or voting instruction card (if your bank, broker or nominee makes Internet voting available); or

•
in person, by attending the special meeting and submitting your vote in person.

  If you intend to vote by telephone or via the Internet, if available, please follow the instructions on your proxy card or voting instruction card to ensure that your vote is received in time to be represented at the special meeting, unless you instead attend and vote at the special meeting.

Q:
Do I need to send in my Lexar stock certificates now?

A:
No. You should not send in your Lexar stock certificates now. Following the merger, a letter of transmittal will be sent to Lexar stockholders informing them where to deliver their Lexar stock certificates in order to receive shares of Micron common stock and any cash in lieu of a fractional share of Micron common stock. You should not send in your Lexar common stock certificates prior to receiving this letter of transmittal.

Q:
What vote is required to approve the proposals?

A:
The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Lexar common stock entitled to vote at the Lexar special meeting of stockholders. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting. Executed proxies returned to Lexar but not marked to indicate your voting preference will be counted as votes "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

Q:
Are there any stockholders already committed to voting in favor of the merger?

A:
Yes. All of the executive officers and directors of Lexar and two affiliated entities of one of the directors have agreed to vote all of their shares of Lexar common stock, representing approximately 6.4% of the outstanding shares of Lexar common stock on April 28, 2006, in favor of adoption of the merger agreement and in favor of granting discretionary authority to the persons named as proxies to vote their shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement. A copy of the form of voting agreement is attached as Annex B to this proxy statement/prospectus. See the section entitled "The Voting Agreements" beginning on page 119 of this proxy statement/prospectus.

Q:
When do you expect to complete the merger?

A:
Micron and Lexar are working toward completing the merger as quickly as possible. The merger is expected to close during the second calendar quarter of 2006. However, because completion of the merger is subject to various conditions, Micron and Lexar cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:
As a Lexar stockholder, will I be able to trade the Micron common stock that I receive in connection with the merger?

A:
The shares of Micron common stock issued in connection with the merger will be freely tradable, unless you are an "affiliate" (as defined in the Securities Act of 1933, as amended, or the Securities Act) of Lexar. If you are an affiliate of Lexar, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act in order to resell shares of Micron common stock you receive in the merger. You will be notified if you are an affiliate of Lexar.

Q:
Am I entitled to appraisal rights?

A:
Stockholders of Lexar are not entitled to appraisal rights under Delaware law in connection with the merger and the other transactions contemplated by the merger agreement. For more information, see the section entitled "Proposal No. 1—The Merger—No Appraisal Rights" on page 100 of this proxy statement/prospectus.

Q:
What are the United States federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger qualifies as a reorganization, Lexar stockholders will not recognize any gain or loss upon the receipt of Micron common stock in exchange for Lexar common stock in connection with the merger, except with respect to cash received in lieu of a fractional share of Micron common stock.

  Lexar stockholders are urged to read the discussion in the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 96 of this proxy statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws.

Q:
Are there any risks related to the proposed transaction or any risks related to owning Micron common stock that I should consider in deciding whether to approve the proposals?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

Questions and Answers About the Lexar Special Meeting

Q:
When and where will the Lexar special meeting be held?

A:
The special meeting will take place on June 2, 2006, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California, commencing at 8:00 a.m., local time.

Q:
How can I vote?

A:
If you are a stockholder of record, you may submit a proxy for the special meeting: (i) by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; (ii) using the telephone; or (iii) via the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

  If you hold your shares of Lexar common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

  If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:
How will my proxy be exercised with respect to the proposals?

A:
All valid proxies received before the special meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to the proposal to adopt the merger agreement and the proposal to grant discretionary authority to adjourn the special meeting, the shares will be voted in accordance with the specification so made. If you submit your executed proxy but fail to indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:
What happens if I do not return a proxy card or vote?

A:
If you do not sign and send in your proxy card, vote using the telephone or via the Internet or vote in person at the special meeting, or if you mark the "abstain" box on the proxy card or voting instruction card, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the proposal to grant discretionary authority to adjourn the special meeting.

Q:
If my shares are held in "street name," will my broker vote my shares for me?

A:
Your broker will vote your shares held in "street name" on the proposal to adopt the merger agreement only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote against the merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:
May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet if available?

A:
Yes. If you have submitted a proxy, you may change your vote at any time before your proxy is voted at the Lexar special meeting of stockholders. You can do this one of four ways:

•
send a written, dated notice to the Secretary of Lexar stating that you would like to revoke your proxy;

•
complete, sign, date and submit a new later-dated proxy card;

•
re-vote electronically via the Internet or by telephone; or

•
attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

  If you have instructed a bank, broker or nominee to vote your shares of Lexar common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your bank, broker or nominee to change your instructions.

Q:
Who will bear the cost of this solicitation?

A:
Lexar will pay the expenses of soliciting proxies for the special meeting. Lexar has retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $50,000 plus expenses. In addition, Lexar may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Lexar and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. No additional compensation will be paid for these services.

Q:
Who can answer my questions about the merger or Lexar's special meeting of stockholders?

A:
If you would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger or Lexar's special meeting of stockholders, including the procedures for voting your shares, you should contact:

Innisfree M&A Incorporated
Toll free from within the United States and Canada: (877) 456-3427
From outside the United States and Canada: +1-412-232-3651
Banks and brokers call collect: (212) 750-5833

SUMMARY

        The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Micron and Lexar encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, Micron and Lexar encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Micron and Lexar. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

The Merger and the Merger Agreement (see pages 64 and 101)

        Micron has agreed to acquire Lexar under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, a newly formed, wholly owned subsidiary of Micron will merge with and into Lexar with Lexar surviving the merger as a wholly owned subsidiary of Micron. Upon completion of the merger, stockholders of Lexar will be entitled to receive 0.5625 of a share of Micron common stock for each share of Lexar common stock that they then hold. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and Micron and Lexar encourage you to read the merger agreement in its entirety.

Parties to the Merger

Micron Technology, Inc.

        Micron is one of the world's largest companies focused on memory, storage and imaging semiconductor products—from Dynamic Random Access Memory, or DRAM, to NAND Flash to CMOS image sensors. Micron's products are designed to add differentiated value to the applications its customers develop with a portfolio that includes leading-edge devices for mobile, computing, server, automotive, networking, security, industrial, consumer and medical applications.

        Through innovative process and design technology, Micron has provided the market with next generation digital technology since its inception in 1978. Micron is an industry leader in accelerating development of next generation digital innovations for its customers. In addition to being a market leader in DRAM products and solutions, Micron has joined with Intel Corporation to form IM Flash Technologies, a joint venture to meet the needs of the rapidly growing flash memory segment. Micron is also a leading provider of specialty DRAM and pseudo-static RAM for mobile applications.

        Micron has delivered higher density innovations before its competitors and pushed the boundaries of imaging technology with the development of the industry's smallest CMOS image sensor pixel. Micron's superior image quality has helped Micron become the industry's leading provider of CMOS image sensors, including over 30% of all image sensors used in camera cell phones worldwide.

        Micron pioneered the strategy of implementing product "shrink" designs, along with reduced mask step processes to reduce production costs. Micron's products remain among the most cost-effective while meeting the unique needs of customers in multiple markets. Micron has over 15,000 patents in its portfolio and is consistently ranked among the top 10 annual recipients of patents in the United States. Micron has been ranked first by ipIQ (formerly the MIT Technology Review) in 2004 and 2005 in patent portfolio quality among semiconductor companies.

        Micron Technology, Inc., a Delaware corporation, was incorporated in 1978. Micron's executive offices are located at 8000 South Federal Way, Boise, Idaho 83716 and its telephone number is

(208) 368-4000. Micron's website is located at www.micron.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

Lexar Media, Inc.

        Lexar Media, Inc. designs, develops, manufactures and markets through its retail and OEM channels, high-performance digital media products, as well as other flash based storage products. Lexar's digital media technologies are incorporated by Lexar or its customers into a variety of products for consumer and professional markets that utilize digital media for the capture and retrieval of digital content for the digital photography, consumer electronics, computer, industrial and communications markets. Lexar's digital media products include a variety of flash memory cards with a range of speeds, capacities and value-added features. Lexar's digital media products also include Lexar's JumpDrive products, which are high-speed, portable USB flash drives for consumer applications that serve a variety of uses, including floppy disk replacement, as well as digital media accessories and a variety of connectivity products that link Lexar's media products to PCs and other electronic host devices. In addition, Lexar markets and sells controllers and other components to other manufacturers of flash storage media. Lexar also licenses its technology to certain third parties.

        Lexar's principal executive offices are located at 47300 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 413-1200. Lexar's website address is www.lexar.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

March 2006 Merger Corp.

        March 2006 Merger Corp. is a wholly owned subsidiary of Micron formed on March 3, 2006. Micron formed March 2006 Merger Corp. solely to effect the merger, and March 2006 Merger Corp. has not conducted any business during any period of its existence.

Special Meeting of Stockholders of Lexar (see page 61)

        Time, Date and Place.    Lexar will hold a special meeting of its stockholders on June 2, 2006, at 8:00 a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California, at which stockholders will be asked to vote to adopt the merger agreement and to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of Lexar common stock at the close of business on April 28, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of Lexar common stock you owned at the close of business on the record date. There are 82,688,092 shares of Lexar common stock entitled to be voted at the special meeting.

        Required Vote.    The affirmative vote of holders of a majority of the outstanding shares of Lexar common stock entitled to vote at the special meeting is required to approve the proposal to adopt the merger agreement. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

        Voting by Lexar's Directors and Executive Officers; Voting Agreements.    Each of the executive officers and directors of Lexar and two affiliated entities of one of the directors have agreed with Micron to vote all of their shares of Lexar common stock, representing approximately 6.4% of the outstanding shares of Lexar common stock on April 28, 2006, in favor of the proposal to adopt the merger agreement and the proposal to grant discretionary authority to the persons named as proxies to vote their shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to adopt the merger agreement.

Risk Factors (see page 23)

        The "Risk Factors" section should be considered carefully by Lexar stockholders in evaluating whether to approve the proposals. These risk factors should be considered along with any additional risk factors in the reports of Micron and Lexar filed with the Securities and Exchange Commission, or SEC, and any other information included in or incorporated by reference into this proxy statement/prospectus.

Recommendation of the Lexar Board of Directors (see page 77)

        After careful consideration, the Lexar board of directors unanimously approved the merger agreement and the merger and determined that the merger is fair to, and in the best interests of, Lexar and its stockholders, and declared the merger to be advisable. The Lexar board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to adopt the merger agreement.

Lexar's Reasons for the Merger (see page 77)

        After careful consideration the Lexar board of directors approved the merger agreement and the merger, and determined that the merger would be fair to, and in the best interests of, Lexar and its stockholders, based on a number of factors, including, but not limited to, the following:

  •
  the belief that Lexar, as a combined entity, would be able to achieve vertical integration and enhance gross margin percentages by gaining access to Micron's low-cost flash memory supply when it becomes available;

  •
  the belief that Lexar, as a combined entity, would more likely be able to quickly and effectively enhance its products and develop products for new market opportunities, especially with respect to opportunities in the emerging mobile handset and solid state computing segments;

  •
  the belief in the strength of Micron's flash business, financial position, strategic partnership with Intel and anticipated future performance in flash development and manufacturing;

  •
  the potential achievement of cost synergies by combining the operations of Lexar and Micron to enable Lexar to improve inventory management, optimize product architectures to reduce production costs and reduce product handling, testing and packaging charges;

  •
  Lexar's uncertain prospects as an independent company, including, but not limited to:

  (
  )      Lexar's recent financial results and anticipated difficulty in returning to profitability, its accumulated deficit and its continued inability to achieve sustained profitability;

  (
  )      the decline in revenue with respect to its retail customers in the last three quarters of 2005 as compared with the same periods in 2004;

  (
  )      the fact that Lexar's revenue growth in 2005 was largely driven by sales of controllers and components to OEM customers, which is not anticipated to be a stable source of revenue in future periods;

    (
    )      increasing competitive and pricing pressures in Lexar's markets, which have had a negative effect on Lexar's operating results, and the expectation that this pricing environment would continue to prevail for the foreseeable future;

    (
    )      uncertainty regarding Lexar's ability to secure a sufficient supply of cost-effective flash memory;

    (
    )      the difficulty Lexar faced in growing its licensing revenue, the costs of its ongoing intellectual property litigation matters and the uncertainty surrounding the amount and timing of any recovery of damages in the Toshiba trade secrets litigation; and

    (
    )      Lexar's need to maintain global operations and invest substantial sums for continued research and development in order to successfully compete with companies with greater resources;

  •
  Lexar's exploration during the past year, with the assistance of Deutsche Bank Securities Inc., or Deutsche Bank, of potential strategic opportunities with many companies;

  •
  Lexar's inability to obtain, after lengthy discussions with flash memory suppliers, a consistent, cost-effective dependable flash supply that would provide Lexar with a sustainable competitive position relative to its competitors;

  •
  the opinion of Deutsche Bank that on March 8, 2006, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the stockholders of Lexar;

  •
  the belief that the merger with Micron could be consummated in light of the probability of receiving regulatory approvals and clearances and satisfying the other conditions needed to complete the transaction;

  •
  the receipt by Lexar stockholders of freely tradable shares of Micron common stock, subject to certain restrictions applicable to Lexar's affiliates, in a tax-free exchange at a premium over the market price of Lexar common stock prior to the public announcement of the proposed merger that would, by virtue of ownership of Micron common stock, permit Lexar stockholders to participate in the potential strategic and operational synergies to be achieved through the combination of the two companies;

  •
  a merger agreement that, subject to certain conditions, would permit the Lexar board of directors to consider unsolicited acquisition proposals that constitute a superior proposal and enter into a definitive agreement with respect to such superior proposal upon, among other things, payment of a termination fee; and

  •
  the terms of a patent cross-license agreement that included the following: (i) a release for all patent infringement claims for past uses and distributions of products that were licensed as part of the agreement; (ii) a license that was not assignable or sublicensable by Micron to a third party; (iii) a license to Lexar in its field of use to Micron's extensive patent portfolio, which license would continue subject to certain reasonable limits in the event Lexar is acquired by another party; (iv) a non-exclusive license only to Micron and to certain of its subsidiaries and not to joint venture partners or to downstream combination products incorporating Micron products where the combination was done by downstream component purchasers; (v) except with respect to controllers designed by or for Micron, a license that did not permit the manufacture and sale of third party controller products; (vi) a term that was reasonably limited in duration and patents included in the scope of the license; (vii) terms that would allow another party to acquire Lexar and obtain all of the benefits of Lexar's intellectual property, subject to not being able to assert infringement claims based on Lexar's patents against Micron for a limited period of time; and (viii) appropriate provisions to terminate the cross-license on March 8, 2007, if the merger agreement is terminated under certain circumstances.

Opinion of Lexar's Financial Advisor Regarding the Merger (see page 84)

        On March 3, 2006, Deutsche Bank delivered its oral opinion to the Lexar board of directors, subsequently confirmed orally on March 7, 2006 and in writing on March 8, 2006, to the effect that, as of such dates, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the stockholders of Lexar. The full text of Deutsche Bank's written opinion, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Deutsche Bank provided its opinion for the information and assistance of Lexar's board of directors in connection with its consideration of the merger and the merger agreement. The Deutsche Bank opinion is not a recommendation as to how any holder of Lexar common stock should vote with respect to the proposal to adopt the merger agreement. Lexar's stockholders are urged to read this opinion in its entirety.

Lexar's Directors and Executive Officers Have Interests in the Merger (see page 91)

        When Lexar stockholders consider Lexar's board of directors' recommendation that they vote in favor of the proposal to adopt the merger agreement, they should be aware that the executive officers of Lexar and the members of Lexar's board of directors have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. These interests include, among other things: (i) acceleration of options held by the directors and executive officers upon completion of the merger and, for certain executive officers, an additional time period in which to exercise such options; (ii) the right of certain executive officers to receive a cash payment upon completion of the merger; (iii) severance benefits (including cash payments, additional option acceleration and, for certain executive officers, reimbursement for health and life insurance benefits) if an executive officer's employment is terminated following the merger under certain circumstances; (iv) the right of directors who are not employees of Lexar or one of its subsidiaries to receive a cash payment for their Lexar stock options equal to the product of (A) the number of shares subject to the directors' unexpired, unexercised and outstanding options; and (B) the excess, if any, of $9.00 over the per share exercise price of their options; and (v) the right of one of Lexar's executive officers to a capped tax gross-up for change-in-control excise tax. Micron has also agreed to, and will cause Lexar, as the surviving company after the merger, to fulfill Lexar's indemnification obligations as in effect on the date of the merger agreement and maintain directors' and officers' liability insurance for six years following the effective time of the merger. Lexar's board of directors was aware of these interests when they approved the merger agreement.

What Is Needed to Complete the Merger (see page 113)

        Several conditions must be satisfied or waived before Micron and Lexar complete the merger, including those summarized below:

  •
  adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of Lexar common stock outstanding on the record date;

  •
  absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger;

  •
  receipt of certain antitrust approvals;

  •
  receipt of opinions by Micron and Lexar from their respective tax counsel that the merger will qualify as a "reorganization" under the Code;

  •
  the parties' respective representations and warranties contained in the merger agreement must be true and correct except as would not have a material adverse effect on such party, other than in the case of a limited number of representations and warranties of Lexar, which must be true and correct in all material respects, or in the case of a limited number of other representations and warranties of Lexar, which must be true and correct in all respects;

  •
  material compliance by each party with its covenants in the merger agreement;

  •
  no material adverse effect with respect to either party having occurred; and

  •
  no pending or overtly threatened suit, action or proceeding asserted by a governmental entity challenging or threatening to restrain or prohibit the merger or seeking to require one of the parties to make a divestiture.

        If the law permits, either Lexar or Micron could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. Stockholders of Micron are not required to approve the merger, the issuance of shares of Micron common stock in the merger or any matter relating to the merger, and, accordingly, Micron will not hold a meeting of its stockholders in connection with the merger.

Lexar Is Prohibited from Soliciting Other Offers (see page 106)

        The merger agreement contains detailed provisions that prohibit Lexar and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 20% interest in Lexar's total outstanding voting securities, a merger or other business combination involving Lexar, a sale or license of more than 20% of Lexar's assets that is not in the ordinary course of business or any liquidation or dissolution of Lexar. Lexar is also required to use all reasonable efforts to cause its advisors to comply with these restrictions. The merger agreement does not, however, prohibit Lexar or its board of directors from considering and, in the event of a tender or exchange offer made directly to Lexar stockholders, from potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Change of Board Recommendation (see page 108)

        Subject to specified conditions, the board of directors of Lexar may withdraw or modify its recommendation in support of the adoption of the merger agreement by Lexar's stockholders. In the event that the board of directors of Lexar withdraws or modifies its recommendation in a manner adverse to Micron, Lexar may be required to pay a termination fee of $22 million to Micron.

Micron and Lexar May Terminate the Merger Agreement under Specified Circumstances (see page 115)

        Under circumstances specified in the merger agreement, either Micron or Lexar may terminate the merger agreement. These circumstances generally include if:

  •
  the boards of directors of Micron and Lexar authorize the termination of the merger agreement;

  •
  the merger is not completed by December 6, 2006, except that this right to terminate is not available to any party whose action or failure to act was a principal cause of or resulted in the failure of, the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

  •
  a final, non-appealable order of a court or other action or inaction of any governmental entity has the effect of permanently prohibiting completion of the merger;

  •
  the required approval of Lexar stockholders has not been obtained at the special meeting, except that this right to terminate is not available to Lexar if Lexar's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement;

  •
  there has occurred a material adverse effect on either party since March 8, 2006, that is not reasonably capable of being cured prior to December 6, 2006, or that is not cured prior to the earlier of December 6, 2006, and 30 days following receipt of written notice from the other party of such material adverse effect; or

  •
  the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a 30-day cure period.

        Additionally, prior to the adoption of the merger agreement by the Lexar stockholders, Micron may terminate the merger agreement if the board of directors of Lexar takes any of the actions in opposition to the merger described as a triggering event in the merger agreement. Lexar may terminate the merger agreement if it enters into a definitive agreement with respect to an alternative acquisition under specified conditions and pays the termination fee to Micron.

Lexar May Be Required to Pay a Termination Fee under Specified Circumstances (see page 117)

        If the merger agreement is terminated under specified circumstances, Lexar may be required to pay a termination fee of $22 million to Micron.

Formation of IP LLC and Transfer of Patents, Patent Applications and Draft Applications (see page 111)

        Prior to the closing of the merger, Lexar will form a Delaware limited liability company, referred to herein as IP LLC, and immediately prior to the closing of the merger, Lexar will, and will cause its subsidiaries to, transfer, assign and convey all of its patents, patent applications and draft applications to IP LLC, together with the rights to sue for infringement and to collect past damages with respect to those patents. Lexar, as the surviving company of the merger, will be the minority member of IP LLC and one or more private investors that are not affiliated with Micron, Lexar or any of their respective executive officers or directors will own the remaining equity interest in IP LLC. Lexar's executive officers and directors will not have any equity interest in IP LLC following the completion of the merger other than their interests as Micron stockholders generally. If the merger is not consummated, Lexar and its subsidiaries will not transfer their patent rights to IP LLC and this provision of the merger agreement will have no further effect.

The Patent Cross-License Agreement (see page 121)

        On March 8, 2006 Micron and Lexar entered into a patent cross-license agreement under which, among other things, each party granted to the other party and its subsidiaries a royalty-free, fully-paid, non-exclusive, term license, without the right to sublicense, to all patents and applications owned by the granting party for use in certain defined fields of use—flash memory products, in the case of Lexar, and memory products, image sensors, and imaging devices, but excluding controllers the designs for which were not created by or for Micron, in the case of Micron. In addition, each party agreed to release the other party for any past infringements of the releasing party's patents that would have otherwise been within the field of use granted to the released party under the patent cross-license agreement. The patent cross-license agreement is effective until March 8, 2011, but may be terminated by either party on March 8, 2007 under certain circumstances, as provided in the agreement. A copy of the patent cross-license agreement is attached as Annex D to this proxy statement/prospectus, and Micron and Lexar encourage you to read the patent cross-license agreement in its entirety.

Material United States Federal Income Tax Consequences of the Merger (see page 96)

        The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to closing that each of Micron and Lexar receive opinions from legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization, Lexar stockholders will not recognize any gain or loss upon the receipt of Micron common stock in exchange for Lexar common stock in connection with the merger, except with respect to cash received in lieu of a fractional share of Micron common stock.

        Lexar stockholders are urged to read the discussion in the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger" and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment of the Merger (see page 97)

        In accordance with United States generally accepted accounting principles, Micron will account for the merger under the purchase method of accounting for business combinations.

The Merger Is Subject to Antitrust Laws (see page 99)

        Micron and Lexar were required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with the Antitrust Division of the United States Department of Justice, or the DOJ, and the United States Federal Trade Commission, or the FTC. Micron and Lexar filed the required notification and report forms on March 24, 2006 and requested early termination of the required waiting period. The waiting period expired on April 24, 2006. In addition, Micron and Lexar made the necessary filings with competition authorities in China on April 11, 2006, Germany on April 6, 2006, Ireland on April 7, 2006, Norway on April 6, 2006 and South Korea on April 24, 2006. Reviewing agencies or governments or private persons may challenge the merger under antitrust or similar laws at any time before or after its completion.

Micron Will List Shares of Micron Common Stock on the New York Stock Exchange (see page 99)

        If Micron and Lexar complete the merger, Lexar stockholders will be able to trade the shares of Micron common stock they receive in the merger on the New York Stock Exchange, subject to restrictions on affiliates of Lexar described in the section entitled "Proposal No. 1—The Merger—Restrictions on Sales of Shares of Micron Common Stock Received in the Merger" beginning on page 99 of this proxy statement/prospectus. If Micron and Lexar complete the merger, Lexar stock will no longer be quoted on the Nasdaq National Market or any other market or exchange.

No Appraisal Rights (see page 100)

        Under Delaware law, Lexar stockholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF MICRON

        The selected historical consolidated financial data in the table below as of and for the six months ended March 2, 2006 and March 3, 2005, were derived from Micron's unaudited consolidated financial statements. The data as of and for the fiscal years ended September 1, 2005, September 2, 2004, August 28, 2003, August 29, 2002 and August 30, 2001, were derived from Micron's audited consolidated financial statements. This information should be read in conjunction with Micron's consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Micron with the SEC which have been incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

	Six months ended		Year ended
	March 2, 2006	March 3, 2005	September 1, 2005	September 2, 2004	August 28, 2003	August 29, 2002	August 30, 2001
	(amounts in millions except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$2,586.8	$2,568.2	$4,880.2	$4,404.2	$3,091.3	$2,589.0	$3,935.9
Gross margin	546.4	777.0	1,145.8	1,314.7	(20.7)	(110.6)	110.7
Operating income (loss)	249.6	301.3	217.5	249.7	(1,186.5)	(1,025.3)	(976.5)
Income (loss) from continuing operations	255.8	272.8	198.6	157.2	(1,273.2)	(907.0)	(521.2)
Loss from discontinued PC operations, net of taxes and minority interest	—	—	—	—	—	—	(103.8)
Net income (loss)	255.8	272.8	188.0	157.2	(1,273.2)	(907.0)	(625.0)
Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.40	$0.29	$0.24	$(2.11)	$(1.51)	$(0.88)
Discontinued operations	—	—	—	—	—	—	(0.18)
Net income (loss)	$0.37	$0.40	$0.29	$0.24	$(2.11)	$(1.51)	$(1.05)
	As of
	March 2, 2006	March 3, 2005	September 1, 2005	September 2, 2004	August 28, 2003	August 29, 2002	August 30, 2001
	(amounts in millions)
Consolidated Balance Sheets Data:
Cash and short-term investments	$2,584.8	$1,133.6	$1,290.4	$1,231.0	$921.8	$985.7	$1,678.3
Total current assets	4,286.0	2,888.6	2,925.6	2,638.7	2,037.0	2,118.8	3,137.7
Property, plant and equipment, net	4,711.9	4,791.7	4,683.8	4,712.7	4,510.5	4,699.5	4,704.1
Total assets	9,377.4	8,078.9	8,006.4	7,760.0	7,158.2	7,555.4	8,363.2
Total current liabilities	1,204.8	1,093.1	978.6	972.1	993.0	752.7	687.0
Long-term debt	312.1	909.2	1,020.2	1,027.9	997.1	360.8	445.0
Redeemable common stock	—	—	—	—	66.5	—	—
Total stockholders' equity	6,954.2	5,909.2	5,846.8	5,614.8	4,971.0	6,306.4	7,134.8

        In 2001, Micron disposed of its PC business. The selected financial data above presents the net effect of discontinued PC operations separate from the results of Micron's continuing operations.

        IM Flash Technologies, LLC, or IMFT, which began operations on January 6, 2006, is a joint venture between Micron and Intel Corporation, or Intel, and was formed to manufacture NAND Flash memory products for the exclusive benefit of its partners. In connection with the formation of IMFT, Micron contributed assets and cash with an aggregate fair value of $1.245 billion. Intel contributed $1.196 billion in cash and notes to IMFT. As a result of these contributions, Micron owns 51% and Intel owns 49% of IMFT. The parties share the output of IMFT generally in proportion to their ownership in IMFT. Micron has determined that IMFT is a variable interest entity as defined by FASB Interpretation No. 46(R) and that Micron is the primary beneficiary of the venture. Accordingly,

IMFT's financial results were included in the accompanying consolidated financial statements of Micron beginning in the second quarter of 2006.

        Since 1998, Micron has participated in TECH Semiconductor Singapore Pte. Ltd., or TECH, a semiconductor memory manufacturing joint venture in Singapore among Micron, the Singapore Economic Development Board, or EDB, Canon Inc. and Hewlett Packard Company. As of March 3, 2006, Micron had an approximate 43% ownership interest in TECH. TECH is considered a variable interest entity under FASB Interpretation No. 46(R). Micron entered into an agreement with EDB, effective March 3, 2006, whereby EDB granted Micron an option to purchase from EDB, and Micron granted EDB an option to sell to Micron, EDB's shares of TECH common stock. As a result of the option agreement, Micron has concluded that it is the primary beneficiary of TECH and, therefore, began consolidating TECH's financial results from March 3, 2006.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF LEXAR

        The selected historical consolidated financial data in the table below as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 were derived from Lexar's audited consolidated financial statements. This information should be read in conjunction with Lexar's consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Lexar with the SEC, which have been incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

	Year ended December 31,
	2005	2004	2003	2002	2001
	(amounts in thousands except per share amounts)
Consolidated Statements of Operations Data:
Total net revenues	$852,723	$681,671	$412,265	$174,039	$73,641
Gross margin	97,553	36,814	105,448	45,840	5,996
Income (loss) from operations	(27,891)	(72,997)	44,621	10,738	(39,086)
Net income (loss) per common share—basic	$(0.45)	$(0.96)	$0.57	$0.07	$(0.82)
Net income (loss) per common share—diluted	$(0.45)	$(0.96)	$0.49	$0.06	$(0.82)
	As of December 31,
	2005	2004	2003	2002	2001
	(amounts in thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents, restricted cash and short-term investments	$176,318	$40,443	$120,698	$52,383	$10,989
Total current assets	405,966	401,262	315,675	122,993	33,078
Property and equipment, net	10,823	10,305	3,579	2,887	2,341
Total assets	419,717	411,996	320,355	126,921	36,452
Total current liabilities	262,891	297,129	133,385	80,583	28,483
Total liabilities	336,891	297,302	134,076	85,356	30,244
Total stockholders' equity	82,826	114,694	186,279	41,565	6,208

        During the fourth quarter of 2004, Lexar experienced rapid decreases in market pricing for Lexar's products, which resulted in Lexar reporting a substantial net loss for the fourth quarter of 2004. Starting in the fourth quarter of 2004, Lexar determined that, due to the high volatility of prices in the retail market, Lexar was no longer able to reasonably estimate the level of revenue allowances and product returns, and accordingly, Lexar became unable to determine the selling price of Lexar products at the time the sale takes place. As a result, effective October 1, 2004, for all of Lexar's retail customers, where Lexar offered return rights and price protection, substantially all revenues and the cost of revenues were deferred until Lexar's customers either sold the product to their customers or a time period that is reasonably estimated to allow Lexar's customers to sell the product to their customers had elapsed. As a result of recording revenues from all retail customers on a sell-through basis effective October 1, 2004, the first quarter of 2005 was the first quarter in which Lexar recorded significant revenue that was deferred from the prior quarter. At no point does Lexar recognize product revenues or cost of product revenues while deferring product margin. The change in the timing of recognizing substantially all the revenue related to Lexar's resellers now on a sell-through basis, some of which were previously recognized on a sell-to basis, had the initial one-time effect of reducing net revenues recorded in the fourth quarter of 2004 by $63.6 million, reducing gross margin by $9.4 million, and increasing net loss by $8.6 million. As of December 31, 2005 and December 31, 2004, deferred product margin from sales to resellers was $13.1 million, and $23.2 million, respectively.

Subsequent Events

        On April 27, 2006, Lexar reported its operating results for the first quarter of 2006. Lexar recorded total first quarter revenues of $124.7 million as compared to $232.4 million in the same period last year and $239.1 million in the previous quarter. License and royalty revenues increased to $4.0 million for the first quarter of 2006 as compared to $0.8 million in the same period last year and $9.7 million in the previous quarter. Net loss for the first quarter of 2006 was $36.8 million, or $0.45 per diluted share, as compared to a net loss of $9.6 million, or $0.12 per diluted share, in the same period last year and a net loss of $23.8 million, or $0.29 per diluted share, in the previous quarter. Included in the net loss for the first quarter of 2006 was $1.9 million in stock based compensation expense.

COMPARATIVE HISTORICAL PER SHARE DATA

        The following table sets forth certain historical per share data of Micron and Lexar and certain equivalent Lexar per share data. The information set forth below should be read in conjunction with "Selected Historical Consolidated Financial Data of Micron" and "Selected Historical Consolidated Financial Data of Lexar" on pages 15 and 17 of this proxy statement/prospectus. The equivalent Lexar per share data is calculated based on an exchange ratio of 0.5625 of a share of Micron common stock for each share of Lexar common stock. Neither Micron nor Lexar have declared or paid cash dividends in the last five years. Pro forma Micron data giving effect to the merger under the purchase method of accounting have not been presented because it is not materially different from historical Micron information.

Historical Micron
Net income per share:
For the twelve months ended September 1, 2005	$0.29
For the six months ended March 2, 2006	$0.37
Book value per share(1):
As of September 1, 2005	$9.49
As of March 2, 2006	$10.29
Historical Lexar
Net loss per share:
For the twelve months ended December 31, 2005	$(0.45)
Book value per share(1):
As of December 31, 2005	$1.02
Equivalent Lexar
Net loss per share:
For the twelve months ended December 31, 2005	$(0.25)
Book value per share(1):
As of December 31, 2005	$0.58

(1)
Historical book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at the end of each period.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Micron common stock trades on the New York Stock Exchange, or NYSE, under the symbol "MU." Lexar common stock trades on the Nasdaq National Market under the symbol "LEXR."

        The following table shows the high and low sales prices per share of Micron common stock, as reported on the NYSE, and Lexar common stock, as reported on the Nasdaq National Market, on (i) March 7, 2006, the last full trading day preceding the public announcement that Micron and Lexar had entered into the merger agreement, and (ii) May 1, 2006, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus.

        The table also includes the equivalent high and low sales prices per share of Lexar common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the 0.5625 of a share of Micron common stock that Lexar stockholders would receive in exchange for each share of Lexar common stock if the merger was completed on either of these dates.

	Micron Common Stock		Lexar Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
March 7, 2006	$15.65	$14.95	$7.14	$6.70	$8.80	$8.41
May 1, 2006	$17.10	$16.73	$9.74	$9.56	$9.62	$9.41

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Lexar stockholders in determining whether to adopt the merger agreement. Lexar stockholders are urged to obtain current market quotations for Micron and Lexar common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

RECENT DEVELOPMENTS

Litigation Related to the Merger

        On March 9, 10, 20 and 27, 2006, alleged holders of Lexar common stock filed purported class action lawsuits captioned Greenan v. Lexar Media, Inc., et al., Case No. RG 6259118, or the Greenan Action, Davies v. Lexar Media, Inc., et al., Case No. RG 6259255, Ember v. Lexar Media, Inc., et al., Case No. RG 6260699, or the Ember Action, and Bain v. Lexar Media Inc., et al., Case No. RG6261868, in California Superior Court for the County of Alameda. The complaints name as defendants Lexar and each of Lexar's directors. Micron is also named as a defendant in the Greenan and Ember Actions. Copies of the complaints are attached to this proxy statement/prospectus as Annex E. On April 12, 2006, the Court entered an order consolidating the actions. Pursuant to that order, plaintiffs are expected to file a consolidated class action complaint.

        In the complaints filed to date, the plaintiffs have alleged that, in pursuing the transaction with Micron and approving the merger agreement, the directors of Lexar breached their fiduciary duties to Lexar's stockholders by, among other things, engaging in self-dealing, failing to engage in an effort to obtain the highest price reasonably available for Lexar and its stockholders and failing to properly value Lexar. The plaintiffs have further alleged that the merger agreement resulted from a flawed process and that the directors tailored the terms of the merger to meet the needs of Micron. The plaintiffs in the Greenan and Ember Actions have also alleged that Micron aided and abetted the Lexar directors' alleged breaches of fiduciary duties.

        The complaints filed by plaintiffs to date seek, among other things, certification of the litigation as a class action, a declaration that the merger agreement was entered into in breach of the Lexar directors' fiduciary duties, a preliminary and permanent injunction enjoining Lexar, the Lexar directors and others from consummating the merger, a direction requiring that the Lexar directors exercise their fiduciary duties to obtain a transaction which is in the best interests of Lexar stockholders, rescission of the merger or any of the terms thereof to the extent implemented, unspecified damages, an award of costs, including attorneys' and experts' fees, and other unspecified relief.

        Based on their review of the complaints, Lexar and the other defendants believe that the allegations are without merit and intend to defend the litigation vigorously. In the event that holders of a majority of shares of Lexar common stock vote to adopt the merger agreement, Lexar and the other defendants may rely upon the approval of the adoption of the merger agreement in defense of the claims asserted in the litigation. Specifically, Lexar and the other defendants may argue, among other things, that such approval operates as a ratification and acceptance of the conduct challenged in the litigation, and a waiver by each Lexar stockholder of any and all claims that have been, or could have been, asserted in the litigation or any later-filed lawsuit seeking damages relating to the merger agreement or the transactions related to the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in or incorporated by reference into this proxy statement/prospectus other than statements of historical fact regarding Micron or Lexar are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "seek," "will," "should," "continue," "predict," "potential" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the combination or the business of the combined organization identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements include, among others, statements about:

  •
  strategies, objectives and benefits for future operations, including that the merger will:

  (
  )      strengthen the combined company's activities;

  (
  )      add a base of new customers and expand the scope of the combined company's products; and

  (
  )      better position the combined company to take advantage of market opportunities;

  •
  expectations regarding the completion of the merger and statements regarding future acquisitions;

  •
  integration plans;

  •
  proposed services or developments, including that the combined company will have significant opportunities for product synergies;

  •
  future economic conditions, performance or business prospects;

  •
  successful use of Lexar's retail channels and successful vertical integration;

  •
  statements of belief, including that:

  (
  )      the merger will enhance long-term growth opportunities; and

  (
  )      the merger will expand the total addressable market available to the combined company;

  •
  the anticipated results of outstanding litigation, including the recently filed stockholder class actions;

  •
  competitors or competitive actions;

  •
  launch dates for licensed products;

  •
  plans regarding sales and marketing;

  •
  manufacturing efficiencies; and

  •
  assumptions underlying any of the foregoing.

        These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by Micron's and Lexar's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Micron, Lexar and the combined company, the uncertainty concerning the completion of the merger, the possible failure to realize the anticipated benefits of the merger and the matters discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned not to place undue reliance on the forward-looking statements. Neither Micron nor Lexar is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

        Micron and Lexar will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Micron and Lexar or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Micron and Lexar as a combined company.

Risks Related to the Merger

The combined company may not realize the benefits of the proposed merger because of integration and other challenges.

        The failure of the combined company to meet the challenges involved in integrating the operations of Micron and Lexar successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger by the combined company will depend in part on the timely integration of technology, operations, and personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of Micron and Lexar. The challenges involved in this integration include the following:

  •
  combining product and service offerings;

  •
  coordinating research and development activities to enhance the development and introduction of new products and services;

  •
  preserving customer, supplier and other important relationships of both Micron and Lexar and resolving potential conflicts that may arise;

  •
  managing product channels effectively during the period of combining operations;

  •
  minimizing the diversion of management attention from ongoing business concerns;

  •
  addressing differences in the business cultures of Micron and Lexar to maintain employee morale and retain key employees;

  •
  optimizing inventory management over a broad distribution chain; and

  •
  coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance and local laws and regulations.

        The combined company may not successfully integrate the operations of Micron and Lexar in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations.

Because Lexar stockholders will receive a fixed number of shares of Micron common stock in the merger rather than a fixed dollar value, if the market price of Micron common stock declines, Lexar stockholders will receive consideration in the merger of lesser value.

        At the closing of the merger, each share of Lexar common stock will be exchanged for 0.5625 of a share of Micron common stock. Since the exchange ratio is fixed, there will be no adjustment in the number of shares of Micron common stock distributed to Lexar stockholders because of changes in the market price of either Micron common stock or Lexar common stock. Accordingly, the specific dollar value of Micron common stock that Lexar stockholders will receive upon the merger's completion will depend entirely upon the market value of Micron common stock at the time the merger is completed. This value may substantially decrease from the date you submit your proxy. Moreover, completion of the merger may occur some time after Lexar stockholder approval has been obtained, so that the specified dollar value of Micron common stock that Lexar stockholders will receive upon the merger's completion may substantially decrease from the date of the special meeting of Lexar stockholders. In addition, Lexar may not terminate the merger agreement or refuse to consummate the merger solely because of changes in the market price of Micron common stock or Lexar common stock. The share prices of Micron common stock and Lexar common stock are subject to the general price fluctuations in the market for publicly traded equity securities, and the prices of both companies' common stock have experienced volatility in the past. Micron and Lexar urge you to obtain recent market quotations for Micron common stock and Lexar common stock. Neither Micron nor Lexar can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger.

The directors and executive officers of Lexar have interests and arrangements that could affect their decision to support or approve the merger.

        When considering the Lexar board of directors' recommendation that Lexar stockholders vote in favor of the proposal to adopt the merger agreement, Lexar stockholders should be aware that Lexar's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Lexar stockholders generally. The directors and executive officers have stock options to purchase Lexar common stock under the terms of Lexar's 2000 Equity Incentive Plan, or the Plan, that provide them with accelerated vesting of their options upon completion of the merger and certain executive officers have retention agreements or offer letters that provide them with an additional time period in which to exercise such options. Additionally, the retention agreements for certain executive officers and the transition bonus plan for one of the executive officers also entitle them to receive a cash payment upon completion of the merger, and one of the executive officers will receive a capped tax gross-up for change in control related excise tax. The executive officers are also entitled to receive severance benefits under the terms of their retention agreements or offer letters if their employment is terminated following the merger under certain circumstances, including, among other things, a cash payment, additional option acceleration and, for certain executive officers, reimbursement for health and life insurance benefits. Directors who are not employees of Lexar or one of its subsidiaries have the right to receive a cash payment for their Lexar stock options equal to the product of (i) the number of shares subject to the directors' unexpired, unexercised and outstanding options; and (ii) the excess, if any, of $9.00 over the per share exercise price of their options. Finally, the directors and executive officers will receive continuing indemnification from the company surviving the merger and Micron against liabilities after the merger is completed. All of the directors and executive officers of Lexar and two entities affiliated with one of the directors of Lexar have entered into voting agreements with Micron pursuant to which they agreed to vote their shares of Lexar common stock, representing approximately 6.4% of all outstanding shares of Lexar common stock as of the close of business on the record date for the special meeting, in favor of the proposal to adopt the merger agreement. For a more detailed description of the interests of Lexar's directors and executive officers in the merger, please see the section entitled "Proposal No. 1—The Merger—Interests of Lexar's Directors and Executive Officers in the Merger" beginning on page 91 of this proxy statement/prospectus.

Micron and Lexar may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

        Micron and Lexar may be unable to obtain the regulatory approvals required to complete the transaction or, in order to do so, the combined company may be required to comply with material restrictions or conditions. The merger is subject to review by the DOJ and the FTC under the HSR Act. Micron and Lexar made filings under the HSR Act on March 24, 2006, and the statutory waiting period thereunder must expire or be terminated prior to completing the merger. The statutory waiting period expired on April 24, 2006. In addition, the merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Any resulting delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

        The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Pursuant to the terms of the merger agreement, Micron may refuse to complete the merger if governmental authorities impose any material restrictions or limitations on Micron, Lexar or their respective subsidiaries and their ability to conduct their respective businesses. Micron and Lexar also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations.

        In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Micron, Lexar or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Micron and Lexar expect to incur significant costs associated with the merger.

        Micron estimates that it will incur direct transaction costs of approximately $2.8 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, Lexar estimates that it will incur direct transaction costs of approximately $8.6 million, which will be recognized as expenses as incurred. Micron and Lexar believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

Failure to complete the merger with Micron could materially and adversely affect Lexar's results of operations and Lexar's stock price.

        Consummation of the merger is subject to customary closing conditions, including antitrust approvals and approval by Lexar's stockholders. There can be no assurance that these conditions will be met or waived, that the necessary approvals will be obtained, or that Lexar will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all.

        If the merger is not consummated:

  •
  Lexar will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger;

  •
  under some circumstances, Lexar may have to pay a termination fee to Micron in the amount of $22 million; see "The Merger Agreement—Payment of Termination Fee" beginning on page 117 of this proxy statement/prospectus;

  •
  any operational investments that Lexar may delay due to the pending transaction would need to be made, potentially on an accelerated timeframe, which could then prove costly and more difficult to implement; and

  •
  the market price of Lexar's common stock may decline to the extent that the current market price reflects a market belief that the merger will be completed.

        Additionally, the announcement of the pending merger may lead to uncertainty for Lexar's employees and some of Lexar's customers and suppliers. This uncertainty may mean:

  •
  the attention of Lexar's management and Lexar's employees may be diverted from day-to-day operations;

  •
  Lexar's customers and suppliers may seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing Lexar's products as a result of the announcement of the merger; and

  •
  Lexar's ability to attract new employees and retain Lexar's existing employees may be harmed by uncertainties associated with the merger.

        The occurrence of any of these events individually or in combination could materially and adversely affect Lexar's results of operations and Lexar's stock price.

Stockholder lawsuits have been filed against Lexar and its directors challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger and result in substantial costs to Lexar.

        On March 9, 2006, March 10, 2006, March 20, 2006 and March 27, 2006, stockholder class actions were filed in the Superior Court of the State of California for the County of Alameda against Lexar and its directors asserting claims relating to the merger agreement, and other stockholder class actions may be filed in the future. Micron is also named as a defendant in two of the actions. The complaints allege that, among other things, Lexar and its directors engaged in self-dealing and breached their fiduciary duties in connection with the merger agreement, and that the consideration to be received by Lexar's stockholders pursuant to the merger agreement is inadequate. Plaintiffs seek, among other things, unspecified monetary damages, attorneys' fees and certain forms of equitable relief, including enjoining the consummation of the merger, rescinding the merger agreement and imposing a constructive trust. The suits have subsequently been consolidated, and plaintiffs are expected to file a consolidated class action complaint. Lexar has obligations under certain circumstances to hold harmless and indemnify each of the Lexar directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Lexar's bylaws and certificate of incorporation. Such obligations may apply to this litigation. An unfavorable outcome in the litigation could prevent or delay the consummation of the merger and result in substantial costs to Lexar.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Micron's common stock following the merger.

        In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of Micron following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Lexar's net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

In order to be successful, the combined company will need to retain and motivate key employees, which may be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

        In order to be successful, the combined company will need to retain and motivate executives and other key employees, including those in managerial and technical positions. Experienced management and technical personnel in the semiconductor and digital media industries are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of Micron or Lexar may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of Lexar's employee options will be terminated upon the effective time of the merger. These circumstances may adversely affect the combined company's ability to attract and retain key management and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of the shares of Micron common stock may be affected by factors different from those affecting the shares of Lexar common stock.

        Upon completion of the merger, holders of Lexar common stock will become holders of Micron common stock. An investment in Micron common stock has different risks than an investment in Lexar common stock. Therefore, former holders of Lexar common stock will be subject to different risks upon exchange of their shares of Lexar common stock for Micron common stock in the merger, some of which are described below in the section entitled "—Risks Related to Micron" beginning on page 28 of this proxy statement/prospectus. For a discussion of the businesses of Micron and Lexar, see the documents incorporated by reference into this document and referred to in the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

Micron's internal control over financial reporting could be adversely affected by material weaknesses in Lexar's internal controls.

        In Lexar's Annual Report on Form 10-K/A for the year ended December 31, 2005, Lexar reported two material weaknesses with respect to its revenue recognition controls and inventory accounting controls. These control deficiencies resulted in audit adjustments to revenues, accounts receivable, cost of product revenues, deferred revenue, sales related accruals and inventory in Lexar's 2005 consolidated financial statements. As a result of these material weaknesses, Lexar concluded in its Annual Report that its control over financial reporting was not effective as of December 31, 2005. While Lexar continues to take steps to remediate these material weaknesses, there can be no assurance that Lexar will completely remediate its material weaknesses such that it will be able to conclude that its internal control over financial reporting is effective. Micron will consolidate the financial results of Lexar following the effective date of the merger. To the extent Lexar's material weaknesses have not been remediated, the effectiveness of Micron's internal control over financial reporting may be adversely affected.

The combined company's net operating loss carryforwards may be limited as a result of the merger.

        Micron and Lexar have net operating loss carryforwards for federal income tax purposes. Both entities have provided significant valuation allowances against the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating losses and credit carryforwards are dependent upon the combined company achieving profitable results following the merger. As a consequence of the merger, as well as earlier issuances of common stock consummated by both companies and business combinations by Micron, utilization of the tax benefits of these carryforwards are subject to limitations imposed by Section 382 of the Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. At this time neither company has completed the analyses required to determine what portion, if any, of these carryforwards will have their availability restricted or eliminated by that provision. Accordingly, some portion or all of these carryforwards may not be available to offset any future taxable income.

Lexar depends on a limited number of suppliers of flash memory and these suppliers may terminate their agreements with Lexar in response to the merger.

        The market for flash memory remains tight with a limited number of providers. Despite diversifying its suppliers of flash memory in the past two years, Lexar is still dependent on a relatively small number of suppliers and, more particularly, upon Samsung Electronics Co., Ltd., or Samsung, which continues to be its largest provider of high density flash chips. To the extent that Lexar's suppliers of flash memory believe that Micron is a competitor, they may seek to set aside such contractual relationships, avoid their legal obligations thereunder or otherwise attempt to do less business with Lexar. In addition, to the extent that the announcement of the merger creates uncertainty among current and prospective suppliers and they delay decisions pending consummation of the proposed merger, Lexar's results of operations and profitability could be negatively affected. Unfavorable changes in Lexar's relationship with its flash suppliers or the loss of significant relationships as a result of the merger would materially and adversely affect Lexar's revenue and results of operations.

Risks Related to Micron

Micron has experienced dramatic declines in average selling prices for its memory products which have adversely affected Micron's business.

        Per megabit average selling prices for Micron's semiconductor memory products decreased 45% in the first six months of 2006 as compared to the first six months of 2005. In recent years, Micron has also experienced annual decreases in per megabit average selling prices for its semiconductor memory products including: 24% in 2005, 17% in 2003, 53% in 2002 and 60% in 2001. At times, average selling prices for Micron's semiconductor memory products have been below its costs. If average selling prices for Micron's memory products decrease faster than Micron can decrease per megabit costs, its business, results of operations or financial condition could be materially adversely affected.

Increased worldwide semiconductor memory production or lack of demand for semiconductor memory could lead to further declines in average selling prices.

        The transitions to smaller line-width process technologies and 300mm wafers in the industry have resulted in significant increases in the worldwide supply of DRAM and could continue to lead to future increases. Increases in worldwide supply of DRAM also result from DRAM fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to DRAM production. Several of Micron's competitors have announced plans to increase production through construction of new facilities or expansion of existing facilities. Increases in worldwide supply of DRAM, if not accompanied with increases in demand, could lead to further declines in average selling prices for Micron's products and could materially adversely affect its business, results of operations or financial condition.

As the consumer PC industry matures and as the rate of growth for sales of computers or for semiconductor memory included in such computers decreases, sales of Micron's semiconductor products could decrease.

        The majority of the semiconductor products Micron sells are PC DRAM. These products are used primarily in the consumer PC market. In recent years, this market has matured and grown at a rate significantly slower than in the past. A reduction in the rate of growth for sales of consumer computers or for semiconductor memory included in such computers could reduce sales of Micron's PC DRAM and Micron's business, results of operations or financial condition could be materially adversely affected.

Micron may be unable to reduce its per megabit manufacturing costs at the same rate as it has in the past.

        Historically, Micron's gross margin has benefited from decreases in per unit manufacturing costs achieved through improvements in Micron's manufacturing processes, including reducing the die size of Micron's existing products. In future periods, Micron may be unable to reduce its per unit manufacturing costs or reduce costs at historical rates due to the ever increasing complexity of manufacturing processes, to changes in process technologies or products which inherently may require relatively larger die sizes, or to strategic product diversification decisions affecting product mix. Per unit manufacturing costs may also be affected by the relatively smaller production quantities and shorter product lifecycles of imaging and certain specialty memory products.

Micron's formation of IMFT and the resulting plans to significantly increase Micron's NAND Flash memory production has numerous risks.

        On January 6, 2006, Micron initiated operations of the IMFT joint venture with Intel and, as a result, Micron plans to significantly increase its NAND Flash production in future periods. The IMFT agreement and Micron's NAND Flash strategy in general require substantial investment in capital expenditures for equipment and new facilities. They also require significant investments in research and development as well as investments to grow and develop new operations at multiple sites. These investments involve numerous risks. Micron is required to devote a significant portion of its existing semiconductor manufacturing capacity to the production of NAND Flash instead of its other products. In conjunction with the IMFT agreement, Micron has entered into a contract with Apple Corporation to provide a significant portion of Micron's NAND Flash output for an extended period of time at contractually determined prices. Micron currently has a relatively small share of the world-wide market for NAND Flash.

        Micron's NAND Flash investments and commitments involve numerous risks, and may include the following:

  •
  increasing Micron's exposure to changes in average selling prices for NAND Flash;

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  difficulties in establishing new production operations at multiple locations;

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  increasing capital expenditures to increase production capacity and modify existing processes to produce NAND Flash;

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  increasing debt to finance future investments;

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  diverting management's attention from normal daily operations;

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  managing larger operations and facilities and employees in separate geographic areas; and

  •
  hiring and retaining key employees.

        Micron's NAND Flash strategy may not be successful and could materially adversely affect Micron's business, results of operations or financial condition.

The future success of Micron's imaging business will be dependent on continued market acceptance of Micron's products and the development, introduction and marketing of new imaging products.

        Micron's imaging business has grown rapidly in the recent periods. Sales of imaging products increased substantially from the second quarter of 2005 to the second quarter of 2006 and represented 13% of Micron's net sales in the second quarter of 2006. Micron's imaging products have much higher gross margins than the overall gross margins from Micron's memory products. As Micron continues to expand its imaging business, there can be no assurance that Micron will be able to maintain these growth rates or gross margins. The continued success of Micron's imaging products will depend on a number of factors, including:

  •
  development of products that maintain a technological advantage over the products of Micron's competitors;

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  accurate prediction of market requirements and evolving standards, including pixel resolution, output interface standards, power requirements, optical lens size, input standards and other requirements;

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  timely completion and introduction of new imaging products that satisfy customer requirements;

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  timely achievement of design wins with prospective customers, as manufacturers may be reluctant to change their source of components due to the significant costs, time, effort and risk associated with qualifying a new supplier; and

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  efficient, cost-effective manufacturing as Micron transitions to new products and higher volumes.

Micron may not be able to generate sufficient cash flows to fund its operations and make adequate capital investments.

        Micron's cash flows from operations depend primarily on the volume of semiconductor memory sold, average selling prices and per megabit manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, Micron must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. Cash and investments of IMFT and TECH are not available to finance Micron's other operations. In addition to cash provided by operations, Micron has, from time to time, utilized external sources of financing. Depending on general market and economic conditions or other factors, Micron may not be able to generate sufficient cash flows to fund its operations and make adequate capital investments.

The semiconductor industry is highly competitive.

        Micron faces intense competition in the semiconductor memory market from a number of companies, including Elpida Memory, Inc., Hynix Semiconductor Inc., Infineon Technologies AG,

Samsung Electronics Co., Ltd., SanDisk Corporation and Toshiba Corporation. Additionally, Micron faces competition from emerging companies in Taiwan and China that have announced plans to significantly expand the scale of their operations. Micron faces competition in the image sensor market from a number of suppliers of CMOS image sensors as well as a large number of suppliers of CCD image sensors. Some of Micron's competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which Micron competes, invest in technology and capitalize on growth opportunities. Micron's competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs. These factors have significantly increased worldwide supply and put downward pressure on prices.

Changes in foreign currency exchange rates could materially adversely affect Micron's business, results of operations or financial condition.

        Micron's financial statements are prepared in accordance with U.S. generally accepted accounting principles and are reported in U.S. dollars. Across Micron's multi-national operations, there are transactions and balances denominated in other currencies, primarily the yen and euro. Micron estimates that, based on its assets and liabilities denominated in currencies other than U.S. dollar as of March 2, 2006, a 1% change in the exchange rate versus the U.S. dollar would result in foreign currency gains or losses of approximately $1.2 million for the yen and $1.2 million for the euro. In the event that the U.S. dollar weakens significantly compared to the yen or euro, Micron's results of operations or financial condition will be adversely affected.

If Micron's supply of semiconductor products from TECH is disrupted, its business, results of operations or financial condition could be materially adversely affected.

        TECH supplied approximately 25% of Micron's total megabits of memory produced in the second quarter of 2006. Micron has agreements to purchase all of the products manufactured by TECH subject to specific terms and conditions. Any reduction in supply could materially adversely affect Micron's business, results of operations or financial condition. In the event that Micron's supply of semiconductor products from TECH is reduced or eliminated, Micron's revenues and results of operations would be adversely affected.

New product development may be unsuccessful.

        Micron is developing new products that complement its traditional memory products or leverage their underlying design or process technology. Micron has made significant investments in product and process technologies and anticipates expending significant resources for new semiconductor product development over the next several years. The process to develop imaging and certain specialty memory products requires Micron to demonstrate advanced functionality and performance, many times well in advance of a planned ramp of production, in order to secure design wins with its customers. There can be no assurance that Micron's product development efforts will be successful, that it will be able to cost-effectively manufacture these new products, that Micron will be able to successfully market these products or that margins generated from sales of these products will recover costs of development efforts.

An adverse determination that Micron's products or manufacturing processes infringe the intellectual property rights of others could materially adversely affect Micron's business, results of operations or financial condition.

        As is typical in the semiconductor and other high technology industries, from time to time, others have asserted, and may in the future assert, that Micron's products or manufacturing processes infringe their intellectual property rights. In this regard, Micron is engaged in litigation with Rambus, Inc., or Rambus, relating to certain of Rambus' patents and certain of Micron's claims and defenses. On

August 28, 2000, Micron filed a complaint (subsequently amended) against Rambus in the U.S. District Court for the District of Delaware seeking monetary damages and declaratory and injunctive relief. Among other things, Micron's amended complaint alleges violation of federal antitrust laws, breach of contract, fraud, deceptive trade practices, and negligent misrepresentation. The complaint also seeks a declaratory judgment (i) that certain Rambus patents are not infringed by Micron, are invalid, and/or are unenforceable, (ii) that Micron has an implied license to those patents, and (iii) that Rambus is estopped from enforcing those patents against Micron. On February 15, 2001, Rambus filed an answer and counterclaim in Delaware denying that Micron is entitled to relief, alleging infringement of the eight Rambus patents named in Micron's declaratory judgment claim, and seeking monetary damages and injunctive relief. A number of other suits are pending in Europe alleging that certain of Micron's SDRAM and DDR SDRAM products infringe various of Rambus' country counterparts to its European patent 525 068, including: on September 1, 2000, Rambus filed suit against Micron Semiconductor (Deutschland) GmbH in the District Court of Mannheim, Germany; on September 22, 2000, Rambus filed a complaint against Micron and Reptronic (a distributor of Micron's products) in the Court of First Instance of Paris, France; and on September 29, 2000, Micron filed suit against Rambus in the Civil Court of Milan, Italy, alleging invalidity and non-infringement. In addition, on December 29, 2000, Micron filed suit against Rambus in the Civil Court of Avezzano, Italy, alleging invalidity and non-infringement of the Italian counterpart to European patent 1 004 956. Additionally, other suits are pending alleging that certain of Micron's DDR SDRAM products infringe Rambus' country counterparts to its European patent 1 022 642, including: on August 10, 2001, Rambus filed suit against Micron and Assitec (an electronics retailer) in the Civil Court of Pavia, Italy; and on August 14, 2001, Rambus filed suit against Micron Semiconductor (Deutschland) GmbH in the District Court of Mannheim, Germany. In the European suits against Micron, Rambus is seeking monetary damages and injunctive relief. Subsequent to the filing of the various European suits, the European Patent Office declared Rambus' 525 068 and 1 004 956 European patents invalid and revoked the patents. Micron also is engaged in litigation with Tessera, Inc., or Tessera, relating to certain of Tessera's patents and certain of Micron's patents. On March 1, 2005, Tessera filed suit against Micron in the U.S. District Court for the Eastern District of Texas alleging infringement of five Tessera patents. On June 22, 2005, Micron filed an answer and counterclaim denying Tessera's claims and alleging infringement of eight of Micron's patents. Micron also is engaged in litigation with Tadahiro Ohmi, or Ohmi. On June 2, 2005, Ohmi filed suit against Micron in the U.S. District Court for the Eastern District of Texas (amended on August 31, 2005) alleging infringement of a single Ohmi patent.

        Among other things, the above lawsuits pertain to certain of Micron's SDRAM, DDR SDRAM, and DDR2 SDRAM products, which account for a significant portion of Micron's net sales. A court determination that Micron's products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require Micron to make material changes to its products and/or manufacturing processes. Micron is unable to predict the outcome of assertions of infringement made against it. Any of the foregoing could have a material adverse effect on Micron's business, results of operations or financial condition.

        Micron has a number of patent and intellectual property license agreements. Some of these license agreements require Micron to make one time or periodic payments. Micron may need to obtain additional patent licenses or renew existing license agreements in the future. Micron is unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

Allegations of anticompetitive conduct.

        On June 17, 2002, Micron received a grand jury subpoena from the U.S. District Court for the Northern District of California seeking information regarding an investigation by the DOJ, into possible antitrust violations in the DRAM industry. Micron is cooperating fully and actively with the DOJ in its investigation of the DRAM industry. Micron's cooperation is pursuant to the terms of the DOJ's

Corporate Leniency Policy, which provides that in exchange for Micron's full, continuing and complete cooperation in the pending investigation, Micron will not be subject to prosecution, fines or other penalties from the DOJ.

        Subsequent to the commencement of the DOJ investigation, a number of purported class action lawsuits have been filed against Micron and other DRAM suppliers. Eighteen cases have been filed in various federal district courts (two of which have been dismissed) asserting claims on behalf of a purported class of individuals and entities that purchased DRAM directly from various DRAM suppliers during the period from April 1, 1999 through at least June 30, 2002. All of the cases have been transferred to the U.S. District Court for the Northern District of California for consolidated proceedings. The complaints allege price-fixing in violation of federal antitrust laws and seek treble monetary damages, costs, attorneys' fees, and an injunction against the allegedly unlawful conduct. Additionally, four cases have been filed in the U.S. District Court for the Northern District of California asserting claims on behalf of a purported class of individuals and entities that indirectly purchased DRAM and/or products containing DRAM from various DRAM suppliers during the time period from April 1, 1999 through at least June 30, 2002. The complaints allege price fixing in violation of federal antitrust laws and various state antitrust and unfair competition laws and seek treble monetary damages, restitution, costs, interest and attorneys' fees. In addition, at least 62 cases have been filed in various state and federal courts (five of which have been dismissed) asserting claims on behalf of a purported class of indirect purchasers of DRAM. Cases have been filed in the following states: Arkansas, Arizona, California, Florida, Hawaii, Iowa, Kansas, Massachusetts, Maine, Michigan, Minnesota, Mississippi, Montana, North Carolina, North Dakota, Nebraska, New Hampshire, New Jersey, New Mexico, Nevada, New York, Ohio, Pennsylvania, South Dakota, Tennessee, Utah, Vermont, Virginia, Wisconsin, and West Virginia, and also in the District of Columbia and Puerto Rico. The complaints purport to be on behalf of individuals and entities that indirectly purchased DRAM and/or products containing DRAM in the respective jurisdictions during various time periods ranging from 1999 through the filing date of the various complaints. The complaints allege violations of various jurisdictions' antitrust, consumer protection and/or unfair competition laws relating to the sale and pricing of DRAM products and seek treble monetary damages, restitution, costs, interest and attorneys' fees. A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California (San Francisco) for consolidated proceedings. Additionally, three cases have been filed in the following Canadian courts: Superior Court, District of Montreal, Province of Quebec; Ontario Superior Court of Justice, Ontario; and Supreme Court of British Columbia, Vancouver Registry, British Columbia. The substantive allegations in these cases are similar to those asserted in the cases filed in the United States. Based upon Micron's analysis of the claims made and the nature of the DRAM industry, Micron believes that class treatment of these cases is not appropriate and that any purported injury alleged by plaintiffs would be more appropriately resolved on a purchaser-by-purchaser basis. In addition, the Attorneys General of Alaska, Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Jersey, New Mexico, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin are investigating potential state and federal civil claims against Micron and other DRAM suppliers on behalf of state and governmental entities that were direct or indirect purchasers of DRAM and potentially on behalf of other indirect purchasers of DRAM. Micron has been served with civil investigative demands or subpoenas issued by at least six of the state Attorneys General and is responding to those requests. Micron is unable to predict the outcome of these lawsuits and investigations. The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on Micron's business, results of operations or financial condition.

        On May 5, 2004, Rambus filed a complaint in the Superior Court of the State of California (San Francisco County) against Micron and other DRAM suppliers. The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices on Rambus DRAM, or RDRAM, and unfair competition. Tessera also has asserted certain antitrust and unfair competition claims relating to Tessera's packaging technology. These complaints seek treble damages, punitive damages, attorneys' fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaints. Micron is unable to predict the outcome of the suit. A court determination against Micron could result in significant liability and could have a material adverse effect on its business, results of operations or financial condition.

Allegations of violations of securities laws.

        On February 24, 2006, a putative class action complaint was filed against Micron and certain of its officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Three substantially similar complaints have been filed subsequently. The cases purport to be brought on behalf of a class of purchasers of Micron's stock during the period February 24, 2001 to February 13, 2003. The complaints generally allege violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct or Micron's operations and financial results. The complaints seek unspecified damages, interest, attorneys' fees, costs, and expenses. Micron expects that these four lawsuits will be consolidated and that a single consolidated class action complaint will be filed.

        In addition, on March 23, 2006 a stockholder derivative action was filed in the Fourth District Court for the State of Idaho (Ada County), allegedly on behalf of and for Micron's benefit, against certain of its current and former officers and directors. Micron was also named as a nominal defendant. The complaint is based on the same allegations of fact as in the securities class actions filed in the U.S. District Court for the District of Idaho and alleges breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and insider trading. The complaint seeks unspecified damages, restitution, disgorgement of profits, equitable and injunctive relief, attorneys' fees, costs, and expenses. The complaint is derivative in nature and does not seek monetary damages from Micron. However, Micron may be required, throughout the pendency of the action, to advance payment of legal fees and costs incurred by the defendants.

Current economic and political conditions may harm Micron's business.

        Global economic conditions and the effects of military or terrorist actions may cause significant disruptions to worldwide commerce. If these disruptions result in delays or cancellations of customer orders, a decrease in corporate spending on information technology or Micron's inability to effectively market, manufacture or ship its products, Micron's business, results of operations or financial condition could be materially adversely affected.

Micron faces risks associated with its international sales and operations that could materially adversely affect its business, results of operations or financial condition.

        Sales to customers outside the United States approximated 67% of Micron's consolidated net sales for the second quarter of 2006. In addition, Micron has manufacturing operations in Italy, Japan, Puerto Rico, Scotland and Singapore. Micron's international sales and operations are subject to a variety of risks, including:

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  currency exchange rate fluctuations;

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  export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

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  political and economic instability;

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  problems with the transportation or delivery of Micron's products;

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  issues arising from cultural or language differences and labor unrest;

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  longer payment cycles and greater difficulty in collecting accounts receivable; and

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  compliance with trade and other laws in a variety of jurisdictions.

        These factors may materially adversely affect Micron's business, results of operations or financial condition.

If Micron's manufacturing process is disrupted, Micron's business, results of operations or financial condition could be materially adversely affected.

        Micron manufactures products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase Micron's per megabit manufacturing costs. From time to time, Micron has experienced minor disruptions in its manufacturing process as a result of power outages or equipment failures. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or Micron may be unable to meet its customers' requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs or loss of revenues or damage to customer relationships, which could materially adversely affect Micron's business, results of operations or financial condition.

Disruptions in Micron's supply of raw materials could materially adversely affect its business, results of operations or financial condition.

        Micron's operations require raw materials that meet exacting standards. Micron generally has multiple sources of supply for its raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet Micron's standards. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound. Shortages may occur, from time to time, in the future. In addition, disruptions in transportation lines could delay Micron's receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If Micron's supply of raw materials is disrupted or Micron's lead times extended, Micron's business, results of operations or financial condition could be materially adversely affected.

Products that do not meet specifications or that contain, or are perceived by Micron's customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on it or otherwise materially adversely affect its business, results of operations or financial condition.

        Because the design and production process for semiconductor memory is highly complex, it is possible that Micron may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after Micron has shipped such products, Micron could be adversely affected in several ways, including the following:

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  Micron may replace products or otherwise compensate customers for costs incurred or damages caused by defective or incompatible products, and

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  Micron may encounter adverse publicity, which could cause a decrease in sales of its products.

Micron expects to make future acquisitions where advisable, which involve numerous risks.

        Micron expects to make future acquisitions where it believes it is advisable to enhance stockholder value. Acquisitions involve numerous risks, including:

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  increasing Micron's exposure to changes in average selling prices for semiconductor products;

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  difficulties in integrating the operations, technologies and products of the acquired companies;

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  increasing capital expenditures to upgrade and maintain facilities;

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  increasing debt to finance any acquisition;

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  diverting management's attention from normal daily operations;

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  managing larger operations and facilities and employees in separate geographic areas; and

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  hiring and retaining key employees.

        Mergers and acquisitions of high-technology companies are inherently risky, and future acquisitions may not be successful and may materially adversely affect Micron's business, results of operations or financial condition.

 Risks Related to Lexar

Risks Related to Lexar's Business

Lexar has a history of losses and may not be able to become profitable.

        Lexar incurred net losses in both 2004 and 2005, including a net loss of $23.8 million in the fourth quarter of 2005 and a net loss of $36.2 million for fiscal 2005. Lexar had a net loss of $36.8 million in the first quarter ended March 31, 2006 and expects to continue to incur net losses for the foreseeable future. As of March 31, 2006, Lexar had an accumulated deficit of approximately $240.5 million. Lexar's ability to become profitable depends on the rate of price decreases for its products; the cost of its components, particularly flash memory; the growth of the markets for digital cameras or other host devices that use digital storage media; the extent to which its products, particularly its higher-margin products, are accepted by these markets; its ability to charge a premium for its higher-performance products; the success of its products and distribution channel; its ability to control its operating expenses, particularly its litigation costs; its ability to generate increased licensing revenue from its intellectual property; and its ability to adequately manage its inventories and the challenges associated with the breadth and diversity of its product offerings. Lexar also must continue to reduce the costs of producing and selling its flash media products by controlling its internal and channel inventories, securing the best available pricing for flash memory and components used in Lexar's digital media products and reducing its manufacturing costs. If Lexar is unsuccessful in increasing revenues from its higher margin products and controlling its operating expenses, Lexar may not be able to become profitable on a quarterly or an annual basis.

Lexar's products are characterized by average selling prices that have historically declined over relatively short time periods and Lexar is currently in a period of very significant price declines. If Lexar is unable to effectively manage its inventories and channel inventories, reduce its costs, introduce new products with higher average selling prices or increase its sales volumes, its revenues and gross margins will be negatively impacted.

        Lexar's competitors and customers impose significant pricing pressures on Lexar. In the first quarter of 2006, Lexar's competitors' prices have declined dramatically. Lexar's prices have fallen faster than its costs, particularly the cost of flash memory, which has resulted in additional margin pressure. In addition, because a large percentage of Lexar's sales are to a small number of customers that are primarily retail consumer chains, distributors and large OEMs, these customers have exerted, and Lexar expects they will continue to exert, pressure on Lexar to make price concessions or to match pricing of Lexar's competitors. In the past, Lexar has significantly reduced the prices of many of its flash products from time to time. Lexar reduced prices again in the first quarter of 2006, and Lexar expects it will need to continue to do so to remain competitive. Any reduction in prices by Lexar in response to pricing pressures will hurt its gross margins unless Lexar can reduce its costs and manage its internal and channel inventories to minimize the impact of such price declines. In fact, for the first quarter of 2006, Lexar experienced negative product margins.

        If Lexar is unable to reduce its costs to offset declines in average selling prices or increase the sales volume of its existing products, particularly higher-capacity or premium products, Lexar's revenues and gross margins will be adversely affected. This may negatively impact Lexar's anticipated growth in product revenues as well as Lexar's gross margins, particularly if the decline in its average selling prices is not matched by price declines in its component costs, primarily the cost of flash memory. Furthermore, even if Lexar experiences price declines in its component costs, such price reductions could result in reduced margins when it sells products that include components in inventory which were previously purchased at a higher price.

Because Lexar protects many of its retail customers and distributors against the effects of price decreases on their inventories of its products, Lexar has in the past and may in the future incur large price protection charges if it reduces its prices when there are large quantities of its products in its distribution channel.

        Nearly all of Lexar's retail product sales in 2003, 2004, 2005 and the first quarter of 2006 were made through resellers to which Lexar has provided price protection. Price protection allows customers to receive a price adjustment on existing inventory when its published price is reduced. In an environment of slower demand and abundant supply of products, price declines and channel promotions expenses are more likely to occur and, should they occur, are more likely to have a significant impact on Lexar's operating results. Further, in this environment, high channel inventory may result in substantial price protection charges. These price protection charges have the effect of reducing gross sales and gross margin. Price protection in Lexar's retail channel was approximately $13.3 million, or 3.4% of product revenues, during 2003; approximately $52.6 million, or 7.8% of product revenues, during 2004; approximately $19.3 million, or 2.3% of product revenues, during 2005 and approximately $16.6 million, or 13.8% of product revenues in the first quarter of 2006. In the first quarter of 2006, Lexar reduced its prices significantly in response to competitive pressures. Lexar anticipates that it will continue to incur price protection charges for the foreseeable future due to competitive pricing pressures and, as a result, its revenues and gross margins will be adversely affected.

Lexar has written down and may need to further write-down its inventory if its sales levels do not match its expectations or if selling prices decline more than it anticipates, which could adversely impact Lexar's revenues and gross margins.

        Lexar operates in an industry that is characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence, all of which make it more challenging to effectively manage Lexar's inventory. Lexar's inventories are stated at the lower of cost or market value. Determining market value of inventories involves numerous judgments, including judgments regarding average selling prices and sales volumes for future periods. Lexar primarily utilizes estimated selling prices for measuring any potential declines in market value below cost. When market value is determined to be below cost, Lexar makes appropriate allowances to reduce the value of inventories to net realizable value. This may occur where Lexar determines that inventories are slow moving, obsolete or excess or where the selling price of the product is insufficient to cover product costs and selling expenses.

        Lexar has a significant amount of inventory related to its packaging and labels. Lexar had previously announced its introduction of a new branding campaign. As Lexar transitioned to new packaging related to its new branding initiatives, Lexar had excess inventory related to earlier brand designs. Lexar is also in the process of shifting and has shifted to other suppliers to meet its packaging needs. Certain of Lexar's suppliers purchase components on its behalf. As Lexar shifted to new suppliers, it had additional write downs associated with inventory that was slow-moving, obsolete or excess or could not be transferred to its new suppliers.

        Cost of product revenues in 2003, 2004 and 2005 included the write-down of inventories totaling $4.1 million, $17.4 million and $31.0 million, respectively. If actual product demand or selling prices are less favorable than Lexar estimates, Lexar may be required to take additional inventory write-downs and its revenues and gross margins will be negatively impacted.

        As part of Lexar's write-down of inventory in 2005, Lexar took into account adverse purchase commitments along with inventory held at its contract manufacturers and fulfillment houses where purchases were made on its behalf based on forecasts. Lexar reserved approximately $2.6 million for this inventory in the fourth quarter since usage of these supplies has not occurred or are not contemplated to occur within a reasonable time. No provision was recorded in the first quarter of 2006, but charges may continue to occur in future quarters.

Lexar's operating results and gross margins have fluctuated in the past, may fluctuate significantly in the future and are difficult to predict. If Lexar's future results are below the financial guidance provided by Lexar or the expectations of investors or securities analysts, the market price of its common stock could decline significantly.

        Lexar's operating results and gross margins have fluctuated in the past and may vary significantly in the future based on a number of factors related to its industry and the markets for its products. Lexar will have little or no control over many of these factors and any of these factors could cause Lexar's operating results and gross margins, and consequently the price of its common stock, to fluctuate significantly. These factors include, among others:

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  competitive pricing pressures for the products Lexar sells, including the timing and amount of any reductions in the average selling prices of Lexar's products and services;

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  the failure of cost decreases to keep up with price decreases for Lexar's products;

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  the timing and amount of expenses related to obsolescence and disposal of excess inventory and the difficulty of forecasting and managing Lexar's inventory levels, including inventories on consignment and at contract manufacturers;

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  the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative advertising payments and other concessions and discounts that Lexar may need to provide to some of its customers due to competitive pricing pressures;

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  the mix of business between retail, OEM and licensing;

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  whether Lexar can sell controllers, digital media accessories and other components in the volumes and at the prices it anticipates;

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  fluctuation in demand for Lexar's products, including seasonal demand for its products and the volume and timing of potential retail customer and distributor orders;

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  the timely availability of flash memory, particularly flash memory that meets Lexar's technological requirements and the availability to Lexar of lower cost multi-level cell, or MLC, flash memory;

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  the decision of Lexar's customers to return products or rotate their stock;

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  the inability of suppliers to fully indemnify Lexar should Lexar be subjected to litigation;

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  the availability of sufficient silicon wafer foundry capacity and product components to meet customer demand;

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  the difficulty of forecasting sell-through rates of Lexar's products and their impact on inventory levels at its resellers if sell-through data is not timely reported to Lexar, which may result in additional orders being delayed or reduced and inventory being returned;

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  price reductions in key components, such as flash memory, which could result in reduced margins when selling products that include previously purchased components held in inventory;

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  increases in costs charged by Lexar's component or card suppliers or the failure of its suppliers to decrease the prices they charge to Lexar when industry prices decline;

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  the timing and amount of orders or cancellations from existing and new customers and penalties imposed by customers for failure to meet their requirements;

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  the commencement of, involvement in or the expansion, appeal or settlement of Lexar's litigation;

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  any changes in the trend of declining average selling prices per unit sold of digital storage media;

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  competing flash card standards, which displace the standards used in Lexar's products and Lexar's customers' products;

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  shortages of components such as capacitors and printed circuit boards required for the manufacturing of Lexar's products;

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  exchange rate fluctuations, particularly the U.S. dollar to British pound and Japanese yen and the British pound to Euro exchange rates;

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  the announcement or introduction of products and technologies by competitors; and

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  potential product quality problems which could raise return or rework costs.

        In addition, as a result of the emerging nature of Lexar's market, Lexar may be unable to accurately forecast its revenues and gross margins. Lexar incurs expenses based predominantly on operating plans and estimates of future revenues. Lexar's expenses are to a large extent fixed in the short term and it may not be able to adjust them quickly to meet a shortfall in revenues during any particular quarter. Lexar also plans inventory levels based on anticipated demand for its products and on anticipated product mix. As Lexar anticipates increased demand for certain products Lexar increases its level of inventory, which results in increased risk if it inaccurately estimates anticipated demand. Also, because of irregular component shipments from certain of its suppliers, Lexar has had to carry a higher level of inventory as a buffer against delivery delays. Any significant shortfall in revenues in relation to Lexar's expenses and planned inventories would decrease its net income or increase its operating losses and harm its financial condition. Declines in Lexar's operating results or gross margins may cause Lexar to fail to meet the expectations of investors or securities analysts, which would be likely to cause the market price of its common stock to decline.

An unfavorable outcome or delays with respect to Lexar's ongoing trade secrets litigation with Toshiba could lead to a decline in its stock price.

        In March 2005, a jury found Toshiba Corporation and Toshiba America Electronic Components, Inc. liable to Lexar for breach of fiduciary duty and theft of trade secrets and awarded Lexar over $465 million in damages, including a punitive damage award for conduct by Toshiba that the jury found to be oppressive, fraudulent or malicious.

        On December 2, 2005, the Court issued an order granting defendants' motion for a new trial on the economic and monetary awards for misappropriation of trade secrets and breach of fiduciary duty. The Court denied defendants' motion for a new trial on all other grounds and also denied the motion for judgment notwithstanding the verdict. The effect of the Court's order is that the jury's damage award of approximately $465 million has been set aside and interest will not accrue on this amount.

        Both defendants and Lexar have appealed the Court's December 2, 2005 order. Defendants have appealed from those portions of the order that denies them a new trial on liability and denies their motion for judgment notwithstanding the verdict. Lexar has appealed from that portion of the order that grants defendants a new trial on damages. Defendants have also protectively cross-appealed from the judgment, meaning that should the order granting a new trial on damages be set aside, the Court of Appeals would need to address aspects of the judgment that defendants challenge in that context. In all events, because of the parties' cross appeals from the new trial order, the Court of Appeals will address both damages and liability issues presented by the jury's verdict.

        If the briefing goes as expected, Lexar expects that the Court of Appeals will hold argument on the appeals in the third or fourth quarter of 2007. There are a number of possible dispositions of the appeal, including an across-the-board affirmance of the order granting a new damages trial and denying defendants' motion for judgment notwithstanding the verdict. If this occurs, and if the Supreme Court does not grant review of the Court of Appeal's decision, the new damages trial would likely take place in the Santa Clara County Superior Court in 2008. If the Supreme Court granted review, however, the appellate proceedings would likely not conclude until 2010, with a new damages trial possible thereafter.

        During the time the case remains pending, Lexar expects to incur substantial additional legal costs. The Court of Appeals could also award the payment of costs to the prevailing party on appeal which could be in the millions of dollars. If Toshiba prevailed on appeal or if the appeal were delayed, this could have a negative impact on the value of its stock.

Lexar has changed its pricing strategy to aggressively match its competitors' product price declines, which could result in reductions to its revenues, gross margins and market share.

        In the first quarter of 2005, Lexar announced that it would focus its business on profitability, potentially at the expense of revenue growth and market share. However, in the first quarter of 2006, Lexar's competitors made very significant across the board price decreases affecting substantially all of Lexar's products. In response to these competitive pricing pressures in the first quarter of 2006, Lexar adjusted its strategy and significantly lowered its prices to remain competitive in the market place. Lexar may be required to make further price reductions in response to competitive pricing pressures. Lexar intends to continue to manage its selling prices with the intention of focusing on profitability as much as possible while balancing its goal to maintain its retail market position. If Lexar cannot offset such lower prices with lower costs through its suppliers, it will have a negative impact on its gross margins. If the retail selling prices of Lexar's products are not competitive with Lexar's competitors' selling prices, its resellers may further reduce their orders, purchase from other vendors or return unsold product to Lexar within the scope of their agreements.

If Lexar's controller and other component sales decline in 2006 and beyond, Lexar's revenues, gross margins and results of operations would be negatively impacted.

        In 2005, Lexar's revenues from its OEM channel increased to $196.7 million but declined in the first quarter of 2006 to $17.8 million. Lexar's OEM channel sales consist primarily of kits consisting of its controller with other components, such as flash memory, as well as its controllers sold as a stand-alone product, and to original equipment manufacturers, and companies that target the flash card market. Lexar's components business grew rapidly in 2005 because of the general industry shortage in flash memory. Lexar's component customers include OEMs and companies that serve retail card markets. This business is opportunistic and generally depends on tight flash supply. If Lexar's sales of these components decline in 2006 or beyond, or if it cannot successfully sell such products according to its current plans or maintain the rights to do so, its revenues and results of operations would be negatively impacted. Lexar's sales of other components also had a positive impact on its days sales outstanding in 2005 which would be negatively impacted as such sales decrease.

If Lexar is unable to continue to develop, competitively market and successfully sell its JumpDrive portable flash storage product line, its revenues, gross margins and results of operations will be negatively impacted.

        Lexar derives a significant portion of its revenues and gross margin from sales of its JumpDrive flash storage products. The market for USB drives has become increasingly competitive. Lexar believes that design has become an important selling feature for these products unlike other flash cards which have fixed dimensions and specifications. If Lexar cannot continue to develop, market and sell these products, particularly with designs that appeal to a broad group of customers, and successfully educate consumers regarding the products' selling features in order to gain commercial acceptance and premium pricing, Lexar's revenues, gross margins and operating results may suffer.

Lexar depends on a few key customers and the loss of any of them could significantly reduce its revenues.

        Historically, a small number of Lexar's customers have accounted for a significant portion of its revenues. During 2005 and the first quarter of 2006, sales to the ten customers from which Lexar received the greatest revenues accounted for approximately 47.9% and 60.4% Lexar's gross revenues, respectively. Sales to one customer, Wal-Mart (including Sam's Club), represented 19.6% and 25.4% of Lexar's gross revenues for 2005 and the first quarter of 2006, respectively. In 2005, Lexar lost product placements to its competitors at certain retailers and other retail accounts due to competitive pricing pressures and its focus on profitability. Lexar expects that if it does not maintain competitive pricing, such accounts could be a smaller portion of its business in the rest of 2006 and for the foreseeable future.

        Lexar's revenues could decline if one or more of Lexar's largest customers were to:

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  significantly reduce, delay or cancel their orders;

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  decide to purchase digital media manufactured by one of Lexar's competitors;

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  terminate their relationship with Lexar;

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  develop and manufacture their own digital media; or

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  cease operations due to a downturn in the global economy.

        In addition, Lexar does not carry credit insurance on its accounts receivables and any difficulty in collecting outstanding amounts due from its customers, particularly customers that place larger orders or experience financial difficulties, could adversely affect Lexar's revenues and Lexar's net income. Because Lexar's sales are made by means of standard purchase orders rather than long-term contracts, there can be no assurance that these customers will continue to purchase quantities of Lexar's products at current levels, or at all.

        Lexar expects its operating results for at least the next several years to continue to depend on sales to a relatively small number of customers.

A lack of effective internal control over financial reporting could result in an inability to accurately report Lexar's financial results that could lead to a loss of investor confidence in Lexar's financial reports and have an adverse effect on Lexar's stock price.

        Effective internal control over financial reporting is essential for Lexar to produce reliable financial reports. If Lexar cannot provide reliable financial information or prevent fraud, its business and operating results could be harmed. Lexar has in the past discovered, and may in the future discover, deficiencies in Lexar's internal control over financial reporting. In connection with Lexar's management's evaluation of Lexar's internal control over financial reporting as of December 31, 2005, management identified two control deficiencies that constitute material weaknesses. As more fully described in Item 9A of Lexar's Annual Report on Form 10-K/A for the year ended December 31, 2005, which is incorporated by reference into this proxy statement/prospectus, as of December 31, 2005, Lexar's management determined that Lexar did not maintain effective internal control over:

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  revenue recognition; and

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  the accounting for inventory.

        As a result of the material weaknesses identified, Lexar concluded that its internal control over financial reporting was not effective as of December 31, 2005, and PricewaterhouseCoopers LLP, Lexar's independent registered public accounting firm, issued an adverse opinion on the effectiveness of Lexar's internal control over financial reporting as of December 31, 2005. Although Lexar has continued to take certain steps to remediate the material weaknesses identified in its internal control over financial reporting, these measures have not been entirely successful, and Lexar continues to record post-closing adjustments with respect to revenue recognition, accounting for inventory and inventory valuation reserves and related accruals. Lexar is working to identify additional controls and procedures, and Lexar will need to test the effectiveness of these ongoing actions. A failure to successfully implement and maintain effective internal control over financial reporting, including any ineffectiveness of the corrective actions Lexar implements to address the control deficiencies, could result in a material misstatement of Lexar's financial statements or otherwise cause Lexar to fail to meet its financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of Lexar's financial reports, which could have an adverse effect on Lexar's stock price.

Lexar's strategic partnership with Kodak and Lexar's ongoing relationships with OEM customers pose significant challenges for Lexar, and if Lexar is unable to manage these relationships, its business and operating results will be adversely affected.

        Lexar has entered into an exclusive multi-year agreement with Eastman Kodak Company, or Kodak, under which Lexar will manufacture and distribute a full range of KODAK branded memory cards. The management of the Kodak business could adversely affect Lexar's revenues and gross margins if Lexar is, among other things, unable to:

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  properly manage the distribution and use of the KODAK brand;

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  control the sales and marketing expenses associated with launching the brand in new channels;

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  plan for anticipated changes in demand;

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  effectively leverage the KODAK brand to achieve premium pricing and grow market share;

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  maintain the market share position of the Lexar brand; and

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  appropriately allocate resources to support a dual branding strategy.

        In the future, a meaningful portion of Lexar's revenue may be derived from sales of digital media under the Kodak brand. Lexar has a number of obligations that Lexar must fulfill under Lexar's agreement with Kodak to keep the license exclusive and to keep it in effect. These obligations include compliance with Kodak guidelines and trademark usage, customer satisfaction, and the requirement that Lexar meet market share goals and target minimum royalty payments. As of December 31, 2005, Lexar had not met these targets. Kodak has informed Lexar that it intends to make Lexar's license non-exclusive. In addition, although Kodak has indicated that it does not intend to terminate Lexar's license in its entirety in the future Kodak may have the right to do so. Lexar's financial results could be significantly negatively impacted by the loss of exclusivity, or if Lexar were to lose the right to sell under the Kodak brand in its entirety.

        In addition, Lexar's business may also be negatively impacted if it is unable to manage its existing relationships with its OEM customers. Lexar's OEM customers include many large domestic and international companies that have greater financial resources and bargaining power than Lexar does. As a result, Lexar's agreements with some of these customers include restrictions and commitments that could adversely affect its revenues and gross margins. These contractual provisions include, among others:

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  guaranteed pricing and price protection;

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  commitments to supply product at the customer's requested volumes; penalties for late shipment, delivery cancellation or failure to meet certain quality assurances;

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  agreements not to sue, or assert Lexar's intellectual property rights against, such customers; and

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  limitations on Lexar's ability to terminate such agreements.

Lexar is substantially leveraged, which could adversely affect Lexar's ability to adjust its business, to develop or enhance its products, expand its operations, respond to competitive pressures or obtain additional financing.

        Lexar has significant indebtedness. In March and May 2005, Lexar issued $70.0 million in aggregate principal amount of 5.625% Senior Convertible Notes due April 1, 2010.

        The degree to which Lexar is leveraged could have important consequences, including, but not limited to, the following:

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  Lexar's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

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  a substantial portion of Lexar's cash flow from operations will be dedicated to the payment of the principal and interest on Lexar's indebtedness;

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  if Lexar elects to pay any premium on the senior convertible notes with shares of its common stock or Lexar is required to pay a "make-whole" premium with its shares of common stock, Lexar's existing stockholders' interest in Lexar would be diluted; and

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  Lexar may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

        Lexar's ability to pay interest and principal on Lexar's asset-based credit facility and debt securities, to satisfy other debt obligations which may arise and to make planned expenditures will be dependent on Lexar's future operating performance, which could be affected by changes in economic conditions and other factors, some of which are beyond Lexar's control. A failure to comply with the covenants and other provisions of Lexar's debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that may contain cross-default or cross-acceleration provisions. At December 31, 2005, Lexar was in technical default of one of the reporting covenants under the Wells Fargo Foothill facility. Although Lexar has obtained from the bank a waiver of Lexar's compliance with this covenant and any corresponding event of default, there is no assurance that the bank will provide a waiver in the event of any future non-compliance. As of March 31, 2006, there were no outstanding borrowings under the Wells Fargo Foothill facility, and Lexar was in compliance with all covenants. If Lexar is at any time unable to generate sufficient cash flow from operations to service Lexar's indebtedness, Lexar may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that Lexar will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to Lexar.

        If Lexar cannot raise needed funds on acceptable terms, or at all, it may not be able to maintain its product development schedule, respond to competitive pressures or grow its business. Failure to obtain additional funds when required could also result in inadequate capital to operate Lexar's business in accordance with Lexar's plans and require it to cut back operations, which could result in a further decline in revenues, or to cease its operations. If Lexar needs to raise additional funds during the next twelve months to fund potential growth or Lexar's operations, it could be difficult to obtain additional financing on favorable terms, or at all. Lexar may try to obtain additional financing by issuing shares of common stock, preferred stock, convertible debt securities, or warrants or otherwise, which could dilute Lexar's existing stockholders.

Lexar primarily depends upon Samsung for its flash memory. If Samsung is unable to provide Lexar with sufficient quantities of flash memory when Lexar needs it at prices and sales terms that allow Lexar to be competitive in the marketplace, if Samsung is unable to remain technologically competitive, or if Samsung were to reduce or eliminate Lexar's credit terms, Lexar would not be able to manufacture and deliver digital media to Lexar's customers in accordance with their volume, price and schedule requirements, which would have a serious negative impact on Lexar's revenues and margins.

        As a result of the supply agreement Lexar entered into with Samsung in 2001, Samsung is Lexar's primary supplier of flash memory, which is the primary cost of Lexar's digital media. During 2005 and the first quarter of 2006, the demand for flash memory was greater than the supply of flash memory due to the continuing demand for digital consumer products, such as cellular phones, digital cameras and MP3 players, and accompanying digital media products. Lexar expects that flash will again become in tight supply in the second half of 2006. If Lexar is unable to obtain sufficient quantities of flash memory from Samsung or from another flash memory supplier in a timely manner and at competitive prices, it will not be able to manufacture and deliver flash memory products to satisfy its customers' requirements.

        Lexar typically needs to build a strategic inventory of key components, including flash, in advance of its customers' needs. If Lexar does not forecast accurately, it may not have enough flash to build cards to meet its customers' needs or it may have too much inventory or inventory of the wrong type.

        Although a number of semiconductor companies have begun to manufacture flash memory that would meet some of Lexar's needs, Lexar expects Samsung and Toshiba will continue to dominate the market for high density flash chips as the new flash memory suppliers are generally beginning their production with lower density products and are not expected to bring significant supply of larger capacity flash to market over the period. The new flash suppliers have been delayed in their efforts to enter the flash chip market and their technical roadmaps may now be substantially behind the products manufactured and sold by Samsung and Toshiba. Even as additional flash memory capacity becomes available from new suppliers, these suppliers may not be able to supply Lexar's flash memory needs at competitive prices if Lexar cannot obtain adequate supplies from Samsung. Even if Lexar is able to obtain flash memory in sufficient volumes and on schedules that permit it to satisfy its delivery requirements, the prices charged by Samsung or other suppliers have not and may not enable Lexar to compete effectively in Lexar's market. If Lexar is unable to satisfy the requirements of its customers or supply digital media to them in the volumes and at the pricing they request, they will likely reduce future orders, impose penalties on Lexar for failure to meet their requirements or eliminate Lexar as a supplier. Lexar's reputation would likely also be harmed and it may not be able to replace any lost business with new customers. If Lexar is unable to obtain flash memory at economical prices, its gross margins would decline unless Lexar could raise the prices of its products in a commensurate manner or offset the cost increases elsewhere. The existing competitive conditions in Lexar's industry may not permit Lexar to do so, which would adversely impact Lexar's revenues and gross margins.

        In addition, if Samsung does not offer Lexar prices, sales terms and credit terms that are appropriate to meet Lexar's growing needs, Lexar might have to seek alternate suppliers or additional financing. If Samsung does not follow through on its agreements with Lexar with respect to allocation of flash supply, flash packaging types that it would provide, pricing and other rights, Lexar's revenue and margins would be adversely affected. Samsung may not be able to offer Lexar flash memory in the type of packaging or technical specifications that Lexar needs which would leave Lexar unable to manufacture certain card formats. Additionally, Samsung and other current and potential suppliers of flash memory are located in Asia, a region that has been, and in the future may be, affected by economic and political instability that could adversely affect the price and supply of flash memory. Furthermore, if Samsung is unable to increase its output of flash memory in a manner commensurate with Lexar's needs, or to manufacture flash memory that is technologically and price competitive, or if it has any interruptions in shipment for any reason, Lexar would be unable to satisfy its customers'

requirements. For example, Samsung has previously emphasized smaller flash geometries over multi-level cell technology. In contrast, Toshiba and SanDisk are manufacturing multi-level cell technology in volume at high yields, which appears to give them significant cost advantages over single-level cell technologies.

        Samsung has from time to time considered directly entering the retail market for flash media, which would make it a direct competitor to Lexar. Because flash memory represents a significant portion of the cost of flash media, flash manufacturers like Samsung may have a competitive advantage.

        In October 2005, Lexar agreed to extend its supply agreement with Samsung until March 2011, unless the agreement is earlier terminated as a result of a party's breach of the agreement or bankruptcy. If Lexar's supply agreement with Samsung were to terminate and Lexar was unable to secure a sufficient volume of flash memory from other suppliers at competitive pricing, Lexar's ability to deliver flash memory products to satisfy its customers' requirements would be negatively impacted.

In 2005, Lexar modified its pricing strategy and significantly reduced its promotional programs and, in the first quarter of 2005, increased prices on certain products to most of its customers which resulted in loss of product placements. Many of Lexar's retail customers and distributors have rights of return, and if they decide to terminate their relationships with Lexar and purchase from other vendors as a result of Lexar's promotion and pricing actions, similar future actions or otherwise, Lexar may be required to take back large quantities of unsold customer inventory which could have an adverse effect on its revenues.

        Substantially all of Lexar's sales of its digital media products to end-users are made through distributors and retailers. Lexar's sales through these channels often include rights to return unsold customer inventory still in the customers' inventory for credit. In 2005, Lexar modified its pricing strategy and significantly reduced its promotional programs. Additionally, in the first quarter of 2005, Lexar increased prices on certain products to most of its customers to better align its selling prices with its cost structure, and many of its products remain priced at a premium in relation to certain of its competitors. If Lexar's products do not sell through to the end customer, Lexar's resellers or their customers may decide to reduce their orders, purchase from other vendors or return unsold product to Lexar. In the past several quarters, Lexar has lost product placements to its competitors at Wal-Mart (including Sam's Club), CompUSA, Best Buy, Circuit City and other resellers in part because of Lexar's pricing strategy and competitive pricing pressures. In addition, at Wal-Mart (including Sam's Club), which accounted for 19.6% and 25.4% of Lexar's gross revenue in 2005, and the first quarter of 2006, respectively, Lexar has experienced a significant decline in sales due to the addition of other vendors.

        If Lexar's resellers reduce or cancel their orders, they may also decide to exercise their rights of return and require that Lexar take back large quantities of unsold customer inventory. As a result of the product placements Lexar has recently lost to its competitors at certain resellers, Lexar has experienced an increase in product returns. Lexar's customers generally place orders on the expectation of certain promotional support from Lexar, and if Lexar does not increase its promotional activities, those customers may decide to return significant amounts of products. Furthermore, if there are significant inventories of old products in Lexar's distribution channel when a new product is released, or if these distributors and retailers are unsuccessful in selling Lexar's products, there could be substantial product returns. Further, in the first quarter of 2006, Lexar reduced its prices significantly which could cause the risk of further product returns. If Lexar's reserves are insufficient to account for these or future returns or if Lexar is unable to resell these products on a timely basis at similar prices, Lexar's revenues may be reduced. Because the market for Lexar's products is rapidly evolving, Lexar may not be able to resell returned products at attractive prices or at all.

Lexar depends on single suppliers for certain key components and products. Lexar does not have long-term supply contracts with many of these suppliers and Lexar is therefore exposed to certain risks, including price increases, late deliveries, poor component quality and a potential inability to obtain an adequate supply of components. In addition, there is a risk that Lexar will have inadequate or incomplete indemnification from these suppliers, so it also faces the risk that its margins and operating results would be severely negatively impacted if such components or products infringe the intellectual property rights of a third party or if it is found to owe license fees or royalties relating to these products.

        Lexar has a sole source of supply for certain key components in its digital media. Because Lexar depends on single suppliers for certain key components, and does not have a long-term supply contract with many of these suppliers, Lexar faces the risk of inadequate component supply, price increases, late deliveries and poor component quality. Any supplier may terminate their relationships with Lexar or pursue other relationships with Lexar's competitors, and if Lexar was to lose its relationship with these single suppliers, the lead time required to qualify new suppliers could be significant. Also, if Lexar loses its single suppliers or these suppliers are otherwise unable to satisfy Lexar's volume and delivery schedule requirements, it may be difficult to locate any suppliers who have the ability to develop, manufacture and deliver the specialized components Lexar needs for its products. If Lexar is unable to accurately predict its supply needs, or if Lexar's supply of components is disrupted, Lexar may incur significant inventory write downs, and Lexar may lose customers, incur penalties from its customers or be unable to attract new customers.

        Furthermore, not all of Lexar's suppliers provide Lexar with indemnification regarding Lexar's purchases. Other suppliers impose limits on their indemnification obligations. If such components or products infringe the intellectual property rights of a third party either alone or in combination or if Lexar is found to owe license fees or royalties relating to these components or products, Lexar's margins and operating results would be severely negatively impacted.

        Lexar also does not currently manufacture certain digital media formats, such as the Secure Digital Card formats as well as certain of its JumpDrive products, with its own controllers. Lexar also does not manufacture its xD cards. Lexar does not have long-term supply contracts with all of these suppliers, and therefore faces the risk of inadequate supply, price increases, late delivery or unavailability and the need to maintain buffer inventory. If Lexar's supply of such products is disrupted, Lexar will lose existing customers and may be unable to replace them or to attract new ones.

If Lexar is unable to generate increased revenue from licensing its intellectual property, its gross margins and results of operations would be negatively impacted.

        Lexar has historically derived the substantial majority of its licensing revenue from a limited number of sources. If Lexar fails to generate significant licensing revenues or increase the revenues Lexar derives from its higher margin controller sales, Lexar may not grow its revenues and margins. In March 2002, Lexar executed a license agreement with Samsung that provided for fixed license payments through March 31, 2004 and variable based royalties thereafter. In October 2005, Lexar entered into a license and strategic alliance agreement with Samsung that modified and extended Lexar's original agreements. As a result, Lexar received significant non-recurring license payments during the fourth quarter of 2005 and the first quarter of 2006. The payments received under this agreement are being recognized over a three-year period beginning in November 2005. There can be no assurance that Lexar will be successful in its efforts to secure new license or royalty revenues from Samsung or others, and its failure to do so could negatively impact its operating results.

Lexar needs to improve its operations infrastructure and its supply chain.

        Lexar currently intends to implement significant changes in its supply chain. These changes include establishing a new operational hub in Asia, requiring more of Lexar's suppliers to sell Lexar components on consignment, and changing Lexar's current distribution arrangements. If these changes are not implemented smoothly, Lexar would be at risk of severe product interruptions which would negatively impact its revenues and its relationships with its customers.

        If Lexar's component suppliers are not able to meet Lexar's demand in a timely manner, Lexar may not be able to manufacture and package products quickly enough to meet customer demand. If this were to occur, customers would likely cancel orders or switch suppliers. In addition, if Lexar is unable to manufacture products at rates sufficient to keep up with Lexar's component purchases, Lexar may have too much inventory that would later need to be written down if component prices decrease. This challenge is exacerbated by the fact that Lexar's contract manufacturers and fulfillment houses place orders for materials and components on Lexar's behalf according to Lexar's forecasts. Because of the seasonality in Lexar's business, inventory planning becomes particularly important. If Lexar is not able to manage its component purchases and inventory appropriately, its financial results will be negatively impacted.

        In addition, Lexar must continue to make significant investments in its existing internal information management systems to support increased manufacturing, as well as accounting and other management related functions. Lexar's systems, procedures and controls may not be adequate to support rapid growth, and as described in further detail in Item 9A of Lexar's Annual Report on Form 10-K/A for the year ended December 31, 2005, which is incorporated by reference into this proxy statement/prospectus, as of December 31, 2005, Lexar identified two deficiencies in its internal control over financial reporting that were determined to be material weaknesses. There can be no assurance that Lexar will not have internal control deficiencies in the future, including deficiencies that may be deemed to be material weaknesses, which could in turn harm its business, financial condition and results of operations. In addition, any improvement in economic conditions will likely extend the lead-time for procuring components. If Lexar does not plan properly or if the demand rises too quickly, Lexar will face material shortages.

The solid-state storage market is evolving and Lexar may not have rights to manufacture and sell certain types of flash card formats or Lexar may be forced to pay a royalty to sell digital media in these formats. Future digital media formats may not use Lexar's core technology.

        Many digital cameras and other consumer devices use digital media formats such as the Secure Digital, or SD, Card, MicroSD or xD Picture Card formats, which Lexar does not have the rights to manufacture. Lexar's cost structure on these products is higher than its cost structure for other products. The Secure Digital Card was introduced by a consortium consisting of SanDisk, Matsushita and Toshiba. The consortium charges significant license fees to other companies that want to manufacture SD Cards. The Secure Digital Card and the xD Picture Card have continued to rapidly gain broad consumer acceptance. This has resulted, and will likely continue to result in, a decline in demand, on a relative basis, for products that Lexar has the rights to manufacture without the payment of a royalty. Also, SanDisk and M-Systems have created a new organization called U3 which purports to set standards for features relating to USB flash drives. If U3 based USB flash drives were to be widely accepted and Lexar was required to pay a royalty to manufacture such products, it would have a negative impact on Lexar's margins.

        Lexar believes that one of its advantages is its ability to offer retailers all major flash card formats, and, if Lexar was unable to supply all flash card formats at competitive prices or if it was to have product shortages, its margins would be adversely impacted and its customers would likely cancel orders or seek other suppliers to replace Lexar.

Lexar markets its digital media primarily on the basis of its superior technology. If Lexar is unable to achieve or maintain technological leadership or gain commercial acceptance of the performance and technology advantages of Lexar's products, its revenues and gross margins would likely decline significantly.

        Lexar markets its digital media primarily on the basis of its performance and technology advantage over Lexar's competitors' products. In doing so, Lexar has emphasized Lexar's speed and other advantages over Lexar's competitors' products and has tried to establish itself as the brand of choice among professional photographers. From time to time Lexar's competitors have introduced products for which they have claimed large storage capacities, high, sustained write speeds, including write speeds faster than that of some of Lexar's own competing products, and similar functionality to that of Lexar's own products. If Lexar is unable to design and manufacture products that are technologically superior to those of its competitors, if Lexar loses its status as a brand preferred by professional photographers or if Lexar is unable to gain commercial acceptance of the performance and technology advantages of its products, Lexar will be unable to achieve a premium price for its products. If this were to occur, Lexar's revenues and gross margins would likely decline significantly.

Increased competition in the digital media market may lead to a decrease in Lexar's revenues and market share.

        Lexar's industry is characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence. Lexar's existing competitors include many large domestic and international companies that have longer operating histories and have or may have greater brand name recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with retailers, OEMs and end users. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than Lexar. Ultimately, this may lead to a decrease in Lexar's sales and market share and have a material adverse effect on Lexar's business, financial condition and results of operations.

        Lexar competes with semiconductor companies that manufacture and sell flash memory chips or flash memory cards. These include Hynix, Infineon, Micron, Renesas, Samsung, SanDisk, ST Micro and Toshiba. Micron and Intel have recently formed a joint venture known as IM Flash Technologies, LLC. SanDisk and Toshiba jointly develop and manufacture both low-cost and high-performance flash memory through their Flash Vision joint venture. Because flash memory represents a significant portion of the cost of flash media, SanDisk and other flash manufacturers may have a competitive advantage and may have access to flash memory at prices substantially below the prices that Lexar's suppliers charge Lexar. SanDisk has other competitive advantages in that it also collects substantial royalties pursuant to license agreements with Samsung and others. SanDisk also collects royalties on the manufacture and sale of SD Cards. In conjunction with the SanDisk/Samsung license agreement, SanDisk has announced that Samsung sells flash to SanDisk at very favorable pricing.

        Lexar also faces significant competition from manufacturers or card assemblers and resellers that either resell flash cards purchased from others or assemble cards from controllers and flash memory chips purchased from companies such as Renesas, Samsung or Toshiba, into flash cards. These competitors include Crucial Technology, a division of Micron, Dane-Elec, Delkin Devices, Feiya, Fuji, Hagiwara, Hama, Hewlett Packard, Data I/O, Infineon, Kingston, Kodak, M-Systems, Matsushita, Memorex, Memory Plus, Micron, PNY, PQI, Pretec, Ritek, Samsung, SanDisk, Silicon Storage Technology, SimpleTech, SMART Modular Technologies, Sony, TDK, Transcend, Viking InterWorks and many others.

        In addition, an increasing number of companies are manufacturing their own controllers, including Genesys, Hyperstone, Prolific, SanDisk, Sigmatel, Silicon Storage Technology, SMI, Solid State System, Sony and Zoran. Such companies either combine their controllers with flash memory from third parties to manufacture their own flash cards or sell their controllers to third parties who use them to assemble flash cards. Additionally, major semiconductor companies such as Infineon, Micron, Renesas, Samsung and Toshiba have also developed or are currently developing their own controllers that will likely compete with Lexar's controller and/or card sales.

        Furthermore, many companies have introduced USB flash drives that compete directly with Lexar's JumpDrive line of products. These include Apacer, Belkin, Fuji, Imation, Iomega, JMTek, KTI Networks, Memorex, M-Systems, Netac, PNY, Samsung, SanDisk, SimpleTech, Sony, Trek and many others.

        Many of Lexar's competitors are larger than Lexar and, because they manufacture their own controllers and/or flash memory, do not depend to the extent Lexar does on third parties to supply them with those products. Flash memory has been in short supply for a number of quarters which has resulted in Lexar's flash costs decreasing at a slower rate than product pricing in the market. Companies that manufacture their own flash memory will have a significant advantage so long as this allocation situation continues.

        Lexar's competitors have also introduced certain flash card formats. For example, a consortium consisting of SanDisk, Matsushita and Toshiba have developed the Secure Digital Card, a media format used in digital cameras as well as in other electronic applications, and Fuji and Olympus introduced the xD Picture Card. Although Lexar currently sells these flash memory products, which it sources from third parties, Lexar must incur significant royalties or higher costs to do so and may not be able to do so in the future at a reasonable rate or at all. In addition, SanDisk has introduced TransFlash, or MicroSD, which is designed to be used in cell phone applications. If Lexar is unable to obtain the rights to manufacture these products, its business will be adversely affected.

        Lexar also faces competition from some manufacturers of traditional film products. Kodak and Fuji are the largest and best-known manufacturers of traditional film products. Fuji has entered the flash card market, but does not yet manufacture its own flash cards. In 2004, Lexar entered into an agreement with Kodak to sell flash cards under the Kodak brand on a worldwide basis. With their resources and worldwide brand recognition, if Lexar was to lose the rights to sell products under that brand, Fuji and Kodak would be formidable competitors for Lexar's core business.

        Several companies, such as Cornice, IBM, and Matrix Semiconductor, which was acquired by SanDisk in 2005, have introduced competing technologies for use in digital cameras. These include products such as Digital Capture Technology and the MicroDrive. Although the cost per megabyte of rotating media such as Digital Capture Technology and the MicroDrive is lower than that of flash cards, rotating media has historically had higher power consumption and lower reliability than flash cards. Compact discs can also be used as a storage medium for digital cameras and other devices, and, while inexpensive, are relatively bulky. Lexar expects to continue to face competition from existing or future competitors that design and market similar or alternative data storage solutions that may be less costly or provide additional features. If a manufacturer of digital cameras or other consumer electronic devices designs one of these alternative competing standards into its products, the digital media Lexar manufactures, as currently configured, will not be compatible with that product and its revenues may decline, which would result in a material adverse effect on its business.

If Lexar is unable to develop and introduce, on a timely basis, new products or services that are accepted by Lexar's customers and consumers, Lexar will not be able to compete effectively in Lexar's market.

        Lexar operates in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in consumer demands and the rapid introduction of new, higher performance products that shorten product life cycles and tend to decrease average selling prices. To remain competitive in this demanding market, Lexar must continually design, develop and introduce new products and services that meet the performance and price requirements of its customers and consumers. For example, as the number of flash card formats proliferates, it puts significant additional strain on Lexar's engineering group to design controllers for each format. Any significant delay or failure in releasing new products or services would harm Lexar's reputation, provide a competitor a first-to-market opportunity or allow a competitor to achieve greater market share. Also, there can be no assurance that any products or services it introduces will gain market acceptance. The introduction of new products is inherently risky because it is difficult to foresee advances in technology and the adoption of new standards, to coordinate Lexar's technical personnel and strategic relationships, to identify and eliminate design and product flaws and successfully develop product features and designs that will appeal to a wide range of consumers. Lexar may not be able to recoup research and development expenditures if its new products or services are not widely accepted.

If Lexar is unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of Lexar's business may be limited.

        Lexar may not be able to develop and sell products that are commercially viable and widely accepted if Lexar is unable to anticipate market trends and the price, performance and functionality requirements of digital camera and flash memory manufacturers and customers. Lexar must continue to collaborate closely with its customers, digital camera manufacturers, flash memory manufacturers and other suppliers to ensure that critical development, marketing and distribution projects proceed in a coordinated manner. This collaboration is also important because Lexar's ability to anticipate trends and plan its development activities depends to a significant degree upon its continued access to information derived from strategic relationships Lexar currently has with digital camera and flash memory manufacturers. This collaboration can be difficult because many of these companies are located in Europe or Asia. If any of Lexar's current relationships terminate or otherwise deteriorate, or if Lexar is unable to enter into future alliances that provide it with comparable insight into market trends, Lexar will be hindered in its product development efforts.

Lexar relies to a significant degree on retailers to sell its digital media products and Lexar's inability to control the activities of such retailers could cause its operating results and gross margins to fluctuate significantly.

        Lexar sells a significant percentage of its digital media products through retailers, most notably in 2005 and in the first quarter of 2006, Best Buy, Office Max, Ritz Camera Centers, Target and Wal-Mart (including Sam's Club). Sales to retailers subject Lexar to many special risks, including the following:

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  continued downward pricing pressure in the retail channel has necessitated, and Lexar expects will continue to necessitate, price protection of the inventories of Lexar's products that many of Lexar's customers carry;

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  retailers may emphasize Lexar's competitors' products over Lexar's products or decline to carry Lexar's products or Lexar may lose its exclusive relationship with certain retailers;

  •
  loss of market share if the retailers that carry Lexar's products do not grow as quickly and sell as many digital media products as the retailers that carry the digital media products of Lexar's competitors;

  •
  loss of business or monetary penalties if Lexar is unable to satisfy the product needs of these customers or fulfill their orders on a timely basis;

  •
  increased sales and marketing expenses if Lexar is unable to accurately forecast its customer's orders, including, among other items, increased freight and fulfillment costs if faster shipping methods are required to meet customer demand;

  •
  product returns could increase as a result of Lexar's strategic interest in assisting retailers in balancing their inventories;

  •
  reduced ability to forecast sales; and

  •
  reduced gross margins, delays in collecting receivables and increased inventory levels due to the increasing tendency for some retailers to require products on a consignment basis.

        Availability of reliable sell-through data varies throughout the retail channel, which makes it difficult for Lexar to determine actual retail product revenues until after the end of each of its fiscal quarters. Unreliable sell-through data may result in either an overstatement or understatement of Lexar's reported revenues and results of operations. Lexar's arrangements with its customers also provide them price protection against declines in Lexar's recommended selling prices. Except in limited circumstances, Lexar does not have exclusive relationships with its retailers or distributors and therefore must rely on them to effectively sell its products over those of its competitors. Lexar's reliance on the activities of retailers over which it has little or no control could cause its operating results and gross margins, and consequently the price of its common stock, to fluctuate significantly.

Lexar depends primarily on United Microelectronics Corporation, or UMC, and Silicon Motion, Inc., or SMI, to manufacture Lexar's controllers, and if Lexar is unable to obtain from UMC or SMI sufficient quantities of controllers at acceptable quality, yields and prices, and in a timely manner, Lexar may not be able to meet customer demand for its products, which could limit the growth and success of its business.

        Lexar does not own or operate a semiconductor fabrication facility, or fab. Instead, Lexar relies primarily on two foundries, UMC and SMI, to produce the majority of Lexar's controller products. Lexar's reliance on an independent foundry involves a number of significant risks, including:

  •
  reduced control over delivery schedules, quality assurance, manufacturing yields and production costs; and

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  unavailability of, or delayed access to, next-generation or key process technologies.

        Lexar has entered into a supply agreement with UMC under which Lexar is obligated to provide UMC with a rolling forecast of Lexar's anticipated purchase orders. Such forecasts may only be changed by a certain percentage each month. This limits Lexar's ability to react to significant fluctuations in demand for its products. If UMC were to become unable or unwilling to continue manufacturing Lexar's controllers in the required volumes, at acceptable quality, yields and prices, and in a timely manner, Lexar might not be able to meet customer demand for Lexar's products, which could limit the growth and success of Lexar's business. Lexar has qualified other fabs, but Lexar cannot make any assurances that they will have sufficient capacity to accommodate Lexar's demand at any particular time. Lexar's contract with UMC has been extended through December 31, 2006. Lexar has entered into a supply agreement with SMI, whereby SMI supplies Lexar with controllers for certain of Lexar's digital media products. This agreement runs through September 2007 and may be terminated by either party in the event of the other party's bankruptcy or breach of the agreement. Lexar is obligated to provide rolling forecasts to SMI and SMI has agreed to maintain a buffer stock to meet Lexar's needs. SMI also provides Lexar with standard warranty and indemnity protections. If SMI were unable or unwilling to supply Lexar controllers in the required volumes at acceptable quality and prices, Lexar might not be able to meet customer demand for its products, which could limit the growth and success of its business. If SMI failed to meet its warranty on indemnity obligations, Lexar's operating results could be significantly and negatively impacted.

        In addition, if competition for foundry capacity increases, Lexar may incur significant expenses to secure access to manufacturing services, which in turn may cause Lexar's product costs to increase substantially. Lexar expects that the demand for capacity at these facilities will change in the near future due to fluctuating demand for consumer electronic and industrial products that depend on semiconductors manufactured at these facilities. All of these foundries are located in an area of the world that may be subject to political and economic instability, the SARS epidemic and natural disasters, particularly earthquakes. While the last major earthquake in Taiwan did not have a significant impact on deliveries to Lexar from UMC, a similar event in the future at one of their foundries could have a significant impact.

Lexar depends solely on third-party subcontractors for assembly and testing of Lexar's digital media products, which could result in product shortages or delays or increase Lexar's costs of manufacturing, assembling or testing Lexar's products.

        Lexar's flash cards are primarily assembled and tested by PC Partner in China; Macrotron and Power Digital Card in Taiwan; Venture Manufacturing Services in Singapore and Indonesia; and Venture Manufacturing, Vitron, Macrotron and PC Partner in the United States. Lexar does not have a long-term agreement with Vitron, Venture Manufacturing or PC Partner and typically obtains services from them on a per order basis. Additionally, Lexar's controllers are assembled, tested and packaged primarily by Advanced Semiconductor Engineering in Taiwan and Advanced Interconnection Technologies in Indonesia and in the United States. Lexar's reliance on these subcontractors involves risks such as reduced control over delivery schedules, quality assurance, inventory levels and costs. These risks could result in product shortages or increase Lexar's costs of manufacturing, assembling or testing Lexar's products. If these subcontractors are unable or unwilling to continue to provide assembly and test services and deliver products of acceptable quality, at acceptable costs and in a timely manner, Lexar would have to identify and qualify other subcontractors. This could be time-consuming and difficult and result in unforeseen operations problems.

If Lexar's efforts to optimize its supply chain are unsuccessful and Lexar is unable to meet its customers' requirements, Lexar's business could be negatively impacted.

        In order to improve its ability to operate within an increasingly competitive environment, Lexar is taking a variety of measures designed to improve operational efficiency, including streamlining its logistics to improve inventory management and reducing manufacturing costs and operating expenses.

        One impact of these changes will be that Lexar will carry less inventory as a buffer against irregular deliveries from Lexar's suppliers. If Lexar is unsuccessful in its efforts to improve operational efficiency, or, if the third-party subcontractors and suppliers on whom Lexar depends fail to deliver or manufacture products in a timely manner or are unable or unwilling to provide the products and services Lexar obtains from them at the cost and quality it requires, Lexar's supply of components may be adversely affected. If this were to occur, Lexar would not be able to deliver products to its customers in a timely manner necessary to meet their requirements. As a result, Lexar's business could be harmed, Lexar may lose customers, and Lexar may be unable to achieve its goal of sustaining profitability.

Lexar's failure to successfully promote its brand and achieve strong brand recognition in target markets could limit or reduce the demand for its products and services.

        Lexar believes that brand recognition will be important to its ability to succeed as the digital photography and the digital media markets continue to develop. Lexar plans to continue to invest in marketing programs to create and maintain prominent brand awareness. If Lexar fails to promote its brand successfully, or if the expenses associated with doing so become increasingly high, Lexar's business may not grow as it anticipates. Other companies, who may have significantly more resources to promote their own brands than Lexar, may not be aggressively promoting their flash card brands. If they begin to more aggressively promote their brand or if Lexar's products exhibit poor performance or other defects, Lexar's brand may be adversely affected, which would inhibit Lexar's ability to attract or retain customers.

If Lexar encounters difficulties in attracting and retaining qualified personnel, particularly in light of the potential merger with Micron and the resulting uncertainty, Lexar may not be able to successfully execute Lexar's business strategy, it may need to grant large stock-based incentives that could be dilutive to Lexar's stockholders and it may be required to pay significant salaries which would increase its general and administrative costs.

        Lexar's future success will depend to a significant extent on the continued services of its key employees. Lexar's success will also depend on its ability to attract and retain qualified technical, sales, marketing, finance and managerial personnel. If Lexar is unable to find, hire and retain qualified individuals, Lexar may have difficulty implementing portions of its business strategy in a timely manner, or at all.

        Lexar may experience difficulty in hiring and retaining candidates with appropriate qualifications particularly in light of the potential merger with Micron and the resulting uncertainty. To attract and retain qualified personnel, Lexar may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing stockholders and, as a result of Statement of Financial Accounting Standards 123(R), would require Lexar to record compensation expense related to such grants, which would result in lower reported earnings. Lexar may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals, which could harm Lexar's operating results. If Lexar does not succeed in hiring and retaining candidates with appropriate qualifications, it will not be able to grow its business.

If Lexar's products contain defects, Lexar may incur unexpected and significant operating expenses to correct the defects, Lexar may be required to pay damages to third parties and Lexar's reputation may suffer serious harm.

        Although the digital media products that Lexar manufactures are tested after they are assembled, these products are extremely complex and may contain defects. These defects are particularly likely when new versions or enhancements are released. The sale of products with defects or reliability, quality or compatibility problems may damage Lexar's reputation and Lexar's ability to retain existing customers and attract new customers. For example, if there are defects in Lexar's products that cause loss of data, customers may lose their digital images stored on Lexar's digital media. In addition, product defects and errors could result in additional development costs, diversion of technical and management resources, delayed product shipments, increased product returns, product liability claims against Lexar which may not be fully covered by insurance or other operational expenditures. For example, during the second quarter of 2005, in collaboration with Canon, Lexar identified a lost image condition found to be rare and specific to select Canon cameras when used with CompactFlash cards, including Lexar's own. To ensure compatibility, Lexar offered an update for Lexar's Professional 80x CompactFlash cards and Canon offered a camera firmware update to address issues experienced with other cards to customers who experienced a problem with the identified Canon cameras. The total estimated cost to rework these products is expected to be approximately $0.9 million. Aggregate costs incurred to rework the affected products through March 31, 2006 were approximately $0.3 million. Finally, products Lexar sources from others may have defects that Lexar cannot quickly fix and that will require Lexar to return them to the manufacturer, which could result in delayed product shipments and damage to Lexar's reputation.

Lexar's significant sales outside the United States subject it to increasing foreign political and economic risks, including foreign currency fluctuations, and it may be difficult for Lexar to anticipate demand and pricing in those regions or effectively manage the distributor channels and relationships in those regions.

        Total net revenues outside of the United States accounted for approximately 42.8% of Lexar's total net revenues in 2005 and were 35.1% in the first quarter of 2006. Lexar generated a majority of its international revenues from product sales in Europe and from product sales and licensing agreements in Asia. The European and Asian markets are intensely competitive. One of Lexar's principal growth strategies is to expand its presence in this and other international markets both through increased international sales and strategic relationships. For example, Lexar is expanding distribution of its products into Latin America, China, India, Malaysia, Indonesia, the Middle East, Russia and Eastern Europe. Consequently, Lexar anticipates that sales outside of the United States will continue to account for a significant portion of its net revenues in future periods. Accordingly, Lexar is subject to international risks, including:

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  foreign currency exchange fluctuations;

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  political and economic instability;

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  delays in meeting customer commitments due to difficulties associated with managing an international distribution system;

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  increased time to collect receivables caused by slower payment practices that are common in many international markets;

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  difficulties associated with managing export licenses, tariffs and other regulatory issues pertaining to international trade;

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  increased effort and costs associated with the protection of Lexar's intellectual property in foreign countries;

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  natural disasters, political uncertainties and changing regulatory environments in foreign countries; and

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  difficulties in hiring and managing employees in foreign countries.

        In addition, if Lexar is unable to accurately anticipate demand and pricing of products in international markets, or if Lexar cannot work effectively with Lexar's distribution partners to create demand, develop effective marketing programs, manage inventory levels and collect receivables in a timely fashion, Lexar's operating results will be harmed and its stock price will likely decline. Increases in the value of the United States dollar relative to foreign currencies could cause Lexar's products to become less competitive in international markets and could adversely affect its operating results. Although the sales of Lexar's products are denominated primarily in United States dollars, Lexar also has product sales denominated in British pounds, Euros and other European currencies, as well as the Japanese yen. To the extent Lexar's prices are denominated in foreign currencies, particularly the British pound, the Euro and Japanese yen, Lexar will be exposed to increased risks of currency fluctuations.

        Lexar has foreign subsidiaries in Australia, Great Britain, Japan, Hong Kong, Shanghai and Singapore that operate and sell Lexar's products in various global markets. As a result, Lexar is exposed to risks associated with changes in foreign currency exchange rates for Lexar's sales as well as Lexar's costs denominated in those currencies. Lexar uses forward contracts, to manage the exposures associated with Lexar's net asset or liability positions. However, there can be no assurance that any policies or techniques that Lexar has implemented will be successful or that Lexar's business and financial condition will not be harmed by exchange rate fluctuations.

If Lexar's suppliers or customers elect to compete with Lexar in the digital media market, Lexar's revenues and gross margins would likely decline.

        Lexar sells its controllers to companies that use Lexar's controllers to manufacture flash card products. Many of these customers are large companies that have longer operating histories and greater brand recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources and longer standing relationships with customers. If these companies elected to compete directly with Lexar in the digital media market or in Lexar's retail channels, Lexar's revenues and gross margins would likely decline.

Lexar's financial results may be affected by mandated changes in accounting and financial reporting.

        Lexar prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on Lexar's reported results and may even retroactively affect previously reported transactions.

        In particular, changes to FASB guidelines relating to accounting for stock-based compensation will increase Lexar's compensation expense, could make Lexar's operating results less predictable in any given reporting period and could change the way Lexar compensates its employees or cause other changes in the way Lexar conducts its business. Lexar expects the adoption of the new pronouncement relating to accounting for stock-based compensation will increase compensation cost by approximately $7 million to $9 million in 2006 and was $1.9 million in the first quarter of 2006.

Lexar's stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, Lexar's stock price may continue to be volatile.

        The trading price of Lexar's common stock has fluctuated significantly since Lexar's initial public offering in August 2000. Many factors could cause the market price of Lexar's common stock to fluctuate, including:

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  variations in Lexar's quarterly operating results;

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  announcements regarding the progress of the proposed merger with Micron;

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  announcements of technological innovations by Lexar or by its competitors;

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  introductions of new products or new pricing policies by Lexar or by its competitors;

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  departure of key personnel;

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  the gain or loss of significant orders or customers;

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  sales of common stock by Lexar's officers and directors;

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  changes in the estimates of Lexar's operating performance or changes in recommendations by securities analysts;

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  announcements related to Lexar's outstanding litigation; and

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  market conditions in Lexar's industry and the economy as a whole.

        In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies' operating performance. Public announcements by companies in Lexar's industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of Lexar's common stock regardless of Lexar's actual operating performance.

        In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. Following just such a period of volatility in the market price of Lexar's securities, Lexar was named as a defendant in federal securities class action litigation and named a nominal defendant in similar derivative litigation against certain of Lexar's officers and directors. Although the plaintiffs in those actions dismissed the litigation with prejudice, similar litigation in the future could result in substantial costs and divert management's attention and resources, which could harm Lexar's operating results and its business. The conduct of any such proceedings could negatively impact Lexar's stock price, and an unfavorable outcome could have a material adverse impact on its financial position and liquidity. Please see the section entitled "Recent Developments" on page 20 of this proxy statement/prospectus for a description of the recent class action lawsuits filed in connection with the proposed merger with Micron.

Risks Related to Lexar's Industry

Lexar's business will not succeed unless the digital photography market and other markets that Lexar targets continue to grow or unless Lexar diversifies its product sales into adjacent markets.

        Lexar currently depends on sales of digital media and connectivity products to digital camera owners for a substantial portion of its revenues, which exposes it to substantial risk in the event the digital photography market does not continue to grow rapidly. The digital photography market has grown very rapidly over the last several years and may now be reaching maturity and lower growth rates. The success of this market depends on many factors, including:

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  the availability of digital cameras at prices and with performance characteristics comparable to traditional cameras;

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  the availability of digital media that meets users' requirements with respect to price, speed, connectivity, capacity and compatibility;

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  the speed at which digital cameras are able to take successive photographs;

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  the ease with which digital files can be transferred to a personal computer or printer;

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  the availability of digital image prints comparable in quality and price to traditional photographs; and

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  market conditions in the industry and the economy as a whole.

        In addition to the above factors related to the digital photography market as a whole, Lexar believes the following additional factors will affect the successful adoption of digital photography by consumers:

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  marketing campaigns that increase brand awareness in end-user markets, both domestically and internationally;

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  increased association between brand names and attractive price and performance characteristics; and

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  heightened consumer confidence in digital photography technology.

        Over the last several years, Lexar has derived the majority of its revenue from the digital camera market. However, Lexar expects that the digital photography market will experience significantly slower growth rates over the next several years. Newer applications such as USB storage devices, cell phones, personal digital assistants and MP3 players now consume substantial volumes of bits of flash. Lexar's future growth will be increasingly dependent on the development and penetration of new markets and new products for NAND Flash memory. If Lexar is unable to successfully expand its product offerings into these markets and into the channels that serve these markets, demand for Lexar's products may not increase at the same rates as they have in the past.

        Lexar has traditionally focused on removable digital media and it is presently unclear whether certain of these new applications will use or continue to use removable digital media is unclear. Cell phones, for example, could use embedded rather than removable storage. In addition, USB storage devices, cell phones or MP3s could use miniature hard disk technologies rather than flash based digital media. Such developments would likely result in a reduction of anticipated future demand for Lexar's current line of digital media thereby negatively impacting its revenues, revenue growth and gross margins.

        There can be no assurance that new markets and products will develop and grow fast enough, or that new markets will adopt NAND Flash technologies or Lexar's products, to enable Lexar to continue its growth. If the digital photography market does not continue to grow and be accepted by professional, commercial and consumer users, or if any reduction in demand in digital photography is not absorbed by new applications, Lexar will not continue to grow at the rates that it has in prior years.

General economic conditions, political and military conditions associated with current worldwide conflicts and similar events may prevent consumers from purchasing Lexar's products, and reduced demand for digital media and related products may prevent Lexar from achieving targeted revenues and profitability.

        Lexar's revenues and its ability to return to profitability depend significantly on the overall demand for flash cards and related products. Sales of consumer electronic goods, including Lexar's products, have historically been dependent upon discretionary spending by consumers, which may be adversely affected by general economic conditions. Changes in the United States and the global economy, such as a decline in consumer confidence or a slowdown in the United States economy, may cause consumers to defer or alter purchasing decisions, including decisions to purchase Lexar's products. If the economy declines as a result of recent economic, political and social turmoil, consumers may reduce discretionary spending and may not purchase Lexar's products, which would harm Lexar's revenues as softening demand caused by worsening economic conditions has done in the past.

If digital camera manufacturers do not develop and promote products that are able to take advantage of Lexar's fastest digital media products, the growth and success of Lexar's business may be limited.

        Lexar depends on the research and development, marketing and sales efforts of digital camera manufacturers in developing, marketing and selling digital cameras that can use Lexar's more advanced existing and future products. Most of the digital cameras currently available on the market do not incorporate technologies that can take advantage of the speed available in Lexar's fastest digital film products or the advanced features available in some of its products, such as LockTight CompactFlash. If digital camera manufacturers do not successfully develop, market and sell digital cameras that take full advantage of Lexar's most advanced products, from which Lexar realizes higher gross margins, the growth and success of Lexar's business may be negatively impacted.

The manufacturing of Lexar's products is complex and subject to yield problems, which could decrease available supply and increase costs.

        The manufacture of flash memory and controllers is a complex process, and it is often difficult for companies to achieve acceptable product yields. Reduced flash memory yields could decrease available supply and increase costs. Controller yields depend on both Lexar's product design and the manufacturing process technology unique to the semiconductor foundry. Because low yields may result from either design defects or process difficulties, Lexar may not identify yield problems until well into the production cycle, when an actual product exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

Risks Related to Lexar's Intellectual Property

If Lexar is unable to adequately protect its intellectual property, Lexar's competitors may gain access to its technology, which could harm Lexar's ability to successfully compete in its market.

        Lexar regards its intellectual property as critical to its success. If Lexar is unable to protect its intellectual property rights, Lexar may be unable to successfully compete in its market.

        Lexar relies on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and other methods to protect its proprietary technologies. As of April 17,

2006, Lexar had 98 granted or allowed patents and 91 pending applications. Lexar cannot assure, however, that:

  •
  any of Lexar's existing or future patents will not be invalidated;

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  patents will be issued for any of Lexar's pending applications;

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  any claims allowed from existing or pending patents will have sufficient scope or strength; or

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  Lexar's patents will be issued in the primary countries where its products are sold in order to protect Lexar's rights and potential commercial advantage.

        It may also be possible for a third party to copy or otherwise obtain and use Lexar's products or technology without authorization, develop similar technology independently or design around Lexar's patents.

Lexar is involved in intellectual property litigation, and expects to become involved in additional litigation that could divert management's time and attention, and be time-consuming and expensive to defend and an unfavorable outcome in such litigation could limit Lexar's access to important technology, negatively impact Lexar's ability to increase licensing revenues or result in Lexar paying significant damages, incurring other costs or having its products enjoined.

        Lexar is a party to litigation with third parties to protect its intellectual property or as a result of an alleged infringement of others' intellectual property. Lexar expects to be involved in additional intellectual property litigation, particularly patent litigation, in the future. These lawsuits could subject Lexar to significant liability for damages. These lawsuits could also lead to the invalidation of Lexar's patent rights. Patent lawsuits are extremely expensive and time-consuming and can divert management's time and attention. When Lexar sues other companies for patent infringement, it may prompt them to respond by suing Lexar for infringement of their patents. Lexar is also negotiating patent license agreements with third parties, which could result in litigation if these negotiations are unsuccessful. Additional patent litigation would significantly increase Lexar's legal expenses, which would result in higher operating expenses and lower operating margins.

        For example, Lexar is currently in patent litigation with Toshiba in both Federal Court and the International Trade Commission, or ITC. In the Federal litigation, Lexar has asserted that Toshiba infringes thirteen of Lexar's patents through their sale of flash memory chips, cards and cameras. In addition, Lexar recently filed a complaint with the ITC against Toshiba asserting that Toshiba's chips and flash cards infringe three of Lexar's United States patents. In a separate Federal action, Toshiba has asserted that Lexar infringes eight of Toshiba's patents through Lexar's sale of flash devices that Lexar manufactures and readers. Such products comprise a substantial portion of Lexar's revenues. If any of Lexar's patents were to be invalidated as a result of the Toshiba litigations or otherwise, Lexar's ability to secure additional licensing revenue either from Toshiba or other potential licensees could be adversely affected. Moreover, if Lexar is found to infringe Toshiba's patents or if it were involved in intellectual property litigation brought by other parties, Lexar could be forced to do one or more of the following:

  •
  pay damages on products that were found to infringe the other party's intellectual property;

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  stop selling products or using technology that contain the allegedly infringing intellectual property;

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  attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

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  attempt to redesign those products that contain the allegedly infringing intellectual property.

        If Lexar is forced to take any of the foregoing actions, Lexar may incur additional costs or be unable to manufacture and sell its products.

Lexar purchases a number of components and products from third parties and if those products were alleged to violate the intellectual property rights of a third party, Lexar could become involved in additional litigation that could be time-consuming and expensive to defend or Lexar could be forced to pay damages or royalties.

        Lexar does not currently manufacture certain digital media formats and currently purchases such products and components for such products, including controllers from third parties for resale. Not all of Lexar's suppliers provide Lexar with indemnification regarding such sales. Other suppliers impose limits on their indemnification obligations. If such products infringe the intellectual property rights of a third party, if Lexar's suppliers refused to honor their indemnification obligations, or if Lexar is found to owe license fees or royalties relating to these products, Lexar's margins and operating results would be severely negatively impacted.

THE SPECIAL MEETING OF STOCKHOLDERS OF LEXAR

Date, Time and Place

        Lexar will hold the special meeting at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on June 2, 2006 at 8:00 a.m., local time.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon the proposals to (i) adopt the merger agreement and (ii) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

Recommendation of Lexar's Board of Directors

        After careful consideration, Lexar's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of common stock at the close of business on April 28, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. At the close of business on the record date, Lexar had approximately 82,688,092 shares of common stock outstanding and entitled to vote. Holders of record of shares of Lexar common stock on the record date are entitled to one vote per share at the special meeting on all matters to be considered at the meeting.

        A quorum of stockholders is necessary to hold a valid special meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum to transact business at the meeting.

Voting of Proxies

        Proxies are being solicited on behalf of Lexar's board of directors for use at the special meeting. If you are a stockholder of record, you may submit a proxy for the special meeting by: (i) completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; (ii) using the telephone; or (iii) using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes "FOR" that proposal.

        If you hold your shares of Lexar common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

        If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Effect of Abstentions

        If a stockholder indicates on his, hers or its proxy card or voting instruction card that he, she or it wishes to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. Abstentions will have the same effect as a vote against the adoption of the merger agreement, but will not be taken into account in determining the outcome of the proposal to grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

Effect of "Broker Non-Votes"

        If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker does not have authority under New York Stock Exchange rules to vote those shares for or against "non-routine" matters, such as the adoption of the merger agreement. Brokers can vote on their customers' behalf on "routine" proposals, such as the proposal to adjourn the meeting to solicit additional proxies. These rules apply to Lexar notwithstanding the fact that shares of Lexar's common stock are traded on the Nasdaq National Market. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of all of the "routine" proposals. If a broker chooses to leave these shares unvoted, even on "routine" matters, they will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

        Because brokers cannot vote "unvoted" shares on behalf of their customers for "non-routine" matters, such as the adoption of the merger agreement, it is more important than ever that stockholders vote their shares. If you do not vote your shares, the effect will be a vote against adoption of the merger agreement and you will not have a say in the important issues to be presented at the special meeting.

Required Vote

        Approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Lexar common stock outstanding on the record date of the special meeting. Approval of the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

        The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting by Lexar's Directors and Executive Officers; Voting Agreements

        Directors and executive officers of Lexar and two affiliated entities of one of Lexar's directors that owned an aggregate of 5,309,996 shares of Lexar common stock as of the record date, which represented approximately 6.4% of Lexar's shares of common stock outstanding on that date, have entered into voting agreements with Micron granting Micron an irrevocable proxy to vote his, her or its shares of Lexar common stock in favor of the proposal to adopt the merger agreement. See the section entitled "The Voting Agreements" on page 119 of this proxy statement/prospectus.

Revoking of Proxies

        A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, by delivering a written, dated notice of revocation to the Secretary of Lexar stating that the proxy is revoked, re-voting by telephone or via the Internet or by attending the meeting and voting in person. If a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Lexar common stock by executing a voting instruction card or by using the telephone or Internet, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

        Lexar will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, Lexar and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, Lexar will request that banks, brokers, custodians, nominees and other record holders of Lexar's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. Lexar will reimburse the record holders for their reasonable expenses if they ask Lexar to do so.

        Lexar has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies and to verify certain records related to the solicitations. Lexar will pay Innisfree M&A Incorporated a fee of $50,000, plus its reasonable expenses, for these services.

Householding of Special Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in each household. Lexar will promptly deliver a separate copy of either document to any stockholder upon that stockholder's written or oral request to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll free from within the United States or Canada at (877) 456-3427 or from outside the United States or Canada at +1-412-232-3651 (banks and brokers may call collect at (212) 750-5833).

Lexar Stock Certificates

        Please do not send in any Lexar stock certificates with your proxy cards. Wells Fargo Bank, National Association, the exchange agent for the merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of Lexar common stock to former Lexar stockholders shortly after the merger is completed.

PROPOSAL NO. 1—THE MERGER

        The following is a description of the material aspects of the merger, including the merger agreement. While Micron and Lexar believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Micron and Lexar encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

        Lexar's board of directors and management have periodically reviewed and assessed the various business trends, competitive factors, including, but not limited to, Lexar's cost structure as compared to its competitors, and market conditions impacting Lexar and the NAND Flash memory business generally. As part of Lexar's ongoing evaluation of the marketplace and its competitive position, at its February 17, 2005 meeting, Lexar's board reviewed with management in detail the opportunities, challenges and risks associated with Lexar's business. The board reviewed Lexar's 2004 financial results, anticipated trends in flash memory supply and pricing, competitive factors, Lexar's business model and the elements necessary for Lexar to be successful as an independent entity. The board recognized that Lexar was at a competitive disadvantage, particularly in the area of the cost of flash memory, the primary cost of Lexar's products. The board noted that this cost disadvantage was particularly acute in tight supply environments which had developed as a result of the increasing adoption of NAND Flash in consumer products. The board noted that this trend had persisted throughout much of 2004 and was expected to continue at least periodically for the foreseeable future. The board endorsed management's plan to focus on ways to address the cost disadvantage with respect to flash memory and to focus the business on profitability at the expense of revenue growth, while trying to maintain Lexar's broad distribution. The plan also included a number of operational steps intended to improve execution and to improve financial performance. The board recognized that given the anticipated trends in flash memory supply and demand, one option for Lexar would be to expand or establish a significant partnership with a manufacturer of flash memory. The board also acknowledged that if such efforts were not successful, Lexar would have to consider strategic alternatives, including a business combination, and the board discussed what options would be available to Lexar regarding strategic alternatives. Finally, after consultation with the board, management also engaged in a number of settlement negotiations with Toshiba over the next year, but was unable to achieve a resolution that would be acceptable to Lexar.

        On March 2, 2005, Lexar's board held a meeting in which, among other things, Eric Stang, Lexar's Chairman of the Board, Chief Executive Officer and President, provided an update regarding Lexar's financial and operating results as well as management's plan to address the cost disadvantage with respect to flash memory, focus on profitability and improve Lexar's execution and financial performance.

        On March 23, 2005, Lexar's board held a meeting in which, among other things, Mr. Stang updated the board regarding Lexar's financial and operating results and management's plan to address the business issues discussed at the previous board meeting.

        In March 2005, prior to engagement by Lexar, representatives of Deutsche Bank independently contacted representatives of Company X seeking to begin a discussion of a potential business combination with Lexar. From time to time prior to that date, representatives of Deutsche Bank had provided advisory services to Lexar. Company X indicated to Deutsche Bank that it did not wish to discuss a business combination involving Lexar at that time.

        In April 2005, Lexar was approached by representatives of Company A on an unsolicited basis to discuss a potential business combination. Lexar's management indicated to Company A that Lexar was receptive to this discussion and would be willing to discuss a potential business combination with Company A. Subsequent discussions took place including one between Mr. Stang and senior management of Company A on May 2, 2005.

        Also in April 2005, representatives of Company B contacted representatives of Lexar on an unsolicited basis to explore Lexar's interest in a potential strategic transaction. Lexar's management indicated to Company B that Lexar was receptive to this discussion and would be willing to explore a potential strategic transaction with Company B.

        On May 4, 2005, Lexar's board held a meeting at which Mr. Stang briefed the board on, among other things, Lexar's financial and operating results as well as on the preliminary contacts with Company A and Company B. Also at that meeting, Mr. Stang recommended that Deutsche Bank, representatives of which had previously advised Lexar in connection with unsolicited offers for a potential business combination that Lexar had received several years earlier, formally serve as Lexar's financial advisor to assist in its evaluation of strategic alternatives and the board agreed. After that meeting, Lexar contacted Deutsche Bank, and Brian Jacobs, Lexar's lead outside director, met with representatives of Deutsche Bank to discuss Lexar's options in maximizing its value for stockholders in light of the then-prevailing competitive conditions. Mr. Jacobs and Deutsche Bank representatives also discussed the possibility of selling Lexar's operating business and intellectual property assets separately. In response to this discussion, Deutsche Bank prepared a preliminary analysis of Lexar's business which was subsequently shared with Lexar's board on June 29, 2005.

        On June 6, 2005, representatives of Deutsche Bank contacted the financial advisor of Company A to arrange a meeting between Company A and Lexar and their respective financial advisors. Deutsche Bank had a significant number of discussions with the financial advisor of Company A during June 2005 regarding each company's desire to explore a business combination.

        On June 17, 2005, Lexar's board held a special meeting during which the board and management reviewed Lexar's financial and operating results. Management discussed with the board the increased competitive pricing pressures facing Lexar, Lexar's operating expenses, the lack of a stable supply of flash memory at competitive pricing and other market forces. Among other things, Mr. Stang provided an update on management's plan to address the cost disadvantage on flash, focus on profitability and improve Lexar's execution and financial performance, as well as the status of discussions with Company A and Company B regarding a potential business combination. Representatives from Deutsche Bank joined the meeting and indicated that during the board's meeting on June 29th they would discuss the preliminary valuation of Lexar and identify its views regarding how other companies might value Lexar's assets.

        Also in June 2005, Mr. Stang, Petro Estakhri, Lexar's Chief Technology Officer and Executive Vice President, Engineering and one of Lexar's directors, and Eric Whitaker, Lexar's Executive Vice President, Corporate Strategy and General Counsel, met with two representatives of Company B's strategic transactions group, at which they presented information regarding Lexar's business and strategy. At the conclusion of the meeting, Company B indicated that it would follow up with Lexar after it had discussed the potential transaction internally.

        On June 29, 2005, Lexar's board held a special meeting in which it discussed the options available to Lexar regarding strategic alternatives, including the elements necessary for Lexar to be successful as an independent entity. Mr. Stang updated the board with respect to management's action plan to address the cost disadvantage with respect to flash memory, focus on profitability and improve Lexar's execution and financial performance. Mr. Stang confirmed to the board that Lexar expected to have a loss for the second quarter of 2005. Representatives of Deutsche Bank discussed the market's current valuation of Lexar and the potential timing and desirability of various possible strategic alternatives. Representatives of Deutsche Bank also discussed the possibility of selling Lexar's operating business and intellectual property assets separately. During this discussion, management and the board, in consultation with Deutsche Bank, concluded that such an approach might be feasible, but might also raise certain issues that might not be surmountable. These issues included the difficulty of remaining in the operating business without an intellectual property portfolio necessary to cross-license, in the event of the assertion by third parties of offensive intellectual property claims, the possibility that there were no viable buyers of the operating business alone without the intellectual property portfolio, the complexity of conducting two separate difficult transactions, both of which might require stockholder approval or separate audited "carve out" financial statements, the difficulty of dividing the management and employee base, and potential tax issues associated with a separation and sale of assets.

        The board also considered the possibility that absent a business combination or significant new partnership with a producer of flash memory, Lexar could have difficulty achieving sustained profitability. Deutsche Bank and management also discussed with the board that certain companies would value Lexar's intellectual property more than others depending in part on their existing licensing arrangements with Lexar or with other companies in the semiconductor industry.

        Discussions with Company A continued during June and July 2005, including a meeting of senior management from both companies on July 20, 2005, and culminating in a meeting of senior management and financial advisors of both companies on August 2, 2005 to discuss, among other items, a potential business combination of the two companies, respective financial outlooks and potential synergies.

        On August 4, 2005, Lexar's board held a meeting and Mr. Stang provided an update on management's plan to focus on profitability and to improve Lexar's execution and financial performance. Mr. Stang also briefed the board on the meetings with Company A and summarized the status of the other potential strategic alternatives. Among other things, the board reviewed and discussed management's progress with respect to its discussions with flash suppliers. Following this review, the board authorized management, in consultation with Deutsche Bank, to continue discussions with Company A and Company B, and to engage in discussions with other parties that might be interested in a strategic transaction with Lexar. Subsequent to the meeting, representatives of Deutsche Bank, on behalf of Lexar, contacted parties that Lexar, with Deutsche Bank's advice, believed would potentially be most interested in engaging in a business combination with Lexar given the different business strategies of the various industry participants and their respective strategies, channel position and intellectual property positions. This process continued through February 2006, with Lexar and Deutsche Bank, on behalf of Lexar, ultimately contacting a combined total of 11 parties, including Micron.

        On August 8, 2005, a representative of Deutsche Bank contacted senior management of Company C, and indicated that Deutsche Bank was representing Lexar in the exploration of its strategic alternatives, including possibly a sale of Lexar, and asked whether Company C wished to meet to discuss such a potential business combination. The representative of Company C stated that Company C was not interested in meeting to discuss any such business combination at this time.

        In late July or early August 2005, the Chief Executive Officer of Company D contacted Mr. Estakhri regarding a potential business combination with Lexar. Several years before, Company D had expressed interest in a possible business combination with Lexar. On August 12, 2005, Messrs. Stang and Estakhri met with senior management of Company D regarding a preliminary discussion of a business combination. The meeting was exploratory in nature and no non-public information was exchanged at that time. Deutsche Bank subsequently contacted the financial advisors of Company D to discuss its views as to the valuation of Lexar in such a business combination and related matters. Company D indicated that it would be interested in exploring a business combination with Lexar only with the knowledge and support of Company X.

        On August 12, 2005, representatives of Deutsche Bank met on behalf of Lexar with the Chief Executive Officer and other representatives of Company E to explore Company E's interest in a business combination with Lexar. The Chief Executive Officer of Company E stated that Company E was unwilling to consider a business combination with Lexar. Later that month, Mr. Whitaker spoke with a senior executive of Company E to discuss a potential strategic transaction relating to the intellectual property portfolio of Lexar. During that conversation, the representative of Company E confirmed that Company E was not interested in exploring a business combination with Lexar.

        On August 15, 2005, Company D provided a draft three-party nondisclosure agreement to Lexar to cover Company D and Company X. This agreement was intended to allow Company D and Company X to mutually explore a business combination with Lexar. Lexar negotiated this agreement with Company D through September and October of 2005 and executed a nondisclosure agreement with Company D and Company X on October 19, 2005.

        On August 17 and August 23, 2005, a representative of Deutsche Bank had several telephone conversations on behalf of Lexar with representatives of Company B's strategic transactions group regarding a business combination with Lexar. The representatives discussed the parties' common beliefs in the strategic rationale and benefits of a business combination and the parties' respective interests in further exploring a business combination. In early September 2005, Mr. Whitaker spoke on the telephone with Company B's in-house legal counsel regarding the provision of non-public information in connection with a due diligence review of Lexar. On September 7, 2005, Messrs. Stang, Whitaker and Estakhri, Brian McGee, Lexar's then Chief Financial Officer, and representatives of Deutsche Bank met on behalf of Lexar with representatives of Company B to discuss Lexar's business and the market generally. On September 21, 2005, a representative of Deutsche Bank spoke on behalf of Lexar with a representative of Company B regarding Lexar's objectives for a business combination with Company B, including the potential strategic synergies of the business combination and structural matters.

        On September 12 and September 18, 2005, a representative of Deutsche Bank spoke on behalf of Lexar with a representative of the financial advisor for Company A regarding whether Company A intended to continue the prior discussions relating to a potential business combination with Lexar. On September 21, 2005, Company A provided a due diligence request list to Lexar.

        Since February 2005, Lexar's management had engaged in ongoing discussions with multiple flash suppliers regarding obtaining a more competitive flash cost position. In late August 2005, representatives of Lexar began negotiations with representatives of Company C regarding a supply agreement aimed at ensuring Lexar with a guaranteed level of supply of flash memory with potentially more attractive pricing than it was then obtaining from its other suppliers. In addition, in connection with such supply agreement, Company C proposed making an equity investment in Lexar and the parties discussed entering into an intellectual property arrangement. Under this potential intellectual property arrangement, Company C required that Lexar transfer to Company C certain of Lexar's patents. Lexar continued to discuss these potential strategic agreements with Company C through early March 2006.

        On September 28, 2005, Lexar's board held a special meeting in which it again, among other things, discussed in detail management's progress in improving Lexar's financial performance, the need to improve its position with respect to flash memory pricing and its options for doing so, and potential strategic alternatives. Lexar's management updated the board on the negotiations regarding the proposed strategic agreements, including relating to flash memory supply, with Company C. At this meeting, representatives of Deutsche Bank and management updated the board regarding the status of discussions with several of the potential strategic partners regarding strategic alternatives for Lexar. The board authorized management to continue discussions with each of the interested parties.

        On October 4, 2005, representatives of Company B provided Lexar its business and legal due diligence requests, which were discussed at a meeting held on October 5, 2005, with representatives of both companies. During October 2005, Company B continued its due diligence review of Lexar with both inside and outside legal counsel.

        On October 7, 2005, representatives of Company A notified Lexar executives that Company A would not proceed at that time with a business combination with Lexar. Several more contacts were initiated by Lexar executives and representatives of Deutsche Bank to Company A and its financial advisor, culminating in a conference call on October 26, 2005, among the Chief Executive Officer of Company A, Mr. Stang, representatives of Deutsche Bank and representatives of the financial advisor to Company A. In this conference call, Company A again confirmed it did not wish to proceed at this time with a business combination with Lexar and would not undertake further work to evaluate a transaction.

        On October 10, 2005, a representative of Deutsche Bank held a meeting on behalf of Lexar with the executive overseeing the mergers and acquisitions at Company F to discuss a potential business combination with Lexar. Several years earlier, Company F had discussed a business combination with Lexar and had conducted a due diligence review of Lexar, but had ultimately decided not to proceed. On October 21, 2005, a representative of Deutsche Bank had a telephone call on behalf of Lexar with a representative of Company F regarding Company F's interest in again evaluating a business combination with Lexar. On October 24, 2005, a representative of Company F contacted a representative of Deutsche Bank to inform the representative that Company F had no interest in proceeding further toward a business combination with Lexar or in having any further discussions with Lexar.

        During October 2005, representatives of Deutsche Bank had a significant number of discussions on behalf of Lexar with the financial advisor of Company D. On October 14 and October 19, 2005, Messrs. Stang and Estakhri contacted the Chief Executive Officer of Company D regarding a potential business combination with Lexar. After the execution of a nondisclosure agreement with Company D and Company X on October 19, 2006, Company D's financial advisor requested business and legal due diligence materials from Lexar. On October 29, 2005, senior executives of Lexar met with four senior executives of Company D, including the Chief Executive Officer, together with representatives of Deutsche Bank and the financial advisor and outside legal advisor of Company D, regarding a potential business combination, and provided information regarding Lexar's business outlook in response to Company D's due diligence request.

        On October 26, 2005, Lexar's board held a special meeting in which Mr. Stang summarized the status of the proposed strategic agreements with Company C focused on securing a cost-effective flash memory supply source and of discussions with Company A, Company B and Company D regarding a potential business combination, and updated the board regarding Lexar's strategic alternatives. Following discussion of the merits and risks of a business combination, critical factors to the success of a combination, preliminary views on valuation of a transaction and potential reactions from competitors and partners, the board authorized management to continue discussions with each of the interested parties and directed Deutsche Bank to request each of them to submit a preliminary written proposal regarding a potential business combination with Lexar.

        On October 31, 2005, a representative of Deutsche Bank informed the respective representatives of Company B and Company D that Lexar would hold a board meeting on November 7, 2005 to review proposals regarding a business combination and requested that each make such preliminary proposal by that date. By that time, Lexar's management and Deutsche Bank on behalf of Lexar had contacted seven companies, of which only Company B and Company D were willing to consider a potential business combination with Lexar.

        On November 3, 2005, Lexar's board held a meeting in which Mr. Stang reviewed Lexar's strategic alternatives, including, among other items, its relationship with flash suppliers and management's discussions with Company C regarding the proposed flash memory supply agreement and related strategic agreements. Mr. Stang also discussed the terms that Company C had proposed for an equity investment in Lexar and the potential impact the proposed strategic agreements would have on Lexar's cost structure and financial results. Representatives of Deutsche Bank updated the board regarding the status of discussions with the various parties potentially interested in a business combination with Lexar. Representatives from Fenwick & West LLP, Lexar's outside legal counsel, or Fenwick & West, also reviewed with the board its fiduciary duties in evaluating such strategic alternatives.

        On November 7, 2005, Company D submitted a written non-binding indication of interest for a business combination with Lexar involving primarily stock consideration. The value of the proposal at the time was $8.75 per share, representing a premium of approximately 6% to the closing trading price of Lexar's common stock one trading day prior to the submission of the preliminary proposal. In this proposal, Company D indicated that it would only continue further on an exclusive negotiation basis and required an immediate acceptance or rejection of the proposal. Company B did not submit any proposal, but instead called representatives of Deutsche Bank and indicated that it was still considering whether it wished to proceed further and needed more time to prepare a proposal regarding a business combination with Lexar. In consultation with the board and management, Lexar did not invite Company C to submit a proposal as Company C had previously indicated that it was not interested in a business combination, but had been willing to engage with Lexar in discussions concerning flash memory supply arrangements. Management also wished to avoid disrupting the ongoing negotiations with Company C regarding a supply agreement aimed at securing a guaranteed level of supply of flash memory for Lexar with more attractive pricing and to reduce Lexar's reliance on its existing flash memory suppliers.

        On November 7, 2005, Lexar's board held a special meeting at which representatives from Deutsche Bank reviewed discussions with potential acquirors concerning a business combination involving Lexar, as well as an analysis of the non-binding indication of interest received that day from Company D. The board discussed the terms of the proposed offer, evaluated Lexar's options in responding to the proposal and analyzed certain key concerns relating to the proposed transaction, the feasibility of addressing those issues and various strategies for doing so. Representatives of Deutsche Bank advised the board with respect to the proposed financial terms and representatives from Fenwick & West and Latham & Watkins LLP, Lexar's antitrust counsel, addressed legal and regulatory issues related to the proposed transaction. The Lexar board determined that the proposed transaction terms were inadequate and not sufficiently attractive to end the process of evaluating other alternatives. The Lexar board also reviewed risks relating to the ability to obtain the regulatory approvals necessary to consummate a business combination with Company D, which the board, based on advice of counsel, viewed as potentially significant. The board authorized Lexar's management and representatives of Deutsche Bank to respond to Company D with a counter-proposal that reflected a higher valuation for Lexar.

        On November 8, 2005, representatives of Deutsche Bank presented on behalf of Lexar a counter-proposal to Company D's financial advisor. The counter-proposal was rejected by Company D. Company D also indicated it did not have significant flexibility in its proposal and also indicated that it was not willing to continue discussions on a non-exclusive basis and had decided to terminate further work on this project.

        On November 9, 2005, Lexar's board held a special meeting at which representatives of Deutsche Bank reported to the board that Company D was not willing to proceed further with discussions regarding a potential business combination with Lexar under the terms of Lexar's counter-proposal or on a non-exclusive basis. Representatives of Deutsche Bank also updated the board regarding the latest discussions with Company B concerning a possible business combination with Lexar and reviewed with the board considerations of whether the proposed strategic agreements with Company C could impact strategic discussions with Company B or other persons who might become interested in a business combination with Lexar.

        On November 11, 2005, at a special meeting of Lexar's board, representatives of Deutsche Bank updated the board on the status of a potential business combination with Company B. Lexar's management updated the board on the negotiations regarding the strategic agreements with Company C and further provided an update on management's plan to improve Lexar's financial performance. At the conclusion of this meeting, the Lexar board expressed support for continuing discussions regarding a potential business combination with Company B and instructed management to continue discussions regarding the flash memory supply and related strategic agreements with Company C.

        Around this time, during negotiations of the strategic agreements with Company C, Mr. Stang met with a senior executive of Company C who confirmed that while Company C continued to be interested in pursuing discussions relating to a flash memory supply and other strategic agreements between Lexar and Company C, Company C was not interested in pursuing a business combination with Lexar at that time.

        On November 23, 2005, a representative of Company B informed a representative from Deutsche Bank that Company B had spoken with Steven Appleton, Micron's Chairman of the Board, Chief Executive Officer and President, regarding a potential joint acquisition of Lexar by Micron and Company B. On December 2, 2005, a representative from Deutsche Bank spoke on behalf of Lexar with Abid Ahmad, Micron's Director, Corporate Development, regarding the process for Micron pursuing a potential joint acquisition of Lexar with Company B and the proposed timing for such a transaction.

        On December 1, 2005, a representative of Deutsche Bank spoke on behalf of Lexar with representatives of Company B regarding a potential business combination with Lexar. Lexar continued to provide Company B with business and legal due diligence materials. On December 3, 2005, Messrs. Stang, Whitaker, and Estakhri met with representatives of Company B to discuss a potential joint acquisition of Lexar by Company B and Micron. A further business due diligence call between Lexar and Company B occurred on December 6, 2005.

        On December 1, 2005, Deutsche Bank representatives again contacted on behalf of Lexar the financial advisor for Company D to explore continuing negotiations, but the financial advisor for Company D indicated that Company D declined to continue further negotiations.

        On December 1, 2005, Mr. Stang and Mr. Estakhri met with two senior executives of Company G to discuss whether Company G would have an interest in a business combination with Lexar.

        On December 2, 2005, the Court granted Toshiba a new trial with respect to the amount of the damages, setting aside the $465 million verdict previously awarded to Lexar in March 2005.

        On December 5, 2005, representatives of Deutsche Bank met with senior executives of Company C, who stated that Company C was not interested in pursuing a business combination with Lexar at that time due, in part, to internal issues at Company C.

        On December 7, 2005, at a meeting of Lexar's board, representatives of Deutsche Bank updated the board regarding the status of discussions with Company B and Micron regarding a potential business combination. Among other items, Mr. Stang discussed the status of Lexar's negotiations with Company C regarding the proposed flash memory supply and related strategic agreements.

        On December 7, 2005, Lexar received a request for business due diligence materials from Micron. The parties had previously executed a mutual non-disclosure agreement on April 22, 2005 in connection with evaluating other business opportunities, and they now agreed that it would apply to the proposed transaction. On December 8, 2005, Messrs. Stang, Estakhri, Whitaker and McGee met with Mr. Ahmad and other representatives of Micron and with representatives of Deutsche Bank regarding a potential business combination. At that meeting, Micron began its business due diligence review of

Lexar by listening to a presentation by the Lexar representatives on Lexar's corporate direction and business, and strategic objectives and challenges.

        From October 2005 through the middle of January 2006, Company B continued its due diligence review of Lexar with both outside counsel and internal personnel. On December 8, 2005, representatives of Deutsche Bank met on behalf of Lexar with representatives of Company B to discuss the potential valuation of Lexar. Representatives of Deutsche Bank also explored whether Company B would be interested or willing to acquire the business of Lexar without acquiring the intellectual property portfolio. Representatives of Company B stated that this was not an option they would consider.

        On December 13, 2005, a representative of Deutsche Bank again contacted on behalf of Lexar the financial advisor for Company D to determine whether Company D would be willing to resume negotiations. The Deutsche Bank representative indicated that negotiations with other parties were progressing rapidly and that Lexar could be asked to enter a period of exclusivity in the near future and that Company D should indicate serious interest if it intended to renew negotiations with Lexar. The financial advisor to Company D contacted the representative of Deutsche Bank a few days later and confirmed that Company D was not interested in renewing negotiations with Lexar at this time.

        On December 13, 2005, Mr. Stang met with Mr. Appleton to discuss Lexar's business, Micron's business, the potential for a business combination between the parties and proposed structures for such a business combination. On the next day, Messrs. Appleton and Ahmad and Roderic Lewis, Vice President of Legal Affairs, General Counsel and Corporate Secretary of Micron, met separately with representatives of Company B to discuss the proposed acquisition. On December 14, 2005, Micron conducted further legal due diligence review of Lexar. On December 23, 2005, Micron contacted Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, to engage Skadden Arps as its outside counsel in connection with the proposed business combination with Lexar and directed Skadden Arps to begin its legal due diligence review of Lexar as soon as possible. Skadden Arps continued to conduct its legal due diligence review until the merger agreement was executed on March 8, 2006.

        On December 14, 2005, Company G sent a nondisclosure agreement to Lexar for the purpose of discussing joint business opportunities and a potential combination. As described more fully below, Lexar executed the nondisclosure agreement with Company G on December 20, 2005. Lexar continued to discuss a potential business combination with Company G until late February 2006.

        On January 2, 2006, Messrs. Stang and Estakhri met with Messrs. Appleton and Ahmad to continue Micron's business due diligence review of Lexar.

        On January 3, 2006, two senior executives of Lexar met with business and financial executives of Company G to continue discussions regarding Company G's potential interest in Lexar, and follow-up discussions were held by telephone over the next weeks.

        On January 9, 2006, a representative from Company B informed a representative from Deutsche Bank that Company B wished to reduce the percentage that it would own in the potential joint acquisition of Lexar with Micron and that it intended to include a private equity firm in addition to Micron.

        On January 11, 2006, a representative of Deutsche Bank once again contacted on behalf of Lexar the financial advisor of Company D to advise them that negotiations with other parties were proceeding rapidly and invited Company D to re-engage in discussions. Company D did not seek to re-engage in negotiations with Lexar regarding a potential business combination.

        On January 12, 2006, representatives from Deutsche Bank spoke with Mr. Ahmad regarding the valuation of Lexar. On January 17, 2006, Mr. Whitaker spoke with representatives of Micron regarding due diligence matters. On January 18, 2006, Mr. Ahmad informed a representative from Deutsche

Bank that Micron would be willing to continue to move forward in pursuit of a possible transaction even though Company B had informed Mr. Appleton that it was no longer interested in an acquisition of Lexar, even at the reduced level of equity participation that Company B had previously indicated. The parties then discussed Lexar's financial outlook and other financial due diligence matters.

        On January 19, 2006, Mr. Appleton informed Mr. Stang by email that Company B had confirmed to Micron that it had decided not to pursue the acquisition. A representative of Company B subsequently confirmed this to a representative of Deutsche Bank. Mr. Appleton indicated that Micron was still interested in moving forward with an acquisition of Lexar in conjunction with a private equity firm.

        On January 20, 2006, a representative from Deutsche Bank met on behalf of Lexar with representatives of a private equity firm regarding the potential joint acquisition of Lexar with Micron. On January 23, 2006, a representative from Deutsche Bank spoke on behalf of Lexar with a representative of the private equity firm regarding a potential business combination with Lexar, who indicated that it would be difficult for a private equity firm on its own to move forward with an acquisition of Lexar given Lexar's cash flow characteristics and competitive environment. On January 24, 2006, Lexar and the private equity firm executed a nondisclosure agreement and thereafter the private equity group began conducting its legal and business due diligence review of Lexar.

        Also on January 20, 2006, two senior executives of Lexar met with the Chief Executive Officer and other representatives of Company G and discussed a possible business combination. Over the course of the next several days, numerous additional telephone calls and meetings occurred between representatives of Lexar and Deutsche Bank with representatives of Company G and its financial advisor. Ultimately, representatives of Company G indicated in late January 2006 that it was not interested in directly acquiring Lexar, but wanted to discuss the possibility of Lexar acquiring a portion of Company G's business. Representatives of Lexar and representatives of Company G engaged in preliminary discussions until mid-February 2006 regarding Lexar's purchase of Company G's business or a portion of its business. Representatives of Company G's financial advisor communicated to representatives of Deutsche Bank that Company G would not explore a business combination with Lexar, except for the potential acquisition by Lexar of a portion of Company G's business.

        On January 23, 2006, Lexar's board held a meeting at which Mr. Stang provided an update on management's plan to improve Lexar's financial performance. Mr. Stang informed the board that although Lexar's strategy to focus on profitability had resulted in positive net income in the third quarter of 2005, management now expected a loss for both the fourth quarter of 2005 and the first quarter of 2006 as a result, in part, of significant competitive pricing pressures. Representatives from Deutsche Bank updated the board regarding the status of discussions with Micron and other third parties regarding a potential business combination. Mr. Stang also summarized for the board the status of Lexar's discussions with Company C regarding the terms of the proposed flash memory supply and related strategic agreements and other discussions. At the conclusion of this meeting, the Lexar board expressed support for continuing discussions regarding a potential business combination with Micron and other interested parties including potentially Company G and instructed management to continue discussions regarding the strategic agreements with Company C.

        On January 24, 25, and 30, 2006, a representative from Deutsche Bank held conversations on behalf of Lexar with Mr. Ahmad regarding the structure of a potential business combination with Lexar and the participation of the private equity firm in the acquisition of Lexar.

        On January 31, 2006, a representative of Deutsche Bank had a telephone conversation on behalf of Lexar with the Chief Executive Officer of Company H regarding a potential business combination with Lexar. Deutsche Bank had previously contacted representatives of Company H on behalf of Lexar in the fall of 2005 to inquire whether Company H would be interested in considering a business combination with Lexar. At that time, Company H had indicated that exploring a transaction with

Lexar was not a high priority and Company H was not at that time interested in meeting with Deutsche Bank or Lexar to commence discussions. However, during this conversation on January 31, 2006, the Chief Executive Officer of Company H indicated that it was interested in at least engaging in preliminary discussions as to whether any transaction was worth exploring. Deutsche Bank and the executive agreed to set up a meeting to commence such discussions and to provide information concerning Lexar.

        On February 1, 2006, Messrs. Stang, Estakhri and Whitaker, along with representatives from Deutsche Bank, met with Messrs. Appleton and Ahmad regarding the business issues related to the synergies and challenges of a potential business combination.

        On February 3, 2006, Mr. Whitaker and Michael Scarpelli, Lexar's Chief Financial Officer, spoke with Mr. Ahmad and another representative of Micron by telephone to discuss the structure of the potential business combination and other transaction-related issues. During this call the parties discussed Micron proceeding alone to acquire Lexar, and some preliminary matters relating to the structure of the transaction.

        On February 6, 2006, Messrs. Whitaker and McGee, along with a representative from Deutsche Bank, met on behalf of Lexar with Mr. Ahmad and other representatives of Micron to discuss Lexar's financial outlook and business. On February 9, 2006, Messrs. Stang, Whitaker and Estakhri met with Messrs. Appleton and Ahmad to discuss preliminary valuations of Lexar that Micron was considering for a business combination and the structure for such a transaction. Mr. Whitaker had a follow-up conversation with Mr. Ahmad on February 10, 2006 regarding the timing of legal due diligence, and the negotiation process for potentially entering into a definitive merger agreement. Mr. Whitaker and Mr. Ahmad continued to speak regularly regarding the potential business combination until the definitive agreements were executed on March 8, 2006.

        On February 10, 2006, Lexar's board held a meeting at which it reviewed with representatives of Deutsche Bank the status of discussions with potential strategic partners. Deutsche Bank presented information to the board on Micron's financials and stock, transaction premiums, transaction timing and other related matters. The board considered, with input from management and its legal and financial advisors, possible strategic alternatives, including potential business combinations with Micron or other potential strategic partners, and the possibility of remaining an independent entity and entering into the strategic agreements with Company C. The board discussed the benefits and challenges of remaining an independent entity and the terms of the proposed flash memory supply and related strategic agreements with Company C. The board noted that the structure of the agreements with Company C still relied upon a market-based pricing formula for flash memory and the success of this arrangement would depend on Company C's pricing strategy, technology roadmap, and cost structure. The board further noted that the transfer of patents to Company C represented a significant cost. Mr. Stang discussed the current business environment and the significant pricing declines in the marketplace. At the conclusion of this meeting, the Lexar board expressed support for continuing discussions regarding a potential business combination with Micron and instructed management to continue discussions regarding the strategic agreements with Company C, specifying that a number of terms in the proposed arrangement with Company C would needed to be resolved favorably for Lexar in order to improve the potential impact of the strategic agreements to meet Lexar's objectives.

        On February 13, 2006, Lexar's board held a special meeting at which Mr. Stang, among other things, summarized for the board the status of Lexar's discussions with Micron regarding a potential business combination and an update regarding the potential financial impact of the proposed supply agreement with Company C.

        On February 13, 2006, Lexar issued a press release announcing its preliminary results for the fourth quarter and year ended December 31, 2005 in which Lexar reported that it expected to incur a net loss in the range of $17 million to $21 million for the quarter.

        On February 14, 2006, Lexar formally executed an engagement letter with Deutsche Bank confirming its prior agreement to act as Lexar's financial advisor.

        On February 14, 2006, Lexar signed a non-disclosure agreement with Company H and an executive from Lexar and representatives of Deutsche Bank met on behalf of Lexar with several representatives of Company H regarding a possible business combination with Lexar. On February 15, 2006, Company H informed representatives of Deutsche Bank that it did not wish to proceed further in considering a business combination with Lexar. Company H indicated that, in its view, Lexar's competitive position and lack of profitability as an independent entity was such that Lexar required a strategic transaction with a semiconductor company that could supply low cost flash to Lexar, and Company H did not have such capabilities. Company H indicated that Lexar's intellectual property portfolio and product expertise were interesting to Company H, but not of sufficient value to Company H to merit a business combination or any other transaction at this time. Deutsche Bank reported these discussions to management of Lexar.

        On February 15, 2006, Mr. Stang and Mr. Appleton spoke by telephone regarding a potential transaction, and later that day, Micron provided Lexar with an exclusivity agreement and a non-binding term sheet for a potential business combination. Among other terms, the term sheet included an offer price and specified that the consideration would be payable in shares of Micron stock, and required that Lexar grant Micron a perpetual, worldwide, non-exclusive royalty free license to all patents and pending patent applications owned or controlled by Lexar for the term of the license. During the course of the negotiations related to a business combination, Micron presented the potential license agreement as an integral aspect of the transaction, without which it would not proceed with the potential business combination. Representatives of Micron stated that Micron was not willing to enter into a business combination with Lexar, and effectively put Lexar "in play," only to have Lexar be acquired by a competitor of Micron that would then be in a position to turn around and use Lexar's patents potentially to assert infringement claims against Micron. Micron's representatives stated that rather than risk that potential outcome, it would be Micron's determination not to enter into an agreement with Lexar with respect to a business combination in the first place.

        On February 16, 2006, Lexar's board held a special meeting to discuss the proposed terms and structure of a business combination with Micron and any other strategic options available to Lexar at that time. Representatives of Deutsche Bank presented a financial analysis and a summary of market terms and representatives from Fenwick & West discussed with the board its fiduciary duties in the context of a business combination with Micron. Fenwick & West also indicated that it had communicated with Delaware counsel and presented Delaware counsel's perspective on the proposed transactions. Lexar's management updated the board on the progress of the negotiations of the proposed strategic agreements with Company C and other discussions. Fenwick & West and Mr. Whitaker then summarized the current terms of the business combination with Micron that were currently under negotiation and Micron's proposal for a license agreement. The Lexar board, with the advice of management of Lexar and its legal and financial advisors, also considered and discussed various matters relating to the possible terms and valuations under which such a business combination should be pursued further. The board rejected the offer price proposed by Micron and gave Mr. Stang instructions with respect to an acceptable valuation range in such a transaction and authorized Lexar's management to enter into an exclusivity agreement with Micron if discussions regarding price moved into that acceptable valuation range.

        On February 16 and 17, 2006, representatives of Lexar, Micron and their respective advisors continued to negotiate the offer price, material terms, exclusivity agreement and the potential license agreement.

        On February 18, 2006, representatives of Skadden Arps provided Lexar and Fenwick & West a preliminary draft of the sections of the merger agreement containing the representations and warranties. On February 19, 2006, Skadden Arps provided Lexar and Fenwick & West with the initial draft of the complete merger agreement.

        On February 20, 2006, Messrs. Stang, Whitaker and Scarpelli on behalf of Lexar and Messrs. Appleton and Ahmad, W.G. Stover, Jr., Micron's Vice President of Finance and Chief Financial Officer, and other representatives of Micron and representatives of Skadden Arps, Deutsche Bank and Fenwick & West met to further negotiate on behalf of their clients general transaction terms and the elements of the exclusivity agreement, with the discussions focusing on Lexar's valuation in the business combination and the potential license agreement. The parties reached preliminary agreement regarding valuation for the transaction, subject to certain conditions, that was within the range authorized by Lexar's board. The parties also agreed that the license would be a cross-license covering each party's patent portfolio and further agreed to discuss the term, termination events, field of use and patent capture period included in such cross-license. The exclusivity agreement provided for an exclusive negotiating period through March 3, 2006 to facilitate the negotiation and execution of the definitive merger agreement. This exclusivity agreement, however, expressly permitted Lexar to continue its discussions with Company C regarding the potential flash memory supply and related strategic agreements between the parties. Micron indicated that it was unwilling to continue to negotiate the transaction any further unless Lexar immediately executed the exclusivity agreement.

        On the morning of February 21, 2006, Lexar's board held a special meeting at which management updated the board on the proposed merger with Micron. Management advised the board that the parties had reached a preliminary agreement on a valuation for the transaction and had entered into the exclusivity agreement. Management and representatives from Fenwick & West updated the board regarding the significant open transaction issues, including an extensive discussion regarding the potential terms of the cross-license agreement, and further discussed the board's fiduciary duties and the specific deal terms as they related to the board's fiduciary duties.

        On February 21, 2006, representatives of Fenwick & West provided Skadden Arps and Micron with proposed revisions to the draft merger agreement, and later that day representatives of Lexar, Micron and their respective legal and financial advisors had a conference call to discuss open issues on the merger agreement and the proposed cross-license agreement.

        In the evening of February 21, 2006, Lexar's board held another special meeting to further discuss the significant open transaction issues, including the cross-license agreement, and related transaction terms. Fenwick & West advised the board with respect to its fiduciary duties. Mr. Whitaker updated the board on the progress made in negotiating the cross-license agreement during the course of the day. The board further discussed the cross-license agreement with management and representatives of Deutsche Bank and Fenwick & West. At the conclusion of this meeting, the board expressed support for continuing discussions regarding a potential business combination with Micron and gave instructions to management to further negotiate certain terms of the cross-license agreement.

        On February 22, 2006, representatives of Skadden Arps provided Fenwick & West and Lexar with drafts of the form of voting agreement and cross-license agreement with respect to patents of Lexar and Micron. On February 22, 2006, Mr. Scarpelli, Mr. Whitaker and representatives of Deutsche Bank met with Mr. Stover and Mark Heil, Micron's Finance Director and Corporate Controller, to conduct a due diligence review on the financial condition of Micron. Later that day, representatives of Lexar, Micron and their respective legal advisors met to further negotiate the merger agreement. Over the course of the next two weeks, the parties continued to negotiate the terms of the merger agreement, cross-license agreement, voting agreements and other transaction documents, representatives of Micron and Skadden Arps continued their due diligence review of Lexar and representatives of Lexar, Deutsche Bank and Fenwick & West continued their due diligence review of Micron.

        On February 28, 2006, Lexar's board held a special meeting at which management updated the board regarding the status of the negotiations and the significant open issues with the business combination with Micron, including resolution of the methodology for determining the exchange ratio and certain terms of the merger agreement and the cross-license agreement, and management's plan to resolve the open issues. Mr. Stang also updated the board on the status of the negotiations and open issues with the proposed strategic agreements with Company C and sought and received the board's approval of his continuing negotiations with Company C later that week pending resolution of the open issues with the potential business combination with Micron. At the conclusion of this meeting, the board expressed support for continuing discussions regarding a potential business combination with Micron and indicated certain terms of the merger agreement and the cross-license agreement that were essential to Lexar's negotiation with Micron regarding the proposed business combination. Later that day, Mr. Stang and Mr. Appleton had several calls at the conclusion of which they reached a general understanding regarding an exchange ratio of 0.5625, which, based on Micron's closing trading price on the day prior was equal to approximately $8.80 per share, which represented a premium of 28.9% to the closing trading price of Lexar's common stock on the previous day.

        From March 1 through March 3, 2006, during various negotiation meetings and telephone calls, representatives of Micron and Lexar and their respective legal advisors continued to negotiate the terms of the merger agreement, the voting agreement and the cross-license agreement.

        On March 2, 2006, at a special meeting of the Micron board of directors, Mr. Appleton presented the terms of the proposed merger with Lexar. The board deliberated and thereafter approved the transaction, subject to management's satisfaction with the resolution of open issues.

        In the evening of March 3, 2006, Lexar's board held a special meeting at which Mr. Stang described to the board the rationale for management's recommendation of the merger. Mr. Stang also presented potential disadvantages of the merger and Lexar's strategic alternatives, including pursuing an alternative strategy to remain an independent entity and entering into the proposed flash memory supply and related strategic agreements with Company C. Mr. Stang updated the board on the progress of the negotiation of the strategic agreements with Company C. After discussion of Mr. Stang's update, the board concluded that the current terms of such agreements were not sufficient to achieve the competitive objectives sought by Lexar. Representatives from Fenwick & West and Mr. Whitaker reviewed in detail with the board the terms of the proposed business combination with Micron, including the merger agreement, the cross-license agreement, voting agreements and other related agreements. Representatives of Fenwick & West also advised the board on its fiduciary duties to the Lexar stockholders.

        The board was also advised that Micron was continuing to conduct its legal due diligence review of Lexar and negotiation of certain provisions of the merger agreement. The board was also apprised of the interests of Lexar's executive officers and directors in the merger. For more information, see the section entitled "—Interests of Lexar's Directors and Executive Officers in the Merger" beginning on page 91 of this proxy statement/prospectus. Representatives of Deutsche Bank reviewed with the board the financial terms of the proposed merger, presented detailed financial analysis regarding those terms and delivered its oral opinion, subsequently confirmed orally on March 7, 2006 and in writing on March 8, 2006, to Lexar's board that, as of such dates, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio of 0.5625 of a Micron share for each Lexar share was fair, from a financial point of view, to the stockholders of Lexar. Deutsche Bank also noted that, due to a decline in the trading price of Company D, the prior proposal of Company D, had it been accepted by Lexar at the time it was made, would now be worth less than the value of that proposal at the time it was made, and would be worth less per share than the value of the Micron proposal.

        Following the presentations, and after further review and discussion, the board unanimously determined that the merger transaction with Micron was fair to, and in the best interests of, Lexar and its stockholders and voted unanimously to approve and adopt the merger agreement and related agreements and approve the merger and related matters and resolved to recommend that Lexar stockholders adopt the merger agreement.

        From March 4 through March 7, 2006, respective legal counsel for Lexar and Micron and representatives of both companies worked to finish due diligence, complete the disclosure schedules and the merger agreement and terminate a Lexar licensing agreement with a third party in order to prepare Lexar's patent portfolio for transfer in connection with the merger. On March 5, 2006, Lexar and Micron extended the term of the exclusivity agreement through March 13, 2006.

        On March 6, 2006, Lexar's board held a special meeting in which management updated the board on matters related to and the status of the proposed business combination with Micron. On the evening of March 7, 2006, the board held a special meeting and was again updated on the proposed business combination with Micron by management and representatives of Fenwick & West and Deutsche Bank. The board confirmed its approval and adoption of the merger agreement and related agreements and the approval of the merger and related matters.

        Early in the morning on March 8, 2006, the parties signed the merger agreement and the cross-license agreement and each of Lexar's directors and executive officers and two affiliates of one of the directors signed voting agreements to vote their respective shares of Lexar common stock in favor of the proposed merger were delivered to Micron. The parties then issued a joint press release publicly announcing the transaction.

Lexar's Reasons for the Merger and Recommendation of Lexar's Board

        Lexar's board of directors believes that the merger presents an opportunity to combine two leaders in different segments of the memory semiconductor business, and will position Lexar to benefit from a reliable and competitively priced supply of flash memory. Lexar's board of directors also believes that the merger will position the combined company to be able to drive incremental cost savings and result in faster development and growth in emerging markets. Lexar's board consulted extensively with management and its advisors and considered a number of factors in reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to Lexar's stockholders, including the following, all of which it viewed as generally supporting its decision:

        •  Achieve Vertical Integration.    Flash memory semiconductors represent the majority of the cost of Lexar's digital media products. Lexar does not have its own source of flash memory and must procure these key components from other semiconductor companies. Lexar's board of directors has determined that, in light of prevailing and projected market conditions, Lexar's long-term strategic value and competitive position would be greatly enhanced by a merger with Micron. Micron, one of the world's leading producers of semiconductors, produces flash memory and, through a recently announced joint venture with Intel, has further committed itself to become a leader in NAND Flash memory technology, the type of flash memory used primarily by Lexar. As a result, Lexar's board of directors believes that Lexar, as a combined entity with Micron, will be able to achieve vertical integration and enhanced gross margin percentages by gaining access to Micron's lower cost flash memory supply when it becomes available.

        •  Enhance Opportunities for Growth.    Lexar's board of directors believes that this proposed strategic merger with Micron will position Lexar to more quickly and effectively enhance its products and develop products for new market opportunities, especially with regard to opportunities in the emerging mobile handset and solid state computing segments.

        •  Operational Synergies.    Lexar's board believes that combining Lexar's operations with Micron's operations will yield cost synergies to Lexar's operations, including improving inventory management, optimizing product architectures to reduce production costs and reducing product handling, testing and packaging costs.

        •  Micron's Business, Opportunities and Financial Condition.    Lexar's board of directors considered Micron's operating history, financial condition, business strategy and anticipated future performance. The board recognized that Micron is a leading designer, manufacturer and marketer of various types of memory products and is also achieving strategic diversification and revenue growth in its imaging products. The board reviewed Micron's historical stock price performance and the current valuation of its stock in the public markets relative to other companies in its industry. The board also considered Micron's greater financial resources, manufacturing and technical capabilities, large patent portfolio and joint venture relationship with Intel with respect to NAND Flash memory. The board also considered the potential for the combination with Lexar to enhance Micron's value as a result of combining Micron's technology and manufacturing of NAND Flash memory with Lexar's leadership in NAND controllers and system design technology, brand recognition and retail channel strength to create a vertically integrated entity focused in the NAND business.

        •  The Merger Consideration.    Lexar's board considered the relationship of the value of the Micron common stock to be issued to Lexar stockholders as consideration in the merger to the recent and historical trading prices of Lexar's common stock, and the premium that this consideration represented to these historical trading prices. The board took into account that the implied price per share based on the 0.5625 exchange ratio represented a premium of 27.9%, 33.0% and 19.0% to the average closing trading price of Lexar common stock for the one week, four weeks and eight weeks, respectively, ended March 3, 2006 (the Friday before the merger agreement was signed) and an 18.8% premium to the closing trading price of Lexar common stock on March 7, 2006, the final trading day before the public announcement of the proposed merger. It also considered the form of the merger consideration, Micron common stock, and that this presented an opportunity for Lexar's stockholders to participate in the potential strategic and operational synergies to be achieved through the combination of the two companies. The board considered the fact that the Micron shares to be received in the merger would be registered under the United States securities laws and would be available for trading on a well-recognized United States securities exchange, and, as such, would be freely tradable by Lexar's stockholders, subject to certain restrictions applicable to Lexar's affiliates.

        •  Lexar's Business, Condition and Prospects as an Independent Entity.    Lexar's board of directors considered a number of factors related to Lexar's business, financial condition, prospects and challenges as an independent entity and concluded that these factors supported the proposed merger with Micron:

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    Lexar's Recent Financial Performance and Outlook.    Lexar's board considered Lexar's recent financial results and future prospects, including the fact that Lexar had incurred a loss for each of calendar years 2004 and 2005, including a substantial loss for the fourth quarter of 2005. The board also considered Lexar's financial outlook for the first quarter of fiscal 2006 and future periods and the anticipated difficulty in returning to profitability. The board noted that despite substantial growth of its revenues, Lexar had an accumulated deficit of $203.7 million as of December 31, 2005. The board considered the possibility that, absent a business combination or significant partnership with a producer of flash memory semiconductors, Lexar could have a continued inability to achieve sustained profitability, in which case it could be forced to engage in additional equity or debt financings on possibly unattractive terms.

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    Growth and Risks of OEM Sales and Decreasing Sales of Retail Products.    Lexar's board considered that Lexar's revenue growth in 2005 was largely driven by sales of controllers and components to OEM customers, a business it views as opportunistic and dependent upon prevailing markets for flash memory supply, and which is not anticipated to be a stable source of revenue in future periods. In addition, Lexar's revenue from the largest component of its business, retail product revenue, increased only $16.1 million, or 2.6%, in 2005 as compared with 78.8% in 2004, and had decreased in the last three quarters of 2005 as compared to the same periods in 2004.

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    Increasing Competitive and Pricing Pressures.    Lexar's board considered the fact that the market for digital media and flash-based storage products is highly competitive, and Lexar's key competitors have increasingly benefited from vertical integration and used their superior cost positions to impose pricing pressure on Lexar. While historically Lexar has matched the price decreases of its competitors, in the first quarter of 2005, Lexar embarked on a strategy designed to emphasize corporate profitability. Consistent with this strategy, during 2005, Lexar either raised or selectively lowered its selling prices on certain products which resulted in Lexar maintaining a price premium in relation to its competitors' prices for many of its products. This strategy resulted in a significant decrease in Lexar's rate of revenue growth and a loss of market share and product placements during 2005 to Lexar's competitors. In the first quarter of 2006, many of Lexar's competitors broadly and substantially reduced their product prices. In response to these competitive pricing pressures, in the first quarter of 2006, Lexar adjusted its business strategy and significantly lowered its prices to remain competitive in the marketplace. These pricing pressures have had a negative effect on Lexar's revenues, gross margins and operating results, and Lexar's board expected this pricing environment to continue to prevail for the foreseeable future.

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    Uncertainty Regarding Adequate Supply of Cost-Effective Flash Memory.    Lexar's board considered the fact that the cost of flash memory represents a significant portion of the cost of manufacturing digital media and, as such, is a primary factor for success in this business. Lexar is at a cost disadvantage to many of its competitors with respect to flash memory and is at a particular disadvantage to SanDisk Corporation because of SanDisk's vertical integration through its joint venture with Toshiba Corporation to develop and manufacture both low-cost and high-performance flash memory. Because of SanDisk's cost advantage with respect to flash memory pricing, it has been able to reduce prices for its products, which has negatively impacted Lexar's business, as discussed above. Lexar has historically relied on Samsung as its primary supplier of flash memory, and Lexar depends on Samsung to provide it with sufficient quantities of flash memory and at prices, sales terms and credit terms that are appropriate to meet Lexar's needs. Lexar's board considered the risks of this dependency on Samsung and noted that particularly in an environment of tight supply for flash memory, which has recently been the case and which trend is expected to continue to influence Lexar's business prospects and operating results for fiscal year 2006, Samsung has not been sufficiently competitive in its pricing of flash memory to Lexar.

    •
    Intellectual Property Litigation: Efforts, Costs and Timing.    Lexar's board considered that Lexar's ability to grow its revenues and improve its gross margins depends in part on its ability to license its technology to third parties or through assertion of its intellectual property rights, and that these efforts depend largely on the success of Lexar's various ongoing intellectual property litigation matters. Lexar has incurred significant costs in connection with its ongoing trade secret and patent litigation with Toshiba, which costs are likely to continue to be significant in the future. Although in March 2005 Lexar was awarded a $465 million verdict in its trade secret litigation with Toshiba, in December 2005 the court awarded Toshiba a new trial on the amount of the damages. As a result, there is uncertainty as to the amount of damages Lexar may ultimately receive from Toshiba. In addition, it will likely take a number of years for this litigation, as well as the patent litigation, to reach its conclusion, and Lexar will continue to incur substantial additional legal costs during its pendency. Furthermore, both Lexar and Toshiba have appealed elements of the court's December 2005 order. If Toshiba were to prevail in the trade secrets litigation on appeal or in the patent litigation or if the appeal is delayed, it could harm Lexar's ability to secure licensing revenues from Toshiba and other potential licensees. Finally, Lexar is also involved in additional patent litigation matters with other parties, which are also expensive and time consuming, and there is significant uncertainty regarding the ultimate outcome of these matters and the amount of time it will take before they are resolved.

    •
    Competition and the Need to Invest in Research and Development.    The Lexar board considered Lexar's uncertain prospects for successfully competing with other companies with greater resources, including the resulting need for Lexar to maintain global operations and invest substantial sums for continued research and development, participate in development of industry standards, transition to new opportunities, such as cellular phones and solid state storage drive segments, and enhance its technology and product offerings.

        •  Extensive Exploration of Strategic Alternatives.    Lexar's board of directors considered the fact that Lexar, with the assistance of Deutsche Bank, conducted an extensive and thorough exploration of its strategic alternatives, including exploring both business combination transactions and a set of strategic transactions with a flash memory supplier in which Lexar would have remained an independent company, but ultimately concluded that the proposed merger with Micron was the best alternative for Lexar and its stockholders.

    •
    Thorough M&A Process.

    (
    )      Beginning in March 2005 and continuing from time to time throughout 2005 and the beginning of 2006, Lexar held discussions with a number of companies regarding a potential strategic transaction, with Deutsche Bank assisting Lexar in this process since mid-2005. Lexar and Deutsche Bank, on behalf of Lexar, contacted or received inquiries from 11 parties, including Micron, during this time, consisting of those companies that Lexar, with Deutsche Bank's advice, considered to be likely potential acquirors and/or strategic partners of Lexar. Of these parties, eight companies entered into non-disclosure agreements with Lexar for the purposes of exploring a possible strategic transaction with Lexar and five companies engaged in formal due diligence of Lexar. In considering the level of interest by potential acquirors and/or strategic partners, the Lexar board of directors noted the following:

    •
    The value of Lexar's patent portfolio to any given potential acquiror is dependent in part on (i) the extent to which Lexar has already cross-licensed its patent portfolio to such potential acquiror, (ii) the extent to which a potential acquiror has entered into cross-licenses with other third parties and (iii) the breadth and other terms of such cross-licenses.

    •
    The value of Lexar's retail channels to any given potential acquiror is dependent in part on whether a potential acquiror has a strategic need for Lexar's channels or whether the channels are duplicative of or redundant with its existing channels. Thus, the value of Lexar's retail channels may vary widely from one potential acquiror to another.

    (
    )      Although Lexar engaged in extensive discussions with several parties and permitted parties to perform due diligence investigations of Lexar, only one party other than Micron made an acquisition proposal. Following review, the board determined that the offer was inadequate and subject to greater closing and other risks than the Micron offer. Lexar made a counter offer to such other party that was rejected. Therefore, ultimately only Micron submitted a formal offer to acquire Lexar that the Lexar board determined provided an appropriate valuation and likelihood of consummation.

    •
    Exploration of Strategic Relationships with Flash Memory Suppliers.    Lexar also began discussions with other flash memory suppliers in early 2005, which discussions continued into 2006. In particular, Lexar discussed a potential strategic relationship with one of the flash memory suppliers in which the parties would enter into a supply agreement that would provide Lexar with a guaranteed volume of flash memory and certain favorable pricing terms, the supplier would make a minority equity investment in Lexar, and the parties would enter into an intellectual property arrangement. The exclusivity agreement entered into with Micron in connection with the negotiation of the merger agreement permitted Lexar to continue discussions with the flash memory supplier during this time. Lexar's board ultimately determined that this potential transaction was not a superior alternative to the Micron acquisition because, among other reasons, Lexar would continue to be exposed to the risks of market-based pricing formulas in times of tight supply, the equity investment was potentially dilutive and could adversely affect future strategic transactions Lexar might wish to pursue, and the intellectual property arrangement might potentially diminish the value of Lexar's intellectual property. After extensive deliberation, Lexar's board concluded that the merger with Micron was a superior alternative for Lexar and its stockholders than pursuing a strategic relationship with the flash memory supplier and continuing to operate as an independent company.

        •  Opinion of Deutsche Bank.    Lexar's board considered the financial analyses provided to it by Deutsche Bank at meetings of the board, including the meeting on March 3, 2006. The board further considered Deutsche Bank's opinion delivered to it orally on March 3, 2006 and subsequently confirmed orally on March 7, 2006 and in writing on March 8, 2006, to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank, the exchange ratio of 0.5625 of a share of Micron common stock for each share of Lexar's common stock to be received in the merger was fair, from a financial point of view, to the holders of Lexar's common stock. See "—Opinion of Lexar's Financial Advisor" beginning on page 84 of this proxy statement/prospectus.

        •  Execution Risks of the Merger.    Lexar's board of directors considered, after consultation with management and outside legal counsel, and given the nature of the marketplace in which Lexar competes and the businesses of Lexar and Micron, that the regulatory approvals and clearances needed to complete the transaction were likely to be obtained without undue delay or the imposition of burdensome terms on the combined entity. Lexar's board also considered the likelihood that the merger would be consummated in light of the nature of the closing conditions in the merger agreement, including the absence of any requirement that Micron stockholders approve the merger.

        •  United States Federal Income Tax Treatment.    Lexar's board considered the ability of Lexar stockholders to receive Micron shares in the merger in a tax-free exchange, as further described under "—Material United States Federal Income Tax Consequences of the Merger" beginning on page 96 of this proxy statement/prospectus.

        •  The Terms of the Merger Agreement.    Lexar's board reviewed and considered the terms of the merger agreement including, among other things, the fixed exchange ratio for the shares of Micron common stock to be received by Lexar's stockholders in the merger, the board's ability in certain situations, including upon an event having a material adverse effect on Micron, to terminate the merger agreement, the size of the termination fee payable by Lexar in certain circumstances upon or following a termination of the merger agreement and the closing conditions applicable to the parties.

        •  Ability to Consider and Accept Superior Bid.    The Lexar board considered that, in addition to Lexar's extensive exploration of potential strategic alternatives prior to entering into the merger agreement, the merger agreement permits Lexar, subject to certain requirements, to engage in negotiations with, and provide non-public due diligence information to, a party that submits an acquisition proposal that the Lexar board concludes is, or is reasonably likely to result in, a transaction that is superior to the merger with Micron. Furthermore, subject to certain requirements (including, in certain circumstances, payment of a termination fee of $22 million), the Lexar board is permitted under the merger agreement to change its recommendation to Lexar's stockholders in favor of adoption of the merger agreement with Micron, and unilaterally terminate the merger agreement and enter into a binding agreement with another party if the Lexar board determines that the alternate transaction is superior to the terms of the merger with Micron.

        •  The Terms of the Patent Cross-License Agreement.    Lexar's board also considered Micron's requirement that the parties' execute a patent license agreement as a condition of entering into the merger agreement. Through extensive negotiations, the parties agreed upon a cross-license that Lexar's board approved as a condition of the merger agreement after reviewing and considering the terms of the cross-license, including that the cross-license: (i) included a past release for all patent infringement claims for past uses and distributions of products that were licensed as part of the agreement; (ii) was not assignable or sublicensable by Micron to a third party; (iii) provided a license to Lexar in its field of use to Micron's extensive patent portfolio, which license would continue, subject to certain reasonable limits, in the event that Lexar was acquired by another company; (iv) was a non-exclusive license only to Micron and to certain of its subsidiaries and not to joint venture partners or to downstream combination products incorporating Micron products where the combination was done by downstream component purchasers; (v) except with respect to controllers designed by or for Micron, did not license the manufacture and sale of third party controller products; (vi) was reasonably limited in duration and patents included in the scope of the license; and (vii) would allow another party to acquire Lexar and obtain all of the benefits of Lexar's intellectual property, subject to not being able to assert infringement claims based on Lexar's patents against Micron for a limited period of time. The Lexar board also considered that if Lexar's stockholders voted against the merger or the merger agreement was terminated under certain other circumstances, the cross-license could terminate on March 8, 2007, provided Lexar was not acquired or had not entered into a definitive agreement or letter of intent to be acquired by that date or the Lexar board had not changed its recommendation in favor of the merger or otherwise breached the merger agreement. In addition, the board considered whether the cross-license could have the effect of discouraging a competing acquisition offer, noting that in view of the features of the license described above, the non-exclusive nature of the cross-license would not preclude another party from making a bid for Lexar as a third party acquiror would be able to fully exploit Lexar's intellectual property subject solely to the limitation that such acquiror would not be able to use Lexar's patents to sue Micron for infringement for a limited period of time. The board also considered that Micron had made it clear throughout the negotiations that it would not pursue an acquisition transaction without the licensing arrangements. The Lexar board ultimately reviewed and approved entering into the patent cross-license agreement in light of these factors, among others, and the desirability of the proposed merger with Micron. See "The Patent Cross-License Agreement" beginning on page 121 of this proxy statement/prospectus.

        Lexar's board of directors also considered a number of potentially negative factors in its evaluation of the merger, including the following:

        •  Micron's Stock Price.    The Lexar board considered the price volatility of Micron's common stock and the possibility that the trading value at the time of the merger could be substantially below the trading prices prevailing at the time of entry into the merger agreement, and that due to the fixed exchange ratio, Lexar stockholders would not receive additional shares of Micron stock should Micron's stock price decline.

        •  Benefits from Successful Execution of Lexar's Strategy.    The Lexar board considered that due to the merger, in the event of successful execution of Lexar's current business and litigation strategy, Lexar's stockholders would not be the sole recipients of any resulting increase in Lexar's long-term value.

        •  Integration Risk.    The Lexar board considered the challenges to be confronted by Micron in integrating the operations of the two companies and the possibility that the failure to quickly achieve successful integration could adversely affect the value of the Micron shares to be received in the merger.

        •  Risks to Business Pending the Merger.    The Lexar board considered the fact that certain of Lexar's key suppliers are competitors of Micron, and that the public announcement of the merger agreement could result in disruptions in supply for the combined company or, if the merger was not consummated, Lexar.

        •  Loss of Personnel and Diversion of Management.    The Lexar board considered that as a result of the proposed merger, key personnel of Lexar might terminate their employment with it. In addition, the board considered the risk of diverting management's attention from day-to-day operation of Lexar's business during the pendency of the merger.

        •  Termination Fee.    The Lexar board considered that the merger agreement requires that Lexar pay a termination fee of $22 million to Micron in certain circumstances upon or following termination of the merger agreement, and the potential effects of this requirement in deterring other potential acquirors of Lexar.

        •  Terms of Patent Cross-License.    Lexar's board of directors reviewed and considered the terms of Lexar's patent cross-license agreement with Micron, including the potential of Micron competing with Lexar were Lexar to be acquired by a third party, and the fact that the patent cross-license could not be terminated by Lexar prior to March 8, 2011 in the event the merger agreement is terminated under certain circumstances.

        •  Failure to Consummate the Merger.    The Lexar board considered the risk that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, as well as the potential adverse reactions of Lexar's employees, customers and suppliers if the merger, having been publicly announced, is not completed.

        •  Other Risks.    The Lexar board considered the other risks described above under "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

        Lexar's board of directors weighed these positive and negative factors and realized that there can be no assurance about future results, including results expected or considered in the factors above. However, Lexar's board concluded that the potential positive factors outweighed the potential risks associated with the merger or continuing as an independent company.

        In connection with the merger, Lexar management prepared forecasts, projections and estimates. As a matter of policy, Lexar does not publicly disclose internal management forecasts, projections or estimates of the type prepared in connection with the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic conditions, business trends, competitive factors, Lexar's cost structure, and the outcome of pending litigation. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. Please see the sections entitled "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors—Risks Related to Lexar" beginning on pages 21 and 37 of this proxy statement/prospectus.

        This discussion of information and factors considered by Lexar's board is not intended to be exhaustive, but is intended to summarize all material factors considered by Lexar's board. In view of the number and variety of factors considered in connection with its evaluation of the merger, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered. Lexar's board of directors viewed its position and recommendations as being based on all of the information and the factors considered by it. In addition, individual directors may have given different weight to different factors. After taking into account all of the factors set forth above, Lexar's board of directors approved the merger agreement and the merger and unanimously determined that the proposed merger is fair to, and in the best interests of, Lexar and its stockholders, and declared the merger to be advisable. Accordingly, Lexar's board of directors unanimously recommends that Lexar stockholders vote "FOR" the proposal to adopt the merger agreement.

        In considering the recommendation of Lexar's board of directors to vote "FOR" the proposal to adopt the merger agreement, Lexar's stockholders should be aware that the executive officers and directors of Lexar have certain interests in the merger that may be different from, or in addition to, the interests of Lexar's stockholders generally. Lexar's board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that Lexar's stockholders vote to approve the merger agreement. See "—Interests of Lexar's Directors and Executive Officers in the Merger" beginning on page 91 of this proxy statement/prospectus.

        This explanation of Lexar's reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Information" beginning on page 21 of this proxy statement/prospectus.

Opinion of Lexar's Financial Advisor

        Deutsche Bank has acted as financial advisor to Lexar in connection with the merger. On March 3, 2006, Deutsche Bank delivered its oral opinion to the Lexar board of directors, subsequently confirmed orally on March 7, 2006 and in writing on March 8, 2006, to the effect that, as of such dates, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the stockholders of Lexar.

        The full text of Deutsche Bank's written opinion, dated March 8, 2006, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Lexar's stockholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

        In connection with Deutsche Bank's role as financial advisor to Lexar, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Lexar and Micron and certain internal analyses and other information, including Lexar's forecasts and projections, furnished to it by Lexar. Deutsche Bank has also held discussions with members of the senior managements of Lexar and Micron regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has:

  •
  reviewed the reported prices and trading activity for Lexar common stock and Micron common stock;

  •
  compared certain financial and stock market information for Lexar and Micron with similar information for certain companies whose securities are publicly traded;

  •
  reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part;

  •
  reviewed the terms of the merger agreement and certain related documents; and

  •
  performed such other studies and analyses and considered such other factors as it deemed appropriate.

        In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Lexar or Micron, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Lexar or Micron. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lexar as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

  •
  the representations and warranties of Micron, Lexar and March 2006 Merger Corp. contained in the merger agreement are true and correct;

  •
  Micron, Lexar and March 2006 Merger Corp. will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of Micron, Lexar and March 2006 Merger Corp. to consummate the merger will be satisfied without any waiver or modification thereof; and

  •
  all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Lexar or Micron is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on Lexar or Micron or materially reduce the contemplated benefits of the merger to stockholders of Lexar.

        Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the board of directors of Lexar at its meeting on March 3, 2006.

        Price Trading History Analysis.    Deutsche Bank reviewed and analyzed the daily public closing share prices and trading volume of Lexar common stock for each trading day in the twelve-month period ending on March 3, 2006. Deutsche Bank then compared the range of the high and low daily public closing share prices of Lexar common stock over such period to the implied value of Lexar common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

Last Twelve Months Lexar Trading Range	Implied Price of Lexar Common Stock Based on Exchange Ratio
$2.68 - $9.50	$8.94

Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was within the range of results for the foregoing analysis.

        Selected Publicly Traded Company Analysis.    Deutsche Bank reviewed certain financial information and compared commonly used valuation measurements for Lexar to corresponding information and measurements for a group of publicly traded companies that participate in part or in whole in the flash memory and, or storage and consumer electronics related products industries, which are referred to as the selected companies. The selected companies consisted of:

Flash Memory Companies	Storage and Consumer Electronics Related Products Companies
SanDisk Corporation	Western Digital Corporation
M-Systems Flash Disk Pioneers Ltd.	Logitech International S.A.
Imation Corp.
Maxtor Corporation
Gateway Inc.
Creative Technology Ltd.
SMART Modular Technology, Inc.

        The financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

  •
  current share price;

  •
  fully-diluted equity market valuation;

  •
  enterprise value (the fully-diluted equity market valuation plus the principal amount of any debt, reduced by the amount of cash and cash equivalents);

  •
  ratios of enterprise value to revenue; and

  •
  ratios of price to earnings.

        To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports, published historical financial information and earnings estimates as reported by the I/B/E/S database for the selected companies. I/B/E/S, a subsidiary of Thomson Financial, is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

        Deutsche Bank's selected publicly traded company analysis yielded the ranges of Lexar common stock share prices implied by the multiples of the selected companies set forth in the chart below. Deutsche Bank then compared such ranges to the implied value of Lexar's common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

	Selected Publicly Traded Company Analysis Implied Lexar Share Price	Implied Price of Lexar Common Stock Based on Exchange Ratio
Enterprise Value to Estimated 2006 Revenue	$3.87 - $12.31	$8.94
Enterprise Value to Estimated 2007 Revenue	$4.06 - $11.76	$8.94
Price to Estimated 2007 Earnings	$5.45 - $9.43	$8.94

Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was within the range of results for the foregoing analysis.

        Deutsche Bank also reviewed certain financial information and metrics for a group of companies whose principal assets are intellectual property. However, because Lexar does not currently derive significant revenue or profit from its intellectual property and its prospects of increasing its licensing revenue in the future are uncertain, Deutsche Bank did not deem these companies to be directly comparable to Lexar and did not include them in its publicly traded company valuation analysis.

        None of the companies utilized in the selected publicly traded company analysis is identical to Lexar. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

        Selected Precedent M&A Transaction Analysis.    Deutsche Bank reviewed the financial terms, to the extent publicly available, of four proposed or completed mergers and acquisition transactions since October 2000 involving companies in the data storage industry, which Deutsche Bank considered relevant in whole or in part. The transactions reviewed, which are referred to as the selected transactions, were:

Announcement Date	Target	Acquiror
01/19/06	Memorex International Inc.	Imation Corp.
12/21/05	Maxtor Corporation	Seagate Technology
10/20/04	Certance LLC	Quantum Corp.
10/04/00	Quantum Corp. (HDD Group)	Maxtor Corporation

        Deutsche Bank calculated various multiples based on publicly available information for each of the selected transactions. Deutsche Bank then compared the range of Lexar common stock share prices implied by the multiples of the selected transactions to the implied value of Lexar common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

	Selected Precedent M&A Transaction Analysis Implied Lexar Share Price	Implied Price of Lexar Common Stock Based on Exchange Ratio
Enterprise Value to Next Twelve Month Revenue	$3.69 - $7.52	$8.94

Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was above the range of results for the foregoing analysis.

        All multiples for the selected transactions were based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions since the selected transactions were announced. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Lexar and the companies involved in the selected transactions, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the companies and businesses involved in the selected transactions and Lexar.

        Discounted Cash Flow Analysis.    Deutsche Bank performed a discounted cash flow analysis of Lexar. Deutsche Bank calculated the discounted cash flow value as the sum of the net present values of:

  •
  the estimated future cash flow that Lexar will generate for the last three quarters of 2006 through 2010, plus

  •
  Lexar's value at the end of such period, which we refer to as its terminal value.

        The estimated future cash flows for the last three quarters of 2006 through 2010 are based on the financial projections for Lexar that were prepared by Lexar's management. The terminal values for Lexar were calculated based on projected free cash flow for 2010 and a range of terminal free cash flow growth rates of 4.0% to 6.0%. Deutsche Bank used discount rates ranging from 15.1% to 18.3%. Deutsche Bank used these discount rates based on its judgment of the estimated weighted average cost of capital for Lexar and the median weighted average cost of capital for the selected companies.

        Deutsche Bank then compared the range of Lexar common stock share prices implied by the discounted cash flow analysis to the implied value of Lexar's common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

Discounted Cash Flow Analysis Implied Lexar Share Price	Implied Price of Lexar Common Stock Based on Exchange Ratio
$5.51 - $7.93	$8.94

        Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was above the range of results for the foregoing analysis.

        Stock Price Premia Analysis.    Deutsche Bank identified 78 transactions announced since January 1, 2003, in which the consideration was 100% stock and in which the transaction value was over $50 million. These 78 transactions are referred to as the selected public company transactions. For each of the selected public company transactions, Deutsche Bank reviewed the premium to the acquired company's per share market price one day prior to the announcement of the transaction, one week prior to the announcement of the transaction and four weeks prior to the announcement of the transaction. Deutsche Bank then observed the 25th percentile premium, the median premium and the 75th percentile premium for each of the forgoing three time periods prior to the announcements of the selected public company transactions. The following table summarizes the results of this analysis.

	One Day Prior	One Week Prior	Four Weeks Prior
25th Percentile Premium	10.3%	11.2%	13.4%
Median Premium	24.8%	25.7%	24.7%
75th Percentile Premium	45.8%	43.0%	52.0%

        Deutsche Bank then compared the range of Lexar common stock share prices implied by the stock price premia analysis to the implied value of Lexar common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

Stock Price Premia Analysis Implied Lexar Share Price	Implied Price of Lexar Common Stock Based on Exchange Ratio
$7.59 - $11.05	$8.94

Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was within the range of results for the foregoing analysis.

        Exchange Ratio Premia Analysis:    Deutsche Bank identified 25 transactions announced since January 1, 2003, in which the consideration was 100% stock, in which the target was a technology company and in which the transaction value was over $50 million. These 25 transactions are referred to as the selected technology transactions. For each of the selected technology transactions, Deutsche Bank reviewed the premium to the average market exchange ratio over the one day, one week and four week periods prior to the announcement of the transaction. Deutsche Bank then observed the 25th percentile premium, the median premium and the 75th percentile premium for each of the three time periods prior to the announcement of the selected technology transactions. The following table summarizes the results of this review.

	One Day Prior	One Week Prior Average	Four Weeks Prior Average
25th Percentile Premium	16.1%	13.8%	15.6%
Median Premium	35.1%	31.8%	34.3%
75th Percentile Premium	47.5%	53.1%	47.7%

        Deutsche Bank then compared the range of Lexar common stock share prices implied by the exchange ratio premia analysis to the implied value of Lexar common stock based on the exchange ratio, using the Micron common stock share price as of March 3, 2006. The following table sets forth the results of this analysis:

Exchange Ratio Premia Analysis Implied Lexar Share Price	Implied Price of Lexar Common Stock Based on Exchange Ratio
$7.67 - $10.78	$8.94

Deutsche Bank observed that the implied price of Lexar common stock based on the exchange ratio was within the range of results for the foregoing analysis.

        General.    The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Lexar board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

        In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling Deutsche Bank to provide its opinion to the Lexar board of directors as to the fairness to Lexar stockholders of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Lexar's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lexar or its advisors. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Lexar or its advisors, none of Lexar, Deutsche Bank or any other person assumes responsibility if future results or actual values are different from these forecasts or assumptions.

        The terms of the transaction were determined through negotiations between Lexar and Micron and were approved by the Lexar board of directors. Although Deutsche Bank provided advice to Lexar during the course of these negotiations, the decision to enter into the transaction was solely that of the Lexar board of directors. As described above, the opinion and presentation of Deutsche Bank to the board of directors was only one of a number of factors taken into consideration by the Lexar board of directors in making its determination to approve the transaction. Deutsche Bank's opinion was provided to the Lexar board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger.

        Deutsche Bank's opinion does not in any manner address the prices at which shares of Lexar or Micron common stock will trade after the announcement or consummation of the transaction. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

        Lexar selected Deutsche Bank as financial advisor in connection with the transaction based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Lexar retained Deutsche Bank pursuant to a letter agreement dated February 9, 2006, which is referred to as the engagement letter. As compensation for Deutsche Bank's services as financial advisor to Lexar in connection with the merger, Lexar has agreed to pay Deutsche Bank a cash fee, a substantial portion of which is contingent upon consummation of the merger. If the merger closes, the total fee will be calculated as a percentage of the aggregate merger consideration, with the actual percentage calculated in respect of the relationship of the aggregate merger consideration to Lexar's market capitalization at the announcement of the merger, as determined pursuant to the engagement letter. If the transaction closed on April 28, 2006, the total fee would be approximately $6 million. Regardless of whether the merger is consummated, Lexar has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Lexar has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

        Deutsche Bank is an affiliate of Deutsche Bank AG, which together with its affiliates is referred to as the DB Group. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the DB Group has, from time to time, provided cash management services to Micron, for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Micron, Lexar and their affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Micron's Reasons for the Merger

        Micron believes that its proposed acquisition of Lexar will strengthen its position in the NAND Flash business and enable the combined company to deliver innovative NAND Flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers. Micron is acquiring Lexar for a variety of strategic reasons, including the following:

  •
  by combining Micron's strength in technology development and design with Lexar's strengths in controller and system design together with Lexar's associated intellectual property, Micron expects to deliver innovative solutions to the market;

  •
  with direct access to Lexar's retail channels, Micron will be able to better serve the flash storage requirements of consumer electronics and enterprise customers;

  •
  Micron believes it can better align Lexar's cost structure with prevailing business conditions and decrease Lexar's development time and provide scale to Lexar's marketing, thus enabling Lexar to compete more effectively;

  •
  by combining Micron's innovation in NAND technology development and design with Lexar's innovation in controller and system design Micron expects to assume a leadership position in NAND technology and associated intellectual property;

  •
  the combined company should be well-positioned to take advantage of the growth opportunities presented by Lexar's assets, including its comprehensive portfolio of controller and system patents, extensive distribution network and supplier relationships; and

  •
  the combined company is expected to benefit from a number of synergies by:

  •
  directly connecting Lexar to Micron's production capacity thereby reducing the combined company's foundry costs of producing NAND; and

  •
  reducing marketing costs by combining Micron's worldwide operations and marketing presence with recognized Lexar and Kodak branded products.

Interests of Lexar's Directors and Executive Officers in the Merger

        In considering the recommendation of the Lexar board of directors with respect to adopting the merger agreement, you should be aware that the directors and executive officers of Lexar have interests in the merger that are different from, or in addition to, the interests of Lexar stockholders generally. The Lexar board of directors was aware of the interests described below and considered them, among other matters, during its deliberations on the merits of the merger and in making its decision to approve the merger, the merger agreement and the related transactions, and in making its recommendation that Lexar stockholders vote for the adoption of the merger agreement.

        Accelerated Vesting of Stock Options.    Under the terms of Lexar's 2000 Equity Incentive Plan, or the Plan, 25% of the shares subject to outstanding stock options, other than automatic grants to non-employee directors, that are unvested at the effective time of the merger will accelerate and become immediately exercisable, and the remaining options outstanding under the Plan will continue to vest in equal monthly installments over the remaining original vesting term. Further, pursuant to the stock option agreements under the Plan for three of Lexar's executive officers, Eric B. Stang, Petro Estakhri and Eric S. Whitaker, in the event of the termination of such executive officer without Cause (as defined below) or if the executive officer terminates his employment for Good Reason (as defined below) within one year of the effective time of the merger, all unvested stock options granted to the executive officer pursuant to the Plan will become 100% vested. In addition, as described below, certain Lexar executive officers will have additional option acceleration pursuant to the terms of their retention agreements and offer letters. The Plan also provides that 100% of the shares subject to outstanding stock options held by Lexar's non-employee directors that were granted as automatic stock option grants under the Plan and that are unvested at the effective time of the merger will accelerate and become immediately exercisable.

        Pursuant to the terms of the merger agreement, at the effective time of the merger, Micron will assume any outstanding options to purchase shares of Lexar common stock with a per share exercise price less than or equal to $9.00 that is held by either an employee of Lexar or any of its subsidiaries as of the effective time of the merger or a former employee of Lexar who terminated his or her employment within 90 days prior to the effective time of the merger, including executive officers of Lexar. All other outstanding options, including all outstanding stock options held by Lexar's non-employee directors, will be terminated upon the effective time of the merger and the holders of such options will be entitled to receive an amount of cash equal to the product of: (i) the number of shares of Lexar common stock subject to such option that are unexpired, unexercised and outstanding immediately prior to the effective time of the merger; and (ii) the excess, if any, of $9.00 over the per share exercise price of such Lexar option immediately prior to the effective time of the merger.

        The following table identifies as of April 28, 2006, for each individual who has served as an executive officer or director of Lexar at any time since January 1, 2005, the aggregate number of shares subject to outstanding options to purchase Lexar common stock, the aggregate number of shares subject to outstanding but unvested options to purchase Lexar common stock that will accelerate in connection with the merger, the weighted average exercise price of unvested outstanding options to be accelerated in the merger, and the payment to be received by non-employee directors for their cashed out options.

Name*	Aggregate Shares Subject to Options Outstanding	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Payment for Cashed Out Options
Eric B. Stang, President, Chief Executive Officer and Chairman of the Board of Directors	2,238,043	57,292	$4.7558	$—
Petro Estakhri, Chief Technology Officer, Executive Vice President of Engineering and a Director	3,700,000	62,144	5.1890	—
Eric S. Whitaker, Executive Vice President, Corporate Strategy, General Counsel and Corporate Secretary	1,405,000	37,926	5.6146	—
Michael P. Scarpelli, Executive Vice President and Chief Financial Officer	250,000	62,500	7.3700	—
Mark W. Adams, Chief Operating Officer	300,000	75,000	7.1667	—
Brian T. McGee, Former Vice President of Corporate Development and former Chief Financial Officer	169,518	—	—	—
William T. Dodds, Director	200,000	—	—	844,250
Robert C. Hinckley, Director	100,000	—	—	301,000
Brian D. Jacobs, Director	146,000	—	—	441,750
Charles E. Levine, Director	75,000	—	—	83,000
Mary Tripsas, Director	100,000	—	—	301,000

*
John A. Rollwagen served as a director of Lexar until June 1, 2005. Mr. Rollwagen has no outstanding options to purchase Lexar common stock.

        Change of Control and Severance Agreements.    Lexar has entered into employment and change of control arrangements with the following executive officers that, in connection with a merger, provide for, among other things, certain vesting acceleration and severance benefits at the effective time of or following the merger, as described below.

  Retention Agreement with Eric B. Stang

        Pursuant to the terms of Eric B. Stang's retention agreement, dated October 22, 2001, at the effective time of the merger, Mr. Stang will receive a cash bonus of $260,000. In addition, 25% of all shares subject to outstanding stock options held by Mr. Stang that are unvested at the effective time of the merger will accelerate and become immediately exercisable. Furthermore, such accelerated options will remain exercisable (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of the shares subject to outstanding stock options held by Mr. Stang that are unvested at the effective time of the merger will accelerate and become immediately exercisable in full nine months after the effective time of the merger and will remain exercisable (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater.

        In addition, if, during the period commencing one month prior to the effective time of the merger and continuing for 18 months thereafter, Mr. Stang is terminated without Cause or voluntarily resigns following a Constructive Termination Event (as defined below), he will receive his base salary and medical and life insurance benefits for 15 months. In addition, he will receive his annual target bonus of 50% of his salary, pro-rated up to the date of termination, regardless of whether he would have earned a bonus prior to his termination. Additionally, 100% of the stock options or restricted stock granted to or purchased by him after the effective time of the merger will accelerate and become immediately exercisable in full, followed by a six-month period during which the stock options may be exercised. Upon such termination, Mr. Stang also will be entitled to retain any cellular phone, notebook computer and camera equipment as then currently provided to him by Lexar immediately prior to his termination.

  Retention Agreement with Petro Estakhri

        Pursuant to the terms of Petro Estakhri's retention agreement, dated November 9, 2001, at the effective time of the merger, Mr. Estakhri will receive a cash bonus of $325,000. In addition, 25% of all shares subject to outstanding stock options held by Mr. Estakhri that are unvested at the effective time of the merger will accelerate and become immediately exercisable. Furthermore, such accelerated options will remain exercisable: (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of the shares subject to outstanding stock options held by Mr. Estakhri that are unvested at the effective time of the merger will accelerate and become immediately exercisable in full nine months after the effective time of the merger and will remain exercisable: (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater.

        In addition, if, during the period commencing one month prior to the effective time of the merger and continuing for 18 months thereafter, Mr. Estakhri is terminated without Cause or voluntarily resigns following a Constructive Termination Event, he will receive his base salary for 15 months and medical and life insurance benefits for 12 months. In addition, he will receive his annual target bonus of 50% of his salary, pro-rated up to the date of termination, regardless of whether he would have earned a bonus prior to his termination. Additionally, 100% of the stock options or restricted stock granted to or purchased by him before or after the effective time of the merger will accelerate and become immediately exercisable in full, followed by a six-month period during which the stock options may be exercised. He also will be entitled to retain any cellular phone and notebook computer as then currently provided to him by Lexar immediately prior to his termination.

        Finally, if Mr. Estakhri is subject to any excise tax imposed on him because benefits that are due to him under his retention agreement are deemed an excess parachute payment pursuant to Section 280G of the Code, and he would thereby be subject to an excise tax under Section 4999 of the Code, then he will receive a gross-up payment to compensate him as if there were no such excise tax, but only up to $150,000.

  Retention Agreement and Letter Agreement with Eric S. Whitaker

        Pursuant to the terms of a retention agreement, dated October 22, 2001, and a Letter Agreement, dated January 17, 2006, with Eric S. Whitaker, at the effective time of the merger, Mr. Whitaker will receive a cash bonus of $125,000. In addition, 25% of all shares subject to outstanding stock options held by Mr. Whitaker that are unvested at the effective time of the merger will accelerate and become immediately exercisable. Furthermore, such accelerated options will remain exercisable: (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of the shares subject to outstanding stock options held by Mr. Whitaker that are unvested at the effective time of the merger will accelerate and become immediately exercisable in full nine months after the effective time of the merger and will remain exercisable: (i) for six months following such acceleration or (ii) pursuant to the terms of the original grant agreement, whichever period is greater.

        In addition, if, during the period commencing one month prior to the effective time of the merger and continuing for 18 months thereafter, Mr. Whitaker is terminated without Cause or voluntarily resigns following a Constructive Termination Event, he will receive his base salary and medical and life insurance benefits for 12 months. In addition, he will receive his annual target bonus of 40% of his salary, pro-rated up to the date of termination, regardless of whether he would have earned a bonus prior to his termination. Additionally, 100% of the stock options or restricted stock granted to or purchased by him before or after the effective time of the merger will accelerate and become immediately exercisable in full, followed by a six-month period during which the stock options may be exercised. He also will be entitled to retain any cellular phone and notebook computer as then currently provided to him by Lexar immediately prior to his termination.

        If Mr. Whitaker voluntarily resigns for any reason after June 1, 2006 (provided that he provides 100 hours of consulting services to Lexar during the six-month period following such voluntary resignation), he will receive his base salary and medical and life insurance benefits for six months. In addition, he will receive his annual target bonus of 40% of his salary, pro-rated up to the date of his resignation, but only if he would have received such bonus absent his resignation. Additionally, he will receive an additional 12 months of vesting for the stock options or restricted stock held by him on such date of resignation, followed by a 12-month period during which the stock options may be exercised. He will also be entitled to retain any cellular phone, notebook computer and camera equipment as then currently provided to him by Lexar immediately prior to his resignation.

  Offer Letter with and Transition Bonus for Michael P. Scarpelli

        Pursuant to the terms of Michael P. Scarpelli's offer letter, dated December 22, 2005, at the effective time of the merger, and provided that Mr. Scarpelli continues in the employment of Micron or the surviving company in the merger, as set forth in the Plan, 25% of the unvested portion of the options to purchase 250,000 shares of Lexar common stock granted to Mr. Scarpelli in accordance with the offer letter will accelerate and become immediately exercisable.

        If Mr. Scarpelli is terminated without cause within one year of the effective time of the merger, an additional 25% of the unvested shares subject to such stock option (making 50% in total) will accelerate and become immediately exercisable. In addition, if the effective time of the merger is before January 16, 2007 (Mr. Scarpelli's one-year anniversary with Lexar) and Mr. Scarpelli's vested options at the effective time of the merger do not represent at least $200,000 of gain to him, Mr. Scarpelli will receive a cash payment equal to the amount required to provide him with a total gain of $200,000.

        Pursuant to his bonus award under a transition bonus plan, Mr. Scarpelli also is entitled to a transition bonus equal to 60% of his total base salary earned from January 1, 2006, through the closing date of the merger if he is employed by Lexar on the payment date, which will be the closing date of the merger or September 1, 2006, whichever is later. However, if he is terminated other than for cause prior to the payment date, then he will be entitled to a transition bonus equal to 60% of his total base salary earned from January 1, 2006 through his date of termination, and the bonus will be payable on the date of such termination. The amount of any transition bonus paid to Mr. Scarpelli under this plan is intended to replace any other bonus he could potentially earn during the period between January 1, 2006 and the closing date of the merger.

  Offer Letter with Mark W. Adams

        Pursuant to the terms of Mark W. Adams' offer letter, dated December 14, 2005, at the effective time of the merger, and provided that Mr. Adams continues in the employment of Micron or the surviving company in the merger, as provided in the Plan, 25% of the unvested portion of the options to purchase 300,000 shares of Lexar common stock granted to Mr. Adams in accordance with the offer letter will accelerate and become immediately exercisable.

        If Mr. Adams is terminated without cause within one year of the effective time of the merger, an additional 25% of the unvested shares subject to such stock option (making 50% in total) will accelerate and become immediately exercisable. In addition, if the effective time of the merger is before January 4, 2007 (Mr. Adams' one-year anniversary with Lexar) and Mr. Adams' vested options at the effective time of the merger do not represent at least $200,000 of gain to him, Mr. Adams will receive a cash payment equal to the amount required to provide him with a total gain of $200,000.

        Definitions.    For purposes of this section, the following terms generally having the following meanings:

        "Constructive Termination Event" will be deemed to have occurred at the close of business on the 14th day after any of the following action(s) are taken by Micron (or the surviving company in the merger) and such actions are not reversed in full by Micron (or the surviving company in the merger) prior to the expiration of such 14-day period unless the executive officer has otherwise agreed to the specific relevant event in writing: (i) the executive officer's aggregate benefits are materially reduced (as such reduction and materiality are determined by customary practice within the high technology industry within the State of California) below those in effect immediately prior to the effective date of such Constructive Termination Event, (ii) the executive officer's duties and/or authority are materially decreased or increased from those in effect immediately prior to the effective date of such Constructive Termination Event, or (iii) the executive officer is required to perform his employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination Event) at a location more than 25 miles away from his principal place of work as was in effect immediately prior to the effective date of such Constructive Termination Event.

        "Cause" means (i) willful misconduct in the performance of the executive officer's duties to the company that has resulted or is likely to result in substantial and material damage to the company; (ii) commission of any act of fraud with respect to the company; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the company. No act or failure to act by the executive officer will be considered "willful" if done or omitted by the executive officer in good faith with reasonable belief that such action or omission was in the best interests of the company.

        "Good Reason" means (i) without the executive officer's written consent, a 10% reduction of the executive officer's compensation as in effect immediately prior to the effective time of the merger; provided that the substitution of substantially equivalent compensation and benefits will not be deemed a reduction of the executive officer's compensation, (ii) without the executive officer's written consent, the executive officer's place of work being moved more than 15 miles from its previous location, or (iii) without the executive officer's written consent, a substantial change in the executive officer's work responsibilities or authority relative to the entire surviving corporate business entity.

        Indemnification; Directors' and Officers' Insurance.    The merger agreement provides that Micron will and will cause the surviving company in the merger to:

  •
  from and after the effective time of the merger, fulfill and honor Lexar's obligations under any indemnification agreements with its directors and officers that existed on the date of the merger agreement and to any directors, officers, employees or agents under any indemnification provisions under Lexar's certificate of incorporation and bylaws that were in effect on the date of the merger agreement, subject to applicable law;

  •
  maintain in the certificate of incorporation and bylaws of the surviving company in the merger provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the indemnified directors, officers, employees and agents as those contained in Lexar's organizational documents that were in effect on the date of the merger agreement, which neither Micron nor the surviving company in the merger will, except as required by law, amend, repeal or otherwise modify for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties; and

  •
  for a period of six years after the effective time of the merger, maintain directors' and officers' liability insurance covering those persons who were covered by Lexar's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger of at least the same coverage and amounts and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to Lexar's directors and officers on the date of the merger agreement; provided, however, in no event will the surviving company in the merger be required to expend in any one year more than 250% of the annual premium currently paid by Lexar for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by Lexar for such coverage, the surviving company in the merger will use reasonable efforts to cause to be maintained the maximum coverage available for such 250% of such amount); and provided further, however, that Micron may satisfy its obligations by purchasing a "tail" policy under Lexar's existing directors' and officers' insurance policy, which has a term of six years after the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material United States federal income tax consequences of the merger applicable to a holder of shares of Lexar common stock that receives Micron common stock in the merger. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their shares of Lexar common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to particular Lexar stockholders in light of their individual investment circumstances, including non-United States persons, persons receiving payment for terminated options, or persons who have acquired Lexar stock upon the exercise of stock options or pursuant to other compensatory arrangements, and other Lexar stockholders that are subject to special treatment under United States federal income tax laws. In addition, this discussion does not address the tax consequences of the merger under state, local, or foreign tax laws. No ruling has been or will be sought from the Internal Revenue Service regarding the tax consequences of the merger, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        HOLDERS OF SHARES OF LEXAR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, AND FOREIGN TAX LAWS.

        Micron's obligation to complete the merger is conditioned upon its receipt at closing of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; provided, that if Skadden, Arps, Slate, Meagher & Flom LLP fails to render such opinion, the condition to Micron's obligation to complete the merger nonetheless will be deemed satisfied if Fenwick & West LLP renders such opinion to Micron. Lexar's obligation to complete the merger is conditioned upon its receipt at closing of a tax opinion from Fenwick & West LLP that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; provided that if Fenwick & West LLP fails to render such opinion, the condition to Lexar's obligation to complete the merger nonetheless will be deemed satisfied if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion to Lexar. These opinions will be based on factual representations and covenants made by Micron and Lexar (including those contained in tax representation letters to be provided by Micron and Lexar at the time of closing), and on customary factual assumptions. The tax opinions are not binding on the Internal Revenue Service or any court and do not preclude the Internal Revenue Service from asserting, or a court from sustaining, a contrary conclusion.

        The following material United States federal income tax consequences will result from qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Code:

  •
  a Lexar stockholder will not recognize any gain or loss upon the receipt of Micron common stock in exchange for Lexar common stock in connection with the merger, except with respect to cash received in lieu of a fractional share of Micron common stock;

  •
  a Lexar stockholder will have an aggregate tax basis in the Micron common stock received in the merger equal to the stockholder's aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the stockholder's tax basis in its shares surrendered in the merger that is allocable to a fractional share of Micron common stock. If a Lexar stockholder acquired any of its shares of Lexar common stock at different prices or at different times, Treasury Regulations provide guidance on how such stockholder may allocate its tax basis to shares of Micron common stock received in the merger. Lexar stockholders that hold multiple blocks of Lexar common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of Micron common stock received under the Treasury Regulations;

  •
  the holding period of the Micron common stock received by a Lexar stockholder in connection with the merger will include the holding period of the Lexar common stock surrendered in connection with the merger; and

  •
  cash received by a Lexar stockholder in lieu of a fractional share of Micron common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Micron, and a Lexar stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference between the amount of cash received and the tax basis in such fractional share.

Accounting Treatment of the Merger

        In accordance with United States generally accepted accounting principles, Micron will account for the merger using the purchase method of accounting. Under this method of accounting, Micron will record the market value (based on an average of the closing prices of Micron common stock for a range of trading days from a few days before and after March 8, 2006, the announcement date) of its common stock issued in connection with the merger, the amount of cash consideration to be paid to holders of Lexar common stock and stock options, the fair value of certain Micron options issued to replace Lexar options assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Lexar. Micron will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology and patents, advertiser contracts and lists, and affiliate agreements), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

        Intangible assets, other than goodwill, will be amortized over their estimated useful lives. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

        In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Effect of the Merger on Lexar Stock Option Plans and Employee Stock Purchase Plan

        When the merger is completed, Micron will terminate unexpired, unexercised Lexar stock options that are outstanding as of the effective time of the merger that either: (i) have a per share exercise price greater than $9.00 or (ii) are held by persons other than employees of Lexar or its subsidiaries or by employees who have terminated their employment with Lexar within 90 days prior to the effective time of the merger. Persons holding terminated options, which includes Lexar's non-employee directors, will be entitled to receive a cash amount equal to the product of the number of shares issuable upon exercise of such options multiplied by the amount, if any, by which the exercise price of such option is less than $9.00. Micron will assume all other options upon the effective time of the merger. Each option assumed by Micron will be subject to, and exercisable and vested upon, the same terms and conditions as under the Lexar plans and the applicable option and other related agreements issued pursuant to such plans, except that: (i) 25% of the shares subject to outstanding stock options that are unvested at the effective time of the merger will accelerate and become immediately exercisable, (ii) each assumed option will be exercisable for a number of shares of Micron common stock equal to the number of shares of Lexar common stock subject to such option immediately prior to the effective time of the merger, multiplied by 0.5625, rounded down to the nearest whole number and (iii) the exercise price per share of Micron common stock subject to any assumed option will equal the exercise price per share of Lexar common stock subject to such option in effect immediately prior to the effective time of the merger, divided by 0.5625, rounded up to the nearest whole cent. In addition, certain Lexar executive officers will receive additional option acceleration pursuant to the terms of their retention agreements and offer letters. See "—Interests of Lexar's Directors and Executive Officers in the Merger" beginning on page 91.

        Immediately prior to the effective time of the merger, the Lexar employee stock purchase plan will be terminated. To the extent permitted by the employee stock purchase plan, the rights of participants in the employee stock purchase plan with respect to any offering period then underway under the employee stock purchase plan will be determined by treating the last business day prior to the effective time of the merger as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the employee stock purchase plan. Outstanding rights to purchase shares of Lexar common stock will be exercised in accordance with the terms of the employee stock purchase plan, and each share of Lexar common stock purchased pursuant to such exercise will be, by virtue of the merger, converted into the right to receive 0.5625 of a share of Micron common stock, without issuance of certificates representing issued and outstanding shares of Lexar common stock to participants under the employee stock purchase plan. If the closing of the merger has not occurred on or prior to July 31, 2006, Lexar will take all reasonable steps to suspend new enrollment under the terms of the employee stock purchase plan from such time, and to provide that no new offering periods will commence on or after August 1, 2006, until immediately prior to the closing of the merger when the employee stock purchase plan will be terminated.

        Micron has agreed to file a registration statement on Form S-8 or such other available form with the SEC as soon as reasonably practicable, and in no event later than seven business days following the effective time of the merger, in connection with the shares underlying the assumed Lexar options. Micron has agreed to use reasonable efforts to maintain the effectiveness of this registration statement as long as any assumed options are outstanding.

Regulatory Filings and Approvals Required to Complete the Merger

        Under the HSR Act, and related rules, Micron and Lexar may not complete the merger until the expiration of a 30-day waiting period following the filing of notification reports with the DOJ and the FTC by Micron and Lexar, which each party made on March 24, 2006, unless a request for additional information or documents is received from the FTC or the DOJ or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the DOJ or the FTC had requested additional information or documents concerning the merger, then the waiting period would have been extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the FTC or the DOJ. The waiting period expired on April 24, 2006.

        Micron and Lexar may not complete the merger until they notify, furnish information to, and, where applicable, obtain clearance from competition authorities in China, Germany, Ireland, Norway and South Korea. Micron and Lexar made the necessary filings with competition authorities in China on April 11, 2006, Germany on April 6, 2006, Ireland on April 7, 2006, Norway on April 6, 2006 and South Korea on April 24, 2006.

        While Micron and Lexar expect to obtain all of these regulatory approvals, there can be no assurance that Micron and Lexar will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Micron's obligation to complete the merger not being satisfied.

        In addition, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by Lexar or Micron of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Listing of Shares of Micron Common Stock Issued in the Merger on the New York Stock Exchange

        Micron will use reasonable efforts to cause the shares of Micron common stock issued in connection with the merger to be authorized for listing on the New York Stock Exchange before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Lexar Common Stock After the Merger

        When the merger is completed, Lexar common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, Lexar will cease to be a reporting company under the Exchange Act.

Restrictions on Sales of Shares of Micron Common Stock Received in the Merger

        The shares of Micron common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Micron common stock issued to any person who is deemed to be an "affiliate" of Lexar prior to the merger. Persons who may be deemed to be "affiliates" of Lexar prior to the merger include individuals or entities that control, are controlled by, or are under common control of Lexar, prior to the merger, and may include officers and directors, as well as principal stockholders of Lexar, prior to the merger. Affiliates of Lexar will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of Lexar prior to the merger may not sell any of the shares of Micron common stock received by them in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        Micron's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Micron common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Lexar prior to the merger.

No Appraisal Rights

        Under Delaware law, Lexar stockholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and Micron and Lexar encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either Micron or Lexar. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of Micron and Lexar makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

        The merger agreement provides for the merger of March 2006 Merger Corp., a newly formed, wholly owned subsidiary of Micron, with and into Lexar, with Lexar surviving the merger as a wholly owned subsidiary of Micron.

Completion and Effectiveness of the Merger

        Micron and Lexar will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled "—Conditions to Completion of the Merger" beginning on page 113 of this proxy statement/prospectus are satisfied or waived, including adoption of the merger agreement by the stockholders of Lexar. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        Micron and Lexar are working to complete the merger as quickly as possible. Micron and Lexar currently plan to complete the merger during the second calendar quarter of 2006. However, because completion of the merger is subject to various conditions, Micron and Lexar cannot predict the exact timing of the merger or whether the merger will occur at all.

Conversion of Lexar Common Stock in the Merger

        Upon completion of the merger, each share of Lexar common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 0.5625 of a share of Micron common stock upon surrender of the certificate representing such share of Lexar common stock in the manner provided in the merger agreement. Upon completion of the merger, Micron will assume certain outstanding options to purchase Lexar common stock; all other options to purchase Lexar common stock will be cancelled in exchange for cash payments. See the description in the section entitled "—Treatment of Lexar Stock Options" beginning on page 109 of this proxy statement/prospectus.

        The merger consideration (i.e., 0.5625 of a share of Micron common stock for each share of Lexar common stock) also will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Micron common stock or Lexar common stock), reorganization, recapitalization, reclassification or other like change with respect to Micron common stock or Lexar common stock having a record date on or after March 8, 2006, and prior to completion of the merger.

        Each share of Lexar common stock held by Lexar or owned by Micron or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Lexar, Micron or any of their direct or indirect subsidiaries will receive any securities of Micron or other consideration in exchange for those shares.

        Based on the exchange ratio and the number of shares of Lexar common stock outstanding as of the record date, a total of approximately 46,512,051 shares of Micron common stock will be issued in connection with the merger to holders of Lexar common stock.

Fractional Shares

        Micron will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Lexar common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Micron will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing price of one share of Micron common stock for the 10 most recent trading days that Micron common stock has traded ending on the trading day one day prior to the date the merger is completed, as reported on the New York Stock Exchange.

Exchange Procedures

        As promptly as practicable after completion of the merger, Micron will cause Wells Fargo Bank, National Association, the exchange agent for the merger, to mail to each record holder of Lexar common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for a certificate representing Micron common stock. Those holders of Lexar common stock who properly surrender their Lexar stock certificates in accordance with the exchange agent's instructions will receive (i) the number of whole shares of Micron common stock that the holder is entitled to receive pursuant to the merger agreement, (ii) cash in lieu of any fractional share of Micron common stock, and (iii) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Lexar common stock will be canceled. After the effective time of the merger, each certificate representing shares of Lexar common stock that has not been surrendered will represent only the right to receive each of items (i) through (iii) enumerated in this paragraph. Following the completion of the merger, Lexar will not register any transfers of Lexar common stock on its stock transfer books.

        Holders of Lexar common stock should not send in their Lexar stock certificates until they receive a letter of transmittal from Wells Fargo Bank, National Association, the exchange agent for the merger, with instructions for the surrender of Lexar stock certificates.

Distributions with Respect to Unexchanged Shares

        Holders of Lexar common stock are not entitled to receive any dividends or other distributions on Micron common stock until the merger is completed. After the merger is completed, holders of Lexar common stock will be entitled to dividends and other distributions declared or made, if any, after completion of the merger with respect to the number of whole shares of Micron common stock which they are entitled to receive upon exchange of their Lexar stock certificates, but they will not be paid any dividends or other distributions on the Micron common stock until they surrender their Lexar stock certificates to the exchange agent in accordance with the exchange agent's instructions.

Transfers of Ownership and Lost Stock Certificates

        Micron will issue (i) shares of Micron common stock, (ii) cash in lieu of a fractional share of Micron common stock and (iii) any dividends or distributions that may be payable in a name other than the name in which a surrendered Lexar stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Lexar stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving the merger consideration payable with respect to such stock.

Representations and Warranties

        The merger agreement contains customary representations and warranties that Micron and Lexar made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Micron and Lexar have exchanged in connection with signing the merger agreement. While Micron and Lexar do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies' general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

Lexar's Conduct of Business Before Completion of the Merger

        Under the merger agreement, Lexar has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Micron consents in writing, Lexar and each of its subsidiaries will use all reasonable efforts to carry on their business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and in compliance with all applicable laws and regulations, pay their material debts when due, subject to bona fide disputes over such debts, and use reasonable efforts consistent with past practice to preserve intact their present business organization and employee base and preserve their relationships with customers, suppliers, licensors, licensees and others with which they have business dealings.

        Under the merger agreement, Lexar has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Micron consents in writing, it will not (and will not permit its subsidiaries to), subject to specified exceptions:

  •
  enter into a new line of business that is material to Lexar and its subsidiaries taken as a whole;

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  declare or pay dividends or make any other distributions in respect of any capital stock, or effect any stock splits, combinations or reclassifications or authorize the issuance of any other securities in respect of capital stock, other than any such transaction by a wholly owned subsidiary of Lexar that remains a wholly owned subsidiary of it after consummation of the merger;

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  purchase, redeem or otherwise acquire any shares of Lexar capital stock, except repurchases of restricted shares of common stock held by a Lexar employee in connection with the termination of such employee's employment;

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  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Lexar capital stock or other voting securities or any securities convertible into, or rights, warrants or options to acquire, shares of Lexar capital stock or other voting securities, or grant any restricted stock, performance shares or other equity based awards other than (i) issuances of shares pursuant to exercise of outstanding stock options, (ii) issuances of a limited number of shares issuable in accordance with Lexar's employee stock purchase plan, or (iii) grants of a limited number of stock options under existing stock option plans in the ordinary course of business consistent with past practice and in connection with new hires;

  •
  permit or propose any amendments to its certificate of incorporation or bylaws (or similar governing instruments of its subsidiaries);

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  acquire or agree to acquire through merger, purchase of any equity interest in or purchases of all or substantially all of the assets of any business or other business organization;

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  except for purchases of inventory in the ordinary course of business consistent with past practice, acquire, agree to acquire or participate in any negotiations regarding the acquisition of any assets that are material, individually or in the aggregate, to the business of Lexar and its subsidiaries, or in any event, for consideration in excess of $250,000, subject to limited exceptions;

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  enter into any joint ventures or strategic partnerships if it would present a material risk of delaying the merger, require consent of a party to consummate the merger or require an investment of at least $500,000 by Lexar or any of its subsidiaries;

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  sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Lexar and its subsidiaries, for consideration in excess of $500,000, except for the sale or license of current Lexar products in the ordinary course of business consistent with past practice;

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  effect any material restructuring of Lexar or any of its subsidiaries with respect to employees;

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  make any loans, financings or investments in any other person or entity, other than loans or investments by or to Lexar to or from a wholly owned subsidiary, employee loans or advances for expenses in the ordinary course of business consistent with past practice and in accordance with applicable law or extension of credit or financing to customers made in the ordinary course of business consistent with past practice;

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  except as required by generally accepted accounting principles, international accounting standards or any governmental authorities as concurred by Lexar's independent auditors, make any change in accounting methods or principles of accounting or revalue any of its assets;

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  fail to file, on a timely basis, all material tax returns required to be filed on or prior to the closing of the merger or fail to timely pay or remit any material taxes dues regarding such tax returns;

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  amend any material tax returns, make or change any material election relating to taxes, adopt or change any material accounting method relating to taxes unless required by applicable law, or settle, consent or enter into any closing agreement relating to any audit or consent to waive the statutory period of limitations of any audit;

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  except in the ordinary course of business consistent with past practice, enter into any license, distribution, supply, procurement, manufacturing, marketing, original equipment manufacturer, value-added reseller, system integrator, system outsourcer or similar contract, agreement or obligation that either may not be canceled by Lexar or its subsidiaries upon 30 days' notice and provide for annual payments of at least $100,000 or that involve exclusive terms of any kind that are binding on Lexar or its subsidiaries;

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  cancel, terminate or materially amend any material insurance policy other than renewal of existing policies;

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  subject to limited exceptions, commence or settle any lawsuit, proceeding or other investigation by or, to Lexar's knowledge, against Lexar or any of its subsidiaries or relating to any of their business, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and only requiring Lexar and its subsidiaries to pay monetary damages not exceeding $250,000 or involving ordinary course collection claims for accounts receivable due and payable to Lexar;

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  except as required by legal requirements or pursuant to contracts binding on Lexar or its subsidiaries on March 8, 2006:

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  increase the compensation or benefits of, pay or grant any bonus, change of control, severance or termination pay to any employees, service providers or directors of Lexar or its subsidiaries;

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  adopt or amend any employee benefit plan or make any contributions, other than regularly scheduled contributions, to any employee benefit plan;

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  waive any stock repurchase rights, accelerate vesting or exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options;

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  enter into, modify or amend any management, employment, severance, separation, settlement, consulting, contractor, change of control or other agreement or contract with any employees or service providers; or

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  enter into any collective bargaining agreement;

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  enter into any agreement that would subject Micron or the surviving company to any non-compete, most-favored nation, unpaid future deliverables, service requirements outside the ordinary course of business or exclusivity or future royalty payments or other material restriction on any of their respective businesses after the merger;

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  provide a material refund, credit or rebate to any customer, reseller or distributor other than in the ordinary course of business consistent with past practice;

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  hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with Lexar's certificate of incorporation and bylaws with respect to director vacancies;

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  incur or guarantee any indebtedness in excess of $250,000, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, enter into any "keep well" or other agreement to maintain any financial statement condition, or incur or modify any other material liability, other than (i) in the ordinary course of business consistent with past practice, (ii) with the financing of ordinary course trade payables consistent with past practice, (iii) pursuant to existing credit facilities as in effect on the date of the merger agreement, or (iv) loans, investments, or guarantees by Lexar or any of its subsidiaries to, in or of its subsidiaries;

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  enter into any agreement to purchase, sell or grant any security interest in any real property or enter into any material lease, sublease or other occupancy agreement or materially modify or terminate any of the terms of any existing lease;

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  enter into, modify or amend in a manner adverse in any material respect to Lexar or its subsidiaries or terminate any material contract or waive, release or assign any material rights under such material contracts in a manner adverse in any material respect to Lexar or its subsidiaries other than in the ordinary course of business consistent with past practice;

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  enter into any customer contract that contains any material non-standard terms other than as is consistent with past practice;

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  enter into any contract that adversely affects any patents or applications for patents of Lexar, its subsidiaries, any parent of Lexar or any affiliates of such entity;

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  dispose of or transfer any intellectual property or intellectual property rights or dispose of or unlawfully disclose any trade secrets;

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  abandon or permit to lapse any rights to any United States patent or patent application without consulting with Micron; or

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  agree in writing or otherwise to take any of the foregoing actions.

Lexar Prohibited from Soliciting Other Offers

        Under the terms of the merger agreement, subject to limited exceptions described below, Lexar has agreed that none of it, any of its subsidiaries or any of its or its subsidiaries' officers or directors will, and Lexar will use all reasonable efforts to cause Lexar's affiliates, subsidiaries, agents and representatives, including their investment bankers, attorneys and accountants not to, directly or indirectly:

  •
  solicit, initiate, encourage, or knowingly induce any inquiry concerning the making, submission or announcement of, any acquisition proposal, as described below;

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  participate or engage in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below;

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  furnish to any third party any nonpublic information with respect to, or take any other action to encourage any inquiries concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

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  approve, endorse or recommend or make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal; or

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  execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or any transaction contemplated by such an acquisition proposal, except to the extent specifically permitted pursuant to a superior offer or change of recommendation as described below.

        An "acquisition proposal" is any offer or proposal relating to any transaction or series of related transactions involving:

  •
  any purchase from Lexar or acquisition by any person or group of more than a 20% interest in the total outstanding voting securities of Lexar or any of its subsidiaries;

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  any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Lexar or any of its subsidiaries;

  •
  any merger, consolidation, business combination or similar transaction involving Lexar or any of its subsidiaries;

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  any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 20% of the assets of Lexar (including its subsidiaries taken as a whole); or

  •
  any liquidation or dissolution of Lexar.

        Under the merger agreement, Lexar agreed to cease, as of March 8, 2006, all existing activities, discussions or negotiations by Lexar and its subsidiaries conducted to such date with any third parties with respect to the consideration of any acquisition proposal. In addition, Lexar agreed to exercise its rights under any confidentiality or non-disclosure agreements with such third parties in connection with the consideration of any acquisition proposal to require the return or destruction of non-public information provided by Lexar to any such third parties prior to March 8, 2006.

        Lexar is obligated to promptly, and in any event within 24 hours, notify Micron upon receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an acquisition proposal or from any third party seeking to have discussions or negotiations with Lexar relating to a possible acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry. In addition, in the event that Lexar enters into negotiations with a third party making an acquisition proposal, it is required to give Micron 24 hours' written notice of its intention to enter into negotiations with the third party. Following delivery of an initial notice to Micron, Lexar must also promptly notify Micron orally and in writing of all information as is reasonably necessary to keep Micron informed in all material respects of the status and details of the acquisition proposal, request or inquiry. Lexar further agreed to generally provide Micron with 48 hours' notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal or any such inquiry or to consider providing nonpublic information to any third party.

        Notwithstanding the prohibitions contained in the merger agreement with respect to acquisition proposals, if Lexar receives an unsolicited, bona fide written acquisition proposal that its board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisor, is, or is reasonably likely to result in, an acquisition proposal that constitutes a superior offer, as described below, then Lexar may furnish nonpublic information to, and engage in negotiations with, the third party making the acquisition proposal, provided that:

  •
  Lexar complies with the terms of the merger agreement relating to acquisition proposals;

  •
  prior to furnishing nonpublic information or entering into any negotiations or discussions with such third party, Lexar enters into a confidentiality agreement with the third party that contains the customary limitations on the use and disclosure of such information in substantially the form of the confidentiality agreement between Lexar and Micron and also contemporaneously furnishes Micron with a copy of the information furnished to the potential third party acquiror to the extent not previously furnished to Micron; and

  •
  Lexar's board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably likely be expected to result in a breach of its fiduciary duties to the Lexar stockholders under applicable law.

        An acquisition proposal will constitute a "superior offer" if each of the following conditions is met:

  •
  the acquisition proposal is an unsolicited bona fide proposal made by a third party to:

  •
  acquire more than a 50% interest in the total outstanding voting securities of Lexar or any of its subsidiaries;

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  commence a tender offer or exchange offer that if consummated would result in any person or group beneficially owning 50% or more of the total outstanding voting securities of Lexar or any of its subsidiaries;

    •
    acquire Lexar or any of its subsidiaries through a merger, consolidation, business combination or similar transaction;

    •
    acquire by any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition by Lexar of more than 50% of the assets of Lexar (including its subsidiaries taken as a whole); or

    •
    liquidate or dissolve Lexar; and
  •
  the acquisition proposal is on terms that the Lexar board of directors has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, to be more favorable to Lexar's stockholders (in their capacities as stockholders) than the terms of the merger and is reasonably capable of being completed.

Obligations of the Lexar Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders

        Promptly after the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC, Lexar has agreed to take all action necessary to call, hold and convene a meeting of its stockholders within 45 days after the mailing of this proxy statement/prospectus, and to use reasonable efforts to solicit from its stockholders proxies in favor of adopting the merger agreement, and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the Delaware General Corporation Law to obtain such approvals. The Lexar board of directors agreed to recommend that the Lexar stockholders vote in favor of adopting the merger agreement at the special meeting.

        Notwithstanding Lexar's board of directors' obligations described in the preceding paragraph, in response to a superior offer, the board of directors of Lexar may withhold, withdraw, amend or modify its recommendation to its stockholders in favor of the merger and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that Lexar's stockholders accept the tender or exchange offer, the board of directors of Lexar may approve, endorse or recommend a superior offer, or Lexar or its subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or agreement contemplating or relating to a superior offer if all of the following conditions are met:

  •
  the board of directors of Lexar has determined in good faith, after consultation with its financial advisor and its outside legal counsel, that a superior offer has been made and has not been withdrawn;

  •
  the stockholders of Lexar have not approved the merger agreement in accordance with applicable law;

  •
  it has provided Micron, at least four business days prior to publicly changing its recommendation, written notice of its receipt of a superior offer and has disclosed in the notice the most recent terms and conditions of the superior offer, the identity of the third party or group making the superior offer, and its intent to change its recommendation to its stockholders;

  •
  during the four business day period described above, Lexar has negotiated in good faith with Micron and has provided Micron with a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement proposed by Micron as would enable Lexar to proceed with its recommendation to the Lexar stockholders in favor of the adoption of the merger agreement without changing its recommendation;

  •
  the board of directors of Lexar has determined, after consultation with its financial advisor, that the terms of the superior offer are more favorable to the stockholders of Lexar than the merger and after consultation with its outside legal counsel, that the failure of the board of directors to change its recommendation would reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law; and

  •
  Lexar has not breached any of the provisions in the merger agreement relating to the special meeting of stockholders, the recommendation of the board of directors and non-solicitation of other acquisition proposals.

        Regardless of whether the board of directors of Lexar has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders to vote "FOR" the proposal to adopt the merger agreement, Lexar is obligated under the terms of the merger agreement to call, give notice of, convene and hold a special meeting of its stockholders to consider and vote upon the proposal to adopt the merger agreement unless Lexar has entered into a definitive binding agreement with respect to a superior offer in compliance with its obligations described above in the section entitled "—Lexar Prohibited from Soliciting Other Offers" beginning on page 106 of this proxy statement/prospectus and Lexar has paid Micron the termination fee described below in the section entitled "—Payment of Termination Fee" beginning on page 117 of this proxy statement/prospectus.

        Notwithstanding the obligations described in the preceding paragraphs, Lexar and its board of directors may take and disclose to its stockholders a position contemplated by Rules 14a-9, 14d-9 and 14e-2(a) under the Exchange Act. Without limiting the preceding sentence, the Lexar board of directors may not change its recommendation to stockholders to vote in favor of adoption of the merger agreement except in accordance with the procedures described in the preceding paragraphs.

Treatment of Lexar Stock Options

        When the merger is completed, Micron will assume those outstanding options to purchase shares of Lexar common stock with a per share exercise price less than or equal to $9.00 that is held by either an employee of Lexar or any of its subsidiaries as of the closing of the merger or a former employee of Lexar who terminated his or her employment within 90 days prior to the effective time of the merger. All other outstanding options will terminate upon the effective time of the merger and the holders of such options that are unexpired, unexercised and outstanding immediately prior to the effective time of the merger will be entitled to receive an amount of cash equal to the product of (i) the number of shares of Lexar common stock subject to such option and (ii) the excess, if any, of $9.00 over the per share exercise price of such Lexar option immediately prior to the effective time of the merger. Under the terms of the merger agreement, the options assumed by Micron will be converted into options to purchase shares of Micron common stock. Each option assumed by Micron will be subject to, and exercisable and vested upon, the same terms and conditions as under the Lexar plans and the applicable option and other related agreements issued pursuant to such plans, except that: (i) 25% of the shares subject to outstanding stock options that are unvested at the effective time of the merger will accelerate and become immediately exercisable, (ii) each assumed option will be exercisable for a number of shares of Micron common stock equal to the number of shares of Lexar common stock subject to such option immediately prior to the effective time of the merger, multiplied by 0.5625, rounded down to the nearest whole number and (iii) the exercise price per share of Micron common stock subject to any assumed option will equal the exercise price per share of Lexar common stock subject to such option in effect immediately prior to the effective time of the merger, divided by 0.5625, rounded up to the nearest whole cent. As of the record date, options for approximately 18,872,572 shares of Lexar common stock were outstanding in the aggregate under the Lexar plans.

        The conversion of options will be effected in a manner intended to comply with Section 409A of the Code and the conversion of the options that are intended to be "incentive stock options," as defined in Section 422 of the Code will be effected in a manner consistent with the applicable provisions of the Code for purposes of preserving incentive stock option treatment where appropriate.

        Micron has agreed to file a registration statement on Form S-8 or such other available form with the SEC, to the extent available and applicable, for the shares of Micron common stock issuable with respect to Lexar options assumed by Micron in connection with the merger as soon as practicable after the merger, but not later than seven business days following completion of the merger.

Treatment of Rights under the Lexar Employee Stock Purchase Plan

        Immediately prior to the effective time of the merger, the Lexar employee stock purchase plan will be terminated. To the extent permitted by the employee stock purchase plan, the rights of participants in the employee stock purchase plan with respect to any offering period then underway under the employee stock purchase plan will be determined by treating the last business day prior to the effective time of the merger as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the employee stock purchase plan. Outstanding rights to purchase shares of Lexar common stock will be exercised in accordance with the terms of the employee stock purchase plan, and each share of Lexar common stock purchased pursuant to such exercise will be, by virtue of the merger, converted into the right to receive 0.5625 of a share of Micron common stock, without issuance of certificates representing issued and outstanding shares of Lexar common stock to participants under the employee stock purchase plan. If the closing of the merger has not occurred on or prior to July 31, 2006, Lexar will take all reasonable steps to suspend new enrollment under the terms of the employee stock purchase plan from such time, and to provide that no new offering periods will commence on or after August 1, 2006, until immediately prior to the closing of the merger when the employee stock purchase plan will be terminated.

Treatment of Lexar 401(k)

        Unless Micron provides written notice otherwise, Lexar will terminate its 401(k) savings plan prior to the effective time of the merger, and Lexar employees will have the right to elect to receive a distribution of their account balances in the 401(k) savings plan in accordance with the plan and applicable law. Subject to applicable law and compliance with the terms and conditions of Micron's 401(k) savings plan, Lexar employees will have the right to rollover their distributions into Micron's 401(k) savings plan after the merger is completed.

Treatment of Lexar Employees

        In the merger agreement, solely to the extent that continuing Lexar employees are covered under Micron's employee benefit plans, Micron has agreed to use all reasonable efforts to give continuing Lexar employees credit for prior service with Lexar or its subsidiaries for purposes of (i) eligibility and vesting under any Micron employee benefit plan and (ii) determination of benefit levels under any Micron vacation or severance plan in which the employees are eligible to participate following the effective time of the merger. However, if Lexar maintains a comparable employee benefit, vacation or severance plan, then the employees will only be credited under the Micron plan to the extent that service was or would have been credited under the comparable Lexar plan. Solely to the extent that continuing Lexar employees are covered under Micron's employee benefit plans, Micron has agreed to give credit under its welfare benefit plans to continuing Lexar employees for co-payments, credits toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, for the welfare plan year in which the merger occurs. Micron has also agreed to waive the requirements for evidence of insurability and pre-existing conditions under Micron benefit plans in which the employees are eligible to participate, but if Lexar or any of its subsidiaries maintains a comparable benefit plan, only to the extent that the requirements and conditions were not applicable to a particular employee under such comparable benefit plan.

        Under the merger agreement, no Lexar employee or other person or entity other than Lexar has any rights of enforcement relating to the provisions described above, and no Lexar employee or other person or entity other than Lexar is intended to be a contractual beneficiary of the provisions described above.

Director and Officer Indemnification and Insurance

        The merger agreement provides that Micron will and will cause the surviving company in the merger to:

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  from and after the effective time of the merger, fulfill and honor Lexar's obligations under any indemnification agreements with its directors and officers that existed on the date of the merger agreement and to any directors, officers, employees or agents under any indemnification provisions under Lexar's certificate of incorporation and bylaws that were in effect on the date of the merger agreement, subject to applicable law;

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  maintain in the certificate of incorporation and bylaws of the surviving company in the merger provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the indemnified directors, officers, employees and agents as those contained in Lexar's organizational documents that were in effect on the date of the merger agreement, which neither Micron nor the surviving company in the merger will, except as required by law, amend, repeal or otherwise modify for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties; and

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  for a period of six years after the effective time of the merger, maintain directors' and officers' liability insurance covering those persons who were covered by Lexar's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger of at least the same coverage and amounts and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to Lexar's directors and officers on the date of the merger agreement; provided, however, in no event will the surviving company in the merger be required to expend in any one year more than 250% of the annual premium currently paid by Lexar for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by Lexar for such coverage, the surviving company in the merger will use reasonable efforts to cause to be maintained the maximum coverage available for such 250% of such amount); and provided further, however, that Micron may satisfy its obligations by purchasing a "tail" policy under Lexar's existing directors' and officers' insurance policy, which has a term of six years after the effective time of the merger.

Tax Matters

        Each of Micron, March 2006 Merger Corp. and Lexar agreed that it will not, and will not permit any of its subsidiaries to, take, or fail to take, any action prior to the closing of the merger that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Formation of IP LLC and Transfer of Patents, Patent Applications and Draft Applications

        Prior to the closing of the merger, Lexar will form IP LLC, and immediately prior to the closing of the merger, Lexar will, and will cause its subsidiaries to, transfer, assign and convey all of its patents, patent applications and draft applications to IP LLC, together with the rights to sue for infringement and to collect past damages with respect to those patents. Lexar, as the surviving company of the merger, will be the minority member of IP LLC and one or more private investors that are not affiliated with Micron, Lexar or any of their respective executive officers or directors will own the remaining equity interest in IP LLC. Lexar's executive officers and directors will not have any equity interest in IP LLC following the completion of the merger other than their interests as Micron stockholders generally. If the merger is not consummated, Lexar and its subsidiaries will not transfer their patent rights to IP LLC and this provision of the merger agreement will have no further effect.

Termination of Credit Agreement and Release of Liens

        Prior to the closing of the merger, Lexar will use best efforts to (i) pay off and terminate certain indebtedness of Lexar and its subsidiaries, including all accrued and unpaid interest on such indebtedness and all fees and expenses, if any, incurred by Lexar and its subsidiaries in connection with the termination of such indebtedness; (ii) provide Micron with written evidence of such debt payoffs no later than three business days prior to the closing of the merger; (iii) no later than three business days prior to the closing of the merger, (A) request that each creditor who has on file an un-rescinded UCC-1 file a UCC-3 termination statement, or (B) submit for recordation with the United States Patent and Trademark Office documents reasonably evidencing the termination of certain security interests, and (iv) otherwise cause the release and discharge of all liens or other encumbrances upon Lexar's patents, patent applications and draft applications such that each will be transferred to IP LLC as described in the immediately preceding paragraph "—Formation of IP LLC and Transfer of Patents, Patent Applications and Draft Applications," while IP LLC is a wholly owned subsidiary of Lexar, free and clear of all liens and encumbrances at the moment of their initial transfer.

Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

        Each of Micron, March 2006 Merger Corp. and Lexar agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. Micron, March 2006 Merger Corp. and Lexar also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

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  those filings or submissions required under the HSR Act, as well as any other comparable merger notification or control laws of any applicable jurisdiction, as agreed by the parties;

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  the filing of this proxy statement/prospectus and the Micron registration statement with the SEC of which this proxy statement/prospectus forms a part, and any other filings required under the Securities Act and the Exchange Act; and

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  any other filings as may be required under applicable legal requirements.

        Except as prohibited or restricted by applicable law, each of Micron, March 2006 Merger Corp. and Lexar generally agreed to do the following:

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  consult with the other parties with respect to the filings or submissions described above, and provide the other party an opportunity to review and discuss the filings or submissions in advance and coordinate with the other with respect to the filings or submissions;

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  promptly notify the other parties upon the receipt of any comments from any governmental entity or requests by any governmental entity for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

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  promptly provide the other parties with copies of any filing, presentation or submission made with any governmental entity.

        Subject to the provisions described in the sections entitled "—Lexar Prohibited from Soliciting Other Offers" beginning on page 106 of this proxy statement/prospectus, "—Obligations of the Lexar Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders" beginning on page 108 of this proxy statement/prospectus and "—Limitation on Reasonable Efforts to Obtain Regulatory Approvals" immediately following this paragraph, each of Micron and Lexar have agreed to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

Limitation on Reasonable Efforts to Obtain Regulatory Approvals

        Neither Micron nor any subsidiary or affiliate of Micron is required to take any of the following actions, unless after March 8, 2006, Micron enters into a definitive binding agreement to acquire, or acquires, a business that competes with Lexar's primary business, in which case Micron will be obligated to take the following actions with respect to such acquired, or to be acquired, competitive business:

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  license, sell or otherwise dispose of or hold separate any shares of capital stock or any business, assets or properties of Micron, its subsidiaries or affiliates, or of Lexar or its subsidiaries that are material to Micron or Lexar;

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  impose any material limitation on the ability of any of Micron, its subsidiaries or affiliates or Lexar or its subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise ownership rights of their respective businesses and, in the case of Micron, the businesses of Lexar and its subsidiaries; or

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  impose any material impediment on the ability of any of Micron, its subsidiaries or affiliates or Lexar or its subsidiaries under any applicable law.

Conditions to Completion of the Merger

        The respective obligations of Micron and March 2006 Merger Corp., on the one hand, and Lexar, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions before completion of the merger:

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  the merger agreement has been adopted by the vote of holders of the requisite number of shares of Lexar common stock;

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  no statute, rule, regulation or other order has been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

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  all waiting periods under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early and the parties have obtained any consents, waivers or approvals required under foreign merger control regulations; and

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  Micron and Lexar have each received from its respective tax counsel an opinion to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and such opinions have not been withdrawn.

        In addition, individually, the respective obligations of Micron and March 2006 Merger Corp. on the one hand, and Lexar on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of the other party were true and correct on March 8, 2006, and will be true and correct as of the date the merger is to be completed as if made at and as of that time, except:

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  to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct as of that date; and

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  if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not constitute a material adverse effect, as defined below, then this condition will be deemed satisfied, except with respect to certain representations and warranties relating to (i) authority, board approval, indebtedness and intellectual property, which will be true and correct in all material respects and (ii) the termination of a specified license agreement, which will be true and correct in all respects;

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  the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger, except that Lexar must have performed or complied in all respects with its obligations described above in the sections entitled "—Formation of IP LLC and Transfer of Patents, Patent Applications and Draft Applications" beginning on page 111 of this proxy statement/prospectus and "—Termination of Credit Agreement and Release of Liens" beginning on page 112 of this proxy statement/prospectus; and

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  no material adverse effect, as defined below, on Lexar or Micron has occurred since March 8, 2006, and is continuing.

        Micron's obligation to complete the merger is also subject to the satisfaction or waiver by Micron of the following additional conditions:

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  there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority:

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  challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement, the effect of which would be an order making the merger illegal or otherwise prohibiting completion of the merger; or

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  seeking to require Micron or Lexar or any subsidiary to license, sell, dispose of or hold separate any capital stock of Lexar or of any business, assets or properties of Micron, its subsidiaries or affiliates, or of Lexar or its subsidiaries that are material to Micron or Lexar, or seeking to impose any material limitation of the ability of Micron, its subsidiaries or affiliates or Lexar or its subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise ownership rights of their respective business and, in the case of Micron, the businesses of Lexar and its subsidiaries or seeking to impose any material impediment on the ability of any of Micron, its subsidiaries or affiliates or Lexar or its subsidiaries under any applicable law.

Definition of Material Adverse Effect

        Under the terms of the merger agreement, a material adverse effect on either Micron or Lexar is defined to mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an Effect), individually or when taken together with all other Effects that have occurred during the applicable measurement period, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries or (ii) materially impede the authority of such entity, or, in any case, Lexar, to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement and applicable legal requirements. However, under the terms of the merger agreement, with respect to clause (i), any Effect primarily and proximately resulting from the following will not be taken into account in determining whether there has been or will be, a material adverse effect on Micron or Lexar, as the case may be:

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  changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its subsidiaries operates, which changes do not disproportionately affect such entity taken as a whole with its subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate;

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  changes in applicable law, United States generally accepted accounting principles or international accounting standards;

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  any stockholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

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  acts of terrorism or war which do not disproportionately affect such entity taken as a whole with its subsidiaries;

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  the announcement or pendency of the merger (including any cancellation of or delays in customer orders in any material respect, any disruption in supplier, distributor or partner relationships or any loss of key employees);

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  with respect to Lexar, compliance with the express terms of the merger agreement; or

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  a failure to meet securities analysts' published revenue or earnings projections, which failure occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a material adverse effect.

Termination of the Merger Agreement

        The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger and, except as provided below, whether before or after the requisite approvals of the merger by Lexar stockholders:

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  by mutual written consent duly authorized by the boards of directors of Micron and Lexar;

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  by Lexar or Micron:

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  if the merger is not completed by December 6, 2006, except that this right to terminate is not available to any party whose action or failure to act was a principal cause of, or resulted in the failure of, the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

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  if any governmental entity issues any order or takes any other action that is final and nonappealable having the effect of permanently restraining, enjoining or prohibiting the completion of the merger; or

    •
    if the required vote of Lexar stockholders is not obtained at a duly convened meeting of stockholders, except that this right to terminate is not available to Lexar if Lexar's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement;

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  by Micron, at any time prior to the adoption of the merger agreement and the merger by the required vote of Lexar stockholders, if any of the following triggering events occur with respect to Lexar:

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  its board of directors withdraws, amends or modifies, in a manner adverse to Micron, its recommendation in favor of the adoption of the merger agreement;

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  it fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the merger agreement;

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  its board of directors fails to reaffirm (publicly, if Micron requests) its recommendation in favor of adoption of the merger agreement within 10 business days after being requested in writing by Micron to reaffirm such recommendation;

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  its board of directors fails to reject, approves or recommends any acquisition proposal described in the section entitled "—Lexar Prohibited from Soliciting Other Offers" beginning on page 106 of this proxy statement/prospectus;

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  it enters into any letter of intent or similar document or any agreement, contract or commitment accepting any superior offer, following notice of such superior offer to Micron no later than 24 hours after Lexar's board of directors determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the superior offer would reasonably be expected to result in a breach of the board of directors' fiduciary duties to the stockholders of Lexar under applicable law, and during the five business days following such notice, Lexar provided Micron a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement and negotiate in good faith to enable Lexar to proceed with the merger;

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  a tender or exchange offer relating to its securities is initiated by a third party, and it does not send to its security holders, pursuant to Rule 14e-2 promulgated under the Securities and Exchange Act, within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

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  it willfully and materially breaches its non-solicitation obligations under the merger agreement;

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  it breaches its obligations with respect to the recommendation of its board of directors and holding a meeting of its stockholders; or

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  its board of directors has resolved to do any of the above;

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  by Lexar upon a breach of any representation, warranty, covenant or agreement on the part of Micron in the merger agreement or if any representation or warranty of Micron has become untrue so that the condition to completion of the merger regarding Micron's representations and warranties or covenants would not be met, except if the breach or inaccuracy is curable by Micron prior to December 6, 2006, then Lexar may not terminate the merger agreement either for 30 days after delivery of written notice from Lexar to Micron of the breach if such breach is cured during those 30 days, or if Lexar is otherwise in material breach of the merger agreement;

  •
  by Micron upon a breach of any representation, warranty, covenant or agreement on the part of Lexar in the merger agreement or if any representation or warranty of Lexar has become untrue so that the condition to completion of the merger regarding Lexar's representations and warranties or covenants would not be met, except if the breach or inaccuracy is curable by Lexar prior to December 6, 2006, then Micron may not terminate the merger agreement either for 30 days after delivery of written notice from Micron to Lexar of the breach if such breach is cured during those 30 days, or if Micron is otherwise in material breach of the merger agreement;

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  by Lexar, if Lexar enters into a binding definitive agreement with respect to a superior offer in compliance with the rules described in the section entitled "—Obligations of the Lexar Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders" beginning on page 108 of this proxy statement/prospectus and Lexar has paid to Micron the termination fee described below;

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  by Lexar, if there has been, or any event has occurred that would reasonably be expected to have, a material adverse effect on Micron since March 8, 2006, and (i) the material adverse effect is not reasonably capable of being cured prior to the December 6, 2006, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Lexar to Micron of the material adverse effect, except Lexar may not exercise this termination right if it is in material breach of the merger agreement or if the material adverse effect is cured; or

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  by Micron, if there has been, or any event has occurred that would reasonably be expected to have, a material adverse effect on Lexar since March 8, 2006, and (i) the material adverse effect is not reasonably capable of being cured prior to the December 6, 2006, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Micron to Lexar of the material adverse effect, except Micron may not exercise this termination right if it is in material breach of the merger agreement or if the material adverse effect is cured.

Payment of Termination Fee

        Under the terms of the merger agreement, Lexar has agreed to pay to Micron a termination fee of $22 million prior to the termination of the merger agreement if the merger agreement is terminated by Lexar and Lexar enters into a definitive binding agreement with respect to a superior offer as described in the section entitled "—Obligations of the Lexar Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders" beginning on page 108 of this proxy statement/prospectus.

        In addition, Lexar must pay the termination fee of $22 million to Micron if the merger agreement is terminated on any of the following bases:

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  by Micron

  •
  upon the occurrence of a triggering event with respect to Lexar as described in the section entitled "—Termination of the Merger Agreement" beginning on page 115 of this proxy statement/prospectus; or

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  upon a willful breach of any representation, warranty, covenant or agreement on the part of Lexar in the merger agreement or if any representation or warranty of Lexar has become untrue so that the condition to completion of the merger regarding Lexar's representations and warranties or covenants would not be met, except if the breach or inaccuracy is curable by Lexar prior to December 6, 2006, then Micron may not terminate the merger agreement either for 30 days after delivery of written notice from Micron to Lexar of the breach if such breach is cured during those 30 days, or if Micron is otherwise in material breach of the merger agreement; and

  •
  by Micron or Lexar if:

  •
  the merger has not been completed by December 6, 2006, except that this right to terminate is not available to any party whose action or failure to act was a principal cause of, or resulted in the failure of, the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement; or

  •
  Lexar stockholders failed to adopt the merger agreement at a meeting of Lexar stockholders, except that this right to terminate is not available to Lexar if Lexar's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement; and

in each of the foregoing cases, the following has occurred:

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  prior to the termination of the merger agreement, there has been a public disclosure of an acquisition proposal with respect to Lexar; and

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  within 12 months following termination of the merger agreement, the acquisition of Lexar is consummated or Lexar enters into a definitive agreement or letter of intent with respect to an acquisition of Lexar in any of the manners described below.

        The termination fee must be paid within two business days following the acquisition of Lexar.

        Under the terms of the merger agreement, an acquisition of Lexar, for the purposes of these termination provisions, is any of the following:

  •
  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lexar, pursuant to which its stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or any direct or indirect parent of such entity;

  •
  a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of Lexar's business immediately prior to such sale; or

  •
  the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by it, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of Lexar's capital stock.

        If Lexar fails to pay when due the termination fee and Micron must make a claim against Lexar and such claim results in a judgment against Lexar, Lexar will pay Micron's reasonable costs and expenses in connection with the suit together with interest on the unpaid termination fee. Except in the case of a willful breach of the merger agreement by Lexar, payment of the termination fee by Lexar will be the sole and exclusive remedy of Micron and March 2006 Merger Corp.

Extension, Waiver and Amendment of the Merger Agreement

        Micron, March 2006 Merger Corp. and Lexar may amend the merger agreement before completion of the merger by mutual written consent.

        Either Micron or Lexar may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

        Contemporaneously with the execution and delivery of the merger agreement, Mark W. Adams, William T. Dodds, Petro Estakhri, Robert C. Hinckley, Brian D. Jacobs, Charles E. Levine, Michael P. Scarpelli, Eric B. Stang, Mary Tripsas, Eric S. Whitaker, Thomvest Seed Capital Inc. and Thomvest Holdings LLC entered into voting agreements with Micron. These stockholders held 5,309,996 shares of Lexar stock as of the record date, which represented approximately 6.4% of the shares of Lexar common stock outstanding on the record date.

        The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

        The Lexar stockholders who have entered into voting agreements have granted to Micron an irrevocable proxy and irrevocably appointed Micron and any designee of Micron as such stockholders' sole and exclusive attorneys-in-fact and proxy to vote their Lexar shares at every annual, special, adjourned or postponed meeting of stockholders of Lexar and in every written consent in lieu of such meeting, as follows:

  •
  in favor of the adoption of the merger agreement, including all other actions and transactions contemplated by the merger agreement and any other actions presented to Lexar stockholders that would reasonably be expected to facilitate the merger agreement, the merger and the other actions and transactions contemplated by the merger agreement;

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  against approval of any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

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  against any acquisition proposal or any other action that is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

        Such stockholders agreed not to enter into any agreement or understanding with any person to vote or make any public announcement that is inconsistent with the preceding paragraph. In addition, to the extent not voted by the person(s) appointed by the irrevocable proxy, each such stockholder has agreed to vote their Lexar shares as set forth above at every meeting of the stockholders of Lexar, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Lexar.

        Nothing in the voting agreement limits or restricts the stockholder from acting in his or her capacity as an officer or director of Lexar or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such stockholder acting solely in his or her capacity as an officer or director).

Transfer Restrictions

        In addition, the above Lexar stockholders may not transfer any of their shares without the prior written consent of Micron during the period commencing on March 8, 2006, and ending the earlier of (i) the date on which the merger agreement is validly terminated; or (ii) the date on which a final vote is taken by the stockholders of Micron on a proposal to approve the issuance of Micron common stock in the merger, except that each such stockholder may transfer such shares:

  •
  to any member of the stockholder's immediate family or to a trust for the benefit of the stockholder or any member of the stockholder's immediate family, provided, that any such transferee agrees to assume the obligations of the stockholder with respect to any shares so transferred;

  •
  if the stockholder is a partnership or limited liability company, to one or more partners or members of stockholder or to an affiliated corporation under common control with stockholder, provided, that any such transferee agrees to assume the obligations of the stockholder with respect to any shares so transferred; or

  •
  pursuant to the terms of a Rule 10b5-1 trading plan in effect prior to March 8, 2006.

        These Lexar stockholders may also not transfer (including by entering into a voting agreement or depositing their shares into a voting trust) the voting rights which accompany their shares of Lexar common stock.

THE PATENT CROSS-LICENSE AGREEMENT

        The following summary describes the material provisions of a patent cross-license agreement that Micron and Lexar entered into on March 8, 2006 in connection with the execution of the merger agreement. The patent cross-license agreement is filed as Annex D to this registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference into this proxy statement/prospectus. Micron and Lexar encourage you to read it carefully in its entirety for a more complete understanding of the patent cross-license agreement.

        Under the patent cross-license agreement, among other things, each party granted to the other party and its subsidiaries a royalty-free, fully-paid, non-exclusive, term license, without the right to sublicense, to all patents and applications owned by the granting party for use in certain defined fields of use—flash memory products, in the case of Lexar, and memory products, image sensors, and imaging devices, but excluding controllers the designs for which were not created by or for Micron, in the case of Micron. In addition, each party agreed to release the other party for any past infringements of the releasing party's patents that would have otherwise been within the field of use granted to the released party under the patent cross-license agreement.

        In the event of a change of control of either Lexar or Micron, the patent cross-license agreement will continue to benefit and obligate the party undergoing such change of control or its successor entity; however, the license granted under the agreement by the party not undergoing a change of control will extend only to that part of the business relating to the acquired party prior to such change of control and will automatically become limited to an annual sales revenue of the acquired party's licensed products sold by the acquired party in the 12 months immediately preceding the change of control.

        The patent cross-license agreement is effective until March 8, 2011 unless earlier terminated as provided in the agreement. Provided that (i) Lexar has neither consummated an alternative acquisition nor entered into a definitive agreement or letter of intent with respect to an alternative acquisition and (ii) Micron has not terminated the merger agreement upon the occurrence of a triggering event as defined in the merger agreement, the cross-license agreement may be terminated on March 8, 2007 by the following parties if the merger agreement is terminated under the following conditions: by either party upon the mutual agreement of the parties; by either party if the merger is not consummated by December 6, 2006; by either party if a governmental entity has permanently enjoined, restrained or prohibited the transaction; by either party if the merger agreement is not adopted by the required vote of the Lexar stockholders; by Lexar upon an uncured material breach of Micron's representations and warranties or an uncured willful breach of Micron's covenants under the merger agreement, or upon a material adverse effect with respect to Micron; and by Micron upon an uncured material breach of Lexar's representations and warranties or an uncured willful breach of Lexar's covenants or upon a material adverse effect with respect to Lexar.

        In the event of a change of control of either Lexar, in accordance with the terms of the merger agreement, or Micron, the cross-license agreement will continue, until March 8, 2011, to benefit and obligate the party undergoing the change of control or its successor entity; however, the license granted to the acquired party by the party not undergoing a change in control will extend only to that part of the business relating to the acquired party prior to such change of control and will automatically become limited to an annual sales revenues of the acquired party's licensed products sold by the acquired party in the 12 months immediately preceding such change of control.

MATERIAL CONTACTS BETWEEN MICRON AND
LEXAR PRIOR TO THE MERGER

        The material contacts between Micron and Lexar since April 21, 2000 are described below, other than contacts relating to the merger agreement, the merger and the patent cross-license agreement, which are described in the section entitled "Proposal No. 1—The Merger—Background of the Merger" beginning on page 64 of this proxy statement/prospectus.

Purchase and Supply Agreement

        Effective as of November 22, 2004, Lexar and Micron entered into a purchase and supply agreement, under which Micron agreed to use commercially reasonable efforts to provide, and Lexar agreed to use commercially reasonable efforts to purchase, designated volumes of completed, full-specification NAND Flash memory products. These products included flash memory components, wafers or flash memory cards. Micron agreed to extend to Lexar most-favored nation pricing for all products contemplated by the agreement. In return, Lexar was required to use its commercially reasonable efforts to purchase a pre-determined percentage of Micron's total output of the products contemplated by the agreement.

        The purchase and supply agreement expires on November 22, 2009, provided that either party may terminate that agreement after November 22, 2007 upon 180 days' prior notice to the other party. The agreement may be terminated earlier upon the occurrence of various termination events.

Confidentiality Agreement

        Effective as of April 22, 2005, the parties entered into a mutual, general confidentiality agreement. Use of confidential information disclosed under the agreement is restricted to the evaluation, establishment or maintenance of a business relationship between the parties. The term of the agreement is five years but the confidentiality obligations survive expiration or termination of the agreement for five years from the date of initial disclosure of each item of confidential information.

DESCRIPTION OF MICRON CAPITAL STOCK

Authorized Capital Stock

        Prior to Completion of the Merger.    Under the Micron restated certificate of incorporation, Micron's authorized capital stock consists of 3,000,000,000 shares of Micron common stock, par value $0.10 per share. At April 24, 2006, the following were issued and outstanding:

  •
  676,856,760 shares of Micron common stock (not counting shares held in Micron's treasury), and

  •
  restricted stock units and employee stock options to purchase an aggregate of approximately 123,472,856 shares of Micron common stock.

Micron Common stock

        Micron Common Stock Outstanding.    The outstanding shares of Micron common stock are duly authorized, validly issued, fully paid and nonassessable. Micron's common stock is listed and principally traded on the New York Stock Exchange under the symbol "MU."

        Voting Rights.    Holders of Micron common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and may cumulate votes in the election of directors upon the request of stockholders in certain circumstances.

        Dividend Rights.    Subject to any preferential dividend rights granted to the holders of any shares of Micron preferred stock that may at the time be outstanding, holders of Micron common stock are entitled to receive dividends as may be declared from time to time by Micron's board of directors out of funds legally available to pay dividends.

        Rights upon Liquidation.    Holders of Micron common stock are entitled to share pro rata, upon any liquidation or dissolution of Micron, in all remaining assets available for distribution to stockholders after payment or providing for Micron's liabilities and the liquidation preference of any outstanding Micron preferred stock.

        Preemptive Rights.    Holders of Micron common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

        Anti-Takeover Provisions.    The provisions of the Delaware General Corporation Law, or DGCL, Micron's restated certificate of incorporation and bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of Micron.

        Micron is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. In general, Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its amended certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, Micron has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Micron.

Transfer Agent and Registrar

        Wells Fargo Bank, National Association is the transfer agent and registrar for Micron common stock.

COMPARISON OF RIGHTS OF HOLDERS OF
MICRON COMMON STOCK AND LEXAR COMMON STOCK

        Upon completion of the merger, the stockholders of Lexar will become stockholders of Micron, and the Micron certificate of incorporation and the Micron bylaws will govern the rights of former Lexar stockholders with respect to shares of Micron common stock. The rights of Micron stockholders are currently governed by Delaware law, Micron's certificate of incorporation and Micron's bylaws. The rights of Lexar stockholders are currently governed by Delaware law, Lexar's certificate of incorporation and Lexar's bylaws. Both companies are Delaware corporations, so many of the rights of Lexar stockholders will be similar to their rights as Micron stockholders. The following is a summary of material differences between the rights of Lexar stockholders and the rights of Micron stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Lexar stockholders and Micron stockholders. The summary is qualified in its entirety by reference to Delaware law, Micron's certificate of incorporation, Micron's bylaws, Lexar's certificate of incorporation and Lexar's bylaws. Micron and Lexar have filed their respective certificates of incorporation and bylaws with the SEC. See the section entitled "Where You Can Find More Information" beginning on page 133 of this proxy statement/prospectus.

Authorized Capital Stock

        The authorized capital stock of Micron consists of 3,000,000,000 shares par value $0.10 per share.

        The authorized capital stock of Lexar consists of 200,000,000 shares of Lexar common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Size of the Board of Directors

        The number of directors on Micron's board may be changed by an amendment to the bylaws duly adopted by the affirmative vote of a majority of outstanding shares entitled to vote or by a resolution of the board of directors. Micron currently has an authorized board of nine directors and its board currently consists of nine directors.

        The number of directors on Lexar's board is determined by the board of directors and may be fixed from time to time by resolution of the board of directors, provided, in no event may the number of directors be less than three. Lexar currently has an authorized board of seven directors and its board currently consists of seven directors.

Cumulative Voting

        The stockholders of Micron are entitled to cumulate votes in connection with the election of Micron's directors, provided that such right can only be exercised for candidates whose names have been placed in nomination prior to the voting and so long as at least one stockholder has given notice, at least 15 days prior to the voting, of such stockholder's intent to cumulate his or her votes at the meeting.

        The stockholders of Lexar are not entitled to cumulate votes in connection with the election of Lexar's directors.

Classes of Directors

        Micron has one class of directors and Micron's certificate of incorporation does not provide for a classified board of directors. Micron's directors are elected for a term of one year.

        Lexar's certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term.

Filling Vacancies on the Board

        For Micron, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors by written consent of a majority of the outstanding shares entitled to vote.

        For Lexar, vacancies and newly created directorships resulting from any increase in the authorized number of directors that are elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

Removal of Directors

        Micron's bylaws provide that any director of Micron, or the entire Micron board, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

        Lexar's bylaws provide that any director or all of the directors of Lexar may be removed from the board, but only for cause and only by the holders of at least two-thirds of the shares then entitled to vote at an election of directors, voting as a single class.

Nomination of Directors for Election

        Micron's bylaws allow stockholders to nominate candidates for election to Micron's board of directors at an annual or special meeting at which directors will be elected. However, nominations may only be made by a stockholder who has given timely written notice to the secretary of Micron before the annual stockholder meeting.

        For nominations by stockholders to be timely brought before an annual meeting, the nominations must be mailed and received by the secretary of the Micron no less than 120 days in advance of the date of Micron's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. If, however, no annual meeting was held in the previous year or the date of the previous year's annual meeting was changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, to be timely notice by the stockholder must be received a reasonable time before the solicitation is made.

        A stockholder's notice to Micron must set forth all of the following:

  •
  the name, age, business address and residence address of any nominees;

  •
  the principal occupation or employment of such person;

  •
  the class and number of shares that are beneficially owned by the nominee;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

  •
  all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  the stockholder's name and address as they appear on Micron's books and class and number of shares of Micron common stock that are beneficially owned by the stockholder.

        Lexar's bylaws provide that nominations of persons for election to the board of directors of Lexar may be made at an annual or special meeting at which directors will be elected, and only by a stockholder of record at the time of giving of notice who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws.

        For nominations to be properly brought for consideration at an annual meeting, the nominations must be mailed and delivered to the secretary of Lexar no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, notice by the stockholder to be timely must be so delivered no more than 90 days prior to the meeting and no later than the later of the 60th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Lexar.

        For nominations to be properly brought for consideration at a special meeting, the nomination must be delivered to the secretary of Lexar not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

        A stockholder's notice to Lexar must set forth all of the following:

  •
  all information relating to each nominee for director that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law;

  •
  a written statement signed by the nominee acknowledging such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  the name and address of the stockholder giving the notice and of the beneficial owner (if any) on whose behalf the nomination is made, as they appear on Lexar's books, and the class and number of shares of Lexar that are owned beneficially and of record by the stockholder and the beneficial owner.

Stockholder Action Without a Meeting

        Micron's bylaws provide that the stockholders may take any action which may be taken at an annual or special meeting of the stockholders, by written consent without a meeting.

        Lexar's certificate of incorporation provides that stockholders have no right to take any action by written consent without a meeting.

Calling Special Meetings of Stockholders

        Micron's bylaws provide that a special meeting of stockholders may be called at any time by Micron's board of directors, by the chairman of the board, the president, or by the holders of shares entitled to cast at least 20% of the votes at the meeting.

        Lexar's bylaws provide that special meetings of the stockholders may be called at any time only by a majority of the members of Lexar's board of directors, or by the chairman of the board, or by the president, or by holders of at least a majority of the outstanding voting stock then entitled to vote at an election of directors. The only business that may be considered at a special meeting of stockholders is the business stated in the notice for such meeting.

Submission of Stockholder Proposals

        Micron's bylaws allow stockholders to propose business to be brought before an annual or special stockholder's meeting. However, proposals may only be made by a stockholder who has given timely written notice to the secretary of Micron before the annual or special stockholder meeting.

        Under Micron's bylaws, to be timely brought before an annual meeting, the stockholder's notice must be mailed and received by the secretary of Micron no less than 120 days in advance of the date of Micron's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. If, however, no annual meeting was held in the previous year or the date of the previous year's annual meeting was changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made.

        The proposal must also set forth all of the following:

  •
  a brief description of the business the stockholder proposes to bring before the meeting and the reasons for conducting that business at that meeting;

  •
  the name and address, as they appear on Micron's books, of the stockholder proposing such business;

  •
  the class and number of shares that are beneficially owned by the stockholder;

  •
  any material interest of the stockholder in the business proposed; and

  •
  any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent to a stockholder proposal.

        Lexar's bylaws provide that the proposal of business to be considered by the stockholders may be made only at an annual meeting of stockholders, and only by a stockholder of record at the time of giving of notice who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws.

        For business to be properly brought before a stockholders annual meeting by a stockholder, requisite notice must be mailed and delivered to the secretary at the principle executive offices of Lexar no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, notice by the stockholder to be timely must be so delivered no more than 90 days prior to the meeting and no later than the later of the 60th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Lexar.

        A stockholder's notice must set forth all of the following:

  •
  a brief description of the business;

  •
  the reasons for conducting the business at the meeting and any material interest in the business of the stockholder and the beneficial owner (if any) on whose behalf the proposal is made; and

  •
  the name and address of the stockholder giving the notice and of the beneficial owner (if any), as they appear on Lexar's books, and the class and number of shares of Lexar which are owned beneficially and of record by the stockholder and the beneficial owner.

Dividends

        Micron's bylaws provide that the board of directors may declare and pay dividends upon the shares of Micron's capital stock, subject to the limitations of law and the certificate of incorporation. Dividends may be paid in cash, in property, or in shares of Micron's capital stock.

        Lexar's certificate of incorporation provides that the board of directors may declare and pay dividends upon the shares of its capital stock subject to any preferential dividend rights of any then outstanding preferred stock.

Indemnification

        The Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

        Micron's certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent or is or was serving at the request of Micron as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by the DGCL.

        Lexar's bylaws provide that each person who was or is a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer of Lexar, or is or was serving at the request of the Lexar as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Lexar to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred in connection therewith. This indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his heirs, executors and administrators. Lexar will indemnify a person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. The indemnification rights conferred in the bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Lexar's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

        The right to indemnification includes the right to be paid by Lexar the expenses incurred in defending a proceeding in advance of its final disposition. However, if the DGCL requires, the payment of expenses in advance of the final disposition of a proceeding will be made only upon delivery of an undertaking on behalf of the officer or director to repay all amounts advanced if it is ultimately determined that the officer or director is not entitled to be indemnified under the bylaws or otherwise.

        Lexar's board of directors may cause the corporation to enter into indemnification contracts with any director, officer, employee or agent of Lexar, or any person serving at the request of Lexar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those described above.

Charter Amendments

        Micron's certificate of incorporation contains no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

        Lexar's certificate of incorporation requires the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment or deletion by the stockholders of specified sections of the certificate of incorporation pertaining to the board of directors' power to adopt, amend or repeal the bylaws, and the election, removal and classification of directors.

Amendment of Bylaws

        Micron's certificate of incorporation authorizes the board of directors to make, alter or repeal Micron's bylaws.

        Lexar's bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock then entitled to vote at an election of directors is required to alter, amend or repeal any provision of the bylaws or to adopt new bylaws.

Stockholder Rights Plan

        Neither Micron nor Lexar has adopted a stockholder rights plan.

        LEXAR'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 8, 2006, BY AND AMONG MICRON TECHNOLOGY, INC., MARCH 2006 MERGER CORP., A WHOLLY OWNED SUBSIDIARY OF MICRON, AND LEXAR MEDIA, INC.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

        If Lexar fails to receive a sufficient number of votes to approve Proposal No. 1, Lexar may propose to adjourn the meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Lexar currently does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of adopting the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting.

        LEXAR'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

FUTURE LEXAR STOCKHOLDER PROPOSALS

        Lexar intends to hold a stockholder meeting in 2006 only if the merger is not completed. In order for a stockholder proposal to be properly brought before the 2006 annual meeting (if it is held), in accordance with the standards contained in Rule 14a-8 under the Exchange Act and Lexar's bylaws, the stockholder must have delivered to the Corporate Secretary of Lexar at Lexar's principal executive office written notice of such proposal or nomination not later than the close of business April 10, 2006, nor earlier than the close of business on March 11, 2006. However, if the date of Lexar's 2006 annual meeting is moved after August 8, 2006, written notice of such proposal or nomination must be received no earlier than the close of business 90 days prior to the meeting and not later than the later to occur of the following two dates:

  •
  60 days prior to the meeting, and

  •
  10 days after public announcement of the meeting date.

        In addition, in order to raise a proposal, the stockholder must comply with Lexar's bylaws, including requirements to disclose the name and address of such stockholder, the class and number of shares of the corporation that are owned beneficially and held of record by such stockholder, and to provide specified information with respect to each person whom the stockholder proposes to nominate or a brief description of the business desired to be brought before the meeting. In addition, Lexar's bylaws provide that a nomination for director must include a statement by the nominee acknowledging such person's written consent to being named in the proxy statement as a nominee and to serving as a director.

        You may contact Lexar's Corporate Secretary at Lexar's principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the shares of Micron common stock offered by this proxy statement/prospectus and certain United States federal income tax consequences of the merger for Micron.

        Fenwick & West LLP will pass upon certain United States federal income tax consequences of the merger for Lexar.

EXPERTS

        The financial statements incorporated in this proxy statement/prospectus by reference to Micron Technology, Inc.'s Current Report on Form 8-K filed February 10, 2006 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended September 1, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K/A of Lexar Media, Inc. for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/prospectus and in the documents that are incorporated by reference into this proxy statement/prospectus. Micron and Lexar have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this proxy statement/prospectus.

        The following documents, which were filed by Micron with the SEC, are incorporated by reference into this proxy statement/prospectus:

  •
  Micron's Annual Report on Form 10-K for the fiscal year ended September 1, 2005, filed with the SEC on November 4, 2005;

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  Micron's Quarterly Report on Form 10-Q for the quarter ended December 1, 2005, filed with the SEC on January 10, 2006 as amended on April 28, 2006;

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  Micron's Quarterly Report on Form 10-Q for the quarter ended March 2, 2006, filed with the SEC on April 11, 2006;

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  Micron's Current Reports on Form 8-K filed on November 21, 2005, December 21, 2005, February 10, 2006, February 14, 2006, February 22, 2006, March 7, 2006, March 10, 2006, and April 10, 2006; and

  •
  the description of Micron's common stock contained in Micron's registration statement on Form 8-A (No. 1-10658), declared effective by the SEC on November 28, 1990, including any amendments or reports filed for the purpose of updating such description.

        The following documents, which were filed by Lexar with the SEC, are incorporated by reference into this proxy statement/prospectus:

  •
  Lexar's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, as amended on April 10, 2006 and April 13, 2006;

  •
  Lexar's Current Reports on Form 8-K filed on January 4, 2006, January 17, 2006, February 16, 2006, March 8, 2006 and April 20, 2006; and

  •
  The description of Lexar's common stock contained in Lexar's registration statement on Form 8-A filed with the SEC on July 21, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by Micron and Lexar pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Lexar special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

        Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        Micron has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Micron, and Lexar has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Lexar.

        The documents incorporated by reference into this proxy statement/prospectus are available upon request. Micron or Lexar, as appropriate, will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request.

        Lexar stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting each of Micron and Lexar at:

For information relating to Micron:	For information relating to Lexar:
Micron Technology, Inc. 8000 South Federal Way Boise, Idaho 83716-9632 Attention: General Counsel (208) 368-4000	Lexar Media, Inc. 47300 Bayside Parkway Fremont, California 94538 Attention: Chief Financial Officer (510) 413-1200

        Micron and Lexar file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information filed by Micron and Lexar with the SEC may be read and copied by the public at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

        Reports, proxy and information statements and other information concerning Micron may be inspected at:

New York Stock Exchange
11 Wall Street
New York, New York 10005

        Reports, proxy and information statements and other information concerning Lexar may be inspected at:

Nasdaq Stock Market
1735 K Street, NW
Washington, D.C. 20006

        Copies of these materials for both Micron and Lexar can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding Micron and Lexar. The address of the SEC website is www.sec.gov.

        Micron has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Micron's common stock to be issued to Lexar stockholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of Micron filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Lexar stockholders with questions about the merger should contact:

Innisfree M&A Incorporated
Toll Free from within the United States and Canada: (877) 456-3427
From outside the United States and Canada: +1-412-232-3651
Banks and Brokers call collect: (212) 750-5833

        Any Lexar stockholder who needs additional copies of this proxy statement/prospectus or voting materials should contact Innisfree M&A Incorporated.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of Micron or Lexar since the date of this proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MICRON TECHNOLOGY, INC.

MARCH 2006 MERGER CORP.

AND

LEXAR MEDIA, INC.

Dated as of March 8, 2006

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-39
3.1	Organization	A-39
3.2	Authority; No Conflict; Necessary Consents	A-39
3.3	Capital Structure	A-40
3.4	Information in Registration Statement and Prospectus/Proxy Statement	A-41
3.5	SEC Filings; Financial Statements	A-42
3.6	Litigation	A-43
3.7	Brokers' and Finders' Fees	A-44
3.8	Interim Operations of Merger Sub	A-44
3.9	Absence of Certain Changes	A-44
3.10	Compliance with Laws	A-44
ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		A-44
4.1	Conduct of Business by the Company	A-44
ARTICLE V ADDITIONAL AGREEMENTS		A-48
5.1	Prospectus/Proxy Statement; Registration Statement	A-48
5.2	Meeting of Company Stockholders; Board Recommendation	A-49
5.3	Acquisition Proposals	A-49
5.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	A-53
5.5	Public Disclosure	A-54
5.6	Regulatory Filings; Reasonable Efforts	A-54
5.7	Notification of Certain Matters	A-55
5.8	Third-Party Consents	A-56
5.9	Equity Awards and Employee Matters	A-56
5.10	Indemnification	A-58
5.11	Section 16 Matters	A-59
5.12	Tax Matters	A-60
5.13	Formation of IP LLC and Transfer of Intellectual Property	A-60
5.14	145 Affiliates	A-60
5.15	NYSE Listing Requirements	A-60
5.16	Termination of Credit Agreement and Release of Liens	A-60
ARTICLE VI CONDITIONS TO THE MERGER		A-61
6.1	Conditions to the Obligations of Each Party to Effect the Merger	A-61
6.2	Additional Conditions to the Obligations of Parent	A-61
6.3	Additional Conditions to the Obligations of the Company	A-62
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		A-63
7.1	Termination	A-63
7.2	Notice of Termination; Effect of Termination	A-65
7.3	Fees and Expenses	A-65
7.4	Amendment	A-66
7.5	Extension; Waiver	A-66

ARTICLE VIII GENERAL PROVISIONS		A-67
8.1	Non-Survival of Representations and Warranties	A-67
8.2	Notices	A-67
8.3	Interpretation; Knowledge	A-68
8.4	Counterparts	A-69
8.5	Entire Agreement; Third-Party Beneficiaries	A-69
8.6	Severability	A-69
8.7	Other Remedies	A-69
8.8	Governing Law	A-69
8.9	Rules of Construction	A-69
8.10	Assignment	A-69
8.11	Waiver of Jury Trial	A-70
Exhibit A	Voting Agreements
Exhibit B	License Agreement
Exhibit C	Affiliate Agreement

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	5.9(e)
Acquisition	7.3(b)(iii)
Acquisition Proposal	5.3(h)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Assumed Option	1.6(e)
Audit	2.6(a)
Business Day	1.2
Cashed-Out Options	1.6(e)
Certificate of Merger	1.2
Certificates	1.7(c)
Change of Recommendation	5.3(d)
Change of Recommendation Notice	5.3(d)(iii)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	Recitals
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article II
Company Employee Plan	2.16(a)
Company Financials	2.4(b)
Company Intellectual Property	2.8
Company Material Contract	2.17(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Registered Intellectual Property	2.8
Company SEC Reports	2.4(a)
Confidentiality Agreement	5.4(a)
Contaminants	2.8(j)
Continuing Employees	5.9(f)
Contract	2.1(a)
Debt Payoffs	5.16
Delaware Law	Recitals
DOJ	2.3(d)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee/Service Provider	2.16(a)
Employee Agreement	2.16(a)
End Date	7.1(b)
Environmental Claim	2.13(a)
Environmental Laws	2.13(a)
ERISA	2.16(a)

ERISA Affiliate	2.16(a)
ESPP	2.2(b)
Exchange Act	2.3(d)
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Exchange Ratio	1.6(a)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(d)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(d)
HSR Act	2.3(d)
HIPAA	2.16(a)
Include, Includes, Including	8.3(a)
Indebtedness	2.4(f)
Indemnified Parties	5.10(a)
Intellectual Property	2.8
Intellectual Property Contracts	2.8(a)
Intellectual Property Rights	2.8
International Employee Plan	2.16(a)
IP LLC	5.13
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	1.7(f)
Lexar License Agreements	2.8
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.13(a)
Merger Sub	Preamble
Merger Sub Charter Documents	3.1
Merger Sub Common Stock	1.6(d)
Merger	1.1
Necessary Consents	2.3(d)
Non-Employee Option	1.6(e)
NYSE	1.6(f)
Open Source	2.8
Option Plans	2.2(b)
Out-of-the-Money Option	1.6(e)
Parent	Preamble
Parent Benefit Plan	5.9(f)
Parent Charter Documents	3.1
Parent Common Stock	1.6(a)
Parent Disclosure Schedule	Article III
Parent Financials	3.5(b)
Parent Options	3.3(a)
Parent Restricted Units	3.3(a)

Parent Voting Debt	3.3(b)
Parent SEC Reports	3.5(a)
Parent's 401(k) Plan	5.9(e)
Pension Plan	2.16(a)
Per Share Merger Consideration	1.6(e)
Permitted Liens	2.7(c)
Person	8.3(e)
Prospectus/Proxy Statement	2.21
Registration Statement	2.21
SEC	2.3(d)
Securities Act	2.4(a)
Shrink-Wrapped Code	2.8
Significant Subsidiary	2.1(b)
Source Code	2.8
Stockholders' Meeting	5.2(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(h)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Tax Authority	2.6(a)
Tax Opinions	5.12
Tax Returns	2.6(a)
Taxes	2.6(a)
Termination Agreement	2.8(q)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8
Triggering Event	7.1
Un-rescinded UCC-1	2.4(f)
Voting Agreements	Recitals
Voting Debt	2.2(c)
WARN	2.16(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 8, 2006, by and among Micron Technology, Inc., a Delaware corporation ("Parent"), March 2006 Merger Corp., a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub"), and Lexar Media, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

        B.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law ("Delaware Law"), this Agreement and the transactions contemplated hereby, including the Merger.

        C.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

        D.    Concurrently with the execution of this Agreement, the parties are simultaneously entering into a license substantially in the form attached hereto as Exhibit B.

        E.    The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

        F.     Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

        G.    Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        H.    For United States federal income tax purposes, the parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement will be, and hereby is, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of

Merger") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

        1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Certificate of Incorporation and Bylaws.    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Lexar Media, Inc." At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such bylaws.

        1.5    Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall take such action as reasonably requested by Parent to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company's Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

        1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

          (a)    Company Common Stock.    Each share of the common stock, par value $0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive 0.5625 of a validly issued, fully paid and nonassessable share (the "Exchange Ratio") of the common stock, par value $0.10 per share, of Parent ("Parent Common Stock").

          (b)    Repurchase Rights.    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall use reasonable best efforts to provide that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (c)    Cancellation of Treasury and Parent Owned Stock.    Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (e)    Stock Options; Employee Stock Purchase Plan.    At the Effective Time, all Assumed Options outstanding under the Option Plans shall be assumed by Parent in accordance with Section 5.9(a). At the Effective Time, each Company Option that is either (A) held by any Person other than a current employee of the Company or any of its Subsidiaries or an employee of the Company who has terminated his or her employment within 90 days prior to the Effective Time (each such Company Option, a "Non-Employee Option") or (B) has a per share exercise price greater than $9.00 (the "Per Share Merger Consideration"), (each, an "Out-of-the-Money Option," and together with the Non-Employee Options, the "Cashed-Out Options"), and, in each case, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock that are subject to such Company Option and that are unexpired, unexercised and outstanding immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time. Each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and is not a Cashed-Out Option shall be an "Assumed Option." Rights outstanding under the ESPP and any other employee stock purchase plan of the Company shall be treated as set forth in Section 5.9(c).

          (f)    Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange ("NYSE").

          (g)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        1.7    Surrender of Certificates.

          (a)    Exchange Agent.    Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") for the Merger.

          (b)    Parent to Provide Common Stock.    Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (c)    Exchange Procedures.    As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f)and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

          (d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (e)    Transfers of Ownership.    If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (f)    Required Withholding.    Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          (g)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

          (h)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall be paid to Parent as soon as practicable at the end of each calendar month.

          (i)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for the shares of Parent Common Stock pursuant to Section 1.6(a),cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Company Common Stock formerly represented thereby.

        1.8    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10    Further Action.    At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the "Company Disclosure Schedule"), as follows:

        2.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted except where the failure to be so organized, validly existing and in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body. For purposes of this Agreement, "Contract" shall mean any written or oral agreement, contract, arrangement, undertaking or other commitment that is legally binding.

          (b)    Charter Documents.    The Company has Made Available to Parent a true and correct copy of (i) the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Subsidiaries that is a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a "Significant Subsidiary"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Subsidiaries is not in material violation of its respective Subsidiary Charter Documents.

          (c)    Subsidiaries.    Section 2.1(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Permitted Liens and restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

        2.2    Capital Structure.

          (a)    Capital Stock.    The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the "Company Preferred Stock"). As of the close of business on March 2, 2006: (i) 81,594,594 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

          (b)    Company Options.    As of the close of business on March 2, 2006: (i) 20,070,455 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company's 2000 Equity Incentive Plan and the Company's 1996 Stock Option/Stock Issuance Plan (collectively, the "Option Plans") (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Option Plans are referred to in this Agreement as "Company Options"), the weighted average exercise price of such Company Options is $6.23, and 15,683,189 of such Company Options are vested and exercisable; (ii) 6,301,825 shares of Company Common Stock are available for future grant under the Option Plans; (iii) 2,650,228 shares of Company Common Stock are issuable under the Company's Employee Stock Purchase Plan (the "ESPP"); and (iv) there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Option Plans. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth a list of each outstanding Company Option: (a) the name of the holder of such Company Option; (b) the number of shares of Company Common Stock subject to such Company Option; (c) the exercise price of such Company Option; (d) the date on which such Company Option was granted or issued; (e) the Option Plan under which such Company Option was issued and whether such Company Option is an "incentive stock option" (as defined in Section 422 of the Code) or a nonqualified stock option; (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries; and (g) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; (h) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Option Plans and the ESPP, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Section 2.2(b)(iii) of the Company Disclosure Schedule sets forth the aggregate amount credited to the accounts of participants in the ESPP for, and as of, the end of the most recent bi-weekly payroll period ending prior to the date hereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Since the Company's initial public offering, each outstanding Company Option has been granted with an exercise price no less than the fair market value of the shares of Company Common stock subject to such Company Options on the date of grant.

          (c)    Voting Debt.    Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are issued or outstanding as of the date hereof (collectively, "Voting Debt").

          (d)    Other Securities.    Except as otherwise set forth in Section 2.2(b), Section 2.2(c) or Section 2.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company's Knowledge, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

          (e)    No Changes.    Since the close of business on March 2, 2006 and through the date hereof, other than (i) pursuant to the exercise of Company Options outstanding as of the close of business on March 2, 2006 issued pursuant to the Option Plans, (ii) under the ESPP or (iii) repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Options outstanding, or (C) the number of other options, warrants or other rights to purchase capital stock of the Company, which, individually or in the aggregate, would constitute a material change in the capitalization of the Company.

        2.3    Authority; No Conflict; Necessary Consents.

          (a)    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the actions required by Section 5.13), subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the actions required by Section 5.13) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (including, without limitation, the actions required by Section 5.13), subject only to the adoption of this Agreement by the Company's stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (b)   The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and, as of the date hereof, has not subsequently rescinded or modified in any way duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby (including, without limitation, the actions required by Section 5.13), including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company's stockholders at the Stockholders' Meeting.

          (c)    No Conflict.    The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the actions required by Section 5.13) will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, except for such conflicts or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) except with respect to the transactions contemplated by Section 5.13 of this Agreement, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company's rights or to the Company's Knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens. The Company represents and warrants that the initial transfer, assignment or conveyance of patents, patent applications or draft patent applications to IP LLC as contemplated by Section 5.13 of this Agreement, while IP LLC is a wholly owned Subsidiary of the Company, will not of itself be a breach or violation of any of the Company Material Contracts. Otherwise, the Company makes no representation or warranty that the Company Material Contracts will not be breached or adversely affected as a result of the transactions contemplated by Section 5.13 hereunder. Section 2.3(c) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby (including, without limitation, the actions required by Section 5.13) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (d)    Necessary Consents.    No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a"Governmental Entity") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger by the Company and other transactions contemplated hereby (including, without limitation, the actions required by Section 5.13) and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing and effectiveness of the Registration Statement with the United States Securities and Exchange Commission (the "SEC") in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(d) of the Company Disclosure Schedule, (iv) approval of the Company's stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq National Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "Necessary Consents."

        2.4    SEC Filings; Financial Statements; Internal Controls.

          (a)    SEC Filings.    The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent revised: (A) in the case of Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report; and (B) in the case of Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent complete and correct copies of all amendments and modifications to the Company SEC Reports effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed. The Company has Made Available to Parent true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company's Knowledge, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

          (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, December 31, 2005 (the "Company Financials") Made Available to Parent, including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The Company does not intend to correct or restate, and to the Company's Knowledge, there is not any basis to correct or restate any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2005 Made Available to Parent is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any disagreement with PricewaterhouseCoopers, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

          (c)    Internal Controls.    The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Company; (iv) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. As of December 31, 2005 (i) there were no "material weaknesses" (as defined by the Public Company Accounting Oversight Board) and (ii) there was no series of multiple "significant deficiencies" (as defined by the Public Company Accounting Oversight Board) that are reasonably likely to collectively represent a "material weakness" in the design or operation of the Company's internal controls. Since December 31, 2005, neither the Company nor any of its Subsidiaries (including any current Employee/Service Provider thereof) nor, to the Company's Knowledge, the Company's independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

          (d)    Disclosure Controls.    The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the

  Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management to allow timely decisions regarding required disclosure.

          (e)    Other Controls and Procedures.    The Company has established and maintains a system of controls and procedures sufficient to (i) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by the Company, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company's independent auditors and the audit committee of the Company's Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management's general or specific authorization.

          (f)    Indebtedness.    All indebtedness other than equipment financings and leases (i) with respect to which a UCC-1 Financing Statement has been filed on which the Company or any of its Subsidiaries is listed as a debtor, and regarding which a UCC-3 Termination Statement has not been filed ("Un-rescinded UCC-1"), or (ii) with respect to which a notice of security interest covering any of the Company's patents or patent applications has been recorded in the United States Patent and Trademark Office and for which a subsequent release of such security interest has not been recorded, is set forth in Section 2.4(f) of the Company Disclosure Schedule ("Indebtedness"). Except with respect to the Wells Fargo indebtedness as set forth in Section 2.4(f) of the Company Disclosure Schedule, all Indebtedness has been fully satisfied and extinguished and is not the subject of any claim or dispute as to the satisfaction of such Indebtedness, in whole or in part.

        2.5    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

          (a)   any Material Adverse Effect on the Company;

          (b)   any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of a business for an amount in excess of $250,000 or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof; or other acquisition or agreement to acquire all or substantially all of the assets of a business for consideration in excess of $250,000 or any equity securities, or any solicitation of, or participation in, any negotiations with respect to any of the foregoing;

          (c)   any entry into, amendment or termination by the Company or any of its Subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture, strategic partnership or alliance, or supply arrangement (in each case, other than agreements entered into in the ordinary course of business consistent with past practice) material to the Company and its Subsidiaries, taken as a whole;

          (d)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock (other than any distribution, payment or dividend by any of the Company's Subsidiaries to the Company or to any of the other Company Subsidiaries), or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's or any of its Subsidiaries' capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities (except for rights to repurchase Company Common Stock granted to its Employee/Service Providers);

          (e)   any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;

          (f)    any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any (i) increase in compensation or fringe benefits payable or otherwise due to officers of the Company or any Subsidiary or (ii) material increase in compensation or fringe benefits payable or otherwise due to any non-officer employees of the Company or any Subsidiary whose annual base salary is in excess of $100,000 other than in the ordinary course of business consistent with past practice;

          (g)   any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into, or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

          (h)   any material amendment or termination with respect to any Company Material Contract;

          (i)    any Contract entered into by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $500,000 in each individual case (other than Contracts with customers, suppliers, distributors and representatives entered into in the ordinary course of business, consistent with past practice);

          (j)    any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          (k)   any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

          (l)    any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

          (m)  any material change in the level of product returns or policies relating to accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

          (n)   any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, or any lease terminations or restructuring of contracts;

          (o)   any license or encumbrance of any properties or assets except the license or encumbrance of property or assets which is not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

          (p)   any loan, advance or capital contribution by the Company or any of its Subsidiaries to, or investment in, any Person other than (i) loans or advances to Employees/Service Providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice; (ii) loans, advances or capital contributions or investments by the Company to or in any wholly owned Subsidiary, by any wholly owned Subsidiary in the

  Company, or by a wholly owned Subsidiary of the Company in any other wholly owned Subsidiary of the Company; or (iii) loans or advances to third parties consistent with past practice that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

          (q)   any material purchases of fixed assets or other long term assets other than in the ordinary course of business and in a manner consistent with past practice;

          (r)   any amendment of any material Tax Returns, any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any closing agreement relating to an Audit, or consent to any waiver of the statutory period of limitations in respect of any Audit;

          (s)   any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (t)    any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries; or

          (u)   any commencement or settlement of any lawsuit, any overt threat of any lawsuit or other proceeding by the Company or any Subsidiary.

        2.6    Taxes.

          (a)    Definitions.    "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "Tax Authority" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Audit" means any audit, assessment, examination, written claim, or other written inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes. "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

          (b)    Tax Returns and Audits.

            (i)  The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

            (ii)  All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the date of the Company Balance Sheet, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP specifically in respect of such Taxes has been established on the Company Financials. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

            (iii)  Except for Permitted Liens, there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

            (iv)  No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened.

            (v)  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

            (vi)  Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes.

            (vii)  Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

            (viii)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (ix)  There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might reasonably be treated for Federal income tax purposes as stock or another equity interest in the Company or any of its Subsidiaries.

            (x)  Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under Section 481(c) of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise in respect of the current or any future taxable period.

            (xi)  Neither the Company nor any Subsidiary has (A) entered into any Advance Pricing Agreement or similar agreement or (B) received written notice from a Tax Authority regarding any transfer pricing inquiry under Section 482 of the Code (or a similar provision of state, local, or foreign Law) that remains unresolved.

            (xii)  The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, in respect of which a Tax Return is required to be filed and remains unfiled.

            (xiii)  Neither the Company nor any of its Subsidiaries has "participated" in a "reportable transaction" (as defined in §1.6011-4 of the United States Treasury Regulations promulgated under the Code) and is required to file an IRS Form 8886.

        2.7    Title to Properties.

          (a)    Properties.    Neither the Company nor any of its Subsidiaries owns any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"). All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company's Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 2.7(a) of the Company Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) to the Company's Knowledge, the Leased Real Property is in compliance, in all material respects, with Legal Requirements and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

          (b)    Documents.    The Company has Made Available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries ("Lease Documents").

          (c)    Valid Title.    The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Reports, free and clear of any Liens except (i) with respect to Liens securing obligations reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C), (D) and (E) collectively, the "Permitted Liens") and (iii) such imperfections of title and Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

        2.8    Intellectual Property. Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

          "Company Intellectual Property" shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

          "Company Products" shall mean all products and services developed or under development by or on behalf of the Company or any of its Subsidiaries and owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries, excluding any products or services developed, supplied or licensed by a third party (other than such products made pursuant to a design or design criteria, a substantial portion of which is supplied by or on behalf of the Company or any of its Subsidiaries) and resold, bundled or otherwise distributed by the Company.

          "Company Registered Intellectual Property" shall mean any Company Intellectual Property with respect to which legal rights have been registered, filed, or issued by or under the authority of any governmental authority responsible for issuing or registering any of the Intellectual Property or Intellectual Property Rights.

          "Intellectual Property" shall mean any or all of the following (i) original works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files and records, (ii) inventions (whether or not patentable), discoveries, improvements and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes and (viii) schematics.

          "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and "moral rights," (iii) trade and industrial secrets and confidential information (including, to the extent kept confidential by the Company, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers) ("Trade Secrets"), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover remedies for any of the foregoing.

          "Lexar License Agreements" shall mean the license agreements listed and defined in Section 2.8-1 of the Company Disclosure Schedule as the "Lexar License Agreements".

          "Open Source" shall mean Intellectual Property or Intellectual Property Rights of the Company or its Subsidiaries, of a third party, or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one's ability to charge for distribution of or to use software for commercial purposes.

          "Shrink-Wrapped Code" shall mean generally commercially available off-the-shelf software code or programs where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

          "Source Code" shall mean computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form.

          (a)    No Default/No Conflict.    Except with respect to the transactions contemplated by Section 5.13 of this Agreement, the consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any Contract providing for the license or other use of Company Intellectual Property or the license or other use by the Company or its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third party, in each case which is material to the business of the Company ("Intellectual Property Contracts"). Subject to the last two sentences of this Section 2.8(a), each of the Company and its

  Subsidiaries is in material compliance with, and has not materially breached any term of any such Intellectual Property Contract and, to the Company's Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not materially breached any term thereof. Subject to the last two sentences of this Section 2.8(a), following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' material rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and, except as set forth in the Company Disclosure Schedule for Section 2.8(e), without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay. The Company represents and warrants that the initial transfer, assignment or conveyance of patents, patent applications or draft patent applications to IP LLC as contemplated by Section 5.13 of this Agreement, while IP LLC is a wholly owned Subsidiary of the Company, will not of itself be a breach or violation of any of the Lexar License Agreements. Other than with respect to the initial transfer referred to in the immediately preceding sentence, the Company makes no representation or warranty that the Lexar License Agreements will not be breached or adversely affected as a result of the transactions contemplated by Section 5.13 hereunder.

          (b)    No Infringement.    To the Company's Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products do not infringe or misappropriate, any Intellectual Property Rights of any third party, or violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries are currently doing business.

          (c)    Notice.    Neither the Company nor any of its Subsidiaries has in the last three years (and to the Company's Knowledge, in the last six years) received written notice from any third party claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

          (d)    No Third Party Infringers.    To the Company's Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past three years (and to the Company's Knowledge, within the past six years), neither the Company nor any of its Subsidiaries have asserted or threatened in writing or, to the Company's Knowledge, orally any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

          (e)    Transaction.    Except with respect to the transactions contemplated by Section 5.13 of this Agreement, neither this Agreement nor the consummation of the transactions contemplated hereby, will result in the Surviving Corporation or, to the Company's Knowledge, Parent or any of Parent's Subsidiaries which are Subsidiaries as of the date hereof: (i) granting to any third party any incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in Sections 2.8(e) and 2.8(i), an "incremental" right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

          (f)    Intellectual Property.    The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has executed with each current and former employee, consultant and contractor who created any material Company Intellectual Property sufficient proprietary information and confidentiality agreements which (i) assign or obligate the employee, consultant or contractor to assign to the Company and its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights arising therefrom and (ii) provide reasonable protection for trade secrets of the Company and its Subsidiaries.

          (g)    No Order.    Except as may arise after the date of this Agreement and before the Closing Date out of litigations currently pending as of the date of this Agreement in which the Company or a Subsidiary is party, there are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company's Knowledge, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party's Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company's Knowledge, may restrict the rights of the Company or any of its Subsidiaries to transfer or assign any of its Intellectual Property Rights.

          (h)    Open Source.    To the Company's Knowledge, no Open Source has been used in, incorporated into, integrated or bundled with, any current Company Product, and no Open Source development tools have been used in the development or compilation of, any current Company Product.

          (i)    Source Code.    Section 2.8(i) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any Source Code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such Source Code. The Company and its Subsidiaries have not taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code owned by the Company or any of its Subsidiaries under any Contract. To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code owned by the Company or any of its Subsidiaries under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

          (j)    Software.    To the Knowledge of the Company, all Company Products and Company Intellectual Property (and all parts thereof) are free of: (i) any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users ("Contaminants"); and (ii) any critical defects, including without limitation any critical error or omission in the processing of any transactions.

          (k)    Information Technology.    The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures intended to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company's Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented security patches or upgrades that are generally available for the Company's information technology systems where, in the Company's reasonable judgment, such patches or upgrades are required.

          (l)    Licenses-In.    Other than (i) licenses to Shrink-Wrapped Code and (ii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(l) of the Company Disclosure Schedule lists all Contracts that are material to the business of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

          (m)    Licenses-Out.    Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company's standard form(s)), Section 2.8(m) of the Company Disclosure Schedule lists all Contracts related to Company Intellectual Property that are material to the business of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party.

          (n)    Trade Secrets.    (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided under written agreement obligating the Company or its Subsidiaries to protect the same, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets and (iv) to the Company's Knowledge, no party to any such agreement is in breach thereof.

          (o)    Privacy.    To the Company's Knowledge, the Company and its Subsidiaries have complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information, and the Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. To the Company's Knowledge, the Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. To the Company's Knowledge, the execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company's and its Subsidiaries' applicable privacy policies. True copies of the Company's privacy policies and guidelines have been Made Available to Parent, and to the Company's Knowledge, the Company and its Subsidiaries have at all times made all disclosure to users or customers required by applicable laws and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws.

          (p)    Ownership of Intellectual Property Rights.    Section 2.8(p) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the inventors/authors, status, filing/grant dates, issuance/registration/application number, maintenance and other fees and deadlines for Company Registered Intellectual Property filed, registered or issued in the United States within the next six months, thereof as applicable. Except as further set forth on Section 2.8(p) of the Company Disclosure Schedule with respect to Company Intellectual Property that has been exclusively licensed to a third party or with respect to Company patents which a third party has an option to acquire, the Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all Liens, in and to all Company Intellectual Property, and with respect to the Company Registered IntellectualProperty, are listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.

          (q)    Validity and Enforceability.    To the Company's Knowledge: (i) the Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned; and (ii) all necessary prosecution, registration, maintenance and renewal fees due on or before the Closing Date have been made, and all documents, recordations and certificates, required as of the Closing Date for the purposes of maintaining such Company Registered Intellectual Property have been filed.

          (r)    Termination Agreement.    That certain license agreement set forth in Section 2.8(r) of the Company Disclosure Schedule has been terminated and a true, correct and complete copy of the termination agreement (the "Termination Agreement") with respect to such license agreement has been delivered to Parent and there are no other Contracts relating to the Termination Agreement or entered into in connection therewith between the parties thereto. The Termination Agreement is valid and in full force and effect, and no person has challenged or, to the Company's Knowledge, threatened to challenge the validity or effectiveness of the Termination Agreement. The total cash consideration payable by the Company in connection with the Termination Agreement shall not exceed the amount set forth in Section 2.8(r) of the Company Disclosure Schedule.

        2.9    Restrictions on Business Activities.    Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing "most favored nations" terms for Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

        2.10    Governmental Authorizations.    Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or the holding of any such interest ("Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect in all material respects. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Company's Knowledge, threatened suspension or cancellation.

        2.11    Litigation.    Except as set forth in Section 2.11 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding pending or, to the Company's Knowledge, threatenedagainst the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no investigation or other proceeding pending or, to the Company's Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company's Knowledge, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company's Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no action, suit, proceeding, arbitration or, to the Company's Knowledge, investigation involving the Company, which the Company presently intends to initiate.

        2.12    Compliance with Law.    Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

        2.13    Environmental Matters.

          (a)    Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

            "Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Laws" mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

            "Materials of Environmental Concern" means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

          (b)    Environmental Compliance.    The Company and its Subsidiaries are in compliance in all material respects with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

          (c)    Environmental Liabilities.    There is no material Environmental Claim pending or, to the Company's Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

          (d)    Environmental Information.    The Company has provided to Parent all nonprivileged and material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

          (e)    Environmental Obligations.    Neither the Company nor any of its Subsidiaries is required under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

        2.14    Brokers' and Finders' Fees.    Except for fees payable to Deutsche Bank pursuant to an engagement letter dated February 9, 2006, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

        2.15    Transactions with Affiliates.    Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        2.16    Employee Benefit Plans and Compensation.

          (a)    Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

            "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "DOL" shall mean the United States Department of Labor.

            "Employee/Service Provider" shall mean any current or former employee, including officers, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

            "Employee Agreement" shall mean each management, employment, severance, separation, settlement, consulting, contractor, change of control, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

            "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

            "International Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement that is described in the definition of Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees/Service Providers who perform services outside the United States.

            "IRS" shall mean the United States Internal Revenue Service.

            "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1989.

          (b)    Schedule.    Section 2.16(b)(i) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (except for offers letters or employment agreements to International Employees to the extent any such letter or agreement provides solely statutorily mandated severance or notice periods). Section 2.16(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $100,000 per year as of the date hereof. To the Company's Knowledge, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.16(b)(iii) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations that would reasonably be expected to exceed $100,000 per year.

          (c)    Documents.    The Company and each of its Subsidiaries have Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee/Service Provider or Employees/Service Providers relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

          (d)    Employee Plan Compliance.    The Company Employee Plans are in, and have been administered in, material compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and nothing has occurred that would reasonably be expected to adversely affect such qualification. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are, as of the date hereof, party to any contract, agreement or arrangement that, in accordance with current published guidance from the IRS, could be determined as constituting a "nonqualified deferred compensation plan" subject to Section 409A of the Code.

          (e)    Claims.

            (i)    There are no pending or, to the Company's Knowledge, threatened actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

            (ii)   There are no audits, inquiries, investigations or other proceedings of any nature pending or to the Company's Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

          (f)    No Pension Plan.    Neither the Company, nor any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (g)    No Self-Insured Plan.    Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees/Service Providers (including any such plan pursuant to which a stop-loss policy or contract applies).

          (h)    Effect of Transaction; Executive Compensation Tax.    No Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Employee Agreements, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans or Employee Agreements, or (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

          (i)    Parachute Payments.    There is no agreement, plan, arrangement or other contract covering any Employee/Service Provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. No Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in payments under any Company Employee Plan or Employee Agreement that would not be deductible under Section 280G of the Code.

          (j)    Section 162(m) of the Code.    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

          (k)    Employment Matters.    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees/Service Providers (i) are not liable for any arrears of wages, severance payor any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company's Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees/Service Providers relating to any Employee/Service Provider, Employee Agreement or Company Employee Plan. There are no pending or, to the Company's Knowledge, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers' compensation policy or long term disability policy. The services provided by each of the Company's, each of the Company's Subsidiary's and each of their ERISA Affiliates' current employees based in the United States are terminable at the will of the Company and its ERISA Affiliates.

          (l)    No Post-Employment Obligations.    No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

          (m)    Labor.    No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company's Knowledge threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees/Service Providers. Except as would not reasonably be expected to result in a material liability or obligation, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company's Knowledge, threatened by or on behalf of any Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees/Service Providers and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No Employee/Service Provider of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

          (n)    Works Council.    Section 2.16(n) of the Company Disclosure Schedule sets forth a complete and accurate list of all foreign works' councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works' council or similar labor body and any collective bargaining agreement or other labor agreement to which employees of located outside the United States are subject. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any works' council or similar labor relations body.

          (o)    International Employee Plan.    Except as (i) is required under any Legal Requirements or (ii) otherwise set forth in Section 2.16(o) of the Company Disclosure Schedule, the foregoing representations contained in Sections 2.16(d) through 2.16(n) are accurate with respect to Employees/Service Providers located outside the United States and International Employee Plans, to the extent applicable. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions in all material respects and in material compliance with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

        2.17    Contracts.

          (a)    Material Contracts.    For purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

            (ii)  any employment, contractor or consulting Contract with any executive officer or other Employee/Service Provider of the Company or any of its Subsidiaries providing for annual base salary in excess of $200,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days (or such longer period with respect to Employees who provide services outside of the United States) notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

            (iii)  any Contract or plan, including, without limitation, any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

            (iv)  any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);

            (v)  any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $500,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

            (vi)  any material Lease Document;

            (vii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000, other than accounts receivable and payable in the ordinary course of business;

            (viii)  any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

            (ix)  any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

            (x)  any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

            (xi)  any Contract required to be disclosed in Section 2.8 of the Company Disclosure Schedule or any subsection thereof;

            (xii)  any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company; or

            (xiii)  any Contract imposing payment obligations on the Company that by its terms will not terminate within twelve months from the date hereof and involves a payment by the Company in excess of $1,000,000 in any single year.

          (b)    Schedule.    Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.

          (c)    No Breach.    All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        2.18    Insurance.    Section 2.18 of the Company Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds carried by the Company or any of its subsidiaries involving annual premiums in excess of $50,000 and the amounts of coverage provided, and premiums payable, thereunder. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of the Company and its Subsidiaries, including to cover the replacement cost of the fixed assets used in the Company's and its Subsidiaries' businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

        2.19    Export Control Laws.    The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

          (a)   The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals");

          (b)   There are no pending or, to the Company's Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

          (c)   To the Company's Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that have given rise to any material claims; and

          (d)   No Export Approvals for the transfer of material export licenses to Parent or the Surviving Corporation are required.

        2.20    Foreign Corrupt Practices Act.    To the Company's Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the "FCPA"), or, to the Company's Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

        2.21    Information in Registration Statement and Prospectus/Proxy Statement.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

        2.22    Fairness Opinion.    The Company has received the opinion of Deutsche Bank as of March 7, 2006, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of view and will deliver to Parent a copy of such opinion as soon as practicable after a written copy thereof is executed. The Company has been authorized by Deutsche Bank to permit the inclusion of such opinion in its entirety in the Registration Statement and the Prospectus/Proxy Statement.

        2.23    Takeover Statutes and Rights Plans.    The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirements, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by Parent to the Company dated as of the date hereof (the "Parent Disclosure Schedule"), as follows:

        3.1    Organization.    Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Parent has Made Available to the Company a true and correct copy of (i) the certificate of incorporation and bylaws of Parent, each as amended to date (collectively, the "Parent Charter Documents") and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (collectively, the "Merger Sub Charter Documents"). Parent is not in violation of any of the provisions of the Parent Charter Documents and Merger Sub is not in material violation of any of the provisions of the Merger Sub Charter Documents.

        3.2    Authority; No Conflict; Necessary Consents.

          (a)    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (b)    No Conflict.    The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, except for such conflicts or violations that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent's or Merger Sub's rights or, to the Knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract that is material to Parent or Merger Sub, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub other than Permitted Liens.

          (c)    Necessary Consents.    No consent, waiver, approval, order or authorization of, registration, declaration or filing with any Governmental Entity, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the United States DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations, (iv) such other filings and notifications as may be required to be made by Parent under federal, state or foreign securities laws or the rules and regulations of the New York Stock Exchange and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent and Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

        3.3    Capital Structure

          (a)   The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock. As of the close of business on March 1, 2006: (i) 675,633,438 shares of Parent Common Stock were issued and outstanding (excluding shares of Parent Common Stock held by Parent in its treasury) and (ii) no shares of Parent Common Stock were issued and held by Parent in its treasury. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or by which it is bound. As of the close of business on March 1, 2006, (i) 124,764,652 shares of Parent Common Stock are issuable upon the exercise of outstanding options to purchase Parent Common Stock (such options, whether payable in cash, shares or otherwise are referred to in this Agreement as "Parent Options"), (ii) 70,142 shares of Parent Common Stock are issuable upon settlement of Parent restricted stock units ("Parent Restricted Units"), and (iii) 26,557,857 shares of Parent Common Stock are available for issuance under existing Parent equity-based plans. Except as set forth in the immediately preceding sentence, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

          (b)   No bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are issued or outstanding as of the date hereof (collectively, "Parent Voting Debt").

          (c)   Except for the outstanding shares of Parent Common Stock, Parent Options, Parent Restricted Units and shares of Parent Common Stock available for issuance under the existing Parent stock plans, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) Parent to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Parent Voting Debt, other voting securities or any securities convertible into shares of capital stock, Parent Voting Debt or other voting securities of Parent, or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent. Parent is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Parent.

        3.4    Information in Registration Statement and Prospectus/Proxy Statement.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or

Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

        3.5    SEC Filings; Financial Statements.

          (a)    SEC Filings.    Parent has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent revised: (A) in the case of Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report; and (B) in the case of Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing of the applicable amending or superseding Parent SEC Report. Parent has Made Available to the Company true, correct and complete copies of all material correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, since January 1, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To Parent's Knowledge, as of the date hereof, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

          (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials") including each Parent SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Parent does not intend to correct or restate, and to Parent's Knowledge, there is not any basis to correct or restate any of the Parent Financials. Parent has not had any disagreement with PricewaterhouseCoopers, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Parent Financials are consistent with such books and records. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

          (c)    Internal Controls.    Parent has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that material information relating to Parent and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Parent; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management's general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries. As of December 29, 2005 (i) there were no "material weaknesses" (as defined by the Public Company Accounting Oversight Board) and (ii) there was no series of multiple "significant deficiencies" (as defined by the Public Company Accounting Oversight Board) that are reasonably likely to collectively represent a "material weakness" in the design or operation of the Company's internal controls. Since December 29, 2005, neither Parent nor any of its Subsidiaries (including any current employee or service provider thereof) nor, to Parent's Knowledge, Parent's independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

          (d)    Disclosure Controls.    Parent has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act to ensure that all material information relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management to allow timely decisions regarding required disclosure.

        3.6    Litigation.    As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the Knowledge of Parent and Merger Sub, overtly threatened against Parent and Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority that seeks to restrain or enjoin the consummation of the transactions contemplated hereby. Except as set forth in Item 1, Part II of Parent's Quarterly Report on Form 10-Q for the quarter ended December 1, 2005 as filed with the SEC or as set forth in Section 3.6 of the Parent Disclosure Schedule, as of the date hereof, (i) there is no action, suit, claim or proceeding pending or, to Parent's Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective properties (tangible or intangible) that would reasonably be expected, individually or in the aggregate with all such actions, suits, claims or proceedings to have a Material Adverse Effect on Parent, and (ii) there is no investigation or other proceeding pending or, to Parent's Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to Parent's Knowledge, have there been since January 1, 2003, any internal investigations or inquiries being conducted by Parent, Parent's Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        3.7    Brokers' and Finders' Fees.    Neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.8    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

        3.9    Absence of Certain Changes.    Since December 29, 2005 through the date hereof, there has not been, accrued or arisen:

          (a)   any Material Adverse Effect on Parent;

          (b)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities; or

          (c)   any split, combination or reclassification of Parent Common Stock.

        3.10    Compliance with Laws.    Neither Parent nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries in such a way as to be material and adverse to Parent and its Subsidiaries, taken as a whole.

ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business by the Company.

          (a)    Ordinary Course.    During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that an authorized officer of Parent shall otherwise consent in writing, (i) use all reasonable efforts to carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their material debts when due, subject to good faith disputes over such debts, pay or perform other material obligations when due and (iii) use reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Parent in writing of any occurrence of a Material Adverse Effect.

          (b)    Required Consent.    Without limiting the generality of Section 4.1(a), except as expressly permitted by this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

            (i)    Enter into a new line of business which is material to the Company and its Subsidiaries taken as a whole;

            (ii)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

            (iii)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries other than pursuant to the Company's right to repurchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment;

            (iv)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; (B) issuances of Company Options to new employees to purchase up to an aggregate of 200,000 shares of Company Common Stock and the issuance of Company Common Stock on the exercise thereof, provided that in no event shall the Company grant any new employee Company Options to purchase more than 20,000 shares of Company Common Stock, provided, further that in the event the Closing does not occur on or prior to September 6, 2006, from such date through the earlier of the Closing or the termination of this Agreement, the Company shall be permitted to issue additional Company Options to new employees to purchase up to an aggregate of 150,000 shares of Company Common Stock; (C) issuances of up to an aggregate of 825,000 shares of Company Common Stock pursuant to the ESPP; or (D) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

            (v)   Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company's Subsidiaries;

            (vi)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or all or substantially all the assets of, or by any other manner, any business or any Person or division thereof;

            (vii) Except for purchases of inventory in the ordinary course of business consistent with past practice and the implementation of the Oracle Corporation enterprise software solution, acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate or solicit or participate in any negotiations with respect to the foregoing;

            (viii)   Enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance if it (i) would present a material risk of delaying the Merger,

            (ii)   require the consent of the counterparty thereto to consummate the Merger or (iii) require the investment of at least $500,000 of assets or equity of the Company or any of its Subsidiaries;

            (ix)  Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, for consideration in excess of $500,000 in any one case or in the aggregate except the sale or licenses of current Company Products in the ordinary course of business and in a manner consistent with past practice;

            (x)   Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

            (xi)  Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company, (b) subject to applicable law, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, (c) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

            (xii) Except as required by GAAP, international accounting standards or any Governmental Entity as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

            (xiii)  Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due in respect of such Tax Returns; provided that all such Tax Returns shall be true, correct and complete in all material respects;

            (xiv) (A) Amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

            (xv) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its

    Subsidiaries in an amount in excess of $100,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

            (xvi)  Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

            (xvii)  Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or, to the Company's Knowledge, against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000 or involving ordinary course collection claims for accounts receivable due and payable to the Company; provided, however, neither the Company nor any of its Subsidiaries shall be permitted to settle any lawsuit, threat of any lawsuit, claim or proceeding with respect to the matters set forth in Section 4.1 of the Company Disclosure Schedule without the express written consent of Parent; and provided, further, that this provision shall not prevent the taking of any such actions against Parent, Merger Sub or any of their Affiliates;

            (xviii)  Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee/Service Provider or director of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will," or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;

            (xix)  Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, "most favored nations," unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

            (xx) Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

            (xxi) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with the Company Charter Documents with respect to director vacancies;

            (xxii)  Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $250,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in the ordinary course of business consistent with past practice (B) with the financing of ordinary course trade payables consistent with past practice, (C) pursuant to existing credit facilities as in effect on the date hereof, or (D) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of its Subsidiaries;

            (xxiii)  (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease Document;

            (xxiv)  Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company other than in the ordinary course of business consistent with past practice;

            (xxv)  Enter into any customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments, other than as is consistent with past practice;

            (xxvi)  Enter into any Contract that adversely affects any patents or applications therefor, in each case, of the Company, its Subsidiaries, any parent of the Company or any other affiliates of such entity;

            (xxvii)  Dispose of or transfer any Intellectual Property or Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than representatives of Parent, any Trade Secrets;

            (xxviii)  Abandon or permit to lapse any rights to any United States patent or patent application without first consulting with Parent; or

            (xxix)  Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b) hereof, or take any other action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not to be satisfied.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Prospectus/Proxy Statement; Registration Statement.    As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the conversion of the Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

        5.2    Meeting of Company Stockholders; Board Recommendation.

          (a)    Meeting of Company Stockholders.    Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stockholders' Meeting") to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company's stockholders. Subject to Section 5.3(d), the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting. The Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws and all other applicable Legal Requirements.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of the adoption of this Agreement at the Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company's stockholders vote in favor of the adoption of this Agreement.

        5.3    Acquisition Proposals.

          (a)    No Solicitation.    The Company agrees that none of the Company, any of its Subsidiaries or any of the Company's or any of its Subsidiaries' officers or directors shall, and that it shall use all reasonable efforts to cause the Company's and its affiliates, Subsidiaries, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry concerning, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person other than its representatives (including and limited to any of its investment bankers, financial advisors, attorneys or accountants) any nonpublic information with respect to, or take any other action to encourage any inquiries concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 5.3(c) or 5.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to the consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

          (b)    Notification of Unsolicited Acquisition Proposals.    As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

          (c)    Superior Offers.    Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party and that the Company's Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:

            (i)    the Company complies with all of the terms of this Section 5.3;

            (ii)   prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (A) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf in substantially the form of the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

            (iii)  the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law.

          (d)    Change of Recommendation.    Notwithstanding anything to the contrary contained in Section 5.3(a) , in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "Change of Recommendation"), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

            (i)    the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

            (ii)   the stockholders of the Company have not approved this Agreement in accordance with applicable law;

            (iii)  the Company shall have delivered to Parent written notice (a "Change of Recommendation Notice") at least four Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the most recent terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer (and in the event the Company exercises its right to terminate this Agreement pursuant to Section 7.1(h), the Company shall provide to Parent a copy of the final agreement to be entered into in connection with the Superior Offer) and (C) that the Company intends to effect a Change of Recommendation;

            (iv)  after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four-Business Day period, and negotiate in good faith with respect thereto during such four-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

            (v)   the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to subsection (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law; and

            (vi)  the Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

          (e)    Compliance with Disclosure Obligations.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

          (f)    State Takeover Statute.    The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

          (g)    Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote.    Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 7.1(h), the obligation of the Company to call, give notice of, convene and hold the Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

          (h)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (i)    "Acquisition Proposal," with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

            (ii)   "Superior Offer," with respect to the Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to 20% in the definition of "Acquisition Proposal" shall be replaced with "50%" for purposes hereof.

          (i)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

        5.4    Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

          (a)    Confidentiality.    The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement dated April 22, 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any "Confidential Information" (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

          (b)    Access to Information.    Subject to the Confidentiality Agreement and applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access and upon reasonable prior notice during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the earlier of the Effective Time or the termination of this Agreement to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use commercially reasonable efforts to make available at reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company and its Subsidiaries' business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company may restrict such access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries may reasonably require the Company or its Subsidiaries to restrict or prohibit access to any such properties, personnel or information and (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

          (c)    No Modification of Representations and Warranties or Covenants.    No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4 or Section 5.6, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

        5.5    Public Disclosure.    Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any requirement of the NYSE or The Nasdaq Stock Market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

        5.6    Regulatory Filings; Reasonable Efforts.

          (a)    Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act; (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

          (b)    Notification.    Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (c)    Reasonable Efforts.    Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

          (d)    No Divestiture.    Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, unless following the date hereof, Parent enters into a definitive binding agreement to acquire, or acquires, a business that competes with the primary business of the Company, in which case the foregoing proviso does not apply to any such acquired, or to be acquired, competitive business. Except as provided in Section 5.13 of this Agreement, the Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an "Action of Divestiture" shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries that are material to Parent or the Company, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

        5.7    Notification of Certain Matters.

          (a)    By the Company.    The Company shall give prompt notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

          (b)    By Parent.    Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations, warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

        5.8    Third-Party Consents.    As soon as practicable following the date hereof, the Company will use reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(c) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent's request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. Notwithstanding the foregoing, the failure to obtain any consents, waivers and approvals pursuant to this Section 5.8 shall not be deemed a failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2(b).

        5.9    Equity Awards and Employee Matters.

          (a)    Assumption of Certain Company Options.    At the Effective Time, each Assumed Option, whether or not then exercisable or vested, shall be assumed by Parent as of the Effective Time. As of the Effective Time, each such Assumed Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below.

            (i)    Each Assumed Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the Option Plans and the applicable option and other related agreements issued thereunder, except that (A) each Assumed Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (II) the Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each Assumed Option shall be an amount equal to (I) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (II) the Exchange Ratio (rounded up to the nearest whole cent). With respect to the Assumed Options, the Company will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement, and will take any action that it is permitted to take so that the vesting of such options is not accelerated.

            (ii)   The conversion of Assumed Options provided for in Section 5.9(a) shall be effected in a manner intended to comply with Section 409A of the Code, and, with respect to any options that are intended to be "incentive stock options" (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.

            (iii)  Parent shall file a registration statement on Form S-8 or such other available form for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as reasonably practicable and in no event later than seven Business Days after the Effective Time, and shall exercise reasonable efforts to maintain the effectiveness of such registration statements for so long as any of such converted Assumed Options remain outstanding.

          (b)    Termination of Certain Company Options.    At the Effective Time, each then outstanding Company Option that is not an Assumed Option, whether or not then exercisable or vested, shall be terminated by the Company as of the Effective Time pursuant to Section 1.6(e). If and to the extent necessary or required by the terms of the Option Plans or pursuant to the terms of any Company Option granted to directors of the Company thereunder, the Company shall use reasonable efforts to obtain the consent of each such holder of outstanding Company Options to effectuate the treatment of such Company Options pursuant to the terms of this Agreement. The Company agrees that the Option Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein. Notwithstanding the foregoing, the failure to obtain any consents pursuant to this Section 5.9(b) shall not be deemed a failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2(b).

          (c)    ESPP.    Prior to the Effective Time, the Company shall take all other reasonable actions (including timely distributing notices to participants required by the terms of the ESPP and, if appropriate, amending the terms of the ESPP) that are necessary or appropriate to give effect to the transactions contemplated by this Section 5.9(c). The Company shall consult with Parent in its preparation of any materials to be distributed to participants in connection with the termination of the ESPP. To the extent permitted by the ESPP, the rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the terms of the ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the ESPP. The Company shall take all actions necessary or appropriate so that prior to the Effective Time, the ESPP shall be terminated. If the Closing has not occurred on or prior to July 31, 2006, the Company will take all reasonable steps to suspend new enrollment under the terms of the ESPP from such time, and to provide that no new offering periods shall commence on or after August 1, 2006, until (A) immediately prior to the Closing when the ESPP shall be terminated or, if earlier (B) termination of this Agreement.

          (d)    Notices.    With respect to matters described in Section 5.9(a)—(c) above, the Company will use reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Employees/Service Providers.

          (e)    Termination of 401(k) Plans.    Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a "401(k) Plan") unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee/Service Provider who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent's 401(k) plan (the "Parent's 401(k) Plan"), to the extent permitted by Parent's 401(k) Plan.

          (f)    Service Credit.    Following the Effective Time, solely to the extent that Continuing Employees (as defined below) are covered under Parent Benefit Plans (as defined below), Parent will use all reasonable efforts to give each Continuing Employee credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any applicable Parent benefit plan or written policy or arrangement ("Parent Benefit Plan") in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plans and no such crediting will be required to the extent it results in the duplication of benefits, or under any bonus or other incentive compensation, or sabbatical or similar plan, program, agreement or arrangement. Solely to the extent that Continuing Employees are covered under Parent Benefit Plans, Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs, and Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans in which the Continuing Employees become eligible to participate at or following the Effective Time, but if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, solely to the extent such requirements and conditions were not applicable to the particular Continuing Employee under a comparable Company Employee Plan. For purposes of this Agreement, "Continuing Employees" shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

        5.10    Indemnification.

          (a)    Indemnity.    From and after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 5.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and any directors, officers, employees, or agents under any indemnification provisions under the Company Charter Documents (collectively the "Indemnified Parties"), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, immediately prior to the Effective Time, was a director, officer, employee or agent of the Company.

          (b)    Insurance.    For a period of six years after the Effective Time, Parent will or will cause the Surviving Corporation to maintain directors' and officers' liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.10(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company's directors' and officers' insurance policy in effect as of the date hereof.

          (c)    Third-Party Beneficiaries.    This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.10 without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

        5.11    Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.12    Tax Matters.    None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take, or fail to take, any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable best efforts to obtain the Tax opinions set forth in Section 6.1(d) hereof (collectively, the "Tax Opinions"). Officers of Parent and the Company shall execute and deliver to Fenwick & West LLP, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may reasonably be requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

        5.13    Formation of IP LLC and Transfer of Intellectual Property.    Immediately prior to the Closing, the Company shall form a limited liability company or such other entity that Parent may direct for the purpose of holding certain Intellectual Property of the Company as described below ("IP LLC"), which IP LLC shall have as members the Company and a subsidiary or other affiliate of a private equity firm. Prior to the Closing, the Company shall set forth such patents, patent applications and draft applications on a schedule, which schedule shall be delivered to Parent upon its reasonable request prior to Closing. Upon formation of IP LLC, the Company will be the direct or indirect owner of all membership interests in IP LLC. Immediately prior to the Closing, the Company shall, and shall cause its Subsidiaries to, transfer, assign and convey all patents, patent applications and draft applications of the Company and its Subsidiaries listed in the schedule referenced in the immediately preceding sentence to IP LLC together with the rights to sue for infringement and to collect past damages with respect to those patents listed in such schedule in accordance with customary instruments of assignment and take such actions and execute such other documents as may reasonably be requested by Parent with respect to such transfer.

        5.14    145 Affiliates.    As soon as practicable after the date hereof, and in no event more than ten (10) days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

        5.15    NYSE Listing Requirements.    Prior to the Effective Time, Parent agrees to use reasonable efforts to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with the New York Stock Exchange as may be required in connection with the consummation of the transactions contemplated by this Agreement.

        5.16    Termination of Credit Agreement and Release of Liens.    Prior to the Closing, the Company shall use best efforts to (i) pay off and terminate all Indebtedness of the Company and its Subsidiaries set forth in Section 2.4(f) of the Company Disclosure Schedule, including all accrued and unpaid interest thereon and all fees and expenses, if any, incurred by the Company and its Subsidiaries in connection with the termination thereof (the "Debt Payoffs"); (ii) provide Parent with written evidence of the Debt Payoffs no later than three Business Days prior to the Closing; (iii) no later than three Business Days prior to the Closing, (A) request that each creditor who has on file an Un-rescinded UCC-1 file a UCC-3 Termination Statement, or (B) submit for recordation with the United States Patent and Trademark Office documents reasonably evidencing the termination of any security interest set forth on Section 2.4(f) of the Company Disclosure Schedule, and (iv) otherwise cause the release and discharge of all liens or other encumbrances upon the Company's patents, patent applications and draft applications such that each will be transferred to IP LLC pursuant to Section 5.13, while IP LLC is a wholly owned Subsidiary of the Company, free and clear of all liens and encumbrances at the moment of their initial transfer.

ARTICLE VI
CONDITIONS TO THE MERGER

        6.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)    Company Stockholder Approval.    This Agreement shall have been adopted by the requisite vote under applicable law by the stockholders of the Company.

          (b)    No Order.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

          (c)    HSR Act and Foreign Approvals.    All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and the parties shall have obtained or received any consents, waivers, approvals, orders, authorizations, registrations, declaration and filings required under the foreign merger control regulations set forth in Section 2.3(d) of the Company Disclosure Schedule.

          (d)    Tax Opinions.    Parent and the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Fenwick & West LLP, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that (i) if Skadden, Arps, Slate, Meagher & Flom LLP fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Fenwick & West LLP renders such opinion to Parent and (ii) if Fenwick & West LLP fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion to the Company. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        6.2    Additional Conditions to the Obligations of Parent.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in (i) subsections (a) and (b) of Section 2.3, subsection (f) of

  Section 2.4 and subsections (a), (e), (f), (g), (h), (m), (p) and (q) of Section 2.8, which shall be true and correct in all material respects and (ii) subsection (r) of Section 2.8, which shall be true and correct in all respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided, however, that the Company shall have performed or complied in all respects with Section 5.13 and Section 5.16.

          (c)    Material Adverse Effect.    No Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

          (d)    No Governmental Restriction.    There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate thereof to effect an Action of Divestiture.

          (e)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

        6.3    Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

          (c)    Material Adverse Effect.    No Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

          (a)   by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

          (b)   by either the Company or Parent if the Merger shall not have been consummated by December 6, 2006 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c)   by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

          (e)   by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

          (f)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following Parent's receipt of written notice from the Company of such breach, provided Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this subsection (f) if it shall have materially breached this Agreement or if such breach by Parent is cured);

          (g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the Company's receipt of written notice from Parent of such breach, provided the Company continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this subsection (g) if it shall have materially breached this Agreement or if such breach by the Company is cured);

          (h)   by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), the Company shall have paid Parent the Termination Fee described in Section 7.3(b);

          (i)    by Parent, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or would reasonably be expected to have, a Material Adverse Effect on the Company and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this subsection (i) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured); and

          (j)    by Company, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or would reasonably be expected to have, a Material Adverse Effect on Parent and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from the Company to Parent of such Material Adverse Effect (it being understood that Company may not terminate this Agreement pursuant to this subsection (j) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured).

        For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company; (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within 10 Business Days after Parent requests in writing that such recommendation be affirmed; (iv) its Board of Directors or any committee thereof fails to reject or shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company's Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would reasonably be expected to result in a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (vii) the Company breaches any of its obligations set forth in Section 5.2 or Section 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, such breach is willful and material; or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

        7.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 7.1(f), 7.1(g), 7.1(i) and 7.1(j) above. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b)    Company Payment.

            (i)    Payment.    The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $22 million in immediately available funds (the "Termination Fee") in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), (ii) terminated by the Company pursuant to Section 7.1(h), provided, however, in the case of termination under Section 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), provided, however, in the case of termination pursuant to Section 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(g), (a) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company.

            (ii)    Interest and Costs; Other Remedies.    The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Except in the case of willful breach of this Agreement by the Company, payment of the Termination Fee by the Company shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement.

            (iii)    Certain Definitions.    For the purposes of this Section 7.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party's business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

        7.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

        7.5    Extension; Waiver.    At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to Parent or Merger Sub, to:

    Micron Technology, Inc.
    8000 S. Federal Way
    Boise, ID 83707-0006
    Attention: General Counsel
    Telephone No.: (208) 368-4517
    Facsimile No.: (208) 368-4540

    with copies to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    525 University Avenue, Suite 1100
    Palo Alto, California 94301
    Attention: Kenton J. King

    Celeste E. Greene
    Telephone No.: (650) 470-4500
    Facsimile No.: (650) 470-4570

    if to the Company, to:

    Lexar Media, Inc.
    47300 Bayside Parkway
    Fremont, California 94538
    Attention: General Counsel
    Telephone No.: (510) 413-1200
    Facsimile No.: (510) 440-3499

    with copies to:

    Fenwick & West LLP
    Silicon Valley Center
    801 California Street
    Mountain View, California 94041
    Attention: Dennis R. Debroeck
                      Dan Winnike
    Telephone No.: (650) 988-8500
    Facsimile No.: (650) 938-5200

        8.3    Interpretation; Knowledge.

          (a)   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

          (b)   For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, and with respect to any matter in question, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Technology Officer or the General Counsel, or, solely with respect to the Company, the former Chief Financial Officer or the Vice President of Corporate Development, in each case, after due inquiry of each employee who reports directly to such officer.

          (c)   For purposes of this Agreement, the term "Made Available" shall mean (i) that the Company or Parent, as the case may be, has made available copies of such materials to Parent or the Company, as the case may be, or its respective representatives or (ii) that such material is publicly available on EDGAR.

          (d)   For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred during the applicable measurement period, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily and proximately resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate, (B) changes in applicable law, GAAP or international accounting standards, (C) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (D) acts of terrorism or war which do not disproportionately affect such entity taken as a whole with its Subsidiaries; (E) the announcement or pendency of the Merger (including any cancellation of or delays in customer orders in any material respect, any disruption in supplier, distributor or partner relationships or any loss of key employees); (F) with respect to the Company, compliance with the express terms of this Agreement; or (G) a failure to meet securities analysts' published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

          (e)   For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        8.4    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.5    Entire Agreement; Third-Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 5.9 are statements of intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.

        8.6    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

        8.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its Subsidiaries as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MICRON TECHNOLOGY, INC.
By:	/s/ STEVEN R. APPLETON Name: Steven R. Appleton Title: Chairman, Chief Executive Officer and President
MARCH 2006 MERGER CORP.
By:	/s/ W. G. STOVER, JR. Name: W. G. Stover, Jr. Title: President
LEXAR MEDIA, INC.
By:	/s/ ERIC B. STANG Name: Eric B. Stang Title: Chairman of the Board, Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

EXECUTION COPY

FORM OF VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of March            , 2006, by and among Micron Technology, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Lexar Media, Inc., a Delaware corporation (the "Company").

RECITALS

        A. Concurrently with the execution of this Agreement, Parent, March 2006 Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger (the "Merger") of Merger Sub with and into the Company.

        B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

        C. As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

        D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent's willingness to enter into the Merger Agreement.

        E. As a stockholder of the Company, the Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1.     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

  (a)
  A Person shall be deemed to "Beneficially Own" a security if such Person has "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

  (b)
  "Constructive Sale" means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

  (c)
  "Expiration Date" means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

  (d)
  "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

  (e)
  "Options" means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

  (f)
  "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

  (g)
  "Shares" means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

  (h)
  "Transfer" means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any Transfer pursuant to a court order.

  (i)
  "Voting Period" shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of Parent on a proposal to approve the issuance of Parent Common Stock in the Merger.

2.
No Transfer of Shares or Options. Stockholder agrees that, at all times during the Voting Period, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares, or make any agreement relating thereto, in each case, without the prior written consent of Parent other than the issuance of Company Common Stock to Stockholder in connection with the exercise by Stockholder of Company Options pursuant to a cashless exercise. Notwithstanding the foregoing, (a) if Stockholder is an individual to any member of Stockholder's immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family: or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, provided, that any such transferee agrees to assume the obligations of the Stockholder hereunder with respect to any Shares so transferred and the Stockholder may Transfer Shares pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3.
No Transfer of Voting Rights. Stockholder agrees that, during the Voting Period, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement.

4.
Agreement to Vote Shares.

(a)
Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i)
in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii)
against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and

(iii)
against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

(b)
Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions to vote, or make any public announcement that is in any manner inconsistent with this Section 4.

5.
Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.

6.
Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(a)
Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(b)
Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(c)
Stockholder has the full power to dispose, vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d)
The Shares are, and at all times up to and including the Expiration Date the Shares will be, unless Transferred in compliance with Section 2, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, or any other encumbrances of any kind or nature ("Encumbrances").

  (e)
  The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder's performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to the Stockholder and such Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of the Stockholder to perform his obligations hereunder.

  (f)
  Stockholder has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.

          Except as expressly contemplated herein, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust.

7.
Consents and Waivers. Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives all consents and waivers that may be reasonably required from it for the execution delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Stockholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.

8.
Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

9.
Stockholder Capacity. So long as Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

10.
Miscellaneous.

(a)
Waiver. No failure on the part of Parent or Stockholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or Stockholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor Stockholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent or Stockholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b)
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      (i)
      if to Parent, to:
      Micron Technology, Inc.
      8000 S. Federal Way
      Boise, ID 83707-0006
      Attention: General Counsel
      Telephone No.: (208) 368-4517
      Facsimile No.: (208) 368-4540

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention: Kenton J. King
                        Celeste E. Greene

      Facsimile No.: (650) 470-4570

      (ii)
      if to Stockholder: To the address for notice set forth on the signature page hereof.

  (c)
  Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

  (d)
  Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  (e)
  Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

  (f)
  Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

  (g)
  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

  (h)
  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  (i)
  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys' and experts' fees.

  (j)
  Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 10(j) shall be void.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

MICRON TECHNOLOGY, INC.		STOCKHOLDER:
By:	Name:	Signature
Title:
Print Name

Address Shares and Options:
Company Common Stock: Company Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

        The undersigned stockholder ("Stockholder") of Lexar Media, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints Micron Technology, Inc., a Delaware corporation ("Parent"), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares"), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent and Stockholder (the "Voting Agreement").

        This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 6, 2006, by and among Parent, March 2006 Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger") and the receipt by Stockholder of shares of common stock, par value $0.10 per share, of Parent in exchange for the Shares.

        The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned's attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

  (i)
  in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or this Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or this Proxy;

  (ii)
  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or this Proxy; and

  (iii)
  against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        So long as Stockholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

        This Proxy shall terminate, and be of no further force or effect, on the Expiration Date. [Remainder of Page Intentionally Left Blank]

2

Dated:    , 2006

Signature
Print Name

Address
Shares:

[SIGNATURE PAGE TO PROXY]

Annex C

Deutsche Bank Securities Inc. Global Corporate Finance 101 California Street, 48th Floor San Francisco, CA 94111
March 8, 2006	Tel 415 617 2800

Board of Directors
Lexar Media, Inc.
47300 Bayside Parkway
Fremont, CA 94538

Lady and Gentlemen:

        Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Lexar Media, Inc. (the "Company") in connection with the proposed merger of Micron Technology, Inc. ("Micron") and the Company pursuant to the Agreement and Plan of Merger, dated as of March 8, 2006, among Micron, the Company and March 2006 Merger Corp., a direct wholly owned subsidiary of Micron ("Merger Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of Micron. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.0001 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or Micron will be converted into the right to receive 0.5625 shares (the "Exchange Ratio") of Common Stock, par value $0.10 per share, of Micron ("Micron Common Stock"). Concurrently with the execution of the Merger Agreement, the Company and Micron will enter into a patent cross-license agreement pursuant to which each party will grant to the other a royalty-free, fully paid, non-exclusive non-transferable and worldwide license, without the right to sublicense, with respect to certain patents (the "Cross-License"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company, of the Exchange Ratio.

        In connection with Deutsche Bank's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Micron and certain internal analyses and other information, including the Company's forecasts and projections, furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior managements of the Company and Micron regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and Micron Common Stock, (ii) compared certain financial and stock market information for the Company and Micron with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

        Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Micron, including, without limitation, any financial information, forecasts or projections

C-1

considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Micron. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

        For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Micron, Merger Sub and the Company contained in the Merger Agreement are true and correct, Micron, Merger Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Micron, Merger Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Micron or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Micron or the Company or materially reduce the contemplated benefits of the Transaction to the shareholders of the Company.

        This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction or the Merger Agreement. This opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the Cross-License or the merits of the underlying decision by the Company to engage in the Transaction.

        Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided banking and other financial services to Micron or its affiliates for which it has received compensation, including cash management service. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Micron and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

        Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

                      Very truly yours,

                      /s/ Deutsche Bank Securities Inc.

                      DEUTSCHE BANK SECURITIES INC.

C-2

Annex D

EXECUTION COPY

PATENT CROSS-LICENSE AGREEMENT

        THIS PATENT CROSS-LICENSE AGREEMENT (this "Agreement") is entered into as of March 8, 2006 (the "Effective Date") by and between Lexar Media, Inc. ("Lexar"), a Delaware corporation, having a place of business at 47300 Bayside Parkway, Fremont, CA 94538, and Micron Technology, Inc. ("Micron"), a Delaware corporation, having a place of business at 8000 S. Federal Way, Boise, ID 83716-9632.

        WHEREAS, each party owns certain patents and patent applications; and

        WHEREAS, in connection with that certain Agreement and Plan of Merger dated March 8, 2006 (the "Merger Agreement"), by and among Micron Technology, Inc., March 2006 Merger Corp. and Lexar Media, Inc., Lexar and Micron desire to enter into a cross-license agreement whereby certain of each party's patents and patent applications will be licensed to the other party.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties agree as follows:

Section 1—DEFINITIONS AND RULES OF CONSTRUCTION

        1.1    Definitions.    The following capitalized terms shall have the meanings indicated, unless elsewhere expressly defined in this Agreement:

        "Acquisition" shall have the meaning as set forth in the Merger Agreement.

        "Captive Manufacturing Company" means any Person where (i) a party and one or more third parties collectively own, directly or indirectly, 100% of the ownership interests (in whatever form), beneficial or otherwise, in such Person, and (ii) a principal purpose for which a party and each of the other owners, partners, members, co-venturers, shareholders or holders of interests (in whatever form), beneficial or otherwise, (the "Owners") joined in the creation, participation or formation of such Person was to benefit from the manufacture by such Person of product sold to such Owners or their Subsidiaries.

        "Change of Control" means: (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons (such person or persons, an "Acquirer") of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 40% or more of the combined voting power of all then-issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 40% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party's assets.

        "Controller" means a discrete, stand-alone, integrated circuit device that is designed to control the operation of a Flash Memory Product and that is designed to be (i) electrically coupled to one or more discrete flash die and (ii) contained within the single package or card that comprises the Flash Memory Product. The term "Controller" shall not be construed to cover a Flash Memory Product that has control circuitry embedded on the same die as the flash memory integrated circuits contained on such Flash Memory Product.

        "Flash Memory" means a non-volatile memory integrated circuit that contains memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more transistors that have a floating gate, charge-trapping regions or any other functionally equivalent structure utilizing one or more different charge levels (including binary or multi-level cell structures).

        "Flash Memory Products" means (i) a discrete flash memory integrated circuit device utilizing Flash Memory as the predominant storage mechanism, in module or package form, including flash memory cards (e.g., compact flash cards, SD cards, MP3 players and USB drives utilizing Flash Memory, etc.), and (ii) controllers or control logic (including firmware and software), I/O and other support circuits for any of the devices in clause (i), whether as discrete integrated circuits or interconnected or embedded with any of such devices.

        "Have Made Rights" means the right of a party or its Subsidiaries to have Licensed Products manufactured for it by one or more third parties solely for use, sale, offer for sale, importation and/or other disposition by or on behalf of the party or its Subsidiaries pursuant to this Agreement. Such right shall not apply with respect to product manufactured by a third party unless all of such product so manufactured is delivered or sold to the party exercising its Have Made Rights, or directly or indirectly to its customers as specified by such party.

        "Image Sensor" means a semiconductor device having a plurality of photo elements (for example, photodiodes, photogates, etc.), and having the primary functionality of capturing data representative of an image and outputting such data to another device.

        "Imaging Device" means a semiconductor device having an Image Sensor thereon or physically attached thereto (such as through physical connection or common packaging), such device having the primary functionality of capturing data representative of an image, and balancing, correcting, manipulating or otherwise processing such captured data, and outputting such data (before or after processing) to another device.

        "Licensed Product" means a Lexar Licensed Product and/or a Micron Licensed Product, as applicable.

        "Lexar Licensed Patents" means all classes and types of patents and utility models and applications (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions and reissues) for the aforementioned of all countries and regions of the world that, now or at any time during the Term, are either: (a) owned by Lexar or any of its Subsidiaries or (b) licensed to Lexar or any of its Subsidiaries wherein Lexar or its Subsidiaries has the right to grant sublicenses without payment of compensation to any third party other than employees and under which Lexar or any of its Subsidiaries has the right to enforce one or more claims against Micron or any of its Subsidiaries.

        "Lexar Licensed Products" means Flash Memory Products.

        "Micron Licensed Patents" means all classes and types of patents and utility models and applications (including, without limitation, originals, divisions, continuations, continuations-in-part,

extensions and reissues) for the aforementioned of all countries and regions of the world that, now or at any time during the Term, are (a) owned by Micron or any of its Subsidiaries or (b) licensed to Micron or any if its Subsidiaries wherein Micron or any if its Subsidiaries has the right to grant sublicenses without payment of compensation to any third party other than employees and under which Micron or any of its Subsidiaries has the right to enforce one or more claims against Lexar or any of its Subsidiaries.

        "Micron Licensed Products" means Memory Products, Image Sensors and Imaging Devices, but shall expressly exclude Controllers except to the extent such Controllers are manufactured by Micron or a Subsidiary of Micron, or for Micron or a Subsidiary of Micron by a third party in the proper exercise of Have Made Rights, in each case pursuant to a design created by or for Micron. All other Controllers manufactured by third parties shall be excluded from the definition of Micron Licensed Products.

        "Memory Products" means any dynamic, static, low volatility or non-volatile integrated circuit memory, together with the memory control logic or microcontroller integrated circuits that are necessary for the operation of the foregoing, said Memory Products including Flash memory; whether as discrete integrated circuits or as part of a SIMM, DIMM, multi chip package, or memory card.

        "Person" shall mean any corporation, partnership, joint venture, limited liability company or other juridical entity.

        "Subsidiary" means any Person with respect to which a party, now or hereafter, owns or controls (either directly or indirectly) either of the following:

  (a)
  if such Person has voting shares or other securities, more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority; or

  (b)
  if such Person does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such Person.

Notwithstanding the foregoing definition of Subsidiary, any Person that would otherwise qualify as a Subsidiary under the foregoing, shall not so qualify if such Person also qualifies as a Captive Manufacturing Company, unless a party owns, directly or indirectly, one hundred percent (100%) of the voting shares, other securities or ownership interests representing the right to make decisions, as the case may be, for such Person.

        "Term" is defined in Section 4.1.

        1.2    Rules of Construction.    As used in this Agreement, all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The word "including" when used herein is not intended to be exclusive and means "including, without limitation". The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement. The terms "party" and "parties" shall refer to Lexar and Micron, individually or collectively.

Section 2—MUTUAL RELEASES

        2.1    By Micron.    Micron, on behalf of itself and its Subsidiaries, hereby releases, acquits and forever discharges Lexar, its Subsidiaries that are Subsidiaries as of the Effective Date, and its and their distributors, resellers and customers, direct and indirect, from any and all claims and liability for infringement of (including any claims and liability for inducing infringement of) any Micron Licensed Patents, which claims or liability arose prior to the Effective Date, to the extent such infringement would have been licensed under the license granted to Lexar or its Subsidiaries hereunder if such license had been in existence at the time of such infringing activity.

        2.2    By Lexar.    Lexar, on behalf of itself and its Subsidiaries, hereby releases, acquits and forever discharges Micron, its Subsidiaries that are Subsidiaries as of the Effective Date, and its and their distributors, resellers and customers, direct and indirect, from any and all claims and liability for infringement of (including any claims and liability for inducing infringement of) any Lexar Licensed Patents, which claims or liability arose prior to the Effective Date, to the extent such infringement would have been licensed under the license granted to Micron or its Subsidiaries hereunder if such license had been in existence at the time of such infringing activity.

Section 3—LICENSE GRANTS AND COVENANTS

        3.1    Micron License to Lexar.    Subject to the terms and conditions of this Agreement, Micron, on behalf of itself and its Subsidiaries, hereby grants to Lexar and its Subsidiaries (subject to Section 3.5) a royalty-free, fully-paid, non-exclusive, non-transferable and worldwide license, without the right to sublicense, under the Micron Licensed Patents to:

  (a)
  make, exercise Have Made Rights, use, sell (directly and/or indirectly through Subsidiaries, resellers and/or distributors), offer to sell, import and otherwise dispose of Lexar Licensed Products; and

  (b)
  make, exercise Have Made Rights, use and/or import any equipment and practice any method or process for the manufacture, use, sale (directly and/or indirectly through Subsidiaries, resellers and/or distributors), offer for sale, import and other disposition of Lexar Licensed Products.

        3.2    Lexar License to Micron.    Subject to the terms and conditions of this Agreement, Lexar, on behalf of itself and its Subsidiaries, hereby grants to Micron and its Subsidiaries (subject to Section 3.5) a royalty-free, fully-paid, non-exclusive, non-transferable and worldwide license, without the right to sublicense, under the Lexar Licensed Patents to:

  (a)
  make, exercise Have Made Rights, use, sell (directly and/or indirectly through Subsidiaries, resellers and/or distributors), offer to sell, import and otherwise dispose of Micron Licensed Products; and

  (b)
  make, exercise Have Made Rights, use and/or import any equipment and practice any method or process for the manufacture, use, sale (directly and/or indirectly through Subsidiaries, resellers and/or distributors), offer for sale, import and other disposition of Micron Licensed Products.

        3.3    Have Made Rights.

  (a)
  Upon written request, either party shall inform the other party whether, and if so to what extent, any manufacturer identified by the other party is manufacturing for a party or its Subsidiaries pursuant to the "Have Made Rights" licensed hereunder.

  (b)
  Notwithstanding anything to the contrary in, and for purposes of, this Agreement, any product otherwise coming within the definition of Micron Licensed Products that is acquired by Micron or its Subsidiaries from a Captive Manufacturing Company in which Micron is an owner, beneficial or otherwise, shall be deemed to have been acquired in accordance with Micron's or its Subsidiary's exercise of its Have Made Rights and shall be considered Micron Licensed Product.

  (c)
  Notwithstanding anything to the contrary in, and for purposes of, this Agreement, any product otherwise coming within the definition of Lexar Licensed Product that is acquired by Lexar or its Subsidiaries from a Captive Manufacturing Company in which Lexar is an owner, beneficial or otherwise, shall be deemed to have been acquired in accordance with Lexar's or its Subsidiary's exercise of its Have Made Rights and shall be considered Lexar Licensed Product.

        3.4    Clarification Regarding Foundry Rights.

  (a)
  The parties understand and acknowledge that the licenses granted hereunder are intended to cover products made by the two parties to this Agreement and products or services provided for the benefit of the two parties to this Agreement pursuant to the Have Made Rights granted herein, and are not intended to cover services provided to, or products manufactured for or on behalf of a specific third party using tangible or intangible materials provided by or on behalf of that third party. Accordingly, by way of clarification, the following guidelines are provided to facilitate the determination of whether a party's product is a Licensed Product as defined herein or whether such product is disqualified from being a Licensed Product because the facts surrounding the manufacture of the product clearly indicate manufacturing services or activities provided for specific third parties contrary to the above-stated intent.

  (b)
  All products of either party or their Subsidiaries that otherwise meet the definition of Licensed Product are disqualified as Licensed Products if such products are manufactured on behalf of a third party from designs received in a substantially completed form from that third party for resale to or on behalf of that third party.

  (c)
  Notwithstanding the provisions of Section 3.4(b), products of either party that otherwise meet the definition of Licensed Product are not disqualified as Licensed Products under this Section 3.4 if:

  (1)
  the party or Subsidiary of a party selling such product owns the design of such product, is under no obligation that restricts the sale of such product, and the product is not specifically designed for commercial exploitation substantially only by a third party from which the design was obtained; or

  (2)
  such product is manufactured by or for the licensed party or by or for its Subsidiary pursuant to a design resulting from a bona fide joint development between such licensed party or Subsidiary and a third party or third parties.

        The guidelines set forth in this Section 3.4 restricting the qualification of products as Licensed Products shall not apply to manufacturing methods and processes as licensed hereunder pursuant to Sections 3.1 and 3.2.

        3.5    Limitation on License to Subsidiaries.    The licenses granted in Sections 3.1 and 3.2 of this Agreement shall extend to Subsidiaries of each party existing on or after the Effective Date, provided, and only to the extent, that each such Subsidiary continues to qualify as a Subsidiary of a party hereto.

        3.6    Limitation on Suit.    Lexar recognizes that IM Flash Technologies, LLC is not a Subsidiary of Micron and shall not receive the benefits of this Agreement as a Subsidiary of Micron. Lexar covenants, however, that as to any infringement of any Lexar Licensed Patent by a product that is within the definition of a Micron Licensed Product supplied by IM Flash Technologies, LLC to any Person other than to Micron, Lexar shall sue solely such third parties who acquire such product from IM Flash Technologies, LLC, and not IM Flash Technologies, LLC itself, or Micron or Subsidiaries of Micron.

        3.7    No Other Rights.    No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. Specifically, except as expressly provided in Section 3, nothing in the licenses granted hereunder or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either party or its Subsidiaries any right to license the other party's or its Subsidiaries' patents or patent applications to others. No license or immunity is granted by either party or by its Subsidiaries, directly or by implication, estoppel or otherwise to any third parties acquiring Micron Licensed Products or Lexar Licensed Products, as the case may be, for the combination of such Licensed Products with other items or for the use of such combination. Without limiting the foregoing, nothing in this Agreement shall be deemed to restrict a party or its Subsidiaries from asserting or bringing a claim, demand, action or suit, at law or in equity, with respect to any actual or alleged infringement (whether direct or otherwise) of any Lexar Licensed Patents or Micron Licensed Patents, any other patent (whether existing as of the Effective Date or in the future) owned by Lexar, Micron or any Subsidiaries of either, or with respect to which Lexar, Micron or any Subsidiaries of either has the right to enforce, against any third parties acquiring Licensed Products from a party or from Subsidiaries of a party for the combination of such Licensed Products with other items or for the use of such combination.

        3.8    Restriction Notice Condition.    Each party, on behalf of itself and its Subsidiaries, agrees to include on either purchase order acknowledgment forms or other documents provided, prior to the transfer of title, to third party customers of Licensed Products by Micron or by Lexar, as the case may be, a notice statement substantially in the form set forth in Exhibit A.

Section 4—TERM, TERMINATION, AND ASSIGNABILITY

        4.1    Term.    Subject to Section 4.2, this Agreement and the rights and licenses granted hereunder shall be effective beginning on the Effective Date and shall continue in effect only until the fifth (5th) anniversary of the Effective Date, unless sooner terminated as provided herein ("Term"). Upon such expiration or earlier termination, all such rights and licenses shall immediately cease. Notwithstanding the foregoing, Sections 1, 2, 4.1, 4.4, 5.2, 5.3, and 6 of this Agreement shall survive the expiration and/or earlier termination of this Agreement.

        4.2    Termination.    After the expiration of a twelve month period beginning on the Effective Date ("Applicable Period") provided that, prior to the expiration of the Applicable Period, Lexar has neither undergone an Acquisition nor entered into a definitive agreement or letter of intent with respect to an Acquisition, this Agreement may be terminated as set forth below if the Merger Agreement has been terminated during the Applicable Period based upon the occurrence of any of the following termination events set forth in the Merger Agreement:

  (a)
  By either party in case of a termination pursuant to Section 7.1 (a) of the Merger Agreement;

  (b)
  By either party in case of a termination pursuant to Section 7.1 (b) of the Merger Agreement;

  (c)
  By either party in case of a termination pursuant to Section 7.1 (c) of the Merger Agreement;

  (d)
  By either party in case of a termination pursuant to Section 7.1 (d) of the Merger Agreement;

  (f)
  By Lexar in the case of termination pursuant to Section 7.1 (f) of the Merger Agreement where the basis for termination was the failure of the condition set forth in either (A) Section 6.3(a) of the Merger Agreement or (B) Section 6.3(b) of the Merger Agreement and, in the case of Section 6.3(b), such failure was the result of Micron's willful breach;

  (g)
  By Micron in the case of termination pursuant to Section 7.1(g) of the Merger Agreement where the basis for termination was the failure of the condition set forth in either (A) Section 6.2(a) of the Merger Agreement or (B) Section 6.2(b) of the Merger Agreement and, in the case of Section 6.2(b), such failure was the a result of Lexar's willful breach.

  (h)
  By Micron in the case of termination pursuant to Section 7.1 (i) of the Merger Agreement; and

  (i)
  By Lexar in the case of termination pursuant to Section 7.1 (j) of the Merger Agreement.

        4.3    Assignment.    Except as set forth in Sections 4.4 and 4.5, neither Micron nor Lexar (nor their respective Subsidiaries) may assign or transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Any attempt to do so will be void and of no effect.

        4.4    Patent Transfer.    Each party agrees that all patents and patent applications subject to the license provisions of Section 3.1 and 3.2 shall continue to be subject to, and be encumbered by, such license provisions in the event any such patent or patent application is assigned or transferred to a third party.

        4.5    Change of Control.    In the event of a Change of Control, this Agreement shall continue to benefit and obligate the party undergoing the Change of Control or its successor entity ("Acquired Party"), provided that the licenses granted in Section 3.1 or 3.2 by the party not undergoing such Change of Control, as applicable, will extend only to that part of the business relating to the Acquired Party prior to such Change of Control and will automatically become limited to an annual sales revenues of the Acquired Party's Licensed Products sold by the Acquired Party in the twelve (12) months immediately preceding such Change of Control. For the avoidance of doubt, such Change of Control shall not alter or affect the scope of the license in Section 3.1 or 3.2, as applicable, granted to the party and its Subsidiaries not undergoing such Change of Control, and in any event, all benefits granted and obligations incurred under this Agreement affecting patents and patent applications shall extend only to the Micron Licensed Patents and Lexar Licensed Patents in existence prior to the Change of Control, or thereafter filed, but claiming priority to the then-existing Micron Licensed Patents or Lexar Licensed Patents, and shall in no way affect the Acquirer's or assignee's patents and patent applications, except to the extent such patents and patent applications are, or claim priority to, the Micron Licensed Patents or Lexar Licensed Patents in existence prior to the Change of Control.

Section 5—REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

        5.1   Each of the parties represents and warrants that it has the right to grant to or for the benefit of the other the rights and licenses granted in this Agreement.

        5.2   Nothing contained in this Agreement shall be construed as:

  (a)
  conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right;

  (b)
  an admission by or a warranty or representation by either party as to, the validity and/or scope of the Lexar Licensed Patents or the Micron Licensed Patents, or a limitation on either party to contest, in any proceeding, the validity and/or scope thereof;

  (c)
  imposing on either party any obligation to institute any suit or action for infringement of any patents, or to defend any suit or action brought by a third party which challenges or concerns the validity of any patents;

  (d)
  a warranty or representation by either party that any manufacture, use, sale, lease or other disposition of any products will be free from infringement of any patent other than the Micron Licensed Patents and the Lexar Licensed Patents;

  (e)
  imposing on either party any obligation to file any patent application or to secure any patent or maintain any patent in force; or

  (f)
  an obligation on either party to furnish any manufacturing or technical information (including copies of patents) under this Agreement.

        5.3    NO IMPLIED WARRANTIES.    EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING

WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 6—MISCELLANEOUS PROVISIONS

        6.1    Modification; Waiver.    No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

        6.2    Governing Law.    This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles.

        6.3    Arms' Length Negotiations.    The parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting thereof, and that this Agreement will not be construed in favor of or against either party solely on the basis of a party's drafting or participation in the drafting of any portion of this Agreement.

        6.4    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document.

        6.5    Severability.    All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions of this Agreement shall not be affected thereby.

        6.6    Confidentiality of Terms.    The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

  (a)
  with the prior written consent of the other party;

  (b)
  to any governmental body having jurisdiction and authority to compel such disclosure, provided that before such disclosure the party compelled to make such a disclosure will seek confidential treatment of any disclosed portion of this Agreement and will reasonably cooperate with the other party in seeking such confidential treatment and will first give the other party prior written notice to enable the other party to seek a protective order;

  (c)
  subject to (d) below, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters;

  (d)
  during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (i) the restrictions are embodied in a court-entered Protective Order that limits disclosure to "outside counsel eyes only", (ii) the definition of "outside counsel eyes only" in such Protective Order means that the terms and conditions will not be disclosed to business personnel and in-house counsel, and (iii) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure;

  (e)
  in confidence to legal counsel, accountants, banks and financing sources and their advisors having a reasonable need to know solely in connection with complying with information requests in connection with contemplated and executed financial transactions, subject to customary written obligations of non-disclosure, non-use and safe-keeping;

  (f)
  in confidence and to the extent reasonably necessary to its customers, potential customers, and other third parties with which it has a current or potential commercial or financial relationship, but only regarding the scope or the licenses and/or immunities granted hereunder; and

  (g)
  in confidence to actual or potential investors in or acquirers of a party, subject to customary written obligations of non-disclosure, non-use and safe-keeping.

        Neither party will use or refer to this Agreement or any of its provisions in any promotional activity, except that, the parties will cooperate in preparing and releasing an announcement, if any, relating to this Agreement.

        6.7    Notice.    All notices required or permitted to be given hereunder will be in writing and will be valid and sufficient if dispatched by (i) certified mail, postage prepaid, in any post office in the United States, (ii) overnight courier, priority service, or (iii) facsimile transmission:

If to Lexar:	If to Micron:
47300 Bayside Parkway Fremont, CA 94538 Ph: 510-413-1200 Fax: 510-440-3499 Attn: General Counsel	8000 S. Federal Way Boise, ID 83716-9632 Ph: 208-368-4000 Fax: 208-368-4540 Attn: General Counsel

        Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

        6.8    Entire Agreement.    This Agreement embodies the entire and exclusive understanding of the parties with respect to the subject matter hereof, and merges all prior discussions between them with respect to the subject matter hereof, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date below written.

LEXAR MEDIA, INC.		MICRON TECHNOLOGY, INC.
By:	/s/ ERIC STANG	By:	/s/ STEVEN R. APPLETON
Eric Stang Printed Name		Steven R. Appleton Printed Name
Chairman of the Board, Chief Executive Officer and President Title		Chairman, Chief Executive Officer and President Title
March 8, 2006 Date		March 8, 2006 Date

[Signature Page to Patent Cross-License Agreement]

Exhibit A

Restriction Notice

        Notice is hereby given that the purchase of products from Vendor shall not carry any license, express or by implication, estoppel or otherwise, under any patent or patent claim owned by any third party covering completed equipment, or any assembly, circuit, combination, method or process in which any such products are used as components (notwithstanding the fact that such products may have been designed for use in or may only be useful in such patented equipment, assembly, circuit, combination, method or process, and that such products may have been purchased and sold for such use). A separate license from such third party may be required.

Annex E

Michael D. Braun (167416) BRAUN LAW GROUP, P.C. 12400 Wilshire Boulevard Suite 920 Los Angeles, CA 90025 Tel: (310) 442-7755 Fax: (310) 442-7756 E-mail: service@braunlawgroup.com	FILED ALAMEDA COUNTY 2006 MAR — 9 PM 2:56 CLERK OF THE SUPERIOR COURT BY /s/ [Illegible] DEPUTY
Michael Egan, Esq. 7804 Fairview Road Suite 158 Charlotte, NC 28226 Tel: (704) 367-1529 Fax: (704) 367-0328 E-mail: msegan@carolina.rr.com

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA
FOR THE COUNTY OF ALAMEDA

SUZANNE GREENAN, On Behalf of Herself And All Others Similarly Situated,	) ) )	CASE NO.: RG 06259118 CLASS ACTION COMPLAINT
Plaintiff,	) ) )	JURY TRIAL DEMANDED
v.	) )
LEXAR MEDIA, INC., ERIC STANG, PETRO ESTAKHRI, WILLIAM T. DODDS, ROBERT C. HINCKLEY, BRIAN D. JACOBS, CHARLES LEVINE, JOHN A. ROLLWAGEN, MARY TRIPSAS, and MICRON TECHNOLOGY, INC.,	) ) ) ) ) ) )	FILE VIA FAX
Defendants.	) )

        Plaintiff alleges upon personal knowledge as to herself and her own acts, and upon information and belief, based on the investigation of counsel, as to all other matters as follows:

NATURE OF THE ACTION

        1.     This is a stockholder class action brought by Plaintiff on behalf of the holders of Lexar Media Inc. ("Lexar" or the "Company") common stock against Lexar and its directors and certain officers to enjoin Defendants from causing the acquisition of Lexar by Micron Technology Inc. for grossly inadequate consideration, and to obtain other appropriate relief.

JURISDICTION

        2.     This court has jurisdiction over the subject matter of this action pursuant to the California Constitution, Article VI, Section 10, because this case is an action not given by statute to other trial courts.

        3.     This Court has jurisdiction over each of the Defendants in this action because they conduct business in, reside in or are citizens of California.

        4.     The Company's principal place of business is in this county, and Defendants' wrongful acts arose in this county.

PARTIES

        5.     Plaintiff Suzanne Greenan owned shares of Lexar common stock at all relevant times and continues to own such shares.

        6.     Defendant Lexar is a Delaware corporation that maintains its principal place of business at 47300 Bayside Parkway, Fremont, California 94538. Lexar engages in the design, development, manufacture, and marketing of digital media and other flash based storage products for consumer markets. Lexar is a leading marketer and manufacture of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 94 issued or allowed controller and system patents, and licenses its technology to a wide variety of companies.

        7.     Defendant Eric Stang ("Stang") is Chairman of the Board of Directors, Chief Executive Officer and President of Lexar.

        8.     Defendant Petro Estakhri ("Estakhri") is the Chief Technology Officer of Lexar and a member of the board of directors.

        9.     Defendant William T. Dodds ("Dodds") is a member of Lexar's Board of Directors.

        10.   Defendant Robert C. Hinckley ("Hinckley") is a member of Lexar's Board of Directors.

        11.   Defendant Brian D. Jacobs ("Jacobs") is a member of Lexar's Board of Directors.

        12.   Defendant Charles Levine ("Levine") is a member of Lexar's Board of Directors.

        13.   Defendant John A. Rollwagen ("Rollwagen") is a member of Lexar's Board of Directors.

        14.   Defendant Mary Tripsas ("Tripsas") is a member of Lexar's Board of Directors.

        15.   Defendant Micron Technology, Inc. ("Micron") is a Delaware corporation and engages in the manufacture and marketing of semiconductor devices worldwide. Its products include a series of dynamic random access memory products, which provide data storage and retrieval. The company also offers NAND flash memory products, which are electrically rewritable, nonvolatile semiconductor devices that retain memory content when power is turned off; and complementary metal oxide semiconductor image sensors that capture and process images into pictures or video for consumer and industrial applications. Micron maintains its principal offices at 8000 S. Federal Way, Boise, Idaho.

        16.   The Defendants identified in paragraphs 7 through 14 collectively constitute the entirety of Lexar's board of directors.

        17.   The Director Defendants are hereinafter sometimes referred to collectively as the "Individual Defendants."

        18.   By virtue of their positions as directors and/or officers of Lexar and/or their exercise of control and ownership over the business and corporate affairs of Lexar, the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence and cause Lexar to engage in the acts complained of herein. Each Individual Defendant owed and owes Lexar and its shareholders fiduciary obligations and were and are required by law to: (1) use their ability to control and manage Lexar in a fair, just and equitable manner; (2) act in furtherance of the best interests of Lexar and its shareholders; (3) act to maximize shareholder value in connection with any change in ownership and control; (4) govern Lexar in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and (6) not favor their own interests at the expense of Lexar and its public shareholders.

        19.   Each Defendant herein is sued individually and/or as a conspirator and aider and abettor. The Director Defendants are also sued in their capacity as directors of Lexar. The liability of each Defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

CLASS ACTION ALLEGATIONS

        20.   Plaintiff brings this action as a class action pursuant to California Code of Civil Procedure 382 on behalf of all Lexar common stock holders. Excluded from the Class are Defendants, members of the immediate families of the Defendants, their heirs and assigns, and those in privity with them.

        21.   The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to Plaintiff, and can be ascertained only through appropriate discovery, Plaintiff believes there are many thousands of Class members. Lexar has over 80 million shares of common stock outstanding.

        22.   Plaintiff's claims are typical of the claims of the Class, since Plaintiff and the other members of the Class have and will sustain damages arising out of Defendants' breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

        23.   There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The predominant questions of law and fact include, among others, whether:

          a.     the Defendants have and are breaching their fiduciary duties to the detriment of Lexar's shareholders:

          b.     the Class has been damaged and the extent to which members of the Class have sustained damages, and what is the proper measure of those damages.

        24.   A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying results, which may establish incompatible standards of conduct for Defendants.

SUBSTANTIVE ALLEGATIONS

        25.   Lexar has experienced outstanding revenue growth throughout 2005 reflecting strong market demand for its products. Lexar is the leading manufacturer and marketer of NAND flash memory products and its products are in increasing demand from electronics makers.

        26.   Additionally, Lexar is involved in several major litigations that significantly increase the value of the Company. In one litigation, Lexar has successfully sued its former joint venture partners Toshiba Corporation and Toshiba America Electronic Components, Inc. (collectively "Toshiba") for breach of fiduciary duty and misappropriation of trade secrets. In March 2005, after a six week trial in the Superior Court of Santa Clara County, the jury found Toshiba liable for breach of fiduciary duty and theft of trade secrets and awarded Lexar over $380 million in damages. The jury also awarded Lexar an additional $84 million in punitive damages. The total damages awarded to Lexar in the case are $465.4 million.

        27.   In December 2005, the court ordered a new trial on damages. However, the court affirmed the jury's finding that Toshiba had breached its fiduciary duties to and stolen trade secrets from Lexar. In a press release concerning the new damages trial, Lexar stated:

  "The Court's granting of a limited new trial on damages does not impact the jury's finding that Toshiba Corporation and Toshiba America Electronics Components misappropriated trade secrets from Lexar and each breached their fiduciary duty to Lexar and that the breach was fraudulent, oppressive and malicious," said Eric Whitaker, executive vice president and general counsel, Lexar. "We are confident that another jury will award us the damages we are entitled to recover."

        28.   Lexar is also actively prosecuting patent infringement cases against Toshiba, Lexar's case for patent infringement against Toshiba on more than ten of its patents remains pending in Federal Court. In January 2005 the United States District Court for the Northern District of California issued a claim construction ruling that will have considerable impact on the case as it proceeds toward trial. The ruling arose from a special proceeding required under U.S. patent law called a 'Markman hearing,' where both sides present their arguments to the court as to how they believe certain claims at issue in the lawsuit should be interpreted. In the ruling, the Court construed several key terms in Lexar's favor, rejecting several of Toshiba's attempts to avoid infringement of Lexar's patents. Lexar is also actively prosecuting similar patent infringement cases against Fuji, Memtek and PNY, Pretec, and C-One. If successful, these patent infringement cases could potentially be worth hundreds of millions of dollars to Lexar.

        29.   On March 8, 2006, Lexar and Micron announced that they entered into a definitive agreement for Micron to acquire Lexar in a stock-for-stock merger. Under terms of the agreement, each outstanding common share of Lexar will receive 0.5625 shares of Micron stock. Micron anticipates issuing shares in exchange for 81.6 million Lexar shares outstanding. Additional Micron shares will be issued upon the exercise of assumed stock options.

        30.   The deal is worth $680 million and values Lexar shares at $8.43 each, based on the closing price of $14.98 for Micron stock on March 7, 2006. In response to the announcement of the proposed transaction, the price of Lexar shares soared more than 25% to close at $8.88 on March 8, 2006, more than $0.40 per share above the deal price. Indeed, after trading began on March 9, 2006, Lexar shares continued to climb above $9.00. The reaction of the market to the proposed transaction is a clear indication that the offer price undervalues the Company and that investors expect a competing bid to emerge or an improved offer from Micron.

        31.   The deal is widely regarded as being highly favorable and accretive for Micron. Lexar is the leading manufacturer and marketer of NAND flash memory products. NAND flash is a hot commodity due to its use in a multitude of portable electronic devices. It has become the preferred flash memory due to its high density, low cost, fast write times, and long re-write life expectancy with demand skyrocketing as consumer electronic devices increase capacity. The market for chips using NAND flash technology is the fastest-growing segment of the semiconductor industry. According to the March 9, 2006 issue of Consumer Electronics Daily.

  The acquisition "will strengthen Micron's position in the NAND flash business and enable the company to deliver innovative NAND flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers," it said. The merger was "designed to combine Micron's technology and manufacturing leadership in NAND flash memory with Lexar's leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business," the companies said. "With this acquisition, Micron will have a complete package of NAND memory solutions for our customers," said Micron CEO Steve Appleton. "Together with our NAND designs, technology, manufacturing capability and distribution channels, Micron is in a strong position to serve the flash storage requirements of consumer electronics and enterprise customers," he added.

        32.   According to a report in the Associated Press on March 8, 2006.

  Micron, which started selling NAND flash memory 14 months ago, said acquiring Lexar will boost its position in the market for the microchips, which are used to store data in cell phones, digital cameras and music players such as Apple Computer Inc.'s iPods.

  The $10 billion NAND flash market is dominated by Samsung, which account for more than half of that amount, while Micron's share is about 5 percent, said Douglas Freedman, an analyst at American Technology Research.

  Lexar, which currently resells many Samsung products, is attractive to Micron because it is one of two major brands of flash memory sold in retail stories, he said.

  "What they bought was a brand," Freedman said. "They bought the ability to sell Lexar-branded memory."

  Michael Sadler, Micron's vice president of worldwide sales, largely agreed.

  "By acquiring Lexar, it gets us all the way there by having access to every consumer in the world through a vast array of retail markets," he said in an interview.

        33.   According to a March 8, 2006 report in Briefing.com, the industry is "reacting quite positively to the news based on what is viewed as a compelling valuation given Lexar's clean balance sheet. Expectations are the deal should be accretive to Micron."

        34.   On March 9, 2006, Citigroup issued an analysts report which specifically noted that the "potential proceeds from [a] favorable Toshiba ruling were not factored into [the] sales agreement." (Emphasis added.) The analysts report also noted that if Lexar receives a favorable ruling in the Toshiba litigation, the deal price would be considered a "favorable price for the acquisition" for Micron. Commenting on the proposed deal price, the analysts report stated that it was "below 1x trailing 4 quarter sales ($852.2M 2005 revenue at mid-pt of Lexar's updated 4Q05 guidance,)" indicating that the deal price was favorable to Micron.

        35.   The Individual Defendants have failed to put Lexar up for auction and have thereby allowed the price of Lexar stock to be capped, depriving Plaintiff and the Class of the opportunity to realize any increase in the value of Lexar shares. Despite the long-term value of the Lexar acquisition for Micron, Lexar shareholders will be receiving an inadequate takeover premium over Lexar's stock price immediately prior to announcement of the transaction.

        36.   By entering the definitive agreement, the Director Defendants have initiated a process to sell Lexar, which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction were not the result of a full and fair auction process or active market check. Rather, they were arrived at without a full and thorough investigation by the Individual Defendants; and the price and process are intrinsically unfair and inadequate from the standpoint of Lexar shareholders.

        37.   The Individual Defendants failed to make an informed decision, as no market check of the Company's value was obtained. In agreeing to the merger, the Individual Defendants failed to properly inform themselves of Lexar's highest transactional value.

        38.   The Individual Defendants have violated the fiduciary duties owed to the public shareholders of Lexar. The Individual Defendants' agreement to the terms of the transaction, its timing, and the failure to auction the Company and invite other bidders, and Defendants' failure to provide a market check demonstrate a clear absence of the exercise of due care and of loyalty to Lexar's public shareholders.

        39.   The consideration per share to be paid to the Class members is an unfair and inadequate consideration because the Individual Defendants' fiduciary duties require them to:

          a.     Undertake an appropriate evaluation of Lexar's net worth as a merger/acquisition candidate; and

          b.     Engage in a meaningful auction with third parties in an attempt to obtain the best value for Lexar's public shareholders.

          c.     Actively evaluate the proposed transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value for Lexar's public shareholders;

          d.     Act independently so that the interests of Lexar's public shareholders will be protected and enhanced; and

          e.     Adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Lexar's public shareholders.

        40.   The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Micron, without making the requisite effort to obtain the best offer possible.

        41.   Plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Micron's assets and business, and will be prevented from obtaining fair and adequate consideration for their shares of Micron common stock.

        42.   The consideration to be paid to class members in the proposed merger is unfair and inadequate because, among other things:

          a.     The intrinsic value of Lexar's common stock is materially in excess of the amount offered for those securities in the merger giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company. In mid-February 2006, Lexar said it expects revenue to be between $240 million and $250 million for the fourth quarter.

          b.     The merger price did not take into consideration the judgment against Toshiba and the potential value of the active patent litigations currently being prosecuted by Lexar. As noted above, Lexar has a judgment for breach of fiduciary duty and theft of trade secrets against Toshiba for which one jury awarded Lexar $465.4 million. Lexar has patent infringement cases pending against Fuji, Memtek and PNY, Pretec, and C-One and has received favorable rulings in the Markman hearings that have been held to date in those cases.

          c.     The merger price is not the result of an appropriate consideration of the value of Lexar because the Lexar Board approved the proposed merger without undertaking steps to accurately ascertain Lexar's value through open bidding or at least a market check mechanism.

          d.     By entering into the agreement with Micron, the Individual Defendants have allowed the price of Lexar stock to be capped, thereby depriving Plaintiff and the Class of the opportunity to realize any increase in the value of Lexar stock.

        43.   Micron has aided and abetted the breaches of fiduciary duty by the Individual Defendants, Indeed, the proposed transaction could not take place without the knowing participation of Micron.

        44.   By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.

        45.   Plaintiff and other members of the class have no adequate remedy at law.

FIRST CAUSE OF ACTION
Breach of Fiduciary Duty

        46.   Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

        47.   By reason of the foregoing, the Defendants have breached their fiduciary duties to Plaintiff and the Class or aided and abetted in the breach of those fiduciary duties.

        48.   As a result, Plaintiff and the Class have been damaged.

PRAYER

        WHEREFORE, Plaintiff demands judgment as follows:

        A.    Determining that this action is a proper class action under the California Code of Civil Procedure, and that Plaintiff is a proper class representative;

        B.    Declaring that Defendants have breached their fiduciary duties to Plaintiff and the Class and aided and abetted such breaches;

        C.    Enjoining the Acquisition and, if the Acquisition is consummated, rescinding it;

        D.    Awarding Plaintiff and the class compensatory and/or rescissory damages as allowed by law;

        E.    Awarding interest, attorney's fees, expert fees and other costs, in an amount to be determined; and

        F.     Granting such other relief as the Court may find just and proper.

JURY DEMAND

        Plaintiff hereby demands a trial by jury of all issues so triable.

Dated: March 9, 2006		Michael D. Braun BRAUN LAW GROUP, P.C.
	By:	/s/ MICHAEL D. BRAUN Michael D. Braun 12400 Wilshire Boulevard Suite 920 Los Angeles, CA 90025 Tel: (310) 442-7755 Fax: (310) 442-7756
Michael Egan, Esq. 7804 Fairview Road Suite 158 Charlotte, NC 28226 Tel: (704) 367-1529 Fax: (704) 367-0328
Attorneys for Plaintiff

ROBBINS UMEDA & FINK, LLP MARC M. UMEDA (197847) 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 Facsimile: 619/525-3991	FILED ALAMEDA COUNTY MAR 10 2006
Exec. Off/Clerk
Attorneys for Plaintiff
	By	/s/ [ILLEGIBLE]

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF ALAMEDA

DANIEL DAVIES, On Behalf of Himself and	)	Case No. RG 06259255
All Others Similarly Situated,	)
	)	CLASS ACTION
Plaintiff,	)
	)	COMPLAINT BASED UPON SELF-
vs.	)	DEALING AND BREACH OF FIDUCIARY
	)	DUTY
LEXAR MEDIA INCORPORATED,	)
ERIC STANG,	)
PETRO ESTAKHRI,	)
BRIAN JACOBS,	)
WILLIAM DODDS,	)
ROBERT HINCKLEY,	)
CHARLES LEVINE,	)
MARY TRIPSAS and	)
DOES 1-25, inclusive,	)
)
Defendants.	)
)

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

SUMMARY OF THE ACTION

        1.     This is a stockholder class action brought by plaintiff on behalf of the holders of Lexar Media Inc. ("Lexar" or the "Company") common stock against Lexar and its directors arising out of their attempts to provide certain Lexar insiders and directors with preferential treatment in connection with their efforts to complete the sale of Lexar to Micron Technology Inc. (the "Acquisition"). This action seeks equitable relief only.

        2.     In pursuing the unlawful plan to sell Lexar, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants' breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing.

        3.     In fact, instead of attempting to obtain the highest price reasonably available for Lexar for its shareholders, the individual defendants spent substantial effort tailoring the structural terms of the Acquisition to meet the specific needs of Micron Technology Inc. ("Micron").

        4.     In essence, the proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Lexar to one buying group, and one buying group only, on terms preferential to Micron and to subvert the interests of plaintiff and the other public stockholders of Lexar.

JURISDICTION AND VENUE

        5.     This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts.

        6.     This Court has jurisdiction over defendants because they conduct business at 47300 Bayside Parkway, Fremont, California. In addition, certain of the individuals named as defendants, including Eric Stang ("Stang"), Petro Estakhri ("Estakhri"), Brian Jacobs ("Jacobs") and William Dodds ("Dodds"), are residents and citizens of California. This action is not removable.

        7.     Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

PARTIES

        8.     Plaintiff Daniel Davies is, and at all times relevant hereto was, a shareholder of Lexar.

        9.     Defendant Lexar designs, develops, manufactures and markets high performance digital media.

        10.   Defendant Stang is the Chairman, President and Chief Executive Officer of the Company.

        11.   Defendant Estakhri is the Chief Technology Officer, Executive Vice President, Engineering and a director of the Company.

        12.   Defendant Jacobs is a director of the Company.

        13.   Defendant Dodds is a director of the Company.

        14.   Defendant Robert Hinckley is a director of the Company.

        15.   Defendant Charles Levine is a director of the Company.

        16.   Defendant Mary Tripsas is a director of the Company.

        17.   The defendants named above in paragraphs 10-16 are sometimes collectively referred to herein as the "Individual Defendants."

        18.   The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

DEFENDANTS' FIDUCIARY DUTIES

        19.   In accordance with their duties of loyalty, care and good faith, the defendants, as directors and/or officers of Lexar, are obligated to refrain from:

          (a)   participating in any transaction where the directors' or officers' loyalties are divided;

          (b)   participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          (c)   unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        20.   Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the sale of Lexar, violated the fiduciary duties owed to plaintiff and the other public shareholders of Lexar, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits not shared equally by plaintiff or the Class.

        21.   Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of Lexar, the burden of proving the inherent or entire fairness of the Acquisition, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

        22.   Plaintiff brings this action on his own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Lexar stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

        23.   This action is properly maintainable as a class action.

        24.   The Class is so numerous that joinder of all members is impracticable. According to Lexar's Securities and Exchange Commission filings, there were more than 80 million shares of Lexar common stock outstanding.

        25.   There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

          (a)   whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Acquisition;

          (b)   whether the Individual Defendants are engaging in self-dealing in connection with the Acquisition;

          (c)   whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Lexar;

          (d)   whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Acquisition, including the duties of good faith, diligence, honesty and fair dealing;

          (e)   whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

          (f)    whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

        26.   Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

        27.   Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

        28.   The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

        29.   Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

        30.   Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

BACKGROUND TO THE PROPOSED ACQUISITION

        31.   Lexar designs, develops, manufactures and markets high-performance digital media that the Company markets as digital film, as well as other flash-based storage products for consumer markets that utilize flash memory for the capture and retrieval of digital content for the digital photography, consumer electronics, industrial and communications markets. To address the market for compact digital data and media storage solutions, the Company also markets its JumpDrive products, which are high-speed, portable universal serial bus ("USB") flash drives for consumer applications that serve a variety of uses, including floppy disk replacement. In addition, Lexar markets a variety of connectivity products that link its media products to personal computers and other electronic host devices. Lexar also licenses its controller technology and sells controllers to other manufacturers of flash storage media.

        32.   On April 28, 2005, Lexar reported favorable net revenues of $232.4 million for 1Q:05, a 41% increase from 1Q:04. The Company's press release issued on that date stated in relevant part:

          Eric Stang, chairman, CEO and president, Lexar, commented, "We were fortunate to achieve stable and, in some cases, improved pricing during the first quarter. During this period, we executed well against our plan and generated positive operating cash flow through improved working capital management. We also improved our pricing management, reduced sales to unprofitable customers, grew the number of storefronts carrying our products, reduced operating expenses excluding legal expenses and began manufacturing Memory Stick Pro with a Lexar controller."

        33.   On July 28, 2005, Lexar reported favorable net revenues of $189.3 million for 2Q:05, a 16% increase from 2Q:04. The Company's press release issued on that date stated in relevant part:

          Eric Stang, chairman, CEO and president, Lexar, commented, "We are pleased with the progress we have made against the measures we have previously outlined to improve operating efficiencies. During the second quarter of 2005, we reduced inventory levels 23% sequentially; reduced operating expenses excluding legal spending by more than 10% sequentially; significantly strengthened our balance sheet; grew Kodak revenues more than 25% sequentially; continued our emphasis on profitable customers; and began shifting our retail mix towards more profitable products."

        34.   On October 27, 2005, Lexar reported further favorable net revenues of $189.4 million for 3Q:05, a 15% increase from 3Q:04. The Company's press release issued on that date stated in relevant part:

          Mr. Stang continued, "We are heartened by our progress and remain committed to the measures we have previously outlined to improve our operating model and establish a platform for long-term profitable growth, including optimizing our supply chain, improving product mix, and adjusting our marketing and sales strategy. At the same time, we are working to increase our focus on product innovation, international markets, new lower cost opportunities for flash supply and capitalizing on our broad intellectual property position as we begin to look forward to 2006."

        35.   On March 6, 2006, Lexar issued a press release announcing that the Company expected net revenues in the range of $237 to $240 million for 4Q:05. These projected earnings would be an approximate 26% increase over Lexar's net revenues for 4Q:04.

        36.   As a result of the Company's consecutive favorable earnings reports, Lexar's stock price has increased by over 81% from March 7, 2005, when the Company's stock was valued at $3.91 per share, and March 7, 2006, when the Company's stock was valued at $7.09 per share.

        37.   Then on March 8, 2006, the Individual Defendants embarked on a course to cash out on their change in control agreements via the sale of Lexar to Micron. On that date, Lexar and Micron issued a joint press release entitled "Micron Technology, Inc., to Acquire Lexar Media, Inc." The press release provided in relevant part:

          Micron Technology, Inc., and Lexar Media, Inc., today announced that they have entered into a definitive agreement for Micron to acquire Lexar in a stock-for-stock merger. Under terms of the agreement, each outstanding common share of Lexar will receive 0.5625 shares of Micron stock. Micron anticipates issuing shares in exchange for 81.6 million Lexar shares outstanding. Additional Micron shares will be issued upon the exercise of assumed stock options.

          The acquisition will strengthen Micron's position in the NAND flash business and enable the company to deliver innovative NAND flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers. The merger is designed to combine Micron's technology and manufacturing leadership in NAND flash memory with Lexar's leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business.

          "With this acquisition, Micron will have a complete package of NAND memory solutions for our customers," said Steve Appleton, Micron chairman, CEO and president. "Together with our NAND designs, technology, manufacturing capability and distribution channels, Micron is in a strong position to serve the flash storage requirements of consumer electronics and enterprise customers."

          "Through this acquisition, we expect to better align Lexar's cost structure with business conditions and increase our development and go-to-market scale in order to compete more effectively," said Eric Stang, Lexar chairman, CEO and president. "By merging with Micron, Lexar can achieve significant cost synergies and become better positioned to satisfy customer needs and establish faster growth, especially in new emerging mobile handset and solid-state computing businesses. We view this as an exciting opportunity for our company and its shareholders."

          The transaction is subject to regulatory review, Lexar stockholder approval and other customary closing conditions. Completion of the merger is expected by the end of the third calendar quarter. Upon closing, Lexar, as a continuing entity, will become a wholly-owned subsidiary of Micron, and Lexar's stock will cease trading on the NASDAQ stock market.

SELF-DEALING

        38.   By reason of their positions with Lexar, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Lexar, and especially the true value and expected increased future value of Lexar and its assets, which they have not disclosed to Lexar's public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Lexar's public shareholders.

        39.   The proposed sale is wrongful, unfair and harmful to Lexar's public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Acquisition is an attempt to deny plaintiff and the other members of the Class their rights while usurping the same for the benefit of Lexar on unfair terms.

        40.   In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

  •
  Withdraw their consent to the sale of Lexar and allow the shares to trade freely—without impediments.

  •
  Act independently so that the interests of Lexar's public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

  •
  Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Lexar's public stockholders.

        41.   The Individual Defendants have also approved the Acquisition so that it transfers 100% of Lexar's revenues and profits to Micron, thus all of Lexar's operations will now accrue to the benefit of Micron.

CAUSE OF ACTION
Claim for Breach of Fiduciary Duties

        42.   Plaintiff repeats and realleges each allegation set forth herein.

        43.   The defendants have violated fiduciary duties of care, loyalty, candor and independence owed under applicable state law to the public shareholders of Lexar and have acted to put their personal interests ahead of the interests of Lexar's shareholders.

        44.   By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiff and other members of the Class.

        45.   The Individual Defendants have violated their fiduciary duties by entering into a transaction with Micron without regard to the fairness of the transaction to Lexar's shareholders. Defendant Lexar directly breached and/or aided and abetted the other defendants' breaches of fiduciary duties owed to plaintiff and the other holders of Lexar stock.

        46.   As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Lexar because, among other reasons:

          (a)   they failed to properly value Lexar; and

          (b)   they ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Acquisition.

        47.   Because the Individual Defendants dominate and control the business and corporate affairs of Lexar, and are in possession of private corporate information concerning Lexar's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Lexar which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits.

        48.   By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

        49.   As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury as a result of defendants' self dealing.

        50.   Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Acquisition which will exclude the Class from its fair share of Lexar's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

        51.   Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

        52.   Unless the proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the Acquisition terms, and will not supply to Lexar's minority stockholders sufficient information to enable them to cast informed votes on the proposed Acquisition and may consummate the proposed Acquisition, all to the irreparable harm of the members of the Class.

        53.   Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in his favor and in favor of the Class and against defendants as follows:

        A.    Declaring that this action is properly maintainable as a class action;

        B.    Declaring and decreeing that the Acquisition agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

        C.    Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

        D.    Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Lexar's shareholders;

        E.    Rescinding, to the extent already implemented, the Acquisition or any of the terms thereof;

        F.     Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct;

        G.    Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        H.    Granting such other and further equitable relief as this Court may deem just and proper.

DATED: March 9, 2006	ROBBINS UMEDA & FINK, LLP MARC M. UMEDA
/s/ MARC M. UMEDA MARC M. UMEDA
610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 Facsimile: 619/525-3991
Attorneys for Plaintiff

ROBERT S. GREEN (SBN 136183) GREEN WELLING LLP 595 Market Street, Suite 2750 San Francisco, California 94105 Tel: 415-477-6700 Fax: 415-477-6710 Counsel for Plaintiff	FILED ALAMEDA COUNTY MAR 20 2006 Exec. Off/Clerk By /s/ [Illegible]

[Additional Counsel for Plaintiff listed on signature page]

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

NORMAN EMBER, On Behalf Of	No.: RG 06260699
Himself and All Others Similarly
Situated,	CLASS ACTION
Plaintiff,
COMPLAINT
v.
LEXAR MEDIA, INC.,	BREACH OF FIDUCIARY DUTY AND
ERIC B. STANG,	AIDING AND ABETTING BREACH OF
PETRO ESTAKHRI,	FIDUCIARY DUTY
WILLIAM T. DODDS,
BRIAN D. JACOBS,	Jury Trial Demanded
ROBERT HINCKLEY,
CHARLES E. LEVINE,
MARY TRIPSAS and
MICRON TECHNOLOGY, INC.,
Defendants.

        Plaintiff, by his attorneys, alleges as follows upon knowledge as to Plaintiff and Plaintiff's actions and as to all other matters upon information and belief:

NATURE OF THE ACTION

        1.     Plaintiff brings this action individually and as a class action on behalf of the public stockholders of Lexar Media, Inc., ("Lexar") to enjoin a takeover plan (the "Takeover Plan") by which defendant Micron Technology, Inc. ("Micron") will acquire Lexar. The Takeover Plan—flawed process that was designed to ensure the sale of Lexar to Micron at a price and on terms that are unfair to Plaintiff and the public stockholders Lexar. In the Takeover Plan, Micron proposes a stock-for-stock transaction valued at approximately $8.21 per share of Lexar common stock, notwithstanding that the current market price for Lexar common stock is $8.84 per share, or over 7.6% higher than the inadequate consideration agreed to Lexar's board of directors.

THE PARTIES

        2.     Plaintiff Norman Ember is and at all relevant times was a stockholder of Lexar.

        3.     Defendant Lexar is a corporation with principal executive offices located at 47300 Bayside Parkway, Fremont, California 94538. Lexar develops and manufactures portable digital data storage products such as USB flash drives, flash memory cards used in digital cameras, and related accessories. Lexar common stock is traded on the NASDAQ National Market under the symbol "LEXR." As of March 2, 2006, there were over 81.5 million shares of Lexar common stock outstanding.

        4.     Defendant Micron is a corporation with principal executive offices located at 4700 South Federal Highway, Boise, Idaho 83716. Micron maintains several offices in California, including a sales, marketing and design facility located at 2125 Onel Drive, San Jose, California 95131, and a principal design facility located at 251 South Lake Avenue, Pasadena, California 91101. Micron's Micron Semiconductor Products, Inc. subsidiary also maintains offices in Carlsbad, California and Thousand Oaks, California. Micron common stock is traded on the New York Stock Exchange under the symbol "MU." As of January 5, 2006, there were over 618.8 million shares of Micron stock outstanding.

        5.     Defendant Eric B. Stang ("Stang") has served as the Chairman of Lexar's board of directors since April 2003, as President and Chief Executive Officer of Lexar since July 2001 and as a member of Lexar's board of directors since January 2000. Stang previously served as Lexar's Chief Operating Officer from November 1999 to July 2001.

        6.     Defendant Petro Estakhri ("Estakhri") has served as Lexar's Chief Technology Officer since April 1999 and as Lexar's Executive Vice President, Engineering since August 1997. Estakhri has served as a member of Lexar's board of directors since August 1997, and was the Chairman of Lexar's board of directors from August 1997 to July 2001. Mr. Estakhri also served as Lexar's Vice President, Systems from September 1996 to August 1997.

        7.     Defendant William T. Dodds ("Dodds") has served as a member of Lexar's board of directors since February 1998.

        8.     Defendant Brian D. Jacobs (Jacobs") has served as a member of Lexar's board of directors since February 1998.

        9.     Defendant Robert Hinckley ("Hinckley") has served as a member of Lexar's board of directors since April 2003.

        10.   Defendant Charles E. Levine ("Levine") has served as a member of Lexar's board of directors since June 2004.

        11.   Defendant Mary Tripsas ("Tripsas") has served as a member of Lexar's board of directors since April 2003.

        12.   Defendants Stang, Estakhri, Dodds, Jacobs, Hinckley, Levine and Tripsas are sometimes collectively referred to herein as the "Individual Defendants."

        13.   The Individual Defendants as officers and/or directors of Lexar, have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Lexar and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

DEFENDANTS' FIDUCIARY DUTIES

        14.   Where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation's shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

                a.    Adversely affects the value provided to the corporation's shareholders;

                b.    Will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

                c.    Contractually prohibits them from complying with their fiduciary duties;

                d.    Will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders; and/or

                e.    Will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

        15.   In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Lexar, are obligated to refrain from:

                a.    Participating in any transaction where the directors' or officers' loyalties are divided;

                b.    Participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

                c.    Unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        16.   Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Takeover Plan, violated the fiduciary duties owed to Plaintiffs and the other public stockholders of Lexar, including their duties of loyalty, good faith and independence.

        17.   Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the Takeover Plan, the burden of proving the inherent fairness of the Takeover Plan, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

        18.   Plaintiff brings this action pursuant to §382 of the California Code of Civil Procedure on his own behalf and as a class action on behalf of all common stockholders of Lexar, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

        19.   This action is action is properly maintainable as a class action because:

                a.    The Class is so numerous that joinder of all members is impracticable. There are hundreds of Lexar stockholders of record who are located throughout the United States;

                b.    There are questions of law and fact which are common to the Class, including: whether the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Lexar's public stockholders; and whether Plaintiff and the other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below;

                c.    Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                d.    Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

                e.    Plaintiff anticipates that there will be no difficulty in the management of this litigation.

        20.   For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy.

CLAIM FOR RELIEF

        21.   On March 6, 2006, Lexar and Micron jointly announced that the Individual Defendants' approval of the Takeover Plan whereby Micron will acquire Lexar in a stock-for-stock transaction that currently values Lexar at $8.21 per share, representing a discount to the current market price of Lexar common stock.

        22.   The Takeover Plan was formalized in an Agreement and Plan of Merger that includes various defensive measures designed to discourage other bidders for the Company, including a $22 million termination fee Lexar would pay Micron in the event that Lexar terminated the merger. Each of the Individual Defendants also entered into voting agreements whereby they granted Micron the irrevocable proxy to vote their shares in favor of the merger.

        23.   However, the Takeover Plan is the result of a flawed sales process conducted by the Individual Defendants that grossly undervalues Lexar and failed to adequately consider alternative bidders for Lexar. In addition to the unfair price contemplated by the Takeover Plan, the Individual Defendants failed to adequately explore merger negotiations with at least three other interested bidders for Lexar, including Hynix Semiconductor Inc., Toshiba Corporation and Samsung Electronics Co., Ltd. (the "Competing Bidders").

        24.   Although Lexar held merger discussions with each of the Competing Bidders, Lexar and the Individual Defendants failed to properly consider offers from the Competing Bidders and instead proceeded with the undervalued (and unfairly low) offer from Micron.

        25.   Indeed, defendants Stang and Estakhri were incentivized to proceed with the Micron's offer because that offer will trigger lucrative change in control provisions of their retention agreements with Lexar. Stang and Estakhri each own hundreds of thousands of unexercisable "in the money" options granted to them as part of their compensation packages, last valued at approximately $2.8 million for Stang and $2.8 million for Estakhri, far in excess of their $400,000 annual salaries. While those options do not become fully exercisable for another approximately 36 months, consummation of the Takeover Plan will cause the immediate vesting of 25% of those options, with the remaining 75% vesting in a maximum of 9 months (instead of 36 months).

        26.   The terms of the Takeover Plan are such that if the Takeover Plan is allowed to continue, Plaintiff and other Lexar shareholders will not receive the true value of their ownership interests in Lexar. The price contemplated by the Takeover Plan is unconscionably low, and if the Takeover Plan is allowed to proceed, Plaintiff and other Lexar shareholders will be irreparably harmed.

        27.   The consideration to be paid to Plaintiff and other Class members in the Takeover Plan is unconscionable, unfair, and grossly inadequate because, among other things, the intrinsic value of Lexar's common stock is materially in excess of the amount offered for those securities in the Takeover Plan.

        28.   In these circumstances, the Individual Defendants must, as their fiduciary obligations require:

                a.    Undertake immediately to seek to obtain the highest value available for Lexar and its stockholders;

                b.    Act independently so that the interests of Lexar's public stockholders will be protected; and

                c.    Adequately ensure that no conflicts of interest exist between Defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Lexar's public stockholders.

        29.   The Industrial Defendants and Lexar have breached and continue to breach their fiduciary duties to Lexar stockholders by depriving Lexar's stockholders of the maximum value to which they are entitled. Plaintiff and the Class have been and will be damaged thereby, in that they have not and will not receive their proportionate share of the value of Lexar's assets. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of Lexar's public stockholders are properly protected from overreaching.

        30.   The terms of the Takeover Plan are grossly unfair to Plaintiff and the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by the Defendants by virtue of their positions of control of Lexar and that possessed by Lexar's public stockholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

        31.   Unless enjoined by the Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, by failing to take the steps set forth above and depriving the Class of its fair proportionate share of Lexar's valuable assets and businesses, all to the irreparable harm of Plaintiff and the Class.

        32.   Micron is an active and knowing participant in the Individual Defendants' breaches of fiduciary duties as alleged herein.

        33.   Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff prays for judgment and relief as follows:

        A.    Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative;

        B.    Declaring that defendants have breached their fiduciary and other duties to Plaintiff and the other members of the Class;

        C.    Entering an order requiring defendants to take the steps set forth herein above;

        D.    Preliminarily and permanently enjoining the Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the Takeover Plan;

        E.    In the event the proposed acquisition is consummated, rescinding it and setting it aside;

        F.     Awarding compensatory damages against Defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

        G.    Awarding costs and disbursements, including Plaintiff s counsel's fees and experts' fees; and

        H.    Granting such other and further relief as to the Court may seem just and proper.

Dated: March 20, 2006

GREEN WELLING LLP
/s/ ROBERT S. GREEN ROBERT S. GREEN
595 Market Street, Suite 2750 San Francisco, California 94105 Tel: 415-477-6700 Fax: 415-477-6710
JAMES S. NOTIS GARDY & NOTIS, LLP 440 Sylvan Avenue, Suite 110 Englewood Cliffs, New Jersey 07632 Tel: 201-567-7377 Fax: 201-567-7337
JAMES V. BASHIAN LAW OFFICES OF JAMES V. BASHIAN, P.C. 500 Fifth Avenue, Suite 2800 New York, New York 10010 Tel: 212-921-4110 Fax: 212-921-4249
MARTIN D. CHITWOOD CHITWOOD HARLEY HARNES LLP 2300 Promenade II 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 Tel: 404-873-3900 Fax: 404-876-4476
Counsel for Plaintiff

FILED
ALAMEDA COUNTY
MAR 27 2006

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
DARREN J. ROBBINS (168593)
RANDALL J. BARON (150796)
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

CROWLEY DOUGLAS & NORMAN, LLP
RICHARD E. NORMAN
TIMOTHY CROWLEY
1301 McKinney Street, Suite 3500
Houston, TX 77010-3034
Telephone: 713/651-1771
713/651-1775 (fax)

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF ALAMEDA

JANE BAIN, On Behalf of Herself and All	)	Case No. RG 06261868
Others Similarly Situated,	)	CLASS ACTION
)
Plai ntiff,	)
	)	COMPLAINT BASED UPON SELF-
	)	DEALING AND BREACH OF FIDUCIARY
	)	DUTY
vs.	)
)
LEXAR MEDIA INC.,	)
ERIC B. STANG,	)
WILLIAM T. DODDS,	)
BRIAN D. JACOBS,	)
PETRO ESTAKHRI,	)
ROBERT C. HINCKLEY,	)
CHARLES E. LEVINE,	)
MARY TRIPSAS and	)
DOES 1-25, inclusive,	)
)
Defe ndants.	)

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

SUMMARY OF THE ACTION

        1.     This is a stockholder class action brought by plaintiff on behalf of the holders of Lexar Media Inc. ("Lexar" or the "Company") common stock against Lexar and its directors arising out of their attempts to provide certain Lexar insiders and directors with preferential treatment in connection with their efforts to complete the sale of Lexar to Micron Technology Inc. (the "Acquisition"). This action seeks equitable relief only.

        2.     In pursuing the unlawful plan to sell Lexar, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants' breaches of their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing.

        3.     In fact, instead of attempting to obtain the highest price reasonably available for Lexar for its shareholders, the individual defendants spent substantial effort tailoring the structural terms of the Acquisition to meet the specific needs of the individual defendants and Micron Technology Inc. ("Micron").

        4.     In 2004, the defendants' misconduct nearly devastated the Company. Defendants and the Company were the target of multiple shareholder class actions relating to the defendants' materially false and misleading statements. The revelations of defendants' misconduct sent the Company's shares plummeting to new lows. By 2005, the Company's shares were trading below $5.00. The Company's officers' and directors' stock option values were all but eviscerated and defendants were subject to tens of millions of dollars in liabilities as the shareholder class actions moved through the federal courts.

        5.     Defendants formed a plan to monetize the value of their individual options vis-à-vis change of control payments and indemnity agreements in exchange for selling the Company at a depressed price. Micron soon came to defendants' rescue.

        6.     On March 8, 2006, the Individual Defendants embarked on a course to cash out on their change in control agreements via the sale of Lexar to Micron at an unfair price. On that date, Lexar and Micron issued a joint press release entitled "Micron Technology, Inc., to Acquire Lexar Media, Inc."

          The press release provided in relevant part:

          Micron Technology, Inc., and Lexar Media, Inc., today announced that they have entered into a definitive agreement for Micron to acquire Lexar in a stock-for-stock merger. Under terms of the agreement, each outstanding common share of Lexar will receive 0.5625 shares of Micron stock. Micron anticipates issuing shares in exchange for 81.6 million Lexar shares outstanding. Additional Micron shares will be issued upon the exercise of assumed stock options.

          The acquisition will strengthen Micron's position in the NAND flash business and enable the company to deliver innovative NAND flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers. The merger is designed to combine Micron's technology and manufacturing leadership in NAND flash memory with Lexar's leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business.

          "With this acquisition, Micron will have a complete package of NAND memory solutions for our customers," said Steve Appleton, Micron chairman, CEO and president. "Together with our NAND designs, technology, manufacturing capability and distribution channels, Micron is in a strong position to serve the flash storage requirements of consumer electronics and enterprise customers."

          "Through this acquisition, we expect to better align Lexar's cost structure with business conditions and increase our development and go-to-market scale in order to compete more effectively," said Eric Stang, Lexar chairman, CEO and president. "By merging with Micron, Lexar can achieve significant cost synergies and become better positioned to satisfy customer needs and establish faster growth, especially in new emerging mobile handset and solid-state computing businesses. We view this as an exciting opportunity for our company and its shareholders."

          The transaction is subject to regulatory review, Lexar stockholder approval and other customary closing conditions. Completion of the merger is expected by the end of the third calendar quarter. Upon closing, Lexar, as a continuing entity, will become a wholly-owned subsidiary of Micron, and Lexar's stock will cease trading on the NASDAQ stock market.

        7.     In essence, the proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Lexar to one buying group, and one buying group only, on terms preferential to Micron and to subvert the interests of plaintiff and the other public stockholders of Lexar.

JURISDICTION AND VENUE

        8.     This Court has jurisdiction over defendants because they conduct business in California and/or are citizens of California. This action is not removable as the amount in controversy for the named plaintiff is less than $75,000.

        9.     (a)    Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

          (a)   Lexar's principal place of business is located at 47300 Bayside Parkway, Fremont, California and defendants Stang, Estakhri, Hinckley and Levine are residents and citizens of California.

PARTIES

        10.   Plaintiff Jane Bain is, and at all times relevant hereto was, a shareholder of Lexar.

        11.   Lexar engages in the design, development, manufacture, and marketing of digital media and other flash-based storage products for consumer and professional markets that utilize digital media for the capture and retrieval of digital content.

        12.   Defendant Eric B. Stang ("Stang") has served as Chairman of the Board of the Company since April 2003, as President and Chief Executive Officer since July 2001 and as a director since January 2000. Stang previously served as the Company's Chief Operating Officer from November 1999 until July 2001. From June 1998 to November 1999, Stang was Vice President and General Manager of the Radiation Therapy Products Division of ADAC Laboratories, a medical equipment and software company. From April 1990 to May 1998, he worked for Raychem Corporation, a material science company, where his last position was Director of Operations and Division Manager, Materials Division. Prior to joining Raychem, Stang co-founded Monitor Company Europe Limited, an international strategic consulting firm, and worked for McKinsey & Company as a management consultant.

        13.   Defendant William T. Dodds ("Dodds") has served as a director of the Company since February 1998. Since February 1980, Dodds has been a Vice President of The Woodbridge Company Limited, a Toronto, Canada based holding company. The Woodbridge Company Limited owns a majority interest in The Thomson Corporation, an information publishing company. Dodds is also Vice President and Secretary of Thomvest Holdings LLC, a venture capital firm. Dodds also serves on the boards of directors of several private companies.

        14.   Defendant Brian D. Jacobs ("Jacobs") has served as Lead Director of the Company since March 2003 and as a member of the board of directors since February 1998. Jacobs is the founder and Managing General Partner of Emergence Capital Partners, a venture capital firm. Prior to founding Emergence Capital Partners in January 2003, Jacobs was a general partner and Executive Vice

President of St. Paul Venture Capital, Inc., a venture capital firm, since 1992. Jacobs serves on the boards of directors of several private companies.

        15.   Defendant Petro Estakhri ("Estakhri") has been a director of the Company since August 1997 and was the Chairman of the Board from August 1997 to July 2001. He has also served as Chief Technology Officer since April 1999, Executive Vice President, Engineering since August 1997 and Vice President, Systems from September 1996 to August 1997. From January 1993 to August 1996, Estakhri served as the Senior Director of Mass Storage Controller Engineering at Cirrus Logic, Inc., a supplier of semiconductors for Internet entertainment electronics.

        16.   Defendant Robert C. Hinckley ("Hinckley") has served as a director of the Company since April 2003. Since October 2001, Hinckley has been independently employed. From September 1999 to October 2001, Hinckley served as an adviser to Xilinx, Inc., a supplier of programmable logic solutions. From November 1991 to September 1999, Hinckley was Vice President, Strategic Plans and Programs, General Counsel and Secretary of Xilinx, and in 1994 was the company's Chief Operating Officer. From 1988 to 1990, Hinckley was the Senior Vice President and Chief Financial Officer of Spectra Physics, Inc., a supplier of laser products.

        17.   Defendant Charles E. Levine ("Levine") has served as a director of the Company since June 2004. Levine retired in September 2002 from his position as President of Sprint PCS. From January 1997 to September 2002, Levine held various positions with Sprint PCS. From October 1994 to September 1996, he served as President of Octel Link, a voice mail equipment and services provider, and as a Senior Vice President of Octel Services, a provider of voice systems services. Levine also serves on the boards of directors of At Road, Inc., a wireless applications provider, Sierra Wireless Inc., a wireless solutions provider, Somera Communications, a provider of telecommunications infrastructure equipment and services, and Viisage Technology Inc., a biometrics and computer networks company.

        18.   Defendant Mary Tripsas ("Tripsas") has been a director of the Company since April 2003. Since July 1999, Tripsas has been an Assistant Professor of Business Administration at the Harvard Business School. From July 1995 to June l996, Tripsas was a lecturer, and from July 1996 to June 1999, an Assistant Professor of Management at the Wharton School at the University of Pennsylvania.

        19.   The defendants named above in ¶¶12-18 are sometimes collectively referred to herein as the "Individual Defendants."

        20.   The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

DEFENDANTS' FIDUCIARY DUTIES

        21.   In accordance with their duties of loyalty, care and good faith, the defendants, as directors and/or officers of Lexar, are obligated to refrain from:

          (a)   participating in any transaction where the directors' or officers' loyalties are divided;

          (b)   participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          (c)   unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        22.   Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the sale of Lexar, violated the fiduciary duties owed to plaintiff and the other public shareholders of Lexar, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by plaintiff or the Class.

        23.   Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of Lexar, the burden of proving the inherent or entire fairness of the Acquisition, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

        24.   Plaintiff brings this action on her own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Lexar stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

        25.   This action is properly maintainable as a class action.

        26.   The Class is so numerous that joinder of all members is impracticable. According to Lexar's Securities and Exchange Commission ("SEC") filings, there were more than 80 million shares of Lexar common stock outstanding.

        27.   There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

          (a)   whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Acquisition;

          (b)   whether the Individual Defendants are engaging in self-dealing in connection with the Acquisition;

          (c)   whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Lexar;

          (d)   whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Acquisition, including the duties of good faith, diligence, candor, honesty and fair dealing;

          (e)   whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

          (f)    whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

        28.   Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

        29.   Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

        30.   The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

        31.   Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

        32.   Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

BACKGROUND TO THE PROPOSED ACQUISITION

        33.   Lexar engages in the design, development, manufacture, and marketing of digital media and other flash-based storage products for consumer and professional markets that utilize digital media for the capture and retrieval of digital content.

        34.   In 2004, the defendants' misconduct nearly devastated the Company. Defendants and the Company were the target of multiple shareholder class actions relating to the defendants' materially false and misleading statements. The revelations of defendants' misconduct sent the Company's shares plummeting to new lows. By 2005, the Company's shares were trading below $5.00. The Company's officers' and directors' stock option values were all but eviscerated and defendants were subject to tens of millions of dollars in liabilities as the shareholder class actions moved through the federal courts.

        35.   Defendants formed a plan to monetize the value of their individual options vis-à-vis change of control payments and indemnity agreements in exchange for selling the Company at a depressed price. Micron soon came to defendants' rescue.

        36.   On April 28, 2005, Lexar reported favorable net revenues of $232.4 million for 1Q:05, a 41% increase from 1Q:04. The Company's press release issued on that date stated in relevant part:

          Eric Stang, chairman, CEO and president, Lexar, commented, "We were fortunate to achieve stable and, in some cases, improved pricing during the first quarter. During this period, we executed well against our plan and generated positive operating cash flow through improved working capital management. We also improved our pricing management, reduced sales to unprofitable customers, grew the number of storefronts carrying our products, reduced operating expenses excluding legal expenses and began manufacturing Memory Stick Pro with a Lexar controller."

        37.   On July 28, 2005, Lexar reported favorable net revenues of $189.3 million for 2Q:05, a 16% increase from 2Q:04. The Company's press release issued on that date stated in relevant part:

          Eric Stang, chairman, CEO and president, Lexar, commented, "We are pleased with the progress we have made against the measures we have previously outlined to improve operating efficiencies. During the second quarter of 2005, we reduced inventory levels 23% sequentially; reduced operating expenses excluding legal spending by more than 10% sequentially; significantly strengthened our balance sheet; grew Kodak revenues more than 25% sequentially; continued our emphasis on profitable customers; and began shifting our retail mix towards more profitable products."

        38.   On October 27, 2005, Lexar reported further favorable net revenues of $189.4 million for 3Q:05, a 15% increase from 3Q:04. The Company's press release issued on that date stated in relevant part:

          Mr. Stang continued, "We are heartened by our progress and remain committed to the measures we have previously outlined to improve our operating model and establish a platform for long-term profitable growth, including optimizing our supply chain, improving product mix, and adjusting our marketing and sales strategy. At the same time, we are working to increase our focus on product innovation, international markets, new lower cost opportunities for flash supply and capitalizing on our broad intellectual property position as we begin to look forward to 2006."

        39.   On March 6, 2006, Lexar issued a press release announcing that the Company expected net revenues in the range of $237 to $240 million for 4Q:05. These projected earnings would be an approximate 26% increase over Lexar's net revenues for 4Q:04.

THE PROPOSED ACQUISITION

        40.   On March 8, 2006, the Individual Defendants embarked on a course to cash out on their change in control agreements via the sale of Lexar to Micron at an unfair price. On that date, Lexar and Micron issued a joint press release entitled "Micron Technology, Inc., to Acquire Lexar Media, Inc." The press release provided in relevant part:

          Micron Technology, Inc., and Lexar Media, Inc., today announced that they have entered into a definitive agreement for Micron to acquire Lexar in a stock-for-stock merger. Under terms of the agreement, each outstanding common share of Lexar will receive 0.5625 shares of Micron stock. Micron anticipates issuing shares in exchange for 81.6 million Lexar shares outstanding. Additional Micron shares will be issued upon the exercise of assumed stock options.

          The acquisition will strengthen Micron's position in the NAND flash business and enable the company to deliver innovative NAND flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers. The merger is designed to combine Micron's technology and manufacturing leadership in NAND flash memory with Lexar's leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business.

          "With this acquisition, Micron will have a complete package of NAND memory solutions for our customers," said Steve Appleton, Micron chairman, CEO and president. "Together with our NAND designs, technology, manufacturing capability and distribution channels, Micron is in a strong position to serve the flash storage requirements of consumer electronics and enterprise customers."

          "Through this acquisition, we expect to better align Lexar's cost structure with business conditions and increase our development and go-to-market scale in order to compete more effectively," said Eric Stang, Lexar chairman, CEO and president. "By merging with Micron, Lexar can achieve significant cost synergies and become better positioned to satisfy customer needs and establish faster growth, especially in new emerging mobile handset and solid-state computing businesses. We view this as an exciting opportunity for our company and its shareholders."

          The transaction is subject to regulatory review, Lexar stockholder approval and other customary closing conditions. Completion of the merger is expected by the end of the third calendar quarter. Upon closing, Lexar, as a continuing entity, will become a wholly-owned subsidiary of Micron, and Lexar's stock will cease trading on the NASDAQ stock market.

        41.   Micron's offer values Lexar at $680 million or approximately $8.43 per share. This offer does not fairly incorporate: (i) Lexar's solid year of increasing revenue performance; (ii) the hundreds of millions of dollars that Lexar stands to receive from various lawsuits against other memory makers such as Toshiba; and (iii) the synergies that the acquisition will bring to Micron. Further, as of March 23, 2006, Lexar's shares traded at over $9.50 per share which reflects the markets' opinion that the Acquisition undervalues Lexar.

        42.   The value of this offer to Lexar's shareholders pales in comparison to the value that Micron stands to receive if this Acquisition is allowed to close on its current terms. For example, the Acquisition will allow Micron to quickly dominate the lucrative NAND flash memory industry. On

March 8, 2006, Forbes.com published an article entitled "Micron's Lexar Buy Is Bad News For SanDisk" that detailed this benefit as follows:

          If Micron Chief Executive Steve Appleton can pull off the deal, he will have wiped out the long-held advantage SanDisk has enjoyed when it comes to producing flash-memory cards. SanDisk's shares responded accordingly, dropping 6% to $52.97. Micron shares slid 2% to $14.66, and Lexar's jumped 22% to $8.65 to slightly exceed the premium that Micron agreed to pay.

          Both Lexar and SanDisk make flash-memory cards used to store digital content on cameras, portable drives, music players and cell phones. Flash memory, especially the type known as NAND, which Lexar and SanDisk specialize in, has become increasingly popular due to its declining cost and flexibility.

          Together, the companies accounted for 35% of the $8 billion flash-card market last year, with SanDisk controlling a quarter of the market and Lexar holding 10%, according to Jim Handy, flash-memory analyst for Semico Research. Handy expects flash-card sales to hit $11.3 billion this year and $20 billion in 2007.

          Getting the NAND flash is the biggest cost for the cardmakers. SanDisk has mitigated those costs through a joint venture with Toshiba, which also serves as a foundry for SanDisk. During a February analyst meeting, SanDisk executives said they could produce a one-gigabit card for 40% less than a company that doesn't have such a "captive" supply chain.

          Such a competitor would be Lexar Media, which sourced its flash memory from Samsung, the world's second largest chipmaker and its largest memory producer. Micron's purchase solves that problem since it makes its own NAND, which accounted for 6% of its $4.9 billion in sales last year. Micron wants NAND to become a bigger part of its business; late last year it formed a joint venture with Intel to make the memory technology.

          The Lexar deal will help Micron find a home for some of that upcoming capacity. Micron also gets to take advantage of Lexar's relationship with Kodak, which dates back to 2004 and lets Lexar distribute flash cards branded with Kodak's name. The cards accounted for under 10% of Lexar's sales during the first nine months of 2005, but that percentage was expected to grow.

        43.   On March 20, 2006, two long-term Lexar shareholders, Elliot Associates, L.P. and its sister fund Elliot International, L.P., announced that they intended to oppose Micron's offer for Lexar. These shareholders sent the following letter to Lexar's Board of Directors:

          I write to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. ("Elliott" or "we"), which collectively own approximately 6.5% of the common stock of Lexar Media, Inc. (the "Company" or "Lexar"). Elliott is extremely displeased by the current Micron transaction, in which Lexar shareholders are to receive 0.5625 Micron Technology shares per each Company share (the "Micron Transaction"), as we strongly believe this transaction significantly undervalues Lexar. In our view, the consideration under the Micron Transaction falls meaningfully short of Lexar's standalone value and the valuation discrepancy is even more egregious relative to Lexar's value contribution to its acquirer. We believe this outcome was the result of the Company's failure to conduct a robust and thorough sale process, and we fully support and encourage interest from other parties at levels more closely reflecting Lexar's true value.

          While we firmly disagree with the level of consideration offered to Lexar shareholders in the Micron Transaction, we fully agree with the premise of selling the Company. As presented in our analysis, Lexar is worth significantly more to an acquirer than it is on its own and a sale of the Company can unlock meaningfully greater shareholder value than continuing as a standalone entity. Despite being advantaged by pursuing the right course of action, by failing to engage all potentially interested parties in a transparent and complete sale process, the Board has accepted a wholly inadequate offer that meaningfully undervalues the Company both in acquisition and standalone scenarios. The fact that Lexar's stock has traded with heavy volume significantly above the Micron offer since the sale was announced on March 8th may be viewed as the judgment of the market as a whole that the deal is underpriced.

          As such, we believe it is incumbent upon us, as Lexar shareholders, to communicate directly that we fully support a sale of the Company and are interested in considering all offers that more sufficiently recognize Lexar's value. We reiterate our belief and disappointment that a robust sale process for the Company was not conducted and we assert that shareholders should receive greater consideration for the valuable assets Lexar offers to its acquirer.

          In the exciting flash memory space, Lexar brings numerous unique and valuable assets to any acquirer: i) Lexar's innovative and leading NAND controller and card design technology, ii) premium, trusted brand names, including Lexar and Kodak; iii) an impressive 70,000 storefront distribution network with well-established retail relationships; iv) estimated 2006 revenue of approximately $960 million, representing a sizable outlet for fab capacity; v) Lexar's license to produce Sony's memory stick; vi) the Company's powerful intellectual property portfolio, including 96 issued or allowed controller patents; and vii) its in-process litigation against Toshiba with meaningful expected value.

          All of these attributes would be worth significantly more to a potential acquirer than they are to Lexar as a standalone entity, thereby supporting the premise of a sale of the Company. Lexar's business is currently dependent on its ability to procure raw flash for use in its products. Consequently, any potential acquirer with captive flash supply or favorable supply agreements would be better able to price Lexar's products competitively, as well as do so much more profitably. As a result, the new company would be in a position to grow the top line and enjoy gross margins much more in-line with competitors with favorable flash supply. On the intellectual property front, any larger and better-financed company would be in a significantly stronger position to aggressively pursue and capitalize on current and future litigation.

          We share below our view of the range of values for Lexar under two different scenarios, both of which exclude any value from litigation against Toshiba. In the first scenario, we assume the Company enters into an appropriate supply agreement for flash memory—something we believe can be readily achieved. In the second scenario, we assume Lexar is sold to a strategic party with captive flash memory production, such as Micron. Our analysis assumes 18% product gross margins in the first scenario and 23% in the second scenario. Elliott believes these assumptions to be reasonable given Sandisk's 35.5% product gross margins (which allows for 12-13% margins for its flash production component), and M-Systems' mid-20s% aggregate gross margins, despite its lack of a fully diversified supply base or captive supply, and greater OEM exposure than Lexar.

SELF-DEALING

        44.   By reason of their positions with Lexar, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Lexar, and especially the true value and expected increased future value of Lexar and its assets, which they have not disclosed to Lexar's public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Lexar's public shareholders.

        45.   The proposed sale is wrongful, unfair and harmful to Lexar's public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Acquisition is an attempt to deny plaintiff and the other members of the Class their rights while usurping the same for the benefit of Micron on unfair terms.

        46.   In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

  •
  Enjoin the payment of all "change in control" payments.

  •
  Withdraw their consent to the sale of Lexar and allow the shares to trade freely—without impediments while ordering the Company to disclose its actual results for Ql 2006.

  •
  Act independently so that the interests of Lexar's public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

  •
  Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Lexar's public stockholders.

  •
  Fully and fairly disclose all material information to the Company's shareholders.

        47.   The Individual Defendants have also approved the Acquisition so that it transfers 100% of Lexar's revenues and profits to Micron, thus all of Lexar's operations will now accrue to the benefit of Micron.

CAUSE OF ACTION
Claim for Breach of Fiduciary Duties

        48.   Plaintiff repeats and realleges each allegation set forth herein.

        49.   The defendants have violated fiduciary duties of care, loyalty, candor and independence owed under applicable law to the public shareholders of Lexar and have acted to put their personal interests ahead of the interests of Lexar's shareholders.

        50.   By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiff and other members of the Class.

        51.   The Individual Defendants have violated their fiduciary duties by entering into a transaction with Micron without regard to the fairness of the transaction to Lexar's shareholders. Defendant Lexar directly breached and/or aided and abetted the other defendants' breaches of fiduciary duties owed to plaintiff and the other holders of Lexar stock.

        52.   As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Lexar because, among other reasons:

          (a)   they failed to properly value Lexar; and

          (b)   they ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Acquisition.

        53.   Because the Individual Defendants dominate and control the business and corporate affairs of Lexar, and are in possession of private corporate information concerning Lexar's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Lexar which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits.

        54.   By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

        55.   As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury as a result of defendants' self dealing.

        56.   Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Acquisition which will exclude the Class from its fair share of Lexar's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

        57.   Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

        58.   Unless the proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the Acquisition terms, and will not supply to Lexar's stockholders sufficient information to enable them to cast informed votes on the proposed Acquisition and may consummate the proposed Acquisition, all to the irreparable harm of the members of the Class.

        59.   Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in her favor and in favor of the Class and against defendants as follows:

        A.    Declaring that this action is properly maintainable as a class action;

        B.    Declaring and decreeing that the Acquisition agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

        C.    Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

        D.    Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Lexar's shareholders;

        E.    Rescinding, to the extent already implemented, the Acquisition or any of the terms thereof;

        F.     Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct, including the "change in control" agreed to in stock option grants;

        G.    Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        H.    Granting such other and further equitable relief as this Court may deem just and proper.

DATED: March 27, 2006	LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
DARREN J. ROBBINS RANDALL J. BARON
/s/ DARREN J. ROBBINS
DARREN J. ROBBINS
655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)
CROWLEY DOUGLAS & NORMAN, LLP RICHARD E. NORMAN TIMOTHY CROWLEY 1301 McKinney Street, Suite 3500 Houston, TX 77010-3034 Telephone: 713/651-1771 713/651-1775 (fax)
Attorneys for Plaintiff

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit is brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Micron's certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent or is or was serving at the request of Micron as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by the DGCL. Micron has purchased insurance on behalf of the present and former directors and officers of Micron and its subsidiaries against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits:

EXHIBIT NO.	DESCRIPTION
2.1
Agreement and Plan of Merger, by and among Micron Technology, Inc., March 2006 Merger Corp. and Lexar Media, Inc., dated as of March 8, 2006 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)(1)

2.2
Form of Voting Agreement, by and among Micron Technology, Inc. and certain stockholders of Lexar Media, Inc., dated as of March 8, 2006 (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)(1)
4.1	Form of Global Warrant representing Micron Technology, Inc. to purchase Common Stock expiring May 15, 2008(2)
4.2	Securities Purchase Agreement, dated September 24, 2003, between Micron Technology, Inc. and Intel Capital Corporation(3)
4.3	Stock Rights Agreement, dated September 24, 2003, between Micron Technology, Inc. and Intel Capital Corporation(3)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters
8.2	Opinion of Fenwick & West LLP regarding tax matters
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Micron Technology, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Lexar Media, Inc.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23.5	Consent of Fenwick & West LLP (included in Exhibit 8.2)
24.1	Power of Attorney(4)
99.1	Opinion of Deutsche Bank Securities Inc., regarding the fairness of the merger consideration (included as Annex C to the proxy statement/prospectus forming a part of this registration statement)(4)
99.2	Consent of Deutsche Bank Securities Inc.(4)
99.3
Patent Cross-License Agreement by and between Lexar Media, Inc. and Micron Technology, Inc. dated March 8, 2006 (included as Annex D to the proxy statement/prospectus forming a part of this registration statement)(4)
99.4	Form of Lexar Proxy Card

(1)
Incorporated by reference to Current Report on Form 8-K filed March 10, 2006.

(2)
Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended August 30, 2001.

(3)
Incorporated by reference to Current Report on Form 8-K filed September 29, 2003.

(4)
Previously filed.

ITEM 22. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (a)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)

or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   (1)    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2)    The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho on May 2, 2006.

MICRON TECHNOLOGY, INC.
By:	/s/ STEVEN R. APPLETON Steven R. Appleton Chairman of the Board of Directors, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Name		Title	Date

By:	/s/ STEVEN R. APPLETON Steven R. Appleton	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	May 2, 2006
By:	/s/ W.G. STOVER, JR. W.G. Stover, Jr.	Vice President of Finance and Chief Financial Officer (Principal Financial Officer)	May 2, 2006
By:	* Dr. Teruaki Aoki	Director	May 2, 2006
By:	* James W. Bagley	Director	May 2, 2006
By:	* Mercedes Johnson	Director	May 2, 2006
By:	* Robert A. Lothrop	Director	May 2, 2006
By:	* Lawrence N. Mondry	Director	May 2, 2006

By:	* Gordon C. Smith	Director	May 2, 2006
By:	* Robert Switz	Director	May 2, 2006
By:	* William P. Weber	Director	May 2, 2006
*By:	/s/ STEVEN R. APPLETON Steven R. Appleton
Pursuant to Power of Attorney filed previously with the Securities and Exchange Commission.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1
Agreement and Plan of Merger, by and among Micron Technology, Inc., March 2006 Merger Corp. and Lexar Media, Inc., dated as of March 8, 2006 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)(1)
2.2
Form of Voting Agreement, by and among Micron Technology, Inc. and certain stockholders of Lexar Media, Inc., dated as of March 8, 2006 (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)(1)
4.1	Form of Global Warrant representing Micron Technology, Inc. to purchase Common Stock expiring May 15, 2008(2)
4.2	Securities Purchase Agreement, dated September 24, 2003, between Micron Technology, Inc. and Intel Capital Corporation(3)
4.3	Stock Rights Agreement, dated September 24, 2003, between Micron Technology, Inc. and Intel Capital Corporation(3)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters
8.2	Opinion of Fenwick & West LLP regarding tax matters
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Micron Technology, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Lexar Media, Inc.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23.5	Consent of Fenwick & West LLP (included in Exhibit 8.2)
24.1	Power of Attorney(4)
99.1	Opinion of Deutsche Bank Securities Inc., regarding the fairness of the merger consideration (included as Annex C to the proxy statement/prospectus forming a part of this registration statement)(4)
99.2	Consent of Deutsche Bank Securities Inc.(4)
99.3
Patent Cross-License Agreement by and between Lexar Media, Inc. and Micron Technology, Inc. dated March 8, 2006 (included as Annex D to the proxy statement/prospectus forming a part of this registration statement)(4)
99.4	Form of Lexar Proxy Card

(1)
Incorporated by reference to Current Report on Form 8-K filed March 10, 2006.

(2)
Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended August 30, 2001.

(3)
Incorporated by reference to Current Report on Form 8-K filed September 29, 2003.

(4)
Previously filed.

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held on June 2, 2006

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER General Questions and Answers
Questions and Answers About the Lexar Special Meeting
SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MICRON
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LEXAR
COMPARATIVE HISTORICAL PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RECENT DEVELOPMENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
Risks Related to the Merger
Risks Related to Micron
Risks Related to Lexar
THE SPECIAL MEETING OF STOCKHOLDERS OF LEXAR
PROPOSAL NO. 1—THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
THE PATENT CROSS-LICENSE AGREEMENT
MATERIAL CONTACTS BETWEEN MICRON AND LEXAR PRIOR TO THE MERGER
DESCRIPTION OF MICRON CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF MICRON COMMON STOCK AND LEXAR COMMON STOCK
PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING
FUTURE LEXAR STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
AGREEMENT AND PLAN OF MERGER BY AND AMONG MICRON TECHNOLOGY, INC. MARCH 2006 MERGER CORP. AND LEXAR MEDIA, INC. Dated as of March 8, 2006

INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
  Annex B
  EXECUTION COPY
FORM OF VOTING AGREEMENT
RECITALS
EXHIBIT A IRREVOCABLE PROXY
  Annex C
  Annex D
  EXECUTION COPY
PATENT CROSS-LICENSE AGREEMENT
Exhibit A
Restriction Notice
  Annex E
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX